Exhibit 1

NEW GOLD INC.

TECHNICAL REPORT ON THE

PEAK GOLD MINES,

NEW SOUTH WALES, AUSTRALIA

NI 43-101 Report

Qualified Persons:

Ian T. Blakley, P.Geo.

Richard J. Lambert, P.Eng.

March 25, 2013

RPA Inc. 55 University Ave. Suite 501  I  Toronto, ON, Canada M5J 2H7  I  T + 1 (416) 947 0907         www.rpacan.com

Report Control Form

Document Title	Technical Report on the Peak Gold Mines, New South Wales, Australia

Client Name & Address	New Gold Inc. 3110-666 Burrard Street Vancouver, British Columbia V6C 2X8

Document Reference	Project # 1973	Status & Issue No.	Final Version	0

Issue Date	March 25, 2013

Lead Author	Ian T. Blakley Richard J. Lambert	(Signed) “Ian T. Blakley” (Signed) “Richard J. Lambert”

Peer Reviewer	William E. Roscoe	(Signed) “William E. Roscoe”

Project Manager Approval	William E. Roscoe	(Signed) “William E. Roscoe”

Project Director Approval	Richard J. Lambert	(Signed) “Richard J. Lambert”

Report Distribution	Name	No. of Copies

	Client RPA Filing	1 (project box)

Roscoe Postle Associates Inc.

55 University Avenue, Suite 501

Toronto, ON M5J 2H7

Canada

Tel: +1 416 947 0907

Fax: +1 416 947 0395

mining@rpacan.com

www.rpacan.com

TABLE OF CONTENTS

PAGE

1	SUMMARY	1-1
	Executive Summary	1-1
	Technical Summary	1-4

2	INTRODUCTION	2-1

3	RELIANCE ON OTHER EXPERTS	3-1

4	PROPERTY DESCRIPTION AND LOCATION	4-1
	Land Tenure	4-2

5	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	5-1

6	HISTORY	6-1

7	GEOLOGICAL SETTING AND MINERALIZATION	7-1
	Regional Geology	7-1
	Local Geology	7-5
	Property Geology	7-14
	Mineralization	7-18

8	DEPOSIT TYPES	8-1

9	EXPLORATION	9-1

10	DRILLING	10-1

11	SAMPLE PREPARATION, ANALYSES AND SECURITY	11-1

12	DATA VERIFICATION	12-1

13	MINERAL PROCESSING AND METALLURGICAL TESTING	13-1

14	MINERAL RESOURCE ESTIMATE	14-1
	Summary	14-1
	Wireframe Domain Models	14-5
	Resource Database – General Description	14-9
	Composites	14-11
	Bulk Density	14-24
	Assay Capping (Cutting)	14-25
	Mineralization Continuity and Variography	14-26
	Block Modelling	14-58
	Grade Interpolation and Classification	14-61
	Mineral Resource Cut-off Grade	14-67
	Model Validation	14-68
	Discussion	14-72

15	MINERAL RESERVE ESTIMATE	15-1
	Summary	15-1

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	Classification	15-2
	Dilution and Extraction	15-2
	Reconciliation	15-3
	Cut-off Grades	15-3

16	MINING METHODS	16-1
	Underground Mining Operations	16-1
	Mining Equipment	16-8
	Grade Control	16-8
	Ventilation	16-9
	Dewatering	16-10
	Open Pit Design and Considerations New Cobar	16-10
	Mine Planning	16-11
	Mining Performance	16-11
	Labour, Organization, Occupational Health and Safety and Training	16-11

17	RECOVERY METHODS	17-1

18	PROJECT INFRASTRUCTURE	18-1
	Tailings and Waste Facilities and Management	18-1
	Water Supply and Management	18-3

19	MARKET STUDIES AND CONTRACTS	19-1
	Markets	19-1
	Contracts	19-2

20	ENVIRONMENTAL STUDIES, PERMITTING, AND SOCIAL OR COMMUNITY IMPACT	20-1
	Environmental Management and Heritage Impact	20-1
	Closure Plan	20-3

21	CAPITAL AND OPERATING COSTS	21-1
	Sustaining Capital Costs	21-1
	Operating Costs	21-1

22	ECONOMIC ANALYSIS	22-1

23	ADJACENT PROPERTIES	23-1

24	OTHER RELEVANT DATA AND INFORMATION	24-1

25	INTERPRETATION AND CONCLUSIONS	25-1

26	RECOMMENDATIONS	26-1

27	REFERENCES	27-1

28	DATE AND SIGNATURE PAGE	28-1

29	CERTIFICATE OF QUALIFIED PERSON	29-1

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LIST OF TABLES

PAGE

Table	1-1	2013 Exploration Budget	1-4
Table	1-2	Summary of Mineral Resources Inclusive of Mineral Reserves – December 31, 2012	1-10
Table	1-3	Summary of Mineral Resources Exclusive of Mineral Reserves – December 31, 2012	1-11
Table	1-4	Mineral Reserves – December 31, 2012	1-12
Table	1-5	LOM Capital Costs	1-15
Table	4-1	Mining Leases	4-6
Table	4-2	Exploration Licences	4-7
Table	4-3	Environmental and Operating Permits	4-12
Table	6-1	Operational History in the Cobar District	6-3
Table	6-2	Cobar District Production History up to December 2012	6-3
Table	7-1	Stratigraphy of the Cobar District	7-8
Table	7-2	Chesney Oxidized Mineralization Domains	7-23
Table	7-3	Perseverance Lens Dimensions	7-44
Table	10-1	PMG-MGA Common Point	10-1
Table	10-2	PMG and MGA Transformations	10-2
Table	10-3	New Cobar Drilling Program Summary	10-5
Table	10-4	Chesney Oxide and Underground Mine Drilling Program Summary	10-7
Table	10-5	Chesney Sulphide Drilling Program Summary	10-8
Table	10-6	New Occidental Drilling Program Summary	10-9
Table	10-7	Peak Oxide Resource Drilling Program Summary	10-11
Table	10-8	Peak Drilling Program Post-2000 Summary	10-12
Table	10-9	Perseverance Drilling Program Post-1997 Summary	10-13
Table	10-10	Post-2000 Near Mine Exploration Drilling Summary	10-15
Table	10-11	Post-2000 Other Near Mine Exploration Drilling Summary	10-16
Table	11-1	Gold Analytical Methods	11-6
Table	11-2	Base Metal Analytical Techniques	11-7
Table	11-3	ALS Minerals Analytical Techniques	11-8
Table	12-1	New Cobar 2012 Standards Performance	12-6
Table	12-2	Chesney 2012 Standards Performance	12-12
Table	12-3	New Occidental 2012 Standards Performance	12-17
Table	12-4	Peak 2012 Standards Performance	12-22
Table	12-5	Perseverance 2012 Standards Performance	12-29
Table	13-1	Historical Metallurgical Operating Data	13-4
Table	14-1	Summary of Mineral Resources Inclusive of Mineral Reserves – December 31, 2012	14-2
Table	14-2	Summary of Mineral Resources Exclusive of Mineral Reserves – December 31, 2012	14-2
Table	14-3	Detailed Summary of Mineral Resources Inclusive of Mineral Reserves – December 31, 2012	14-3
Table	14-4	Detailed Summary of Mineral Resources Exclusive of Mineral Reserves – December 31, 2012	14-4
Table	14-5	Peak Geological Domains	14-7
Table	14-6	Peak Subdomains for East and Cop/WLZ Lenses	14-7
Table	14-7	Summary Statistics for New Cobar One Metre Composite Data	14-12
Table	14-8	Correlation Matrix for New Cobar One Metre Composites	14-14

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Table	14-9	Correlation Matrix for Jubilee One Metre Composites	14-14
Table	14-10	Summary Statistics for Chesney One Metre Composite Data	14-15
Table	14-11	Correlation Matrix for Chesney One Metre Composites	14-16
Table	14-12	Summary Statistics for New Occidental One Metre Composite Data	14-17
Table	14-13	Correlation Matrix for New Occidental Main Lens One Metre Composites	14-19
Table	14-14	Summary Statistics for Peak One Metre Gold Composite Data	14-20
Table	14-15	Summary Statistics for Peak One Metre Copper, Lead, Zinc and Silver Composite Data	14-20
Table	14-16	Summary Statistics for Perseverance Zone A One Metre Composite Data	14-22
Table	14-17	Summary Statistics for Perseverance Zone D One Metre Composite Data	14-22
Table	14-18	Correlation Matrix for Perseverance One Metre Composites by Domain	14-23
Table	14-19	Grade Capping by Domain for Peak	14-25
Table	14-20	Gold Grade Capping by Domain for Perseverance	14-26
Table	14-21	Gold Indicator Classes for New Cobar Main Upper Lens	14-27
Table	14-22	Gold Indicator Classes for New Cobar Main Lower	14-27
Table	14-23	Gold Indicator Classes for New Cobar West 75 Lens	14-28
Table	14-24	Gold Indicator Classes for New Cobar Jubilee Lens	14-28
Table	14-25	Gold Indicator Variogram Models for New Cobar Main Upper Lens	14-29
Table	14-26	Gold Indicator Variogram Models for New Cobar Main Lower Lens	14-30
Table	14-27	Gold Indicator Variogram Models for New Cobar West Lens	14-31
Table	14-28	Gold Indicator Variogram Models for Jubilee Lens	14-32
Table	14-29	Gold Indicator Variogram Models for New Cobar And Jubilee	14-33
Table	14-30	Gold Indicator Classes for Chesney Main Lens	14-35
Table	14-31	Gold Indicator Variogram Models for Chesney Gold Main Lens	14-36
Table	14-32	Chesney OK Variography	14-37
Table	14-33	Gold Indicator Classes for New Occidental Main Upper Lens	14-39
Table	14-34	Gold Indicator Classes for New Occidental Gossan Lens	14-39
Table	14-35	Gold Indicator Classes for New Occidental Albion Lens	14-40
Table	14-36	Gold Indicator Variogram Models for New Occidental Main Lens and Gossan Lens	14-41
Table	14-37	Ordinary Variogram Models for All New Occidental Lenses	14-42
Table	14-38	Gold Indicator Classes for Peak Cop/WLZ Lens	14-43
Table	14-39	Gold Indicator Classes for Peak Eastern Gold Lens	14-44
Table	14-40	Gold Indicator Variogram Models for Peak Cop/WLZ Lens	14-45
Table	14-41	Gold Indicator Variogram Models for Peak Eastern Gold Lens	14-46
Table	14-42	Ordinary Variogram Models for Peak Deposit Lenses	14-47
Table	14-43	Gold Indicator Classes for Perseverance Zone A	14-50
Table	14-44	Gold Indicator Classes for Perseverance Zone D North	14-50
Table	14-45	Gold Indicator Classes for Perseverance Zone D South Upper	14-51
Table	14-46	Gold Indicator Classes for Perseverance Zone D South Lower	14-51
Table	14-47	Gold Indicator Classes for Perseverance Zone D South East	14-52
Table	14-48	Gold Indicator Classes for Perseverance Zone D East	14-52
Table	14-49	Gold Indicator Variogram Models for Perseverance Zone A	14-53
Table	14-50	Gold Indicator Variogram Models for Perseverance Zone D North	14-55
Table	14-51	Gold Indicator Variogram Models for Perseverance Zone D South Upper	14-56
Table	14-52	Gold Indicator Variogram Models for Perseverance Zone D South East	14-57
Table	14-53	Gold Indicator Variogram Models for Perseverance Zone D East	14-58
Table	14-54	New Cobar Block Model Parameters	14-59
Table	14-55	Chesney Block Model Parameters	14-59
Table	14-56	New Occidental Block Model Parameters	14-60
Table	14-57	Peak Block Model Parameters	14-60
Table	14-58	Perseverance Block Model Parameters	14-61

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Table	14-59	New Cobar Estimation Parameters for Au	14-61
Table	14-60	Chesney Estimation Parameters for Au	14-62
Table	14-61	New Occidental Estimation Parameters for Au	14-63
Table	14-62	Peak Grade Estimation Parameters for Au	14-63
Table	14-63	Peak Grade MIK Gold Estimate Search Parameters for Cop/WLZ Lens and The East Lens Subdomains	14-64
Table	14-64	Peak Grade OK Gold Estimate Search Parameters	14-65
Table	14-65	Peak Grade OK Copper, Lead, Zinc and Silver Estimate Search Parameters	14-66
Table	14-66	Perseverance Estimation Parameters	14-67
Table	14-67	Mineral Resource Cut-off Grade Price Assumptions	14-68
Table	14-68	2012 Mineral Resource NSR Cut-off Grades by Mining Area	14-68
Table	14-69	2012 Reconciliation from Monthly Production Data	14-69
Table	14-70	Reconciliation of Surveyed Mined Stopes Showing High Yield Scenarios Against Reconciled Grade for Perseverance Zone D 2011 Production	14-72
Table	14-71	Comparison Between 2011 and 2012 Measured and Indicated Mineral Resources Inclusive of Mineral Reserves	14-73
Table	14-72	Comparison Between 2011 and 2012 Inferred Mineral Resources Inclusive of Mineral Reserves	14-73
Table	15-1	Mineral Reserves – December 31, 2012	15-1
Table	15-2	Dilution Factors	15-3
Table	15-3	Cut-off Grade Summary (NSR $/t)	15-4
Table	16-1	Major Underground Mobile Equipment Fleet	16-8
Table	16-2	2012 Mine Activity and Cost Data Summary	16-11
Table	16-3	Manpower	16-12
Table	17-1	Concentrate Specifications	17-3
Table	21-1	LOM Capital Costs	21-1
Table	21-2	Mine Operating Costs	21-2
Table	21-3	Process Operating Costs	21-3
Table	21-4	Site G&A Operating Costs	21-3
Table	26-1	2013 Exploration Budget	26-2

LIST OF FIGURES

PAGE
Figure	4-1	Location Map	4-3
Figure	4-2	Site Layout New Cobar to New Occidental	4-4
Figure	4-3	Site Layout Peak to Perseverance	4-5
Figure	4-4	PGM Licence Boundaries	4-8
Figure	4-5	Consolidated Mining Lease 6, ML 1483 and MPL 854	4-10
Figure	7-1	Regional Geology and Mineralization of the Lachlan Orogen	7-2
Figure	7-2	Geology and Mineralization of the Cobar District	7-3
Figure	7-3	Geology of the Cobar Gold Field	7-7
Figure	7-4	Cobar Basin Stratigraphic Column	7-9
Figure	7-5	Schematic Cross-Section through the Cobar Gold Field	7-12
Figure	7-6	Schematic Cross-Section showing the Structural Setting of the New Occidental Deposit	7-13
Figure	7-7	Cobar Gold Field Plan View	7-15
Figure	7-8	Cobar Gold Field Long Section Showing Metal Zonation and Distribution	7-16

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Figure	7-9	Surface Geology of the New Cobar Deposit	7-19
Figure	7-10	Cross Section through New Cobar (16150N)	7-21
Figure	7-11	Geology of the Chesney Mine	7-24
Figure	7-12	Chesney 13500N Section	7-27
Figure	7-13	Geology of the New Occidental Deposit Environs	7-29
Figure	7-14	Schematic Cross Section of Geological units in the New Occidental Deposit	7-31
Figure	7-15	Peak Mine Area Geology – Plan View	7-33
Figure	7-16	Peak Mine Geology Section 10530N	7-34
Figure	7-17	Perseverance Cross Section 9890N	7-39
Figure	7-18	Perseverance 9380 Level Geology	7-40
Figure	7-19	Perseverance Long Section	7-42
Figure	7-20	Perseverance 9240 Level Geology	7-43
Figure	9-1	Cobar Gold Field Exploration Targets (EL5933)	9-5
Figure	9-2	Regional Exploration Targets	9-6
Figure	12-1	PGM Downhole Survey Tool Test Bed	12-2
Figure	12-2	New Cobar Size Fraction Analysis – ALS 2012 Percent Passing 75 µm	12-5
Figure	12-3	New Cobar ST73 Standard Performance 2012	12-6
Figure	12-4	New Cobar ST42-1292 Standard Performance 2012	12-7
Figure	12-5	New Cobar PGBT-25 Standard Performance 2012	12-7
Figure	12-6	New Cobar Blank Performance 2012	12-8
Figure	12-7	New Cobar Replicate Performance 2012	12-9
Figure	12-8	New Cobar Duplicate Performance 2012	12-10
Figure	12-9	Chesney Size Fraction Analysis – ALS 2012 Percent Passing 75 µm	12-11
Figure	12-10	Chesney ST42-1292 Standard Performance 2012	12-12
Figure	12-11	Chesney PGBT-25 Standard Performance 2012	12-13
Figure	12-12	Chesney PGBT-50 Standard Performance 2012	12-13
Figure	12-13	Chesney Central Area Blank Performance 2012	12-14
Figure	12-14	Chesney Replicate Performance 2012	12-15
Figure	12-15	Chesney Duplicate Performance 2012	12-16
Figure	12-16	New Occidental Size Fraction Analysis – ALS 2012 Percent Passing 75 µm	12-17
Figure	12-17	New Occidental PGBT50 Standard Performance 2012	12-18
Figure	12-18	New Occidental ST17_2290 Standard Performance 2012	12-18
Figure	12-19	New Occidental ST05_0250 Standard Performance 2012	12-19
Figure	12-20	New Occidental Replicate Performance 2012	12-20
Figure	12-21	New Occidental Duplicate Performance 2012	12-21
Figure	12-22	Peak Size Fraction Analysis – ALS 2012 Percent Passing 75µm	12-22
Figure	12-23	Peak ST04_9210 Standard Performance 2012	12-23
Figure	12-24	Peak ST06_0250 Standard Performance 2012	12-23
Figure	12-25	Peak PGBT-25 Standard Performance 2012	12-24
Figure	12-26	Peak PGBT-50 Standard Performance 2012	12-24
Figure	12-27	Peak Replicate Performance 2012	12-26
Figure	12-28	Peak Duplicate Performance 2012	12-27
Figure	12-29	Perseverance Size Fraction Analysis – ALS 2012 Percent Passing 75 µm	12-28
Figure	12-30	Perseverance ST73 Standard Performance 2012	12-29
Figure	12-31	Perseverance ST42-1292 Standard Performance 2012	12-30
Figure	12-32	Perseverance PGBT-25 Standard Performance 2012	12-30
Figure	12-33	Perseverance PGBT-50 Standard Performance 2012	12-31
Figure	12-34	Perseverance Blank Performance 2012	12-32
Figure	12-35	Perseverance Replicate Performance 2012	12-33

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Figure	12-36	Perseverance Duplicate Performance 2012	12-34
Figure	14-1	Perseverance Domains and Sub-domains	14-8
Figure	14-2	Waterfall Graph Illustrating Movement of PGM Measured + Indicated Mineral Resources Inclusive of Mineral Reserves – 2011 Vs. 2012	14-75
Figure	14-3	Waterfall Graph Illustrating Movement of PGM Inferred Mineral Resources Inclusive of Mineral Reserves – 2011 Vs. 2012	14-75
Figure	16-1	PGM Access and Egress Schematic	16-5
Figure	16-2	New Cobar Mine Access and Egress Schematic	16-7
Figure	16-3	PGM Operational Management Structure	16-13
Figure	17-1	Process Flow Sheet	17-4
Figure	23-1	Adjacent Properties	23-2

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1 SUMMARY

EXECUTIVE SUMMARY

Roscoe Postle Associates Inc. (RPA) was retained by New Gold Inc. (New Gold) to prepare an independent Technical Report on the Peak Gold Mines (PGM), located in the Cobar Gold Field, New South Wales, Australia. The purpose of this report is to provide an independent audit on New Gold’s PGM including the preparation of a NI 43-101 compliant Technical Report. This Technical Report conforms to NI 43-101 Standards of Disclosure for Mineral Projects. RPA visited the property from November 26 to 28, 2012 and from April 15 to 18, 2008.

New Gold is an intermediate gold mining company with a portfolio of four producing assets and two significant development projects. PGM is a medium size gold and copper underground mining operation which commenced production in 1992. PGM produces gold doré for sale at the Perth mint and copper concentrate which is sold to markets in Asia.

PGM comprises five commercially active mines and a copper-gold processing plant. The deposits, all currently mined from underground, include, from south to north, the Perseverance, Peak, New Occidental, Chesney, and New Cobar. The Peak, New Occidental, and Perseverance deposits are accessed via a shaft and surface decline located at the Peak site. The New Cobar and Chesney deposits are accessed via a decline near the base of the New Cobar open pit. The Peak site hosts the processing facility and administration buildings. In 2012, production totalled 95,522 ounces of gold and 6,514 tonnes of copper.

CONCLUSIONS

Based on the site visit and review of the documentation available, RPA offers the following interpretation and conclusions:

GEOLOGY AND MINERAL RESOURCES

•	RPA has reviewed the methods and procedures utilized by New Gold at PGM and found them reasonable and meeting or exceeding generally accepted industry standards for an operating property.

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•

In RPA’s opinion, the PGM staff have conducted exploration and development sampling and analysis programs using standard practices that are appropriate for the deposits, providing generally reasonable results. RPA is of the opinion that the resulting data can be used in the subsequent estimation of Mineral Resources and Mineral Reserves.

•	The area and mine geology is well understood and quality exploration targets have been generated.

•

The Measured and Indicated Mineral Resources, inclusive of Mineral Reserves, are estimated at to be 5.9 million tonnes at a grade of 4.66 g/t Au containing 880,000 oz Au. In addition, there are 146 million lb of contained copper and 1.35 million oz of contained silver classified as Measured and Indicated Mineral Resources.

•

Inferred Mineral Resources are estimated to be 1.7 million tonnes at a grade of 2.64 g/t Au containing 144,000 oz Au. In addition, there are 42 million lb of contained copper and 261,000 oz of contained silver classified as Inferred Mineral Resources.

MINING AND MINERAL RESERVES

•	RPA is of the opinion that the technical information and the supporting documents were prepared using standard industry practices and provide reasonable results and conclusions.

•

Recovery and cost estimates are based upon operating data and engineering to support a Mineral Reserve statement. Economic analysis using these estimates generates a positive cash flow, which supports a statement of Mineral Reserves.

•	Proven and Probable Mineral Reserves for the Project have been estimated at 4.23 million tonnes at a grade of 4.85 g/t Au containing 659,000 oz Au.

•	Mining is currently from underground workings from the Peak, Perseverance, Chesney, New Cobar, Jubilee, and New Occidental deposits.

•	The remaining mine life is six years with an average production of 2,800 tpd to the mill.

PROCESSING

•	The processing plant consists of a three stage crushing circuit, two stage milling circuit, gravity circuit, and carbon in leach circuit.

•	Metallurgical processing and the operating parameters at the PGM have been well established and developed over an operating period in excess of twenty years.

ENVIRONMENTAL AND COMMUNITY CONSIDERATIONS

•	PGM is in compliance with the Mining Act, Environmental Protection Act, Rights in Water and Irrigation Act, and Conservation and Land Management Act.

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ECONOMICS

•	The material classified as Mineral Reserves is supported by a positive economic analysis.

RECOMMENDATIONS

RPA makes the following recommendations:

GEOLOGY AND MINERAL RESOURCES

•	There should be a Qualified Person (QP) signoff field added to the DrillView software to mark drill holes as complete and suitable for resource estimation.

•	PGM should review and document security procedures of bagged core samples now that they are commercially transported to the ALS Minerals facility in Orange, New South Wales.

•	Additional attention must be focused on the quality of standards used in the quality assurance/quality control (QA/QC) program.

•	PGM should consider carrying out a second pass domaining exercise using classification solids to classify areas where the drilling thins out but continuity is well established.

•	PGM review H&S Consultants’ recommendations with respect to improvements to the database and Mineral Resource estimation models.

RPA recommends that exploration continues in the PGM tenements with a phased approach, with subsequent phases being contingent on the results of previous work. The 2013 exploration program can be broken into two areas, Mine Corridor and Regional, and has a budget of US$3.8 million (Table 1-1).

The Mine Corridor exploration program includes:

•	Drill Great Cobar to expand mineral resource and support development decision (upgrade Mineral Resource and obtain metallurgical samples).

•	Drill test Controlled-Source Audio-Frequency Magneto-Telluric (CSAMT) targets on the Great Chesney Fault and Peak-Perseverance shear.

•	Conduct additional CSAMT surveying to develop 2014 drill targets.

The Regional Exploration program includes:

•	Drill test targets along the Rookery Fault corridor – IP zones and/or Stones Tank.

•	Conduct CSAMT surveying along mapped structures to develop 2014 drill targets.

•	Conduct auger soil sampling and gravity surveying on Norma Vale drill targets.

•	Drill Rookery East and Nymagee East.

•	Compile data and field check new exploration licences.

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TABLE 1-1     2013 EXPLORATION BUDGET

New Gold Inc. – Peak Gold Mines

Program	Prospect	Budget Cost (US$)
Mine Corridor	Great Cobar	1,740,461
	Other	780,098
Regional	Rookery Fault Environs	448,082
	Norma Vale	444,264
	Basement Au	201,939
	Kopyje Au	167,964
Total		3,782,808

MINING AND MINERAL RESERVES

•	The LOM plan is profitable and New Gold should proceed to implement the plan as presented.

•	RPA recommends annual updates of stope reconciliation as part of the reserve estimation procedure to maintain the integrity of the data.

ENVIRONMENTAL AND COMMUNITY CONSIDERATIONS

•	New Gold should continue to monitor key licence components to ensure licence and permit requirements continue to be met.

ECONOMIC ANALYSIS

Under NI 43-101 rules, producing issuers may exclude the information required for Item 22 – Economic Analysis, on properties currently in production, unless the Technical Report includes a material expansion of current production. RPA notes that New Gold is a producing issuer, the PGM is currently in production, and a material expansion is not included in the current Life-of-Mine plans. RPA has performed an economic analysis of PGM using the estimates presented in this report and confirms that the outcome is a positive cash flow that supports the statement of Mineral Reserves.

TECHNICAL SUMMARY

PROPERTY DESCRIPTION AND LOCATION

PGM is situated in the vicinity of Cobar Shire (Cobar), approximately 600 km northwest of Sydney, New South Wales, Australia. The mining leases and exploration licenses held directly by PGM or under farm-in or purchase agreements cover approximately 850 km2. The licenses and leases form an irregular shaped area straddling the Nurri-Chesney

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Anticline. The deposits, all currently mined from underground, include, from south to north, the Perseverance, Peak, New Occidental, Chesney, and New Cobar.

PGM is accessed by driving eight kilometres south of Cobar via the Cobar-Hillston Road and a 0.5 km long private sealed road. Regional road access to Cobar is provided by an all-weather highway (Mitchell Highway No. 32) connecting Sydney and Adelaide. The driving time between Sydney and Cobar is approximately eight hours.

LAND TENURE

RPA has not independently verified the legal status of PGM’s mining leases, exploration licences, or matters relating to native title or permits. RPA has relied on, and disclaims responsibility for, such information derived from New Gold with respect to land tenure details and information concerning the native land claim issue provided to RPA by New Gold during a visit to the PGM site on November 26 to 28, 2012, as well as in subsequent correspondence prior to the date of this Technical Report of March 25, 2013.

MINING LEASES AND EXPLORATION LICENCES

The PGM properties include four Consolidated Mining Leases (6, 7, 8, and 9), plus a Mining Lease, Mining Purposes Lease, and Exploration Licences.

Consolidated Mining Leases (CML) 6, 7, 8, and 9 are 100% held and operated by PGM. They contain the following:

•	The New Cobar and Chesney Mines within CML 6.

•	No active mines are located within CML 7.

•	The New Occidental, Peak, and Perseverance Mines within CML 8.

•	No active mines are located within CML 9.

The remaining mining leases and exploration licences are held directly by PGM or under farm-in or purchase agreements.

A royalty is paid by PGM to the Department of Primary Industries for the right to extract and use the State’s resources. The formula for payment is 4% of metal sales values, less direct treatment charges, realization expenses and a proportion of administration expenses and depreciation.

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NATIVE LAND CLAIMS

New Gold provided the following comments with respect to native land claims:

“Peak Gold Mines Pty Ltd (“PGM”) is a party to the Native title Determination Application filed in the Federal Court in Sydney by the Ngemba, Ngiyampaa, Wangaaypuwan and Wayliwan People (“claim”).

The claim is made under the Commonwealth Native title Act 1993 (NTA) over an area (“claim area”) that includes PGM’s tenements (including mining leases and exploration licences) and pending renewals of tenements. The claimants’ purpose in filing the proceedings is to:

•	obtain a Determination of native title from the Federal Court;

•	an identification of what the claimants’ native title rights and interests are; and

•	an explanation of the relationship between the claimants’ native title rights and interests and “Other Interests” in the claim area, which including mining interests.

Typically, such claims are determined without a trial; they are either dismissed for a variety of reasons, or a consent Determination is negotiated by the parties to the claim. PGM is a party in the proceedings to protect its interests and to participate in negotiations with respect to any final determination.

Until the claim is dismissed or a consent determination is negotiated, if PGM wishes to expand its tenements into, or seek new tenements, in areas where native title rights may continue to exist then it must negotiate and come to agreement with the claimants regarding those tenements, along with requiring the consent of the Minister. Other than to renew existing tenements, PGM has no immediate plans to expand its existing tenements or to seek any new tenements as part of its exploration program.”

EXISTING INFRASTRUCTURE

The infrastructure and services required by PGM are typical for a medium sized mine and processing operation. Infrastructure includes the following:

•	Water supply is via pipeline from Cobar, which is initially sourced via pipeline from Nyngan (130 km to the east) and the Albert Priest channel connecting to the

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Macquarie River. PGM is entitled to 1,890 million litres per year, although it currently uses on average 300 million litres per year.

•	Maximum electricity consumption demand is 9 MW and annual consumption is approximately 79 GWh. Power is provided to PGM via a 132 kV transmission line, to a substation at the mine.

•

The PGM processing plant and associated grinding, cyclone classification, gravity separation, flotation, concentrate filtration, Carbon in Pulp (CIL) leaching, elution, carbon regeneration, electrowinning, and smelting components.

•

The Peak main shaft provides underground access to New Occidental and Perseverance mining zones and has a hoisting capacity of 800,000 tpa. A ramp connection from surface was completed in 2007. A 2.6 km decline from the Peak deposit connects to the New Occidental mining zone to the north. The Perseverance zone is connected via an 800 m decline from the Peak deposit to the south.

•	Historical New Cobar open pit mine.

•	The active New Cobar mining zone is below the open pit and is accessed via a ramp from within the open pit. The Chesney orebody is accessed from a 700 m decline from the New Cobar ramp system.

•	Ventilation and dewatering systems for the underground workings.

•	Central thickened discharge (CTD) tailings storage facility (TSF).

•	The main buildings are located around the Peak Mine. Administration and technical offices are located together with change house facilities, workshops, stores, and plant buildings.

•	A permanently manned security and first aid office located at the main gate.

HISTORY

There has been sporadic gold mining in the Cobar District since the 1870s. Numerous small gold deposits were mined in the late 1880s through to 1920.

The second phase of sustained mining in the Cobar District began in 1935, when New Occidental Gold Mines NL re-opened and operated the New Occidental Mine. The New Cobar and Chesney Mine also re-opened in 1937 and 1943 respectively. Mining again ceased in the District with the closing of the New Occidental Mine in 1952.

Exploration by various companies was conducted through the late 1940s to late 1970s with no significant success. In early 1980, Rio Tinto plc acquired various leases containing the New Occidental, New Cobar, and Chesney mines.

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The Peak gold deposit was discovered in 1981 and PGM was formed to develop the deposit in 1987. Between 1982 and 1985, a total of 30,840 m was drilled to delineate the Peak deposit. A Feasibility Study was completed in 1990 and production commenced at PGM in 1992.

Subsequent exploration and investigations led to the development of the New Occidental and Perseverance deposits. In July, 2000, development began at the New Occidental deposit.

The Perseverance deposit was identified in the 1980s from a coincident gravity and magnetic anomaly centred on historical workings. Deep surface drilling in 1994 yielded a narrow zone of economic gold mineralization and further exploration and underground drilling commenced in 1997. Following additional investigations and studies, Perseverance development began in December 2001.

The New Cobar open pit mine was initially developed as a trial mine in October 1998. The trial open pit continued until March 1999, and eventually led to the operation of the New Cobar open pit from 2001 until 2005. In 2005, development of a decline was completed from the New Cobar open pit to access reserves below the base of the pit.

On June 30, 2008 New Gold, Metallica Resources Inc. (Metallica), and Peak Gold Ltd. (Peak Gold) completed a business combination and asset acquisition to form New Gold Inc.

GEOLOGY AND MINERALIZATION

The Cobar Gold Field is located on the eastern margin of the Early Devonian Cobar Basin. The Cobar Basin lies within the northern part of the Central Belt of the Lachlan Orogen. The Central Belt formed as a back-arc basin in the Cambrian between cratonized metamorphics of the Precambrian Broken Hill Block to the west and the Macquarie Arc, a subduction-related island arc complex to the east, now forming the Eastern Lachlan Orogen.

The Cobar Basin is located between the Delamerian Orogen to the west and the Benambran Orogen to the east. It is an intra-cratonic half graben basin developed during the late Silurian and Early Devonian. To the east are the Ordovician Turbidites of the Girilambone Group which host multiple Beshi Style deposits including the more significant Tritton and the Girilambone deposits.

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The Cobar Gold Field is defined as the 10 km long north trending belt of historical gold mines located east of Cobar, extending from the Peak Mine, south-southeast of Cobar, to the Tharsis workings, north of Cobar

The gold and copper deposits on the PGM properties in the Cobar Gold Field can be characterized based on their own unique mineralization and alteration signatures. The shear zones which host the mineralization include the Peak-Perseverance Shear, Blue Shear, Lady Greaves Shear, and the Great Chesney Fault (GCF). These northwest trending structures are clearly visible in magnetic data as distinct linear magnetic ridges.

The deposit groupings are as follows:

•	Group1 - Peak and Perseverance (hosted in the Peak-Perseverance Shear zone)

•	Group 2 - New Occidental, Chesney, and New Cobar (hosted in the GCF shear zone)

•	Group 3 - Gladstone and Great Cobar (hosted in other shear zones)

The parameters for grouping are based on metal ratios and content, host stratigraphy, mineralization and alteration styles, and alignment. Group 1 is the southernmost group and Group 3 is northernmost.

EXPLORATION STATUS

In 2012, SRK, in conjunction with Jo Lipske from New Gold, undertook a regional geological and structural study. The study confirmed the structural controls on mineralization within the PGM tenements and the relationship between these controls and regional deformation. SRK made recommendations for regional exploration based on a number of structural features closely associated with the known mineralization.

Also in 2012, a “Mine Corridor Geophysical Review” was undertaken by consultants GeoDiscovery, with the aims of:

•	Remodelling available geophysical data within the mine sequence (magnetics, gravity and CSAMT).

•	Compilation of geological and drill intersection data along the main mineralized structures (Peak-Perseverance Shear, Great Cobar Fault and the Great Cobar structure).

•	Slice the geophysical models along the structures and plot in long section.

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•	Interpret the long sections, determine which anomalies have been tested and plan drilling on prioritized untested anomalies.

The study area extended approximately 8.5 km from the Fortitude prospect south of Peak Mine to the Fort Bourke Shaft area southeast of Cobar. Specific areas of interest were proximal to the GCF and the Peak-Perseverance Shear (PPS). A number of untested geophysical targets were identified, many of which are interpreted to occur in favourable structural positions within the shear zone (some of which have indicated DHEM conductors and/or mineralization in shallow drill holes above the target region). The targets identified have been added to the drill program for 2013. The study was extended to cover areas south of Peak and along the Queen Bee Fault at Coronation-Beechworth and Queen Bee, and identified a number of targets for follow-up work.

MINERAL RESOURCES

Mineral Resources as of December 31, 2012 for PGM are shown in Tables 1-2 and 1-3.

TABLE 1-2    SUMMARY OF MINERAL RESOURCES INCLUSIVE OF

MINERAL RESERVES – DECEMBER 31, 2012

New Gold Inc. – Peak Gold Mine

			Grade		Contained Metal
Category	Tonnage (000 t)	Au (g/t)	Cu (%)	Ag (g/t)	Au (k oz)	Cu (M lb)	Ag (k oz)
Measured	2,700	5.74	1.05	7.5	494	62	647
Indicated	3,200	3.75	1.19	6.8	386	84	703
Total Measured + Indicated	5,900	4.66	1.13	7.1	880	146	1,350

Inferred	1,700	2.64	1.13	4.8	144	42	261

Notes:

1.	CIM definitions were followed for Mineral Resources.
2.	Mineral Resources are estimated at differential cut-off grades ranging from US$97 to US$137 per tonne and varying depending on ore type, mining method, and location within PGM’s mining infrastructure.
3.	Mineral Resources are estimated using long-term metal prices of US$1,400 per ounce gold, US$3.25 per pound copper, US$28.00 per ounce silver, and exchange rates of US$1.00/C$1.00 and US$1.00/A$1.00.
4.	Bulk density measurements are based on core samples submitted for gold and base metal analysis.
5.	Mineral Resources are inclusive of Mineral Reserves.
6.	Numbers may not add due to rounding.

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TABLE 1-3    SUMMARY OF MINERAL RESOURCES EXCLUSIVE OF

MINERAL RESERVES – DECEMBER 31, 2012

New Gold Inc. – Peak Gold Mine

			Grade		Contained Metal
Category	Tonnage (000 t)	Au (g/t)	Cu (%)	Ag (g/t)	Au (k oz)	Cu (M lb)	Ag (k oz)
Measured	1,100	3.57	0.84	6.5	125	20	229
Indicated	1,600	2.88	1.05	6.0	149	39	312
Total Measured + Indicated	2,700	3.16	0.96	6.2	273	57	541

Inferred	1,500	2.45	1.13	4.6	121	39	226

Notes:

1.	CIM definitions were followed for Mineral Resources.
2.	Mineral Resources are estimated at differential cut-off grades ranging from US$97 to US$137 per tonne and varying depending on ore type, mining method, and location within PGM’s mining infrastructure.
3.	Mineral Resources are estimated using long-term metal prices of US$1,400 per ounce gold, US$3.25 per pound copper, US$28.00 per ounce silver, and exchange rates of US$1.00/C$1.00 and US$1.00/A$1.00.
4.	Bulk density measurements are based on core samples submitted for gold and base metal analysis.
5.	Mineral Resources are exclusive of Mineral Reserves.
6.	Numbers may not add due to rounding.

MINERAL RESERVES

Mineral Reserves as of December 31, 2012 for PGM are shown in Table 1-4.

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TABLE 1-4     MINERAL RESERVES – DECEMBER 31, 2012

New Gold Inc. – Peak Gold Mines

				Grade		Contained Metal
Category	Area	Tonnes	Au (g/t)	Cu (%)	Ag (g/t)	Au (oz)	Cu (lb)	Ag (oz)
Proven	New Occidental	24,679	4.46	0.11	4.30	3,537	59,389	3,411
	Perseverance	871,168	9.88	0.77	7.88	276,623	14,725,954	220,741
	Peak	351,492	4.61	0.51	9.85	52,139	3,914,209	111,308
	New Cobar	258,020	4.23	0.72	4.29	35,099	4,076,446	35,559
	Jubilee	125,810	1.50	2.42	10.35	6,069	6,720,558	41,845
	Chesney	424,152	1.39	2.08	7.14	18,960	19,469,905	97,434
	Stockpiles	53,755	4.05	0.93	0.00	7,001	1,102,137	0
Proven	Subtotal	2,109,076	5.89	1.08	7.53	399,428	50,068,598	510,297
Probable	New Occidental	31,611	4.72	0.13	3.22	4,794	91,109	3,274
	Perseverance	625,637	6.96	0.77	8.38	140,095	10,615,163	168,502
	Peak	261,016	4.67	0.60	9.69	39,157	3,472,680	81,328
	New Cobar	356,598	3.90	0.68	4.20	44,660	5,324,165	48,097
	Jubilee	185,130	0.81	2.08	7.62	4,842	8,477,678	45,338
	Chesney	600,177	1.17	1.98	6.17	22,629	26,154,224	119,145
	Stockpiles	58,046	2.00	0.65	0.00	3,732	831,801	0
Probable	Subtotal	2,118,215	3.82	1.18	6.84	259,909	54,966,820	465,684

Proven & Probable	Total	4,227,291	4.85	1.13	7.18	659,337	105,035,418	975,983

Notes:

1.	CIM definitions were followed for Mineral Reserves.
2.	Mineral Reserves are estimated at differential cut-off grades ranging from US$107 to US$253 per tonne and varying depending on ore type, mining method, and location within PGM’s mining infrastructure.
3.	Mineral Reserves are estimated using average long-term metal prices of US$1,300 per ounce gold, US$3.00 per pound copper, US$24.00 per ounce silver, and exchange rates of US$1.00/C$1.00 and US$1.00/A$1.00.
4.	A minimum mining width of 2.0 m was used.
5.	Bulk density measurements are based on core samples submitted for gold and base metal analysis.
6.	Numbers may not add due to rounding.

MINING METHOD

Current mining operations are located in two mining fields. The Peak mining field includes Peak, Perseverance, and New Occidental orebodies. The New Cobar mining field to the north includes Chesney and New Cobar orebodies.

The New Occidental and Perseverance mining zones are accessed via infrastructure originally developed to mine the Peak in 1992. The Peak main shaft provides underground access for both personnel and material and has a hoisting capacity of 800,000 tpa. A ramp connection from surface was completed in 2007 to reduce the reliance on the shaft. A 2.6

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km decline from the Peak deposit connects to the New Occidental mining zone to the north. The Perseverance zone is connected via an 800 m decline from the Peak deposit to the south.

New Cobar was mined by open pit methods until early 2004. The currently active New Cobar mining zone is below the open pit and is accessed via a ramp from within the open pit. The Chesney orebody is accessed from a 700 m decline from the New Cobar ramp system. The underground workings for access to the New Cobar and Chesney zones are separate from those workings that access the Peak, New Occidental, and Perseverance zones.

Production operations have been underway at Peak since 1992, New Occidental since 2001, Perseverance since 2003, New Cobar underground since 2005, and Chesney since 2009.

Underground development is carried out using standard electric-hydraulic twin-boom jumbo drills with emulsion for blasting. Development headings are supported with a combination of split-sets, resin bolts, mesh, and fibre-reinforced shotcrete.

Blasted headings are loaded with Load-Haul-Dump (LHD) units. Development ore is loaded into 55 t trucks and hauled to the underground crusher at Peak or to the surface stockpile at New Cobar.

Sublevel open stoping is used where conditions allow. Panels approximately 100 m high (four sublevels) are mined from the bottom up. In areas where walls are less stable, modified retreat benching is employed. In these areas, 20 m to 35 m sublevel intervals are mined and loose waste is backfilled into the stope void as mining retreats along strike.

Stopes are backfilled with waste rock or cemented rock fill.

MINERAL PROCESSING

Processing ore through the PGM processing plant involves grinding, cyclone classification, gravity separation, flotation, concentrate filtration, Carbon in Pulp (CIL) leaching, elution, carbon regeneration, electrowinning, and smelting. Feed to the plant is crushed underground; suitable for semi-autogenous grinding (SAG) mill feed. Feed rate to the SAG mill is approximately 104 tph.

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SAG mill discharge feeds onto a double deck vibrating screen. Minus 2 mm material is pumped to three Knelson concentrators where a gold concentrate containing free coarse gold is recovered and sent to a Gekko intensive leach reactor (ILR). The gold rich eluate is then pumped to a dedicated electrowinning cell in the gold room.

The Knelson tail is combined with the -16 mm +2 mm material from the vibrating screen and pumped to a bank of hydrocyclones. Cyclone overflow with an approximate P80 75 µm reports to the flotation circuit. Flotation concentrate is thickened, filtered and discharged onto a concentrate storage pad. From there it is blended and loaded into shipping containers and trucked off site.

Flotation tails report to a thickener and are then fed to the CIP circuit. In the leach circuit, gold is dissolved and adsorbed onto activated carbon. The gold loaded carbon is sent to the elution circuit where it is recovered into a gold rich eluate and pumped to the gold room for electrowinning in a dedicated electrowinning cell. The stripped carbon is regenerated and returned to the leach circuit. The leach circuit tails are thickened to 60% density and pumped to the central discharge tailings storage facility.

ENVIRONMENTAL, PERMITTING AND SOCIAL CONSIDERATIONS

The principal cultural and natural heritage issues associated with PGM’s operations relate to historical mining activities that have taken place in the area dating back to the 1870s. Preservation, where possible, of this mining heritage is a key concern of the local community.

Peak Gold Mines has encouraged the preservation of important items and areas by including them within the stock fence surrounding the New Cobar Open cut mining operations or by relocating them to the adjacent historical walk called ‘The Golden Walk’. This walk has been established over a six year period to allow visitors to appreciate Cobar’s mining heritage in the context of the nearby modern mining operation.

The closure cost estimated as of July 2012 is approximately US$20,585,000. PGM has a performance bond with the Minister of Natural Resources, New South Wales.

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CAPITAL AND OPERATING COST ESTIMATES

Capital costs for PGM are based on continued operation and include equipment replacement, mine development costs, and other minor expenditures to maintain operations. The capital cost estimate is presented in Table 1-5.

TABLE 1-5 LOM CAPITAL COSTS

New Gold Inc.– Peak Gold Mines

Description	2013 ($ 000)	2014 ($ 000)	2015 ($ 000)	2016 ($ 000)	2017 ($ 000)	2018-2020 ($ 000)
Sustaining Capital
Peak Capital Development	16,721	14,446	10,588	1,907	—	—
New Cobar Capital Development	5,555	4,799	3,517	633	—	—
Processing Facility	29,923	23.052	22,045	11,022	—	—
Other	—	—	—	—	—	—
Plant Closure Cost	1,140	453	192	150	150	21,314

Total Capital Expenditure	53,339	42,750	36,342	13,712	150	21,314

The total operating cost for the PGM is US$113.38 per tonne milled.

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2 INTRODUCTION

Roscoe Postle Associates Inc. (RPA) was retained by New Gold Inc. (New Gold) to prepare an independent Technical Report on the Peak Gold Mines (PGM), located in the Cobar Gold Field, New South Wales, Australia. The purpose of this report is to provide an independent audit on New Gold’s PGM including the preparation of a NI 43-101 compliant Technical Report. This Technical Report conforms to NI 43-101 Standards of Disclosure for Mineral Projects. RPA visited the property from November 26 to 28, 2012 and from April 15 to 18, 2008.

New Gold has a portfolio of four producing assets and two significant development projects. PGM is a medium size gold and copper underground mining operation which commenced production in 1992. PGM produces gold doré for sale at the Perth mint and copper concentrate which is sold to markets in Asia.

PGM comprises five commercially active mines and a copper-gold processing plant. The deposits, all currently mined from underground, include, from south to north, the Perseverance, Peak, New Occidental, Chesney, and New Cobar. The Peak, New Occidental, and Perseverance deposits are accessed via a shaft and surface decline located at the Peak site. The New Cobar and Chesney deposits are accessed via a decline near the base of the New Cobar open pit. The Peak site hosts the processing facility and administration buildings. In 2012, production totalled 95,522 ounces of gold and 6,514 tonnes of copper.

SOURCES OF INFORMATION

A site visit was carried out from November 26 to 28, 2012 by Mr. Richard J. Lambert, P.Eng., Chief Operating Officer and President RPA USA as well as Mr. Ian T. Blakley, P. Geo., Vice President and General Manager RPA UK. A previous site visit, including participation by Mr. Blakley, was conducted from April 15 to 18, 2008 by Scott Wilson RPA, a predecessor of RPA.

Discussions were held with the following personnel from New Gold and PGM:

•	Mark A. Petersen, Vice President, Exploration, New Gold

•	Rex Berthelsen, Principal Geologist, New Gold

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•	Nick Kwong, P.Eng., Corporate Mining Engineer, New Gold.

•	Oscar Flores, General Manager, PGM

•	Vivian Beehan, Manager Mill, PGM

•	Tony Lord, Manager AMG, PGM

•	Greg Bowkett, Manager Mining, PGM

•	Christie Germon, Mine Accountant, PGM

•	Pete Caldwell, Technical Services Superintendent, PGM

•	Manfred Wimberger, Superintendent Geology, PGM

•	Mark Stander, Senior Mine Geologist, PGM

•	Barry Taylor, Senior Project Geologist, PGM

•	Chris Powell, Senior Resource Geologist, PGM

•	Ian Mackenzie, Exploration Superintendent, PGM

•	Lize Stander, Exploration Geologist, PGM

•	Joe Nicholson, HSE Manager, PGM

•	Christopher Higgins, Environment & Social Responsibility Coordinator, PGM

•	Sophie Thompson, Environmental Advisor, PGM

Ian Blakley is responsible for Sections 6-12, 14, and 23 of this Technical Report. Richard Lambert is responsible for Sections 13, and 15-22. Messrs. Blakley and Lambert are jointly responsible for Sections 1-5 and 24-29.

The documentation reviewed, and other sources of information, are listed at the end of this report in Section 27 References.

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LIST OF ABBREVIATIONS

Units of measurement used in this report conform to the Metric (SI) system. All currency in this report is US dollars (US$) unless otherwise noted. The US$/A$ exchange rate is 1:1.

a	annum	kWh	kilowatt-hour
A	ampere	L	litre
A$	Australian Dollar	lb	pound
bbl	barrels	L/s	litres per second
btu	British thermal units	m	metre
°C	degree Celsius	M	mega (million); molar
C$	Canadian dollars	m2	square metre
cal	calorie	m3	cubic metre
cfm	cubic feet per minute	µ	micron
cm	centimetre	MASL	metres above sea level
cm2	square centimetre	µg	microgram
d	day	m3/h	cubic metres per hour
dia	diameter	mi	mile
dmt	dry metric tonne	min	minute
dwt	dead-weight ton	µm	micrometre
°F	degree Fahrenheit	mm	millimetre
ft	foot	mph	miles per hour
ft2	square foot	MVA	megavolt-amperes
ft3	cubic foot	MW	megawatt
ft/s	foot per second	MWh	megawatt-hour
g	gram	oz	Troy ounce (31.1035g)
G	giga (billion)	oz/st, opt	ounce per short ton
Gal	Imperial gallon	ppb	part per billion
g/L	gram per litre	ppm	part per million
Gpm	Imperial gallons per minute	psia	pound per square inch absolute
g/t	gram per tonne	psig	pound per square inch gauge
gr/ft3	grain per cubic foot	RL	relative elevation
gr/m3	grain per cubic metre	s	second
ha	hectare	st	short ton
hp	horsepower	stpa	short ton per year
hr	hour	stpd	short ton per day
Hz	hertz	t	metric tonne
in.	inch	tpa	metric tonne per year
in2	square inch	tpd	metric tonne per day
J	joule	US$	United States dollar
k	kilo (thousand)	USg	United States gallon
kcal	kilocalorie	USgpm	US gallon per minute
kg	kilogram	V	volt
km	kilometre	W	watt
km2	square kilometre	wmt	wet metric tonne
km/h	kilometre per hour	wt%	weight percent
kPa	kilopascal	yd3	cubic yard
kVA	kilovolt-amperes	yr	year
kW	kilowatt

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3 RELIANCE ON OTHER EXPERTS

This report has been prepared by RPA for New Gold. The information, conclusions, opinions, and estimates contained herein are based on:

•	Information available to RPA at the time of preparation of this report,

•	Assumptions, conditions, and qualifications as set forth in this report, and

•	Data, reports, and other information supplied by New Gold and other third party sources.

For the purpose of this report, RPA has relied on ownership information provided by New Gold in Sections 1 and 4 of this report. RPA has not researched property title or mineral rights for PGM and expresses no opinion as to the ownership status of the property.

RPA has not independently verified the legal status of PGM’s mining leases, exploration licences, or matters relating to native title or permits. RPA has relied on, and disclaims responsibility for, such information derived from New Gold with respect to land tenure details and information concerning the native land claim issue provided to RPA by New Gold during a visit to the PGM site on November 26 to 28, 2012, as well as in subsequent correspondence prior to the date of this Technical Report of March 25, 2013.

RPA has relied on New Gold for guidance on applicable taxes, royalties, and other government levies or interests, applicable to revenue or income from PGM.

RPA has relied on environmental information provided by New Gold for Sections 1 and 20 of this report.

Except for the purposes legislated under provincial securities laws, any use of this report by any third party is at that party’s sole risk.

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4 PROPERTY DESCRIPTION AND LOCATION

PGM is situated in the vicinity of Cobar Shire (Cobar), approximately 600 km northwest of Sydney, New South Wales, Australia (Figure 4-1). The Peak head frame is located at 31°33’51” South latitude, and 145°52’38” East longitude at an elevation of 260 MASL. The Cobar Gold Field, also informally referred to as the Peak Mines Corridor, is defined as a 10 km long belt of operating and historical gold mines extending northwards from the Perseverance – PGM area to the Tharsis workings, immediately north of the township of Cobar.

The mining leases and exploration licenses held directly by PGM or under farm-in or purchase agreements cover approximately 850 km2 surrounding PGM (Figure 4-2). The licenses and leases form an irregular shaped area straddling the Nurri-Chesney Anticline (Figure 7-3).

Principal mining activities are conducted at the underground Perseverance, New Occidental, and Peak orebodies accessed via the Peak shaft, located 8.5 km south-southeast of Cobar on CML 8 and at the underground mine at New Cobar, located three kilometres southeast of Cobar on CML 6 (Figures 4-2 and 4-3). Stockpiles of partially oxidized ore are also located at New Cobar. A central processing facility is situated at the Peak Mine site. The New Occidental deposit is located three kilometres north of the Peak Mine and is accessed underground, by a decline from the Peak Mine, as is the Perseverance deposit, which is located one kilometre south of the Peak. Both utilize the mining and processing infrastructure at PGM.

Exploration targets in the area include Great Cobar, Gladstone and Dapville in CML6, Coronation and Beechworth in CML7, Young Australia, Mt Pleasant and Comstock in CML8, and Queen Bee in CML9. Prospects within the exploration licences include Cobar-Lucknow, Tharsis, Newey, Rookery Fault, Langtons, Resolution and Hillside in EL5933, R7, R8 and R10 in EL5982, McLeans, Victoria Tank, Mafeesh Bend and Stones Tank in EL6127, Mafeesh in EL6149, and Prince William, Sir Lancelot and Cleopatra in EL7355.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 4-1

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LAND TENURE

MINING LEASES AND EXPLORATION LICENCES

The PGM properties include four Consolidated Mining Leases (6, 7, 8 and 9) covering the Tharsis to PGM area, the Coronation-Beechworth area and Queen Bee area; plus a Mining Lease, Mining Purposes Lease, and Exploration Licences (Tables 4-1 and 4-2 and Figure 4-4).

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 4-2

RPA
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120°
130°
140°
150°
10°
20°
30°
40°
90°
110°
160°
Borneo
Banjarmasin
Celebes
Parepare
Ambon
Tual
New Guinea
Mount Hagen
Madang
Papua
New Guinea
Lae
Kerema
Port Moresby
Solomon Sea
Solomon Islands
Indonesia
Banda Sea
Java Sea
Surabaja
Java
Raba
Dili
Timor Leste
Timor (East Timor)
Kupang
Arafura Sea
Timor Sea
Darwin
Katherine
Gulf of Carpentaria
Pacific Ocean
Cooktown
Cairns
Coral Sea
Indian Ocean
Broome
Townsville
Bowen
Charters Towers
Cloncurry
Mount Isa
Hughenden
Mackay
Northern Territory
Queensland
Port Hedland
Longreach
Barcaldine
Rockhampton
Alice Springs
PEAK GOLD MINES
AUSTRALIA
Western Australia
Maryborough
Charleville
Miles
Roma
Brisbane
Carnarvon
Wiluna
Leinster
Laverton
Leonora
South Australia
Moree
Murwillumbah
Grafton
Tamworth
Coonabarabran
Wilcannia
Cobar
Broken Hill
Dubbo
Geraldton
Kalgoorlie
Whyalla
New South Wales
Norseman
Great Australian Bight
Mildura
Bathurst
Sydney
Perth
Northam
Narrandera
Bunbury
Esperance
Adelaide
A.C.T.
Canberra
Horsham
Victoria
Wodonga
Albany
Melbourne
Tasman Sea
Mount Gambier
N
Tasmania
Hobart
Indian Ocean

Figure 4-1

New Gold Inc.

Peak Gold Mines

New South Wales, Australia

Location Map

Legend:
- *National Capital City*
- *Cities*
- *Primary Road*
- *Secondary Road*

0 245 490 Miles
0 245 490 Kilometres

March 2013

4-3

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Figure 4-2
New Gold Inc.
Peak Gold Mines
New South Wales, Australia
Site Layout
New Cobar to New Occidental
1.5km to Cobar
waste dump
open cut
Cobar Shire Council filtration plant
New Cobar
ore stock piles
noise bund
settling ponds
work shop
winder house
Chesney
offices
magazine
Kidman Way
ventilation fan
rehabilitated tailings dumps
New Occidental
Major sealed road
Unsealed road
Track
Water pipe line
Natural water way
Fence line
Power line
PGM operating Mine
0
250
500
Metres
N

March 2013
Source: Peak Gold Mines, 2012.

4-4

10kms to Cobar
Fence line
Major sealed road
Track
Water pipe line
Natural water way
Power line
Operating Mine
magazine
Decline
Peak headframe
Offices
Mill
Peak
tailings dam
process water dam
process water dam
Perseverance ventilation fans
Perseverance
0 100 200 300 400 500
Metres

March 2013

Source: Peak Gold Mines, 2012.

Figure 4-3

New Gold Inc.

Peak Gold Mines

New South Wales, Australia

Site Layout
Peak to Perseverance

RPA

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4-5

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TABLE 4-1 MINING LEASES

New Gold Inc – Peak Gold Mines

ML No.	Location	Granted	Expires	Ownership	Status	Area (ha)	Expenditure Commitment ($)	Comment
CML6	Fort Bourke Hill (New Cobar)	29-Apr-1996	27-Mar-2015	PGM 100%	Granted	1,303.0	300,000	Within EL5933. Various surface and depth exceptions.

CML7	Coronation / Beechworth	28-Jun-1995	13-Feb-2012	PGM 100%	Renewal Pending	1,185.5	300,000	Within EL5933.Surface exception.

CML8	Peak to Occidental	16-Sep-1999	13-Feb-2012	PGM 100%	Renewal Pending	1,250.0	300,000	Within EL5933.

CML9	Queen Bee	26-Sep-1995	3-Aug-2013	PGM 100%	Granted	527.3	300,000	Within EL5933. Various surface and depth exceptions.

ML1483	Fort Bourke Hill and New Cobar WRD	30-Apr-2001	27-Mar-2015	PGM 100%	Granted	47.1		Within EL5933.

MPL854	Dam	29-Sep-1936	13-Feb-2012	PGM 100%	Renewal Pending	3.9		Within EL5933. Depth exception.

					TOTAL	4,316.81,200,000

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TABLE 4-2 EXPLORATION LICENCES

New Gold Inc – Peak Gold Mines

EL No.	Location	Granted	Expires	Ownership	Status	Area (ha)	Expenditure Commitment ($)	Comment
EL5933	Peak	17-Apr-2002	16-Apr-2015	PGM 100%	Current	26,390.0	125,000	Area includes CMLs, GL, ML, MPL.

EL5982	Norma Vale Farm-In	30-Aug-2002	9-Aug-2012	Zintoba 100%	Renewal Pending	5,250.0	48,000	75% interest in Farm-in with Zintoba Pty Ltd.

EL6127	Rookery South	24-Sep-2003	23-Sep-2014	PGM 51% /Lydail 49%	Current	27,220.0	128,000	51% interest in Farm-in with Lydail Pty Ltd.

EL6149	Mafeesh	17-Nov-2003	16-Nov-2013	PGM 100%	Current	2,332.0	38,000

EL6401	Rookery East	5-Apr-2005	4-Apr-2013	PGM 100%	Current	15,460.0	43,000	Property reduction in April 2007.

EL6402	Cable Downs	13-Apr-2005	12-Apr-2011	PGM 100%	Expired	Nil	Nil	Final report and rehab reports submitted. Bond to recover.

EL7355	Nymagee East	24-Jun-2009	23-Jun-2013	PGM 100%	Current	13,890.0	80,000

EL8060	Nymagee	20-Feb-2013	19-Feb-2015	PGM 100%	Current	10,000.8	38,000

					TOTAL*	100,542.8	500,000

*	Inclusive of CML, ML, MPL

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 4-7

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400,000 mE
450,000 mE
N
COBAR
EL5933
Peak
Barrier Highway
6,500,000 mN
EL6127
Rookery South
EL6401
Rookery East
EL8060
Nymagee North
EL6149
Mafeesh
Legend:
Exploration Licence (EL)
Roads
6,450,000 mN
EL7355
Nymagee East
EL5982
Normavale
Kidman Way
0 5 10 15 20
Kilometres
Projection: Longitude/Latitude
(Australia GDA94)

Figure 4-4

New Gold Inc.

Peak Gold Mines

New South Wales, Australia

PGM Licence Boundaries

March 2013 *Source: Peak Gold Mines, 2012.*

4-8

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Consolidated Mining Leases (CML) 6, 7, 8, and 9 are 100% held in the name of PGM and are operated by PGM (Figure 4-5).

•	New Cobar and Chesney Mines are contained within CML 6.

•	No active mines are located within CML 7.

•	New Occidental, Peak, and Perseverance Mines are located within CML 8.

•	No active mines are located within CML 9.

Mining Purposes Lease (MPL) 854 and Mining Lease (ML) 1483 are held in the name of PGM and are operated by PGM.

CML7, CML8, and MPL854 expired in February 2012, however, renewal applications are pending. The NSW Mining Act 1992 (as amended) provides that leases and licences remain in force until a final decisions is made with respect to renewal, Hence, the licences are valid at the time of writing and PGM has reported that they have no information which would indicate the leases would not be renewed.

Exploration Licences (EL) 5933, 6149, 6401, 7355, and 8060 are held 100% in the name of PGM and are operated by PGM. ELA4522 was granted on February 20, 2013, for two years as EL8060 with an expenditure commitment of $38,000. EL 6402 expired in April 2011. A final exploration and rehabilitation report have been filed with Division of Resources and Energy of the Department of Trade and Investment, Regional Infrastructure and Services (DTIRIS) and PGM is awaiting the return of the bond.

Two additional Exploration Licences (EL 5982 and 6127) are under farm-in agreements as noted in Table 4-2 and described below.

EL 5982 is held jointly by PGM and Zintoba Pty Ltd (Zintoba) and is operated by PGM. PGM entered into a Letter of Agreement with Zintoba in March 2005, whereby PGM was required to spend $150,000 by August 29, 2006 to earn a 75% interest in the tenement. The expenditure was completed by the due date. A renewal application for EL 5982 has been lodged with the New South Wales Department of Trade and Investment, Regional Infrastructure and Services, Division of Resources and Energy (DTIRIS -RE) (see Table 4-1 and Figure 4-2).

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Legend:
Mine
MPL & ML Boundary
CML Boundary
EL Boundary
Minor Road
Major Road
EL5933
Cobar
CML6
ML1483
New Cobar Au, Cu
Chesney Cu, Au
MPL854
New Occidental Au
CML7
CML8
Peak Au, Cu
Perserverance Au, Cu
N
0 500 1000 1500 2000
Metres
145.81°
145.82°
145.83°
145.84°
145.85°
145.86°
-31.47°
-31.48°
-31.49°
-31.5°
-31.51°
-31.52°
-31.53°
-31.54°
-31.55°
-31.56°

Figure 4-5

New Gold Inc.

Peak Gold Mines

New South Wales, Australia

Consolidated Mining Lease 6, ML 1483 and MPL 854

March 2013

Source: Peak Gold Mines, 2012.

4-10

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EL 6127 is subject to a letter agreement between PGM and Lydail Pty Ltd (Lydail) and is operated by PGM. PGM entered into the Letter of Agreement with Lydail on July 11, 2003 to earn up to a 75% interest by sole funding and managing all exploration work conducted within the licence area. An amended letter agreement on April 2, 2007 confirmed that PGM had earned a 51% interest in the licence by expenditure of $900,000 and had elected to earn an additional 24% interest in the property by additional expenditure of $1,350,000 by July 11, 2010. These conditions were met and a 75% interest in EL6127 was claimed by PGM in July 2010. In accordance with the letter agreement, Lydail then had the option to either contribute to further exploration or dilute, and elected to dilute.

NATIVE LAND CLAIMS

New Gold provided the following comments with respect to native land claims:

“Peak Gold Mines Pty Ltd (“PGM”) is a party to the Native title Determination Application filed in the Federal Court in Sydney by the Ngemba, Ngiyampaa, Wangaaypuwan and Wayliwan People (“claim”).

The claim is made under the Commonwealth Native title Act 1993 (NTA) over an area (“claim area”) that includes PGM’s tenements (including mining leases and exploration licences) and pending renewals of tenements . The claimants’ purpose in filing the proceedings is to:

•	obtain a Determination of native title from the Federal Court;

•	an identification of what the claimants’ native title rights and interests are; and

•	an explanation of the relationship between the claimants’ native title rights and interests and “Other Interests” in the claim area, which including mining interests.

Typically, such claims are determined without a trial; they are either dismissed for a variety of reasons, or a consent Determination is negotiated by the parties to the claim. PGM is a party in the proceedings to protect its interests and to participate in negotiations with respect to any final determination.

Until the claim is dismissed or a consent determination is negotiated, if PGM wishes to expand its tenements into, or seek new tenements, in areas where native title rights may continue to exist then it must negotiate and come to agreement with the claimants regarding those tenements, along with requiring the consent of the Minister. Other than

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to renew existing tenements, PGM has no immediate plans to expand its existing tenements or to seek any new tenements as part of its exploration program.”

ROYALTIES

A royalty is paid by PGM to the Department of Primary Industries (formerly the New South Wales Department of Mineral Resources) for the right to extract and use the State’s resources. The formula for payment is 4% of metal sales values, less direct treatment charges, realization expenses and a proportion of administration expenses and depreciation. The net effective rate of royalties is 3% of metal sales value, which has been used in economic analyses of the Mine.

ENVIRONMENTAL LIABILITIES

There has been considerable historical activity on the PGM properties. As holder of CML 6 through 9, PGM has a responsibility under the law for addressing the environmental impacts of historical and current mining activities on its leases. A Conceptual Closure Plan was prepared by Enesar in 2001 with costings updated yearly to ensure adequate provisions for closure activities. Closure costs were estimated in July 2012 to be approximately $20.5 million.

PERMITTING STATUS

Table 4-3 list the environmental and operating permits that are additional to the Mining Lease and Exploration Licence documents described above in Table 4-1.

TABLE 4-3 ENVIRONMENTAL AND OPERATING PERMITS

New Gold Inc – Peak Gold Mines

Permit Title	Licence No.	Expiry Date
EPA Licence	3596	Dec 15, 2013
EPA Radiation Control Licence	29910	June 4, 2014
Peak Development Consent	2004/LDA-00003	NA
New Occidental Development Consent	27:89 00/01:002	NA
New Cobar Open Cut Development Consent	99/00:022 98/99:008	NA
New Cobar Underground Development Consent	2004/CDA-00003	NA
Peak Surface Decline Development Consent	2007/LDA/00080	NA

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5 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

ACCESSIBILITY

PGM is accessed by driving eight kilometres south of Cobar via the Cobar-Hillston Road and a 0.5 km long private sealed road. Regional road access to Cobar is provided by an all-weather highway (Mitchell Highway No. 32) connecting Sydney and Adelaide. The driving time between Sydney and Cobar is approximately eight hours. Connection to the New South Wales rail service is available at Cobar via Nyngan, which extends to the port at Newcastle.

Cobar is serviced by a regional airport. Scheduled commercial passenger service from Sydney to Cobar is conducted by Brindabella Airlines. The flight duration is approximately two hours.

Ore produced from the New Cobar and Chesney mines is transported by road seven kilometres to the Peak Mine processing facility. PGM’s concentrates are loaded into sea containers and then onto road haulage trucks. The trucks travel on public roads to a rail head in Dubbo. The containers are forwarded by rail in approximately 1,000 t lots to Port Botany for export. Most copper concentrate is currently shipped to China.

CLIMATE

Cobar has a semi-arid climate with hot summers and cool to mild winters. Weather does not significantly affect the operations and mining is conducted year-round.

On average, rainfall tends to be uniformly distributed throughout the year, with a median annual rainfall of 390 mm. The rainfall is, however, extremely variable especially in late summer and early spring when the highest precipitation is observed. Rainfall may appear as significant storm events. The mean annual evaporation rate of 2,548 mm causes a pronounced deficit over the summer months. There are no permanent streams or other water bodies on the PGM properties.

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Average monthly maximum temperatures tend to range from 13°C to 20°C in winter to between 28°C to 39°C in summer. Average monthly minimum temperatures range from 2°C to 8°C in winter to 14°C to 24°C in summer. The relative humidity in Cobar is generally low.

LOCAL RESOURCES AND INFRASTRUCTURE

Cobar has a population of approximately 3,800 people with an additional 900 people in the surrounding local area. The area has a long mining history that began in the 1870s and is well serviced by local shopping, banking, accommodations, and suppliers. PGM employees tend to live locally but some also are on fly in / fly out rotations.

The Cobar Water Board supplies untreated water to the Peak Mine via a 130 km dedicated pipeline from the Bogan River, west of Nyngan. PGM is entitled to 1,890 million litres per year, although it currently uses on average 300 million litres per year. PGM has agreed to allocate an amount of its entitlement to the CSA Pty Ltd (Cornish, Scottish, and Australian) copper mine and, as a result, except in certain circumstances, is not allowed to consume more than 1,000 million litres of its water allocation. Potable water is pumped from the Cobar Shire Council’s water treatment plant to the site.

Maximum electricity consumption demand is 9 MW and annual consumption is approximately 79 GWh. Power is provided to PGM via a 132 kV transmission line, to a substation at the mine. Power is converted to 11 kV for use on site, or transformed on site to lower voltages. Emergency power is available from two, 0.8 MW and 0.65 MW, diesel generating units on site owned by PGM. This is sufficient power for emergency mine egress and to clear some of the processing lines

PHYSIOGRAPHY

The landscape is predominantly flat, composed of sandy plains with minor undulations. A series of minor ridges striking approximately north-northwest to south-southeast, reflect a belt of more resistant, sandstone or sandy tuffs. Cobar is situated at 260 MASL. The Peak is a conical hill, 324.3 MASL, with the Peak Mine situated at the southern base of the Peak. Vegetation is largely semi-arid low woodland, with minor seasonal creeks and rivers lined by taller eucalypt species.

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6 HISTORY

The following section is taken from the PGM 2009 Technical Report, which was based on Stegman and Pocock (1996) and the Micon 2003 Technical Report.

There has been sporadic gold mining in the Cobar District since the 1870s. The Cobar District was historically better known for its copper deposits and was one of Australia’s main sources of copper at the turn of the 20th Century. Numerous small gold deposits were discovered in the late 1880s, with the Occidental (or United), New Cobar, Chesney, and Peak mines producing gold in the late 1800s. The period with the most activity at the Peak Mine was from 1896 to 1911 when the Conqueror, Brown, and Blue Lodes were mined.

Most gold mining in the Cobar District ceased by 1920 when the copper mines and smelters closed and there was a decrease in gold prices following World War I.

The second phase of sustained mining in the Cobar District began in 1935, when New Occidental Gold Mines NL re-opened and operated the Occidental Mine as the New Occidental Mine. The New Cobar (or Fort Bourke) and Chesney Mine also re-opened in 1937 and 1943 respectively. Mining again ceased in the District with the closing of the New Occidental Mine in 1952. Between 1935 and 1952, the New Occidental Mine was the premier gold mine in New South Wales and produced 700,000 oz of gold.

Exploration by various companies was conducted through the late 1940s to late 1970s with no significant success. In early 1980, Rio Tinto plc acquired various leases containing the New Occidental, New Cobar, and Chesney mines. The Peak gold deposit was discovered in 1981 and PGM was formed to develop the deposit in 1987. Between 1982 and 1985, a total of 30,840 m was drilled to delineate the Peak deposit. A Pre-Feasibility Study was prepared in October 1985. An additional study updated the mining, metallurgical and evaluation information was developed in June 1986. A proposal for a Feasibility Study was approved in January 1987 and the study was completed in 1990. Production commenced at PGM in 1992.

Subsequent exploration and investigations led to the development of the New Occidental and Perseverance deposits. In 1995 an exploration program exploring beneath the previously

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mined area of New Occidental was successful, and PGM estimated an “inferred resource” of 3 Mt grading 7.4 g/t Au. RPA is not treating the historical estimate as a current NI 43-101 defined resource and it should not be relied upon. RPA has not reviewed the key assumptions, parameters, or methods to verify the historical estimate. In July, 2000, approval was received for development of the New Occidental deposit.

The Perseverance deposit was identified in the 1980s from a coincident gravity and magnetic anomaly centred on historical workings. Deep surface drilling in 1994 yielded a narrow zone of ore-grade gold mineralization. The depth discouraged further exploration until 1996 when a decision was made to proceed with further exploration from an 800 m underground exploration drive from the base of the Peak Mine workings. Underground drilling commenced in 1997. Following additional investigations and studies, Perseverance was approved for development in December 2001.

Exploration at the Fort Bourke Hill historical workings, including shallow and deep diamond drilling, was conducted from 1989. Following the temporary loss of access to the Peak Mine shaft in mid-1998, PGM developed a trial open pit mine, the New Cobar mine, at the site in October 1998. The trial open pit continued until March 1999, extracting approximately 105,000 t of ore. The trial mining led to the operation of the New Cobar open pit from 2001 until 2005. In 2005, development of a decline was completed from the New Cobar open pit to access reserves below the base of the pit.

On June 30, 2008 New Gold, Metallica Resources Inc. (Metallica) and Peak Gold Ltd. (Peak Gold) completed a business combination and asset acquisition to form New Gold Inc. with a total market capitalization of approximately US$1.6 billion. Under terms of the transaction, shareholders of Peak Gold received 0.1 shares of New Gold common shares and $0.0001 in cash for each one common share of Peak Gold.

Table 6-1 lists the mines associated with the Cobar District and their years of operation.

Table 6-2 summarizes production from mines on PGM tenements in the Cobar District, including historical mining activities.

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TABLE 6-1     OPERATIONAL HISTORY IN THE COBAR DISTRICT

New Gold Inc – Peak Gold Mines

Mine	Years of Operation
Chesney	1872 to 1919, 1943 to 1952 and 1971 to 1975
Coronation/Beechworth	1906 (exploration only)
Gladstone	1908 to 1920
Great Cobar	1871 to 1919
Mount Pleasant	1910 to 1920
New Cobar (Cobar Gold, Fort Bourke)	1889 to 1894, 1910 to 1919, 1937 to 1948, 1998 to 1999 and 2001 to present
New Occidental (Occidental, United, Albion)	1871, 1889 to 1918, 1920 to 1921, 1935 to 1952, 1985 and 2002 to present
Peak Gold Mine	1992 to present
Queen Bee	1904 to 1909 and 1952 to 1973
Tharsis	Late 1960s
Young Australia	1896 to 1901 and 1912 to 1916
Various historical operations	Late 19th Century
(Peak-Blue Lode, Brown, Conqueror; Mount Boppy)

OUTSIDE PGM TENEMENT
CSA (Cornish, Scottish & Australian) Mine	1905 to 1920, 1965 to 1998 and 1999 to present

TABLE 6-2     COBAR DISTRICT PRODUCTION HISTORY UP TO DECEMBER 2012

New Gold Inc – Peak Gold Mines

	Gold (Troy Ounces)	Silver (Troy Ounces)	Copper (Tonnes)	Lead (Tonnes)	Zinc (Tonnes)
New Occidental	700,500
New Cobar	242,500	27,600	5,050
Chesney	28,500	35,700	6,210
Historical Peak Workings	20,670	585,800
Great Cobar (1)	293,500	1,501,400	114,830
Gladstone		10,900	2,160
Queen Bee			3,960
Young Australia	1,340	7,600
Mount Pleasant	85	5,900
Peak Gold Mine	840,661	523,300	23,110	8,346	6,243
Peak Gold Mine 1999-2012 (2)	1,565,004	1,229,170	47,684	0	0

Total	3,692,760	3,914,200	203,004	8,346	6,243

Notes:

1.	Including significant tonnage of Chesney, New Cobar and the historical Peak workings treated at the Great Cobar smelters from 1910 to 1919.
2.	Peak Gold Mine production 1999-2012 includes New Cobar open pit until February 2004 and New Cobar and Chesney underground to December 2012.

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7 GEOLOGICAL SETTING AND MINERALIZATION

The following section is largely sourced from van der Wielne and Korsch (2007), Bell et al. (2000), Dettbarn (2001), and Stegman and Pocock (1996) with additional details provided by PGM geologists.

REGIONAL GEOLOGY

The Cobar Gold Field is located on the eastern margin of the Early Devonian Cobar Basin. The Cobar Basin lies within the northern part of the Central Belt of the Lachlan Orogen (Figure 7-1). The Central Belt formed as a back-arc basin in the Cambrian between cratonized metamorphics of the Precambrian Broken Hill Block to the west and the Macquarie Arc, a subduction-related island arc complex to the east, now forming the Eastern Lachlan Orogen.

Exposed Central Lachlan basement comprises a thick Cambro-Ordovician deep-water quartz-rich turbidite sequence, the Girilambone Group, with subordinate seafloor mafic volcanics and chert, generally assumed to overlie Cambrian oceanic crust (Glen 2005). The Central Belt is separated from the East Lachlan by the Gilmore Suture and Tullamore Fault Zone. The presence of probable MORB-like basalts along the Gilmore Fault Zone reflects relics of oceanic crust trapped along sutures between the two terranes (Glen, 2005). The west Lachlan is not exposed in New South Wales, but in Victoria comprises extensive deep-water turbidites.

In the Central Lachlan, Ordovician basement hosts a number of copper deposits, most significantly Tritton (Figure 7-2). The East Lachlan, now comprising four separate dismembered belts of mafic to intermediate volcanic and volcaniclastic rocks hosts a number of significant porphyry copper-gold deposits including Cadia, North Parkes, and Lake Cowal. The West Lachlan in Victoria hosts the Victorian Goldfields, including Ballarat and Bendigo.

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Great Australian Basin
Ordovician Volcanics
New South Wales
Louth-Eumarra Shear Zone
Gilmore Fault
Sydney Basin
N
Cobar Basin
Elura
CSA
Peak
Canbelego
Hill End Trough
Broken Hill
Wonowinta Block
Peak Hill
Hill End
Goonumbla
Copper Hill
Brown's Creek
Cadia
Murray Basin
Lake Cowal
Sydney
Lucky Draw
Ardlethan
Gidginbung
South Australia
Victoria
Granites of the Wagga Tin Belt
Woodlawn
Canberra
Captain's Flat
Delamerian Orogen
Lachlan Orogen
Bendigo
Currawong
Ballarat
Melbourne
I-S Granite Line
0 100 200 300 400
Kilometres

Figure 7-1

New Gold Inc.

Peak Gold Mines

New South Wales, Australia

Regional Geology and Mineralization of the Lachlan Orogen

March 2013

Source: After Walshe et al., 1995.

7-2

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31° S
32° S
33° S
145° E
146° E
147° E
N
Elura
Mt Drysdale
Eldorado
Girilambone
CSA
Triton
Budgery
Cobar
Great Cobar
Chesney
New Occidental
Peak
Queen Bee
Mt Boppy (Canbelego)
Nyngan
Pipeline
Restdown
McKinnon's Tank
Stones Tank
Nymagee
Shuttleton
Bobadah
Gilgunnia
Mineral Hill
Mt Allen
Tallebung
Mt Hope
Great Central
Mines
Zn-Pb-Ag
Cu
Au
0 10 20 30 40
Kilometres
Legend:
Cover (Early-Late Devonian):
Mulga Down Group
Cobar Super Group (Early Devonian):
Winduck Shelf
Winduck & Walters Range Group
Cobar Basin & Equivalents
Nurri & Amphitheatre Groups
Volcanics & Cogegetic Granitoids - Rast & Mt Hope Troughs
Kopyje Shelf
Kopyje Group with Florida Volcanics
Basements:
Granitoids (Silurian)
Girilambone Group (Cambro-Ordovician)

March 2013

Source: After Glen, 1987a, 1994.

Figure 7-2

New Gold Inc.

Peak Gold Mines

New South Wales, Australia

Geology and Mineralization of the Cobar District

7-3

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The Cambro-Ordovician depositional cycle terminated in the earliest Silurian Benambran Orogeny caused by collapse of the back arc basin as the Macquarie Arc collided with the back-arc turbidites commencing around 435 Ma (Fergusson et al., 2005). Multiple fabrics (S1, S2 and S3) formed in the Girilambone Group, (Felton, 1981; Pogson, 1991).

The post-Benambran in the Central Lachlan comprises the Tabberabberan cycle, characterized by crustal extension, leading to major basin formation and emplacement of granitoids (Glen, 2005). Large S-type granites, such as the early Silurian Erimeran batholith predate basin formation. Smaller, more discrete I-type intrusives, such as the late Silurian Yellow Mountain are associated with the early phases of basin formation.

In the north Central Lachlan, the Tabberabberan cycle basins comprise the Cobar Basin, Kopyje and Walters Range Shelfs, Mount Hope, Rast and the Melrose Troughs. Most of these are Early Devonian in age, with fossil data suggesting that deposition on some elements like the Kopyje Shelf commenced in the latest Silurian. There is a crustal scale subdivision in the deeper water depocentres, into those in the south (Rast and Mt Hope troughs) that are filled by mixed sedimentary and volcanic and/or volcaniclastic rocks and those in the north (Cobar Basin) filled by siliciclastic turbidites. The Cobar Basin contains minor amounts of volcanic, mainly felsic, rocks but these occupy less than 1% of basin fill. The boundary between “hot” southern and “cold” northern basins is the west-northwest – east-southeast trending Lachlan Transverse Zone, suggesting that this feature controlled crustal extension as well as plumbing systems in the Tabberabberan cycle (Glen and Walshe, 1999).

The Tabberabberan cycle was terminated by the Tabberabberan Orogeny, resulting in inversion of the Cobar Basin and Mt Hope and Rast troughs, all marked by formation of cleavage, folds, reactivation of growth faults as well as formation of new shortcut faults. Glen et al. (1996) suggested a right-lateral transpressional strain regime affected these three basins. This is seen most obviously in the eastern margin of the Cobar Basin that underwent strong right-lateral fault displacement leading to rotation of fold traces and cleavages, in addition to the reactivation of growth faults and the formation of short cut faults. In contrast, the central and western parts of the basin underwent major northeast-southwest shortening. Except for the region around Endeavour Mine, total strain was less in these western areas than along the eastern basin margin. Available whole rock Ar-Ar dating from the eastern margin of the Cobar Basin suggests that the Basin underwent inversion at 400 Ma to 395 Ma

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 7-4

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(Glen, 1992), earlier than occurred farther east in the East Lachlan. Significant Tabberabberan cycle ore deposits in the Central Lachlan include Sn associated with early Silurian S-type granites such as Ardlethan and polymetallic structurally controlled Au-Cu-Pb-Zn-Ag deposits such as Peak, Endeavor and Mineral Hill formed during basin inversion (Figure 7-2).

After Tabberabberan basin inversion and erosion, the Central Lachlan was covered by a blanket of largely fluviatile sediments that range in age from late Early Devonian to Late Devonian (Glen et al., 1996). They form part of the Late Devonian Lambie facies that blanketed much of the Lachlan Orogen (either the region between Silurian-Devonian rift basins or the whole orogen) beneath three and four kilometres of largely fluviatile sediments. These rocks were deformed into broad open folds and related faults in the Cobar project area in the poorly constrained Kanimblan Orogeny that is dated at approximately 340 Ma in the East Lachlan.

LOCAL GEOLOGY

The Cobar Basin is located between the Delamerian Orogen to the west and the Benambran Orogen to the east. It is an intra-cratonic half graben basin developed during the late Silurian and Early Devonian. To the east are the Ordovician Turbidites of the Girilambone Group which host multiple Beshi Style deposits including the more significant Tritton and the Girilambone deposits. The Cobar Basin is itself host to several significant deposits, including The Peak, Perseverance, New Occidental, CSA, and Elura.

The Cobar Gold Field is defined as the 10 km long north trending belt of historical gold mines located east of Cobar, extending from the Peak Mine, south-southeast of Cobar, to the Tharsis workings, north of Cobar. Figure 7-3 shows the geology of the Cobar Gold Field. A generalized stratigraphic column of the Cobar District stratigraphy is presented in Table 7-1 and a detailed Cobar Basin Stratigraphic Column is shown in Figure 7-4.

To the east of Cobar are the Ordovician Girilambone Beds which consist of lower greenschist facies metamorphosed fine to medium grained turbidites. Silurian to lower Devonian Acid volcanics with shelf facies sediments and carbonates occur in the Kopyje Basin. The eastern margin of the Cobar Basin is marked by increased folding and faulting along a zone referred to as the Rookery Fault system. It is to the west of this that the majority of the Cobar Gold

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Field deposits occur. Locally the basal unit of the Cobar Basin stratigraphy is the Chesney Formation. It has pebble conglomerate at its base and a fining upward sequence of interbedded siltstones and sandstones, transitioning into a fine grained siltstone to mudstone unit called the Great Cobar Slate. These are both members of the Nurri Group. Overlying these units is a thick package of turbidites with the CSA siltstone at the base of the Amphitheatre group.

A distinctive sequence of moderately calcareous siltstones and fine grained sandstones, informally known as the Transitional Unit, marks the change from Chesney Formation to Great Cobar Slate and provides a useful marker horizon. This unit, while not described in Glen (1987a) formal definition of the Chesney Formation, has been recognized in the southern part of the Cobar Gold Field by Enterprise Exploration from mapping of the area in the late 1940s. Hinman (1992) has also recognized this unit in his division of the Upper Chesney Formation in the Peak Mine area. The presence or absence of the Transition Unit between exposures of Chesney Formation and Great Cobar Slate has been used to indicate conformable versus faulted contacts between the units.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 7-6

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Chesney Fault Zone
390 000 E
395 000 E
Tharsis
6 515 000 N
Great Cobar North
Great Cobar
Cobar-Nyngan Rail
Cobar East
To Nyngan
To Broken Hill
Fort Bourke
Dapville
New Cobar
Blue Shaft
Gladstone
Chesney
Mt Pleasant
Young Australia
Wood Duck
Myrt Syncline
6 510 000 N
New Occidental
N
Legend:
Cobar Basin
Amphitheatre Group with Alley Creek Sandstone Member
Great Cobar Slate
Chesney Formation including Transition Unit
Basements:
Girilambone Group
Gold Mine
Copper Mine
Coronation
Silver Peak
Blue Lode
Narri Anticline
Peak
Perserverance
Peak Shear
6 505 000 N
0 1 2 3 4
Kilometres

Figure 7-3

New Gold Inc.

Peak Gold Mines
New South Wales, Australia

Geology and the Cobar Gold Field

March 2013 Source: Modified from Stegman & Pocock, 1996.

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TABLE 7-1 STRATIGRAPHY OF THE COBAR DISTRICT

New Gold Inc. – Peak Gold Mine

Age	Geological Setting	Unit	Composition
Late-Mid Devonian	Cover	Mulga Downs Group	Sandstone, siltstone & shale.

Early Devonian	Post-rift Shelf	Winduck Group	Sandstone & siltstone.
Amphitheatre Group
		• Upper Amphitheatre Group.	Sandstone, siltstone & mudstone.

		• Biddaburra Formation	Sandstone, siltstone & mudstone.
Post-rift Basin

		• Alley Sandstone Member	Sandstone

		• Lower Amphitheatre Group	Sandstone, siltstone, mudstone, minor limestone & volcanics.

		• CSA Siltstone	Siltstone & mudstone.

Nurri Group

		• Great Cobar Slate	Siltstone & mudstone.

	Syn-rift Basin	• Unnamed Silicic Volcanics	Porphyry & rhyolite.

		• Chesney Formation	Sandstone & siltstone.

		• Bee Conglomerate Member	Fan conglomerates & sandstones.

Kopyje Group

	Syn-rift Shelf	Meryula Formation	Siltstone, sandstone, conglomerate & limestone.

Silurian	Basement	Wild Wave Granodiorite	Granodiorite

Cambrian-Ordovician	Basement	Girilambone Group	Sandstones, siltstones & metasediments.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 7-8

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Late Devonian
Ordovician
CSA Siltstone
Thinly interbedded siltstones and lesser sandstone
Nurri Group
Great Cobar Slate:
Poorly bedded calcareous silty mudstone and siltstone
Transition Unit (80m)
Thinly interbedded graded bedded calcareous siltstone and sandstone
Chesney Formation:
Upper (150m): *Medium to thick-bedded graded bedded sandstone*
Middle (400): *Poorly bedded thin bedded siltstones and sandstones*
Lower (>400m): *medium to thick-bedded graded bedded sandstones with basal pebble to cobble conglomerate*
Girilambone Group:
Sandstone, siltstone and chert

Figure 7-4

New Gold Inc.

Peak Gold Mines

New South Wales, Australia

Cobar Basin Stratigraphic Column

March 2013

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STRUCTURAL FRAMEWORK OF THE COBAR GOLD FIELD

The eastern margin of the Cobar Basin comprises a north-northwest trending anastomosing fault complex with internal fault-bound plates of strongly folded basin sediments. Glen (1991) interprets the fault complex as a linked thrust system that merges at depth into a single floor thrust. Deep seismic profiling suggests that this fault underlies much of the eastern part of the Cobar Basin. The fault-bounded wedges of sediments are folded into moderate to tight folds with fold axes subparallel to the bounding faults. This folding is interpreted to be thrust related (Glen, 1992).

A strong subvertical regional white-mica S2 foliation and a steep north plunging mineral and extension lineation L2 are present throughout the Cobar Gold Field. The S2 foliation is subparallel to the major faults in the area.

The Cobar Gold Field is located on the western margin of the Chesney-Nurri Anticline, a moderate to tight south plunging anticline (Glen, 1987b). Gold mineralization is associated with two principal shear zones, the Peak Shear and Great Chesney Fault (GCF), both of which juxtapose the Chesney Formation with the Great Cobar Slate (Figure 7-4). Only minor copper mineralization and no significant gold mineralization occur along the main basin margin faults, the Rookery and Queen Bee Faults. Similarly, shears immediately to the west of the Peak Shear and the GCF host predominantly gold-poor copper mineralization, for example, the Great Cobar and Gladstone copper deposits.

The setting of the Cobar Gold Field and the relationship of the GCF and Peak Shear to the eastern basin margin fault complex is shown in Figure 7-5. It is interpreted that the GCF is an east dipping back thrust initiating from the Rookery Fault, while the Peak Shear is a subvertical to west dipping imbricate fault associated with the GCF (Glen, 1991). The structural setting of the New Occidental orebody and the relationship of the GCF Zone and Peak Shear to the eastern basin margin fault complex are shown in Figure 7-6.

The GCF extends over a distance of approximately 30 km. Gold mineralization is restricted to the southern eight kilometre long section of the GCF (Glen, 1987b). Within the Cobar Gold Field, the GCF strikes north-northwest (350° to 355°) and dips steeply (80° to 85°) towards the east. The fault zone is generally parallel to the regional cleavage, but is slightly oblique to the regional folds including the Chesney-Nurri Anticline. The GCF truncates the western limb of the Nurri Anticline (Glen, 1987a). In detail, the GCF is a composite structure,

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and component shears of the fault zone are commonly oblique to cleavage. Fault planes are commonly striated, with striations plunging steeply to the north and parallel to a prominent mineral lineation on the cleavage, (Sullivan, 1947; Glen, 1987a).

The Peak Shear Zone is approximately three kilometres long and up to 300 m wide. It comprises a series of anastomosing thrust-type, sub vertical, north-northwest trending shears and faults, locally referred to as the Peak, Blue, Perseverance, Polaris and Lady Greaves shears/faults. The Peak Shear Zone is broadly parallel to the eastern margin of the Cobar Basin. These structures parallel the regional cleavage and both the shears and the cleavage dissect a series of south plunging parasitic folds on the Chesney-Nurri Anticline (Hinman and Scott, 1990).

The component shears of the Peak Shear Zone have a steep west dip, although they also locally dip steeply towards the east. Displacement of the Great Cobar Slate-Chesney Formation contact across the Peak Shear is west-block up. Both ERA (1987) and Hinman (1992) have identified a left lateral strike slip component of shearing in the Peak area. A prominent topographic high, caused by pervasive silicification of the underlying sediments, is developed along the eastern side of the Peak Shear Zone.

The localization of gold mineralization in this portion of the Cobar Basin appears be related to the intersection of a major northeast-trending transfer fault, the Sandy Creek Fault, with the eastern basin margin fault complex. The Sandy Creek Fault is inferred from deep seismic reflection transects across the Cobar Basin (Glen et al., 1994) and is interpreted to have been active during basin formation and subsequent deformation.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 7-11

W
E
Myrt Fault
Cobar Fault
Great Chesney Fault
Peak Shear
Queen Bee Fault
Rookery Fault
Elliston Fault
0 Km
3 Km
6 Km
9 Km
Chesney-Nari Anticline
Rhyolitic Volcanics
Chesney Formation
Bee Conglomerate
Meryula Formation
Girilambone Group
Upper Amphitheatre Group
Biddabirra Formation
Great Cobar Slate
0 1 2 3 4 5
Kilometres

Figure 7-5

New Gold Inc.

Peak Gold Mines
New South Wales, Australia

Schematic Cross-Section Through the Cobar Gold Field

March 2013

Source: Modified from Glen et al., 1994.

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7-12

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W
E
Amphitheatre Gp
Great Chesney Shear
Peak Shear
Queen Bee Shear
Rookery Shear
CSA Siltstone
Great Cobar Slate
Transition Unit
Chesney Formation
Girilambone Group
500m
1000m
1500m
2000m
0
0.5
1
1.5
2
Kilometres

Figure 7-6

New Gold Inc.

Peak Gold Mines

New South Wales, Australia

March 2013

7-13

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PROPERTY GEOLOGY

The following subsection is principally derived from papers by Berthelsen (2006 and 2010) in which summaries of the key deposit types of the PGM properties are presented.

The gold and copper deposits on the PGM properties in the Cobar Gold Field can be characterized based on their own unique mineralization and alteration signatures. The shear zones which host the mineralization include the Peak-Perseverance Shear, Blue Shear, Lady Greaves Shear, and the GCF. These northwest trending structures are clearly visible in magnetic data as distinct linear magnetic ridges.

The deposit groupings are as follows:

•	Group1 - Peak and Perseverance

•	Group 2 - New Occidental, Chesney, and New Cobar

•	Group 3 - Gladstone and Great Cobar

The parameters for grouping are based on metal ratios and content, host stratigraphy, mineralization and alteration styles, and alignment. Group 1 is the southernmost group and Group 3 is northernmost (Figure 7-7 and Figure 7-8).

GROUP 1 - PEAK AND PERSEVERANCE

•	Gold and copper deposits with lower grade lead and zinc.

•	Orebodies occur within the Peak Shear Zone, have a steep west dip, but locally east dip.

•	Lithological host is Great Cobar Slate to Chesney Formation sandstones and siltstones and rhyolite.

•	Mineralization also occurs within contact zones (i.e. between sediment and rhyolite).

•	Bonanza gold grades occur where rhyolite intersects mineralized shear zones.

•	Perseverance has considerably less lead and zinc than that observed at Peak.

•	Deposits contain elevated levels of Cu (0.5% - 2%), Pb (0.1% to 1%), Zn (0.05% to 1%), Ag (10 g/t to 12 g/t) and Bi (50 ppm to 100 ppm).

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 7-14

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6 515 000 N
Great Cobar North
Great Cobar
Cobar-Nyngan Rail
Cobar East
To Nyngan
To Broken Hill
Great Cobar Light Rail
Fort Bourke
Dapville
New Cobar
Blue Shaft
N
Gladstone
Chesney
Burrabungie
Mt Pleasant
Young Australia
Wood Duck
Myrt Syncline
6 510 000 N
New Occidental
Legend:
Cobar Basin
Amphitheatre Group with Alley Creek Sandstone Member
Great Cobar Slate
Chesney Formation
Basements
Girilambone Group
Gold Mine
Copper Mine
Coronation
Silver Peak
Blue Lode
Peak
Narri Anticline
Perserverance
6 505 000 N
0
1
2
3
4
Kilometres

Figure 7-7

New Gold Inc.

March 2013

Source: Modified from Stegman & Pocock, 1996.

7-15

Peak
Perseverance
New Occidental
Chesney
New Cobar
Great Cobar
900m
3100m
1800m
800m
1900m
Bi
Au
Cu
Ag
Zn
Pb

Figure 7-8

New Gold Inc.

Peak Gold Mines
New South Wales, Australia
Cobar Gold Field
Long Section Showing
Metal Zoneation and Distribution

March 2013

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7-16

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GROUP 2 - NEW OCCIDENTAL, CHESNEY AND NEW COBAR

•	Gold, gold-copper and copper-gold deposits.

•	Lithological host is Great Cobar Slate.

•	Relatively simple geometries compared to Peak – Perseverance.

•	Short strike lengths <300m, most continuous vertically (New Occidental > 1200m, 5-30m wide.

•	Hosted and controlled by the GCF and related splays.

•

Characteristic feature of this group of deposits are the early cryptocrystalline to chalcedonic silica veins that are closely associated with high-grade gold and bismuth mineralization (New Occidental is the best example).

•	Chesney and New Cobar have overprinting quartz veining, brecciation, pyrrhotite and chalcopyrite mineralization.

•	Early silicification and pervasive iron chlorite alteration is typical.

•	Colloform banded quartz-magnetite veins most common at New Cobar, less common at Chesney and New Occidental

•	Two styles of magnetite veining (Colloform and porphyroblastic veins).

•	Iron rich stilpnomelane occurs predominantly at New Occidental (Bell et.al, 2000) and to a lesser extent at New Cobar and Chesney.

•	Strong Au-Bi correlation and a Cu-Ag relationship (relationship is also seen within the Group 3 deposits).

•	Chesney and New Cobar ore zones occur some 20 m to 50 m respectively west of the GCF and are hosted entirely within Great Cobar Slate.

GROUP 3 – GLADSTONE, QUEEN BEE AND GREAT COBAR

•	Copper deposits with minor gold.

•	Lithological host is siltstones and poorly bedded sandstones of the Great Cobar Slate (sandstone units appear to play a controlling part in localizing the mineralization).

•	Gladstone and Great Cobar occur some 400 m to 900 m respectively west of the GCF.

•	Deposits are characterized by pervasive iron chlorite alteration and dark green magnesium chlorite alteration proximal to the mineralization (similar to Group 2).

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•

At Gladstone, the ore consists predominantly of chalcopyrite and minor pyrrhotite. The Gladstone mineralization is characterized by quartz breccia veins and chalcopyrite. Great Cobar has more complex styles of mineralization.

•

At Great Cobar, copper mineralization occurs within a wide halo, up to 100 m, with extensive vertical extent. At least four lenses were identified at Great Cobar: lower grade eastern lens, central lens (historically mined), lead zinc lens occurring to the west, and a lens to the north.

•	Great Cobar contains massive sulphide lenses. Porphyroblastic textures are commonly seen in the massive sulphides resulting from recrystallization.

•	Early silicification, like the remainder of the Cobar Gold Field, is accompanied by iron chlorite alteration.

MINERALIZATION

The following was taken from the respective PGM 2012 Mineral Resource Reports which were prepared by PGM geological staff. The mineralization of economic interest to PGM is described in two groups, from north to south on the GCF and then on the Peak Shear. Other deposits that are not located on these two principal faults are described thereafter.

THE GREAT CHESNEY FAULT

The New Cobar, Chesney, and New Occidental mines are the principal deposits of interest to PGM, based primarily on the presence of Mineral Resources and Mineral Reserves.

THE NEW COBAR DEPOSIT

Deposit Setting and Morphology

The New Cobar gold deposit is located approximately 2.5 km north of the New Occidental Mine on the GCF. It occurs within a late north-northwest trending shear zone developed entirely within siltstones and lesser sandstones of the Great Cobar Slate immediately to the west of the contact thrust. The deposit flanks a pronounced bend in the contact thrust and occurs on the southwestern side of a broad silicified ridge (ERA, 1987). At its northern end, the New Cobar mineralization is only 20 m from the contact thrust but diverges rapidly to the south and is up to 150 m from the thrust at its southern extent. The surface geology of the New Cobar deposit is shown in Figure 7-9. (Note: mullock = waste rock.)

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 7-18

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Summary Alteration
Youngest
Au-Basemetal Sulfide
Poly-phasic quartz veins and quartz breccias.
Oldest
Poly-phasic 'Pebble Shears', typically with overprinting silica-magnetite alteration.
16700 mN
16600 mN
16500 mN
16400 mN
16300 mN
16200 mN
16100 mN
16000 mN
15900 mN
15800 mN
24800 mE
24900 mE
25000 mE
25100 mE
PMGN
AMGN
Source: Peak Gold Mines, 2012.
March 2013
0
50
100
150
200
Metres

Figure 7-9

New Gold Inc.

Peak Gold Mines

New South Wales, Australia

Surface Geology of the New Cobar Deposit

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Mineralization is characterized by a stockwork of pyrrhotite-chalcopyrite-gold veins, which overprint an older quartz-magnetite vein stockwork. Both stockworks are characterized by gradational margins. The mineralization is developed over a strike length of some 500 m, with a central zone 300 m long by up to 35 m wide that strikes north-south, dips steeply to the east, and plunges steeply to the north, parallel to regional cleavage. Bedding dips steeply to the west. The contact thrust is apparently not mineralized in the New Cobar area. The New Cobar deposit has been overprinted by a relict lateritic weathering profile.

Distribution of Mineralization

The New Cobar deposit contains four steep east dipping and steep north plunging lenses of gold-copper mineralization (Figure 7-10). All lodes are associated with curvi-linear sections of the host shears, with concavity to the east (Mulholland and Rayner, 1961). This curvature appears to be related to the intersection of northwest trending structures with the main north-northwest trending shears. From north to south they are:

1.	The Jubilee Lode (located at 16400N) is a narrow north-northwest trending lode approximately three to six metres wide and 50 m long (Gilligan and Byrnes, 1994) at the northern extremity of the deposit. The lode is characterized by sharp to rapidly gradational margins, relatively low gold/copper ratios, and accounts for only a small proportion of historical production at the mine. The lode has been traced vertically to a depth of 200 m below surface where it appears to bottom out.

2.	The Northern Lode occurs immediately along strike from the Jubilee Lode (in the northern half of the historical open cut, approximately 16200N to 16300N) and is separated from the Northern Lode by a zone of barren quartz veining and silicified quartz breccia. The Northern Lode trends north-northwest, is six metres to 12 m thick, and is 60 m to 80 m long. A rapid thinning of the lode below 400 m depth below surface is apparently associated with a steepening in the dip of the lode (Sullivan, 1947).

3.	The Southern Lode occurs immediately along strike from the Northern Lode (in the southern half of the historical open cut, approximately 16100N to 16200N) and is separated from this lode by a short narrower zone of barren quartz veining and silicified quartz breccia. The Southern Lode trends north-northwest, is six metres to 12 m thick, and is 60 m to 80 m long. It has been traced to 700 m below surface by drilling and is apparently open ended. The Southern and Northern Lodes were the most productive lodes in the deposit and are collectively referred to as the Main Lode (Sullivan, 1947). The Main Lode is typified by gradational margins, relatively high gold/copper ratios.

4.	The Western Lode is located 60 m to the west of the Southern Lode (immediately adjacent to the Main shaft). It trends northwest and is approximately two to five metres wide and 50 m long (Gilligan and Byrnes, 1995). The Western Lode does not outcrop and is first discernible at 200 m from surface, has been traced with diamond drilling to 500 m below surface, and is open at depth. Gilligan and Byrnes (1994) note that the dip of the Western Lode shallows from 80° to 70° and gold grades in the lode improve dramatically.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 7-20

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10300 mRL
10200 mRL
10100 mRL
10000 mRL
9900 mRL
9800 mRL
Dnc 43
Dnc 42
Drg 26
Drg 24
Drg 23
Drg 22
Historic Workings
Fort Bourke Fault
Great Chesney Fault
Historic Workings
Quartz Breccias
Silicic Halo
Lithology
Drg
Dnc
Faults
Mineralised Zone
3.7g/t Au Envelope
0 25 50 75 100
Metres

Figure 7-10

New Gold Inc.

Peak Gold Mines

New South Wales, Australia

Cross Section Through New Cobar (16150N)

March 2013

Source: Peak Gold Mines, 2012.

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The various lodes at New Cobar appear to be stacked, becoming progressively deeper to the south. Both Sullivan (1947) and Mulholland and Rayner (1961) believe that the New Cobar Lodes follow the fold in the contact thrust down plunge to the north, even though the stacking of the lodes suggests an overall pitch of the deposit to the south.

Lode Morphology and Associated Alteration and Mineralization

The New Cobar deposit demonstrates a remarkably similar alteration and mineralization paragenesis to New Occidental:

1.	Pre-cleavage pervasive silicification, now strongly brecciated.

2.	Pre-cleavage white quartz veining, now ptygmatic, brecciated and strongly boudinaged.

3.	Cleavage-parallel quartz veining and coeval pervasive green chlorite alteration, associated with a distinctive set of conjugate subhorizontal quartz veins and a set of northwest trending subvertical quartz veins. The veins comprise complex quartz breccias, typically with abundant angular cleaved and chlorite altered sedimentary fragments and colloform quartz-chlorite veins. Gold and base metals are associated with these vein types and include at least three pulses of mineralization (oldest to youngest):

•	Colloform banded quartz-magnetite veins.

•	Chalcopyrite-pyrrhotite-pyrite splashes and veins.

•	Galena-sphalerite-pyrrhotite veins.

Gold mineralization at New Cobar is also associated with native bismuth and bismuthinite, together with which it generally occurs as extremely fine-grained inclusions in the magnetite veins and with the chalcopyrite-pyrrhotite veining. The New Cobar mineralization is characterized by a much higher copper content (0.8% to1.2% Cu) than the New Occidental deposit (0.1% to 0.2% Cu) and by a broad halo of strong pyrite veining. Veining and mineralization are interpreted to be synchronous with cleavage development (Glen, 1987b).

4.	Post-cleavage quartz-carbonate veining.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 7-22

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CHESNEY

Deposit Setting and Morphology

The Chesney copper-gold deposit is located approximately 1.8 km north of the New Occidental Mine and 600 m south of New Cobar on the GCF. The deposit is localized within the steep east dipping GCF, which juxtaposes the Chesney Formation sandstones with the siltstones and shales of the Great Cobar Slate. The deposit has a pipe-shaped geometry dipping steeply east parallel to the regional cleavage and plunging steeply north parallel to a strong stretching lineation. The deposit is approximately 200 m long, six metres to 12 m wide, and extends over a vertical distance of at least 1,200 m. Near-surface oxidized mineralization is known to exist. The surface geology of the Chesney deposit is similar to that seen at the nearby New Cobar deposit. The No. 3 shaft was sunk on the Chesney deposit in the 1970s but was never connected to the historical mine workings (Figure 7-11).

The oxide mineralization at Chesney, which is not included in the Mineral Resource statement, has been subdivided into four domains based on oxidation and weathering related metal depletion (Table 7-2).

TABLE 7-2 CHESNEY OXIDIZED MINERALIZATION DOMAINS

New Gold Inc. – Peak Gold Mine

Position	Abbreviation	Description
Highest	DOX	Completely oxidized, with significant surficial Cu leaching. Typically 30 m thick.
	COX	Completely oxidized, with no significant Cu leaching. Thickness varies from 1 m to 30 m (depending on depth of Cu depletion).
	POX	Partially oxidized. Typically 30 m thick.
Lowest	NOX	Non-oxidized.

Secondary mineralization has not been studied in detail. The current understanding is that the DOX domain has been strongly depleted in copper. The POX zone is characterized by native copper, malachite, and lesser azurite, with minor chalcocite at the base of the zone.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 7-23

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25000E
25200E
Blue Shaft
Open Cut
15600N
LEGEND
Mineralisation at Surface
Gold Shoots at 8 level (270m)
Main Lode at 8 level (270m)
Chesney Formation
Great Cobar Slate
No. 3 Shaft
Northern Gold Shoot
Western Gold Shoot
Eastern Gold Lode
15400N
Main Shaft
Southern Gold Shoot
0 25 50 75 100
Metres
15200N
Source: Peak Gold Mines, 2012.
March 2013

Figure 7-11

New Gold Inc.

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Distribution of Mineralization

Gold-copper mineralization at the prospect is sediment hosted, shear-zone controlled, and typified by gradational margins. The copper and gold mineralization is associated with two lenses, the Chesney Main Lode Copper (CHM) Lens which overprints and contains Main Lode Gold (CHA) mineralization and the Eastern Gold Lens (CHE) (Figure 7-12). Both lenses are associated with intense silicification, brecciation, and chlorite alteration. Gold is intimately associated with native bismuth and bismuth sulphides and shows an erratic association with overprinting pyrrhotite, galena, sphalerite, and chalcopyrite.

The Main (CHM and CHA) and Eastern Gold (CHE) lenses occupy very predictable positions relative to the faulted Great Cobar Slate/Chesney Formation contact and differ somewhat in appearance and mineralogical association.

The Main Lens

The Main Lens is hosted by a splay of the GCF and is typified by a width of six to twelve metres, a strike length of 200 m, and an overall northerly plunge. The lode is typified by gradational margins, relatively low Au/Cu ratios, and was the most productive lode at the deposit. The main lode contains three identified gold shoots. The Northern and Southern Gold shoots are characterized by short strike lengths (20 m to 30 m) and high Au/Cu ratios. The Northern Gold Shoot outcropped, while the Southern Gold Shoot was not discovered until 6 Level in the historic mine, approximately 200 m below surface, was reached. PGM also recognizes a new zone of gold mineralization, termed the Western Gold Shoot, that is developed in the Main Lode to the west of the Northern Gold Shoot at the 9,990 mRL.

CHA style mineralization is hosted by cherty to finely crystalline and occasionally colloform banded quartz similar in style to, and probably contemporaneous with, Eastern Lens mineralization. Chesney Main Gold style mineralization occurs sporadically within the Main Lens and is responsible for occasional high gold grades (Northern, Southern, and Western Gold shoots).

The cherty quartz event has been overprinted by more coarsely crystalline saccharoidal textured quartz veining. The saccharoidal quartz, which defines the extent of CHM mineralization, overprints and occupies the same structural position as the CHA related silica phase, but is more cohesive and volumetrically more significant being more extensive in both thickness and distribution than the earlier cherty silica phase. The saccharoidal quartz veins

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 7-25

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have been brecciated and boudinaged and where veining is sufficiently intense, cohesive breccia bodies have developed. Quartz boudins, more evident in the stringer zones marginal to the more cohesive breccia bodies, do not appear to have any preferred orientation and generally seem to have a “chocolate block” type arrangement with no recognizable preferred orientation along the plane of elongation.

Sulphide mineralization, dominated by chalcopyrite and pyrrhotite, postdates the saccharoidal quartz brecciation and occurs principally as breccia fill within brecciated veins and in pressure shadows marginal to boudins.

CHM style mineralization is generally typified by high Cu/Au ratios, and the combined true thickness of the mineralization generally exceeds 10 m with gradational footwall and hanging wall margins. Although gold and copper occur within the same mineralized intervals there is little correlation between copper and gold on a sample by sample basis.

Clasts of early chalcedonic style quartz within the Main Lens are indicative of elevated gold grades. Strong green chlorite alteration is normally associated with the Main lens and has a strong cleavage and vein selvedge control.

The Eastern Gold Lens

The Eastern Gold Lens (CHE) occupies the footwall of the GCF, is typically two metres to five metres wide, and has a strike length of 150 m. This lode is typified by a sharp hanging wall and a rapidly gradational footwall margin and a relatively high Au/Cu ratio. The Eastern Lens accounts for only a small proportion of the historical production at the mine. Gold mineralization is hosted by magnetite-bearing, generally finely crystalline to chalcedonic quartz veins and vein breccias. Overprinting sulphide mineralization occurs as lenses and splashes of breccia fill sulphides associated with, but overprinting, several phases of cleavage parallel quartz veining which is interpreted as being temporally related to the Main Lens quartz-veining event. The gold mineralization is spatially but not temporally associated with chalcopyrite (Purvis and Pontifex, 1998). Gold is intimately associated with native bismuth and bismuthinite (Purvis and Pontifex, 1998).

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 7-26

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10300 mN
10200 mN
10100 mN
10000 mN
9900 mN
9800 mN
9700 mN
RC96CA0546
RC96CA0547
RC88CA0094
DD93CH0014
DD93CH0015
DD05CH0041
DD04CH0032
DD05CH0036
DD97CH0019I
DD04CH0028B
DD04CH0028C
Historic Workings
Main Lens
Eastern Lens
Great Cobar Slate
Chesney Formation
0 25 50 75 100
Metres

Figure 7-12

New Gold Inc.

Peak Gold Mines
New South Wales, Australia
Chesney 13500N Section

March 2013 *Source: Peak Gold Mines, 2012.*

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The Eastern Gold Lens typically contains only minor sulphides occurring as late breccia and fracture fill spatially associated with brecciated saccharoidal veins, which weakly overprint the earlier chalcedonic silica/gold event. Sulphides are dominated by chalcopyrite, pyrite, and pyrrhotite with occasional arsenopyrite. Chalcopyrite is the predominant economic sulphide mineral within the lens. Sphalerite and galena rarely occur and are thought to be related to an even later quartz event.

THE NEW OCCIDENTAL DEPOSIT

Deposit Setting

The New Occidental gold deposit occurs within the centre of the Cobar Gold Field on the eastern margin of the Cobar Basin (Figure 17-13). The deposit is localized within the steep east dipping GCF, which juxtaposes the Chesney Formation sandstones with the siltstones and shales of the Great Cobar Slate. The deposit has a pipe-shaped geometry dipping steeply east parallel to the regional cleavage and plunging steeply north parallel to a strong stretching lineation.

A number of late brittle structures have been observed within and around the deposit. The most common of these are a conjugate set that dip shallowly to the north-northwest and south-southeast. The faults appear in the majority of development levels as a chloritic shear joint that occasionally open up to contain milled rock fragments in a matrix of rock flour. These structures generally have between five centimetres and one metre of reverse displacement.

A single significant structure termed “Anais” occurs from the 90 Level (9,371 mRL) and down through to the 92 Level (9,346 mRL). The structure, consisting of strong foliated chloritic rock, dips moderately to the northwest and exhibits significant offset to the deposit of up to 20 m with a reverse sense of movement.

Distribution of Mineralization

The New Occidental deposit is approximately 200 m long, 10 m to 30 m wide, and extends over a vertical distance of at least 1,200 m. Gold is intimately associated with native bismuth and bismuth sulphides and shows an erratic association with overprinting pyrrhotite, galena, sphalerite, and chalcopyrite. Overall, the New Occidental deposit contains approximately 7 g/t Au, 4 ppm Ag, 450 ppm Bi, 0.2% Cu, and 0.14% Pb+Zn.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 7-28

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Legend:
Great Cobar Slate (Dng)
Transition Unit (Dnc1)
Upper Chesney Formation (Dnc2-3)
Lower Chesney Formation (Dnc4)
Fault
Quartz Veining
0 50 100 150 200 250
Metres
391500 mE
391750 mE
392000 mE
392250 mE
392500 mE
6510500 mN
6510250 mN
6510000 mN
6509750 mN
6509500 mN
6509250 mN
N
Wood Duck Shaft
Peak Fault
Great Western Shaft
New Occidental Open Cut
New Occidental Shaft
Great Chesney Fault
SPOIL
SETTLING POND
86
70
60
83
85
55
50
65
45
35
80
Figure 7-13

New Gold Inc.

Peak Gold Mines
New South Wales, Australia

Geology of the New Occidental Deposit Environs

March 2013

Source: Peak Gold Mines, 2012.

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The gold mineralization is associated with two zones of intense silicification, quartz veining, and chlorite-stilpnomelane alteration (Figure 7-14):

New Occidental Main Zone

The New Occidental Main Ore Zone (OXM) is hosted entirely within the GCF. The zone strikes north to south (PGM grid) over a length of approximately 200 m. The hanging wall or eastern contact of the lens is typically sharp and defined by intensely silicified breccia. The degree of silicification gradually decreases from the hanging wall to the footwall. Higher grade gold mineralization is coincident with pale green to grey coloured crypto-crystalline silicification.

Gold mineralization is fine grained, grading a moderately consistent 3 g/t Au to 8 g/t Au with coherent high grade zones over 30 g/t Au. The high grade zones generally strike between 5o to 10° east of north over lengths of up to 50 m and 10 m in width. The highest gold intersection in the OXM Zone is one metre at 171.5 g/t Au. Minor low grade copper (greater than 500 ppm) overlaps the north and western footwall margin. The lead and zinc values across the zone are low (< 0.1%). The bismuth values, between 80 ppm and 2000 ppm, correlate well with gold. The OXM Zone accounts for approximately 90% of the total gold content within the New Occidental deposit.

A discrete barren or unmineralized zone up to five metres wide extends over the majority of the OXM strike length. This barren zone generally consists of weakly chlorite altered siltstone. A third three to five metre thick lens, the Gossan Lode, occupies an additional parallel shear further to the west.

Gossan Lode

The Gossan Lode (GOSSAN) straddles the contact between the Type 4 breccia and Type 4 stockwork on the west margin of the main lode. It occurs in the mid strike area of main lens coincident with a slight flexure in the orientation of the Type 4 Breccia. GOSSAN’s strike extent is much more restricted, some 30 m to 50 m in the north to south direction. It is characterized by a broad halo of silicification with regular galena and chalcopyrite occurrences within quartz stockwork veins.

The gold contains a higher nugget effect than observed within the OXM. The base metals grades are generally in the range of 8.4 g/t Ag and greater than 0.5% for Cu, Pb, and Zn.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 7-30

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9440 L
9420 L
9400 L
9380 L
9360 L
9340 L
86L
88L
90L
92L
Great Chesney Fault
Type 4 Stockwork
Type 4 Breccia
Occ Main Zone
Barren Zone
Type 1 Stockwork
Gossan Lode
25080 E
25100 E
0 5 10 15 20
Metres

Figure 7-14

New Gold Inc.

Peak Gold Mines

New South Wales, Australia

March 2013

Source: Peak Gold Mines, 2012.

7-31

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THE PEAK SHEAR

From north to south along the Peak Shear, the principal deposits of interest to PGM, based on the presence of significant infrastructure and Mineral Resources and Mineral Reserves are the Peak and Perseverance deposits (Figure 7-15).

Located approximately 200 m east of, but parallel to and part of the Peak Shear is the Blue Shear and associated gold and silver mineral deposits, the Blue Lode and the Silver Peak. Two hundred metres further to the east is another parallel shear zone called the Lady Greaves Shear. The Lady Greaves Shear is host to the Lady Greaves Gold Mine. All the surface deposits are sediment hosted in fault-related veins and breccias. Deposits of the Peak Shear typically have moderate chlorite alteration and variable quantities of pervasive silicification and quartz veining.

THE PEAK DEPOSIT

Deposit Setting

The Peak gold-base metal deposit is located nine kilometres south of the town of Cobar on the western flank of a ridge called The Peak. The deposit occurs within and immediately peripheral to the central section of the Peak Shear Zone, vertically below the Conqueror, Brown, and Big Lodes.

The Peak deposit is hosted in sandstones and siltstones of the Chesney Formation and rhyolitic subvolcanics and volcanic breccias of uncertain affinity. At least three separate fault bounded bodies of rhyolite/rhyolitic breccia are present in the Peak deposit. These bodies comprise a fine grained flow banded core within an envelope of often coarse breccia. Contacts between the two rock types are transitional over distances of several metres.

The majority of the Peak deposit lies between 300 m and 700 m from surface and extends over a strike length of 300 m along the Peak Shear. A low grade oxide resource exists from surface to the base of oxidation, some 70 m below surface. In a broad sense, the deposit is vertically elongate parallel to the dominant steep west dipping cleavage and the strike of the Peak Shear Zone. The mineralized system is thickest around the volcanics, where it attains a maximum thickness of 150 m, and rapidly tapers upwards into the overlying sediments along the shear zones.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 7-32

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393000E
393500E
394000E
6508000N
6507500N
6507000N
6506500N
Cobar
N
Silver Peak
Lady Greaves
Blue
Deep Whip
Peak Ore-Bodies at 570 Level
Brown
Peak Shaft
Conquerer
Mill
Blue Shear
Peak Shear (Polaris)
Perseverance
Great South Peak
Legend:
CSA Siltstone
Great Cobar Slate
Chesney Formation
Shear
Lode
Old Workings
Shafts
0 100 200 300 400 500
Metres

Figure 7-15

New Gold Inc.

Peak Gold Mines
New South Wales, Australia

Peak Mine Area Geology Plan View

March 2013

Source: Peak Gold Mines, 2012.

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25400E
25600E
25800E
26000E
W
E
10200 m
10000 m
9800 m
9600 m
9400 m
9200 m
9000 m
Conqueror
Blue Shear
Lady Greaves Shear
Western Lead Zinc
Repulse South
Hecla
Terror
Intrepid
Alert
Copper
Gecko Shear
Polaris Shear
Peak Shaft
430 Level
470 Level
500 Level
550 Level
570 Level
600 Level
630 Level
655 Level
680 Level
715 Level
Legend:
Great Cobar Slate
Chesney Formation
- Siltstone/sandstone
- Sandstone
Mixed Breccia
Rhyolite Breccia
Flow-banded Rhyolite
Mineralisation
Shear
0 50 100 150 200
Metres

Figure 7-16

New Gold Inc.

Peak Gold Mines

New South Wales, Australia

Peak Mine Geology
Section 10530N

March 2013

Source: Peak Gold Mines, 2012.

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The majority of higher grade mineralization is controlled and localized about the apical portions of a series of flow banded rhyolite and rhyolitic subvolcanic breccia bodies. These rhyolites and rhyolitic breccias do not outcrop and are only known from drill core and underground openings. These bodies are shallowest in the centre of the Peak deposit where they are located 450 m from surface. They are known to extend at least 1,000 m south, 500 m north, and 300 m east of the deposit (Figure 7-16).

Distribution of Mineralization

The gold and base metal mineralization lies entirely within the broad Peak Shear Zone, in a series of host structures that are spatially related to the dome-like bodies of flow banded rhyolite and volcanic breccia described above.

The Peak deposit consists of discrete lenses of mineralization. The lenses generally strike and dip parallel to the pervasive regional cleavage, that is, they trend north-south and are subvertical to steep west dipping. Another series of northwest trending, moderately southwest dipping lenses are localized about the southern contact of the eastern rhyolitic body.

The lenses consist of a series of narrow, stacked en-echelon veins and are elliptical to thin lensoidal shapes in plan. The host structures have strong vertical continuity, persisting at depth below the currently defined deposit. Economic mineralization is less continuous within the host structures. Within each lens, gold grades are highly variable in all directions.

Four styles of gold and associated base metal mineralization occur at Peak:

1.	Sediment Hosted – Sheeted veins to 200 mm wide of quartz + sphalerite + galena + chalcopyrite + gold occur in zones of intensely silicified sandstones and lesser siltstones of the Chesney Formation. The vein sets are parallel to the well-developed, steep west dipping cleavage. The Western Lead Zinc (WLZ) lens is the largest example of this style of mineralization at Peak.

2.	Contact Zone Hosted – The Contact Zone is defined as the zone of altered sediment at the sheared contact with rhyolite and volcanic breccia. These zones are of arcuate geometry and surround the western margin (and lesser eastern margin) of the subvolcanic bodies. The contact zones contain lenses of disseminated to semi-massive pyrrhotite + chalcopyrite + sphalerite + galena + gold mineralization with quartz gangue. The bulk of the mineralization lies within altered sediments, with minor variably mineralized subvolcanic material. Total sulphide content is typically greater than 10%.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 7-35

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Copper Lens is the largest of this style of mineralization, containing about 50% of Peak’s contained gold.

3.	Volcanic Hosted – En-echelon quartz veins within riedel shears in the eastern volcanic breccia bodies host pyrrhotite + chalcopyrite + galena + sphalerite + Au mineralization. These lenses lie within the dominant cleavage and vary in thickness from one metre to twenty metres. The Terror Lens is the largest lens of this style.

4.	Late Stage Shear Hosted – Small discontinuous pods of banded to semi-massive sphalerite-galena-chalcopyrite-pyrrhotite-pyrite carrying high grade silver and patchy gold mineralisation associated with black chlorite-talc-carbonate alteration are developed in late shears including the Peak/Polaris Shear and the Hecla Shear. Mineralization of this style persists to surface in the Peak/Polaris Shear and was exploited in the near-surface Conqueror, Brown, and Blue workings. Gold grades are best developed in this mineralization where it is coincident with and directly above the main Peak zones of mineralization, between 300 m and 500 m from surface. This mineralisation is interpreted to be a late stage remobilization phase.

The upper Peak area, defined as mineralized extensions within the Peak breccia above existing workings, is characterized by a steeply plunging elongate cylindrical breccia body which hosts mineralization along the trace of the Peak fault. The breccia is in excess of 100 m long, typically several tens of metres wide, and plunges steeply to the south. The breccia is selectively mineralized hosting gold generally in association with chalcopyrite/pyrrhotite and sphalerite/galena mineralization.

Breccia development and mineralization are polyphase. The breccia has characteristics consistent with a complicated history of development with multiple phases of brecciation, alteration, and mineralization. The sphalerite/galena mineralization, which is relatively common in the upper Peak area, is hosted by shears which post-date the chalcopyrite/pyrrhotite mineralization.

To the east of the Peak, breccia gold associated with the Blue lens occurs in a weak pervasively silicified shear system. West of the Peak, breccia rocks are truncated by chlorite/talc/carbonate faults that appear to post-date the mineralization.

Structure of the Peak Deposit and Host Shears

Inhomogeneous strain in the Peak area during deformation has played a critical role in the alteration and mineralization events that resulted in the Peak deposit (Hinman and Scott, 1990). Deformation causing shearing and bulk shortening has been focused in the sediments within zones of high competency contrast. The greatest competency contrast exists between the rigid rhyolitic subvolcanic units and the surrounding sandstones and

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 7-36

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siltstones. Lesser competency contrasts exist within the sedimentary package itself, between sandstones and siltstones and between zones of silicified material and lesser or non-silicified material. The typically siliceous subvolcanic rocks show only minor evidence of shearing or bulk shortening.

Of the three shears mapped at surface, only the main Peak Shear is recognized in Peak Mine, where it is referred to as the Polaris Shear. The other component shears of the Peak Shear Zone, the Blue and Lady Greaves shears, have only been confidently traced to about 150 m below surface.

Several stages of shearing have been documented as follows:

•

Syn-Main Stage Mineralization Shearing – Zones of strong to intense penetrative cleavage development and tectonic brecciation up to 50 m wide are localized within variably altered sediments at the western margins of the rigid rhyolite bodies. The bulk of Peak mineralization is localized within this generation of shears. These shears, even though obviously very intense, do not appear to have appreciably displaced either the Great Cobar Slate–Chesney Formation contact or the rhyolite bodies.

•

Post-Main Stage Mineralization Shearing – The Gecko Shear is restricted to the deposit environs and is a westerly downward splay off the Peak Shear. The Gecko Shear is interpreted to be a planar dilational zone with little or no displacement. The shear appears to have merely pulled apart the two western rhyolite bodies and dilated the contact mineralization, particularly Copper Lens. The sense of dilation and orientation of the Gecko Shear relative to the Polaris/Peak Shear suggests a west block up sense of shear.

•

Syn-Late Stage Mineralization Thrusting – The Polaris/Peak and Blue Shears are interpreted to have been reactivated as thrust faults, post deposition of the main stage of mineralization in the Peak orebody. A series of cross-faults, including the Hecla Shear, link these two thrusts. These shears are characterized by black chlorite alteration. Displacement on the Polaris/Peak Shear is estimated to be approximately 250 m west block up with a minor (20 m) component of left-lateral strike slip. Displacement on the Blue Shear is estimated to be approximately 50 m west-block up on the basis of the offset of the Great Cobar Slate–Chesney Formation contact. The Hecla Shear terminates the shears within the eastern volcanic lens and is interpreted to have formed as a short-cut structure along the rhyolite–sediment contact.

A series of north-south striking, moderately west dipping shears linking between the Polaris/Peak and Blue Shears at the base of the eastern rhyolite body dismember and displace both the rhyolite and the contained Eastern Lenses. Sense of displacement on these shears is five metres to 30 m west-block up.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 7-37

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THE PERSEVERANCE DEPOSITS

Deposit Setting

The Perseverance deposits are part of the gold and base metal deposits of the Peak Shear system. They are located approximately 150 m west of, and parallel to, the Peak Shear. Figure 17-17 illustrates the Perseverance Shear as a major control and boundary on the western side of the mineralized zone. Quartz breccia and vein hosted gold and base metal mineralization are intimately associated either within or adjacent to the Perseverance Shear and several smaller parallel structures to the east. The Perseverance Shear strikes north-northwest and dips from one metre up to 30 m and refracts strongly where it comes into contact with the rhyolite (Figure 7-18).

Bounding the deposit to the west is a turbidite package of graded, well bedded sandstone and siltstone. Individual beds vary in thickness from several centimetres through to 50 cm, with sandstone forming the predominant lithology. The package dips steeply west and strikes northwest and is generally poorly cleaved. The trace of this unit with the Perseverance Fault plunges moderately south.

Bounding the east margin of the deposit is a thick monotonous sequence of poorly bedded shale with rare thin sandy beds. Bedding is vertical to steep west dipping and strikes northwest. Moderately to well cleaved, this unit is interpreted to exhibit a shallow south plunging trace against the Perseverance Fault.

Described as rhyolite, a subvolcanic intrusive occurs within the sequence of shale on the east margin of the deposit. Felsic in composition, the rhyolite can be described as either coherent or incoherent. The coherent rhyolite consists of a fine grained felsic mass that displays flow banded, massive, and perlitic textures. The incoherent rhyolite generally consists of silicified, variably clast and matrix supported rhyolite breccia within a siliceous fine grained siltstone matrix. PGM geologists consider that the coherent rhyolite represents the “core” of the rhyolite body within an incoherent brecciated rhyolite margin. The various textures indicate that the rhyolite intruded wet unconsolidated sediments at subvolcanic levels with rapid quenching causing brecciation. The rhyolite body is interpreted to be folded around a gently south plunging anticlinal fold that represents a minor fold on the western limb of the regional Chesney-Narri Anticline.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 7-38

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25600m E
25800m E
26000m E
9400m N
9200m N
9000m N
>10 g/t Au Equiv.
>1 g/t Au Equiv.
Rhyolite Breccia
Coherent Rhyolite
Shale
Sandstone
Siltstone
0
50
100
150
200
Metres

Figure 7-17

New Gold Inc.

Peak Gold Mines

New South Wales, Australia

Perserverance Cross Section 9890m N

March 2013

Source: Peak Gold Mines, 2012.

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25650 mE
25675 mE
25700 mE
0 5 10 15 20 25
Metres
9950 mN
9925 mN
9900 mN
9875 mN
9850 mN
9825 mN
9800 mN
DNC12
DNC11
F
70
80
80
54
60
Legend:
Bedding
Cleavage S2
Quartz Vein
Massive Sulphide
Shear Zone
Laminated Siltstone
Laminated Siltstone, Minor Thin Siltstone
Thickly Bedded sandstone
Medium Bedded sandstone, Siltstone
Thickly Bedded Sandstone, Minor Siltstone
Poorly Bedded Siltstone and Mudstone
Rhyolite
Rhyolite Breccia
Intense Silica
Sediment Matrix Breccia
3.5 g/t Contour
10 g/t Contour
Silicification and Quartz Veining

Figure 7-18

New Gold Inc.

Peak Gold Mines
New South Wales, Australia
Perseverance 9380 Level Geology

March 2013

Source: Peak Gold Mines, 2012.

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Distribution of Mineralization

Five highly mineralized zones have been defined within the global deposit to date, a northern Zone A lens (shear hosted gold), Zone B (vein hosted gold), the southern Zone D lens (mixture of shear and vein hosted), the fault splay related Hulk Lens, and the Rhyolite breccia hosted Hercules lens (Figures 7-19).

Individual mineralized lenses mimic the orientation of the Perseverance Shear and vary in thickness from four metres to 30 m, averaging eight metres. In general, the most intense gold and, more so, base metal mineralization occurs where the rhyolite is sheared against the more sandstone rich portions of the Chesney Formation (Figure 7-20). A strong, pervasive, steep westerly dipping cleavage strikes northwest to north-northwest averaging 335°. Underground exposures combined with diamond drilling shows that foliation parallel en-echelon lenses of high grade gold are stacked in a gross north-northwest orientation.

The uppermost zone (Zone A) is between 820 m and 1,060 m deep and located 230 m east of the south exploration drive. It is hosted in the steeply east or west dipping, north-south striking, arcuate Perseverance Fault. Coarse native gold is associated with deformed quartz-chlorite veins in variably silica and chlorite altered breccias. The Perseverance Fault is overprinted by chalcopyrite-pyrrhotite-electrum and galena-sulphide mineralization containing remobilized gold. Zone A consists of three subparallel lenses side by side and variably between one metre and 25 m horizontally apart, striking north-south (340° magnetic) and dipping steeply to the west or vertical. Zone A is approximately 150 m long in the north-south direction and 240 m vertically.

Gold mineralization in Zone B is typically very high grade but erratically distributed in narrow, fractures that are currently unable to be confidently traced over long vertical distances. The drilling density in Zone B is insufficient to accurately characterize the distribution and continuity of the gold bearing fractures. Typically Zone B has a low sulphide content, with the most prevalent accessory mineral being pyrrhotite and chlorite.

Gold and copper mineralization in Zone D is hosted in faults that are interpreted to be equivalent to the Perseverance Fault. Gold mineralization in Zone D is best developed in areas of intense chlorite alteration indicating fluid-wall rock interaction.

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RPA
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9400 L
9200 L
9000 L
8800 L
9200 N
9400 N
9600 N
9800 N
10000 N
10200 N
Zone A
Zone D
Hulk
Hercules
Zone D East
0
100
200
300
400
Metres

Figure 7-19

New Gold Inc.

Peak Gold Mines
New South Wales, Australia
Perseverance Long Section

March 2013

Source: Peak Gold Mines, 2012.

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25625 mE
25650 mE
25675 mE
25700 mE
9975 mN
9950 mN
9925 mN
9900 mN
9875 mN
9850 mN
9825 mN
9800 mN
Perseverance Lens
Corvus Lens
Quartz Veining and pervasive silica
DNC23
DNC31
RHYBX
RHY
SX
Legend:
Bedding
Cleavage S2
Quartz Vein
Massive Sulphide
Shear Zone
Laminated Siltstone
Laminated Siltstone, Minor Thin Siltstone
Thickly Bedded sandstone
Medium Bedded sandstone, Siltstone
Thickly Bedded Sandstone, Minor Siltstone
Poorly Bedded Siltstone and Mudstone
Rhyolite
Rhyolite Breccia
Intense Silica
Sediment Matrix Breccia
3.5 g/t Contour
10 g/t Contour
Silicification and Quartz Veining
0 5 10 15 20 25
Metres

Figure 7-20

New Gold Inc.

Peak Gold Mines
New South Wales, Australia
Perseverance 9240 Level Geology

March 2013

Source: Peak Gold Mines, 2012.

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The Hulk lens appears to be related to a fault splay to the east of the main Peak fault position. The lower levels of Hulk are sediment hosted while the upper sections are hosted by rhyolite breccias where the fault truncates the rhyolite.

The Hercules lens is hosted within Rhyolite breccia marginal to the eastern rhyolite contact. The control on the position of the Hercules lens could arguably be vertical shearing cutting through the rhyolite or alternatively Hercules could be related to shearing wrapping around the eastern contact of the rhyolite, with Hercules being the equivalent of the silica flooded rhyolite breccia hosted portion of Zone D.

The lenses within the Perseverance deposit have the following dimensions (Table 7-3).

TABLE 7-3     PERSEVERANCE LENS DIMENSIONS

New Gold Inc. – Peak Gold Mine

Lens	Start Depth	End Depth	Northing Maximum	Northing Minimum	Thickness	Volume	Tonnage (pre mining)	Tonnage Post Mining and After Cut-off
Zone A	9445 mRL	9065 mRL	10000N	9800N	8 – 30m	1.9M m3	5.1Mt	186kt
Zone D	9065 mRL	8560 mRL	9944N	9329N	3 – 15m	3.4M m3	9Mt	1.4Mt
Zone B	9276 mRL	9156 mRL	9835N	9672N	60 - 80m	1M m3	2.8Mt	8kt
Zone D East	8954 mRL	8725 mRL	9626N	9522N	3 -10m	270k m3	720kt	44kt
Hulk	9747 mRL	8794 mRL	9772N	9671N	max 120m	0.9M m3	2.6Mt	117kt
Hercules	9324 mRL	9140 mRL	9802N	9610N	max 120m	1.8M m3	4.8Mt	82kt

Alteration

Successive overprinting generations of quartz and iron rich chlorite are the main constituent alteration minerals associated with the Perseverance deposit. Over time quartz in veins becomes coarser grained and chlorite becomes increasingly magnesium rich. Sericite commonly occurs as a peripheral halo around more intense alteration. Alteration paragenesis and style is as follows;

•	Early pre-gold, pervasive crypto-crystalline silicification with peripheral pervasive sericite. Is most intense along the Peak Shear/rhyolite interface.

•

Multiple stages of cleavage parallel quartz-minor iron-chlorite veining and brecciation with iron-chlorite alteration. Early stages of veining and brecciation were synchronous with regional deformation and the main gold and copper mineralization event. These veins are commonly folded and/or boudinaged. Several exploration holes into the deepest portions of the resource contained instances of fine biotite within vein complex zones footwall to the Perseverance Shear. Reynolds (2000)

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described this feature as the initial pro-grade metamorphic alteration of chlorite to biotite.

•	Late black magnesium rich chlorite ± talc and carbonate alteration occurs as small subvertical overprinting shears. Strongly associated with late silver-galena-sphalerite mineralization.

•	Late buck quartz and feldspar in subhorizontal tension veins.

Gold-Metal Associations

Three distinct gold-metal associations occur throughout the deposit as defined by Reynolds (2000). The gold is most commonly intergrown with sulphides, with the majority of gold grains less than 25 µm in size and the remainder generally >60 µm. As the system evolved, earlier metallic gold was continuously remobilized by base metal bearing fluids and reprecipitated as increasingly silver rich electrum.

1.	Early Gold-Bismuth association represents the earliest known and consists of fine Ag poor metallic gold generally <25 µm, with native bismuth and minor maldonite (Au2Bi) in fine grained quartz veins. The absence of Bi-sulphide indicates low sulphur fugacities during this stage (Reynolds 2000). Due to later overprinting stages, this association is relatively minor and only occurs in remnant patches.

2.	Gold-Silver-Copper-Iron association is the dominant style of mineralization and occurs within and around coarser grained quartz veins than the earlier gold-bismuth association. Gold occurs as electrum with 30% to 50% Ag. Chalcopyrite with minor cubanite as lamellar intergrowths and pyrrhotite are the main sulphide minerals.

Copper Lens is the largest representative of this style of mineralization, containing about 50% of Peak’s contained Au.

3.	Late Gold-Silver-Lead is a relatively minor association best developed with late black Mg rich chlorite alteration. A small proportion of gold occurs in Ag rich (>60% Ag) electrum intergrown with galena and minor sphalerite.

Mineralization Styles

Several mineralization styles occur throughout Perseverance. A marked gradation in style is evident in the southern plunge direction from predominantly shear hosted to vein hosted mineralization at depth. The lenses can be divided into three groups according to the style of mineralization.

1.	Sediment Shear Hosted – Strongly silicified and brecciated sediments with foliation parallel quartz ± sulphide veins below the rhyolite intersection with Perseverance Shear. Generally contains lower sulphide contents relative to mineralization associated with rhyolite. There is no sediment hosted mineralization above the rhyolite intersection with the Perseverance Shear.

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2.	Contact shear hosted – Intensely silicified and brecciated contact between the rhyolite and sediments that forms the loci for the highest gold and base metal grades. The alteration intensity is such that recognition of primary rock textures is impossible. This style is restricted to the higher levels of the deposit.

3.	Rhyolite Vein Hosted – Appears as a series of narrow (10 cm) quartz-chlorite-chalcopyrite-pyrrhotite veins within silicified and weakly chlorite altered incoherent rhyolite breccia. It forms the dominant style of mineralization in the deeper reaches of the deposit where the veins follow the lithological rhyolite contact adjacent to the Perseverance Shear. It also occurs within the eastern rhyolite lenses footwall to the Perseverance Shear.

Control on Location of Mineralization

Three significant structural features control the location of mineralization at Perseverance. The primary control is the Perseverance Shear (Figure 17-17). The shear provided the pathway for metal bearing fluids to ascend from depth.

The secondary control is the intersection of the Perseverance Shear with the rhyolite. The rhyolite bodies display significant competency contrasts with the enclosing sediments. When intersected by a major shear-zone, the rhyolite causes refraction of the shear and with subsequent movement becomes a locus for dilation. Above the rhyolite/shear intersection, the Perseverance Shear tightens considerably in shale dominated lithologies. This feature further enhances the effectiveness of the rhyolite/shear intersection to act as a trap for ascending fluids.

The third control is with the location of “anti-formal” flexures in the trace of the rhyolite against the Perseverance Shear. The flexures are either the intersection of the Perseverance Shear with smaller parasitic folds in the rhyolite or natural variations in the contacts of the rhyolite. These flexures appear to have added an extra dimension to the entrapment of ascending fluids having been focussed into what appear to be the hinge areas of smaller parasitic anti-formal features within the rhyolite.

A fourth, though minor, control is the distribution of metamorphic facies changes. The presence of metamorphic biotite replacing chlorite at depth suggests that as the early gold bearing fluids ascended into a lower grade metamorphic environment, ideal temperature and pressure conditions were realized for the precipitation of gold. This control requires further study, however, it may also be a contributing factor to location of mineralization.

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Deposit Style

The Perseverance deposits are deformed, fault hosted, subvertical gold and copper lenses approximately 800 m south of the Peak Mine, which is nine kilometres south of Cobar. The lenses are subdivided into four zones (A to D) based on geometry (Figure 7-20).

OTHER SHEARS AND COPPER DEPOSITS

GLADSTONE DEPOSIT

The Gladstone deposit is located approximately 500 m west of the Chesney deposit (Figure 7-3). The deposit occurs at the intersection of two steep east dipping shear zones, a north-northwest trending shear that is parallel to the main shears in the nearby GCF, and a more northwest trending shear zone which parallels the cross-shears in the New Cobar, Chesney, and Occidental deposits (Mulholland and Rayner, 1961). The slates surrounding the deposit are strongly deformed and Thomson (1950) notes that folds in the slates are typically steep north plunging adjacent to the lodes but south dipping elsewhere. Glen (1987b) suggests that the shears hosting the Gladstone deposit transect a broad south plunging fold.

The deposit comprises a single lode approximately five to ten metres thick and in excess of 450 m long (Phillips, 1987). Drilling data is widely spaced and therefore the deposit may be considerably more complicated. Mineralization has been traced down plunge to 450 m from surface and open at depth. Phillip (1987) and Mulholland and Rayner (1961) believe that the deposit has a steep northerly plunge like all of the other deposits in the gold field.

The lode comprises a central quartz breccia containing abundant shale fragments and massive veins of chalcopyrite, within a halo of both cleavage parallel and transgressive quartz veining and strong pervasive green chlorite alteration containing patchy chalcopyrite-pyrrhotite-sphalerite mineralization. Pyrrhotite disseminations are ubiquitously developed along cleavage planes outboard of the deposit (Gilligan and Byrnes, 1994).

DAPVILLE DEPOSIT

The Dapville deposit is located approximately 1.3 km south-southwest of the Gladstone deposit and 800 m northwest of New Cobar mineralization (Figure 7-3). The deposit occurs at the southern termination of the Great Cobar Shear system (Andrews, 1913) and was discovered by drill-testing of a 250 m long, north-northwest trending zone of ferruginous and siliceous sheared siltstones (Thomson, 1950). Thomson (1950) interprets the Dapville mineralization as a single lode position developed along the steep north plunging intersection

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of a north trending, steep west dipping shear and a broad north-northwest trending steep east dipping main shear (the latter shear being the Great Cobar shear).

The lode at Dapville is interpreted from sparse drilling to be one to five metres wide and approximately 120 m long (Gilligan and Byrnes, 1994). The deposit consists of weakly quartz veined strongly brecciated and chlorite altered slates. Mineralization comprises splashy chalcopyrite-magnetite-pyrrhotite-minor pyrite mineralization. The best copper grades are associated with magnetite rich ore. Extensive zones of cleavage parallel quartz veining are present to the east of the deposit (Thomson, 1950).

GREAT COBAR DEPOSIT

The Great Cobar deposit, where the original discovery of copper in Cobar was made, is located approximately 1.5 km north-northwest of the Dapville mineralization (Figure 7-3). The deposit occurs within a north-northwest trending shear zone that extends south to the Dapville deposit and north at least 300 m beyond the deposit (Thomson, 1950). The shear zone appears to cut through the hinge zone of a north plunging anticline, although the eastern limb area is poorly exposed (Andrews, 1913; Glen, 1987b). Bedding-cleavage intersections plunge north around the shear zone and to the south, further west of the shear (Thomson, 1950).

The Great Cobar deposit comprises three steeply (75° to 85°) north plunging lodes developed over a 400 m strike length of the shear zone, separated by zones of weakly mineralized silicified and quartz veined slates; however, surface gossans extend over a 730 m strike length of the shear (Gilligan and Byrnes, 1994). The lodes have an elliptical shape and generally dip steeply to the east (88°) but locally dip steeply to the west. Individual dimensions of the lodes are:

•	Northern Lode: 110 m long and 30 m wide.

•	Central Lode: 130 m long and 25 m wide.

•	Southern Lode: 45 m long and 15 m wide.

Mineralization intersected at depth in workings at the Great Cobar North deposit is interpreted to be the northern extension of the Northern Lode (Andrews, 1913). The Great Cobar Lodes were mined to a depth of 500 m below surface and deep drilling has determined that they extend to 1,000 m below surface (Thomson, 1969).

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The lodes consisted of chalcopyrite mineralization developed in talcose black chlorite, a central zone of brecciated silicified and chlorite altered slates hosting magnetite-pyrrhotite-chalcopyrite mineralization (basic ore) and an eastern hanging wall zone of quartz vein breccias and strong quartz veining hosting chalcopyrite-pyrrhotite-lesser magnetite mineralization (siliceous ore) (Andrews, 1913). The proportion of the basic mineralization appears to diminish with depth at the expense of the siliceous mineralization, although copper grades do not greatly change (Thomson, 1950).

Free gold was recognized in the oxide zone at Great Cobar (Andrews, 1913) and small tonnages of gold bearing oxide ore were extracted from remnants of the Central Lode in the 1940s (Mulholland and Rayner, 1961); however, little indication of the gold distribution in the primary mineralization is provided by previous mining data.

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8 DEPOSIT TYPES

Mineralization in the Cobar Gold Field has been studied by several authors who have presented well-documented descriptions of the deposits including Stegman, 2001; Munro and Berthelsen, 2004; Glen, 1987, 1995; Berthelsen, 2006 & 2010; Stegman and Pocock, 1996.

Cobar style deposit are:

•	Polymetallic

•	Gold +Cu (minor Pb, Zn, Ag) g Copper rich (minor Pb Zn, Ag) g Pb, Zn, Ag (minor Au, Cu)

•	Spatially Related

•	Occur along full length of the exposed Devonian Cobar Basin

•	Structurally Controlled

•	Key with almost as many variants as deposits

•	Sediment hosted, but with significant departures being volcanic hosted, e.g., Perseverance

•	Economically Significant

•	Basin wide metal endowment estimated at 6 Moz gold, 2.2 Mt copper, 4.8 Mt zinc, 2.9 Mt lead, and 179 Moz silver

Common features include:

•	Short strike lengths 250 m to greater than 350 m

•	Shear/fault hosted (GCF/PK-PER shear)

•	Steep northerly plunging mineralized shoots with a stratigraphic plunge to the south, but lithologically controlled

•	Metal associations

•	Au – Bi

•	Cu – Ag

•	Pb – Zn

•	Au – Zn

•

Following a basic paragenetic sequence, bismuth is believed to be early, followed by, if not coincident with, much of the gold. There is a very close relationship between gold and bismuth at New Occidental. This relationship decreases slightly heading north due to subsequent base metal overprints.

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•	Copper mineralization is a significant part of all of the GCF deposits except New Occidental which has an average grade of less than 0.2% Cu.

•	There also appears to be a strong association with copper and silver at most of the deposits.

•	Significant magnetic anomalies

•	Magnetic source differs between deposits

•	Primary magnetite – Chesney, New Cobar, Great Cobar, and New Occidental

•	Peak and Perseverance – spatial relationship between pyrrhotite and gold – copper ores

•	Early silicification g Fe chlorite

•	Competency contrasts integral to ore deposition (SS/SI or SED/RHY)

•	Early Au – Bi hosted by chalcedonic silica veins

•	Overprint by Cu - Ag and later Pb – Zn

•	Syntectonic mineralization

The mineral deposits of the Cobar Gold Field are typically polymetallic, ranging from gold-copper-lead-zinc at Peak and Perseverance; to gold-copper at New Cobar, New Occidental and Chesney; and copper-minor gold at the Great Cobar, Queen Bee, and Gladstone deposits. The gold mineralization occurs as discrete lenses within the broader envelopes of base metal mineralization. Gold mineralization is apparently restricted to two shear zones, the GCF and the Peak Shear system, both of which are localized along the western margin of the Chesney-Nurri Anticline at the contact between sandstones of the Chesney Formation and slates and siltstones of the Great Cobar Slate (see Figure 7-3).

All the Cobar deposits are structurally controlled and are interpreted to have been emplaced during deformation and inversion of the Cobar Basin in the Early Devonian (402 Ma to 385 Ma). The deposits occur within high strain zones, typically in intensely cleaved zones, shears, and faults. In detail, the mineralization is localized within dilations developed along zones of competency contrast (for example, sandstone-slate contacts, sandstone-rhyolitic intrusive contacts, and unaltered sediment-silicified sediment contacts).

The deposits have characteristically steeply dipping pipe-like geometries with uniformly short strike lengths (less than 300 m), narrow widths (10 m to 30 m) but extensive vertical dimensions. The Peak mineralization extends over a vertical extent of 700 m and the New Occidental mineralization has been traced from surface down to 1,200 m below surface. At

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the scale of mining, the Cobar-style mineralization is characterized by multiple lenses with relatively complex geometries.

GENETIC MODEL FOR THE COBAR GOLD FIELD MINERALIZATION

Several theories of deposit genesis have been proposed and the following genetic model for the mineralization in the Cobar Gold Field is advocated by PGM geologists:

1.	Initiation of a series of normal inter-basin extensional faults along the eastern margin of the Cobar Basin during its formation.

2.	Intrusion of rhyolitic subvolcanic magma into unconsolidated Cobar Basin sediments along the precursor of the Peak Shear.

3.	Inversion of the Cobar Basin: Major west-directed thrusting on the GCF as part of deformation of the eastern margin of the Cobar Basin.

4.	Continued deformation and bulk shortening led to the development of a prominent north-northwest trending steep east dipping cleavage associated with the GCF and a north-northwest trending steep west dipping cleavage associated with the Peak Shear.

5.	Pervasive silicification of the Chesney Formation along the eastern margins of the GCF and Peak Shear and more focused intense silicification along zones of penetrative cleavage developed along the shear zones themselves and at the western margin of the rhyolite bodies at Peak. The zones of silicification, like the rhyolite bodies, became loci for mineralization because of their competency contrast with the adjacent sediments.

6.	Continued deformation of the eastern margin of the Cobar Basin, manifested as left-lateral strike-slip shearing along the GCF and continued reverse shearing along the Peak Shear zones. Shearing created subvertical pipe-like zones of dilatancy along the GCF and more discrete curvi-linear zones around the rhyolite bodies at Peak. Fluid flow was focused along these zones.

7.	Main stage mineralization associated with multiple generations of quartz veining and chlorite alteration occurred during the peak of deformation and cleavage formation. Several broad phases of mineralization are recognized; the gross sequence, from oldest to youngest is:

•	Silver-poor galena, sphalerite, minor chalcopyrite, and gold mineralization at Peak.

•	Magnetite, native bismuth, bismuthinite, and gold mineralization along the GCF.

•	Magnetite, chalcopyrite ± gold along the GCF and Gladstone-Great Cobar line of lode and chalcopyrite, pyrrhotite, pyrite, gold, and minor galena mineralization at Peak.

8.	Further shearing and dilation within the Peak orebody, causing segmentation of both the rhyolite body and the copper-gold mineralization along the Gecko Shear.

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9.	Reactivation of early zones of shearing, particularly at Peak where late stage thrusts dismember and displace the rhyolite body and the main stage mineralization. Most displacement is focused along the Polaris/Peak Shear.

10.	Late stage mineralization focused in dilations along the reactivated thrust faults. This mineralization typically comprises silver rich sphalerite, galena, pyrrhotite, and pyrite mineralization associated with black chlorite-talc alteration. Where it overprints main stage mineralization, it inherits a significant gold component.

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9 EXPLORATION

Mining and exploration has occurred in the Cobar Gold Field area since the late 1800s. It is outside of the scope of this document to describe historical exploration efforts. The following section concentrates on exploration since 2010 by PGM

Mine and near-mine exploration is predominately restricted to drilling, as presented in Section 10. Figures 7-3 and 7-7 show the location of current near-mine exploration targets.

REGIONAL EXPLORATION

Regional exploration on the PGM prospects included the following:

•	EL5933 Peak

This tenement surrounds the PGM mines at Cobar. Exploration has comprised induced polarization (IP), gravity, downhole electromagnetic (EM) and Controlled-Source Audio-Frequency Magneto-Telluric (CSAMT) geophysical surveys; and rotary air blast (RAB), reverse circulation (RC), and diamond drilling (DD) targeting the Langtons, Illawong, Central Shaft, Cobar Lucknow, and Fortitude prospects.

At the Langtons prospect, RC drilling followed up near-surface highly anomalous gold detected in previous RAB drilling; however the deeper drilling did not intersect any significant mineralization. At the Illawong prospect, strong coincident IP and CSAMT geophysical anomalies were tested by RAB and RC drilling, however, no significant mineralization was intersected, the anomalies being due to formational (stratigraphic) sources. Similar strong IP anomalies at the Central Shaft were tested by RC drilling, but were also found to be sourced from graphitic siltstones with no significant mineralization intersected.

Previously detected gold anomalies at Cobar Lucknow, located northeast of Cobar, were tested by IP surveying which detected strong responses associated with silicification. These anomalies were subsequently tested with RAB drilling, which returned scattered anomalous gold assays. Diamond drilling to test CSAMT anomalies at Fortitude, south of the Peak, intersected only weak mineralization and quartz veining.

In 2008, an airborne magnetic and radiometric survey was completed over EL5933, and gravity surveying was extended over the full tenement. Inversion modelling of the magnetic and gravity data was completed, and merged with a 3D geology model.

Surface RC and DD drilling in 2011 and 2012 targeted the Cobar-Lucknow prospect with gold mineralization associated with a northeast-trending structure bounding a granitic intrusion along the contact of Girilambone Group metasediments and overlying Cobar Basin sediments.

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In 2011 and 2012, a regional mapping and auger sampling (200 m by 400 m) program within EL5933 Peak was undertaken. Infill auger drilling (100 m by 200 m) was conducted at Langtons, Hillview, Royal George, Tharsis, Hinge and Illewong.

•	EL6127 Rookery South

This tenement covers 48 km of prospective Rookery Fault environs southeast of Cobar, including the Stones Tank Resource located at the south end of the tenement, approximately 70 km southeast of Cobar.

An RC and DD program completed in 2004 at Stones Tank to confirm and test for extensions to the known mineralization increased confidence in the resource, but did not significantly change its size.

Elsewhere in EL6127, exploration focussed on the Nurri to Rookery area, with magnetic and IP surveys and a substantial soil sampling program completed, followed up with RC drilling at the Rookery prospect and DD at Copper Burr. RC drilling at Rookery tested several geological and geophysical targets; however, the holes did not intersect any significant mineralization. At the Copper Burr prospect, diamond drilling tested a very strong IP response and anomalous gold rock chip results. The holes intersected quartz veining, silicification, and chlorite alteration but only minor mineralization

In 2008, an airborne magnetic and radiometric survey and ground-based gravity surveying was completed over all of EL6127. Inversion modelling of the magnetic and gravity data was completed, and merged with a 3D geology model. Follow-up exploration comprised IP surveying, soil sampling, and RC drilling of coincident magnetic and gravity anomalies at the McLeans and Victoria Tank South prospects in 2009 and 2010. No significant intersections were returned from the drilling.

In 2011, a program of systematic auger soil sampling and geological mapping was undertaken over almost all of EL6127. This was followed up in 2012 with infill soil sampling over geochemical anomalies and IP surveying over geochemical anomalies and mapped structures at the Mafeesh Bend prospect. Drilling was also undertaken at the Stones Tank prospect in 2012.

•	EL6401 Rookery East

The tenement is located 50 km southeast of Cobar. In 2008, airborne magnetic and radiometric surveying and ground-based gravity surveying were conducted over all of EL6401. Inversion modelling of the 10-77 magnetic and gravity data was completed, and merged with a 3D geology model.

•	EL6149 Mafeesh

This tenement, located 50 km south of Cobar, was taken up to investigate geochemical anomalies detected by previous explorers. Exploration to date has included RAB drilling, IP surveying, RC, and DD over the main geochemical anomaly within EL6149. RAB drilling defined a 400 m long multi-element geochemical anomaly, and IP surveying detected three chargeable anomalies. Subsequent RC drilling confirmed the geochemical anomaly but failed to intersect significant mineralization. Deeper diamond drilling returned disappointing results with only minor quartz veining intersected in a sequence of interbedded

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sandstone and shale/mudstone, with minor highly altered mafic volcanics identified by petrology.

Further geochemical sampling to follow up the remaining geochemical anomalies within EL6149 was conducted in January 2009. Five RC drill holes were completed in 2011 to test gold-bearing sheeted quartz-breccia veins and IP targets with disappointing results.

•	EL5982 Norma Vale

This project is located 80 km south of Cobar and contains prospective magnetic features and soil geochemistry. Exploration to date has included soil sampling, RAB drilling, IP surveying, diamond drilling, and downhole EM surveying. RAB drilling in 2005 over magnetic features detected two geochemically anomalous areas requiring further work.

IP surveying over these areas detected chargeability anomalies associated with the coincident geochemical and magnetic anomalies. This was followed up in late 2007 and early 2008 by four DD holes for a total of 1,123.5 m. These holes intersected generally low-grade mineralization within a sequence of intensely altered sedimentary and volcanic rocks cut by multi-phase altered intrusives. Downhole EM surveying in the northernmost hole detected an off-hole conductor warranting further drill testing. Geochemical sampling over magnetic anomalies associated with acid volcanic rocks in two isolated northern blocks of EL5982 was completed in late 2008 and early 2009. Assays are awaited.

A further four RC drill holes and eight core holes were completed in 2011 and 2012 at six prospects. In addition to the mixed sediment package and acid intrusives intersected previously at the R7 prospect, the 2011 and 2012 drilling intersected mafic intrusives and granodiorite to the south, acid volcanic rocks at R8 to the west, and mafic volcanic rocks at R10 in the far north of EL5982.

•	EL6402 Cable Downs

This tenement is located 40 km northwest of Cobar. Exploration to date has comprised geochemical sampling, RC drilling following up gold anomalies detected in previous RAB drilling at Mountain Tank. No significant mineralization was intersected and the tenement was relinquished.

Figures 9-1 and 9-2 show the location of the Cobar Goldfields and regional exploration targets respectively.

STRUCTURAL AND REGIONAL STUDIES

In 2012, SRK (SRK, 2012) in conjunction with New Gold/PGM undertook a regional geological and structural study. The study confirmed the structural controls on mineralization within the PGM tenements and the relationship between these controls and regional deformation. SRK made recommendations for regional exploration based on a number of structural features closely associated with the known mineralization.

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Also in 2012, a “Mine Corridor Geophysical Review” was undertaken by consultants GeoDiscovery, with the aims of:

•	Remodelling available geophysical data within the mine sequence (magnetics, gravity, and CSAMT).

•	Compilation of geological and drill intersection data along the main mineralized structures (Peak-Perseverance Shear, Great Cobar Fault and the Great Cobar structure).

•	Slice the geophysical models along the structures and plot in long section.

•	Interpret the long sections, determine which anomalies have been tested and plan drilling on prioritized untested anomalies.

The study area extended approximately 8.5 km from the Fortitude prospect south of Peak Mine to the Fort Bourke Shaft area southeast of Cobar. Specific areas of interest were proximal to the GCF and the Peak-Perseverance Shear (PPS). A number of untested geophysical targets were identified, many of which are interpreted to occur in favourable structural positions within the shear zone (some of which have indicated DHEM conductors and/or mineralization in shallow drill holes above the target region). The targets identified have been added to the drill program for 2013. The study was extended to cover areas south of Peak and along the Queen Bee Fault at Coronation-Beechworth and Queen Bee, and identified a number of targets for follow-up work.

EXPLORATION DATA COLLECTION

The PGM geological database contains the details of all available historical drill holes on the Project’s tenements. Historical drill hole data with potential to impact on resource estimates is flagged in the database based upon perceived reliability and excluded from estimates if deemed appropriate.

The Rio Tinto plc (RTP) group of companies has been exploring in the Cobar Gold Field since the early 1940s. Conzinc Riotinto of Australia Exploration (CRAE) activities occurred between 1987 and 1995. PGM has access to much of this information, including underground survey data, production records, and drill hole data. The PGM geological department hosts a large library of technical documents, both historical and current. The details of these documents are stored in an electronic database system for ease of use and identification.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 9-4

RPA
www.rpacan.com

Regional Targets
Other
Gray
Gray/Con
P
Mag
Mag/Con
Mag/Gray
RAB
N
0 100 200 300 400 500
Metres
New Cobar
New Occidental
Peak
Great Cobar
Washer Tank
Cobar Lucknow
True Believers NE
Tharsis
CT14
Coronation
Beechworth
Mallee Tank NW
Peak East
Peak West
Wellie
Fortitude West
Bournara/Fortitude
Central Shaft
Junior
CT29 South
Hillview North
CT32 North
CT32 South
Voltaire
Queen Bee
Porphyry North
Hillview South
Anomaly "D" - Durdaa
Illewong IP
Polis
Kurrajong
CT24 Nth
CT24 Sth
Legend:
Mulga Downs Group
Sedimentary Rocks
Amphitheatre Group
Upper Amphitheatre
CSA Siltstone
Nurri Group
Great Cobar Slate
Chesney Formation
Rhyolite
Kopyje Group
Florida Volcanics
Sedimentary Rocks
Granite
Girilambone Group
Sedimentary Volcanic Rocks

Figure 9-1

New Gold Inc.

Peak Gold Mines
New South Wales, Australia

Cobar Gold Field Exploration Targets (EL5933)

March 2013 *Source: Peak Gold Mines, 2012.*

9-5

RPA
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145.7°
145.8°
145.9°
146°
146.1°
146.2°
146.3°
146.4°
146.5°
-31.6°
-31.7°
-31.8°
-31.9°
-32°
-32.1°
-32.2°
-32.3°
EL6127 Rookery South
Mt Nurri
Quarry
Copper Burr
Rookery
Langfords
McGinnis
EL6401 Rookery East
Killen North
Victoria
Stone Tank
Easter Hill
EL6149 Mafeesh
EL5982 Norma Vale
Legend:
Mulga Downs Group
Sedimentary Rocks
Amphitheatre Group
Upper Amphitheatre
CSA Siltstone
Nurri Group
Great Cobar Slate
Chesney Formation
Rhyolite
Kopyje Group
Florida Volcanics
Sedimentary Rocks
Granite
Girilambone Group
Sedimentary
Volcanic Rocks
Mine
Prospect
EL Boundary
Major Road
Railway

Figure 9-2

New Gold Inc.

Peak Gold Mines

New South Wales, Australia

Regional Exploration Targets

March 2013

Source: Peak Gold Mines, 2012.

9-6

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10 DRILLING

Drilling data is available for the various operations dating back to 1931. For the purpose of this Technical Report, this section will concentrate on recent drilling practices which are most relevant to the current Mineral Resources.

Drilling campaigns on the PGM tenements include surface exploration drilling involving reverse circulation (RC) percussion drilling and diamond core drilling (DD) methods as well as ongoing underground exploration and delineation diamond drilling. Drilling operations are contracted out to Australian based drilling contractors. RC drilling methods are employed as a rapid cost effective method for testing potential exploration targets during the pre-discovery stages. Once a deposit has been discovered, delineation of the Mineral Resource is done entirely by diamond core drilling.

SURVEY GRIDS

All relevant drill holes in the Project Area have been recorded in the site database using the Peak Mine Grid. Peak Mine Grid (PMG) is a metric grid defined to be exactly 15° 30’ 40.00” west of Map Grid Australia (MGA) (GDA94) grid north and approximately 250 west of Magnetic North. A common point, PK PM1, is located in Peak Mine core yard. The coordinates for this point are presented in Table 10-1.

TABLE 10-1 PMG-MGA COMMON POINT
New Gold Inc. – Peak Gold Mines

Base Peg	PMG E	PMG N	MGA E	MGA N
PK PM1	25649.975	10280.005	393569.72	6507097.03

The datum is located 80 m northwest of the Peak Mine headframe at 10256.87 PMG RL, 256.451 AHD RL. PMG has a mean combined scale factor of exactly 0.999701 over the Cobar Gold Field area. PMG to MGA and MGA to PMG transformations, which have a high degree of precision, are described in Table 10-2.

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TABLE 10-2 PMG AND MGA TRANSFORMATIONS
New Gold Inc. – Peak Gold Mines

Transformation	Rotation	Scale factor	Origin of grid in transformed system
PMG to MGA	-15[o] 31’ 38.72201	0.999696398	371614.525	6490330.826
MGA to PMG	15[o] 31’ 38.72201	1.00303694	2096146.576	-6155837.455

Grid conversions also exist for converting the PMG to the national Australian Mine Grid (AMG (AGD66)) and older grid systems.

DIAMOND DRILLING PRACTICES

It is current PGM practice to use HQ diameter core for exploration diamond drill holes, stepping down to NQ/NQ2 diameter core at about 300 m depth or when drilling problems are encountered. Occasionally, holes are collared using PQ diameter core.

Underground drilling programs include both exploration and delineation drilling with the majority of exploration holes drilled in NQ2 core size. A relatively minor portion of exploration holes are drilled in LTK48 or HQ core sizes. Delineation drilling of stope blocks for grade control, mining, and Measured Resource estimates is carried out predominantly in LTK48 with the exception of occasional longer holes, where wireline drilling at NQ2 core size is more appropriate from a manual handling perspective.

Drill core is not routinely oriented; the relatively consistent regional S2 foliation is used as a reference feature for determination of core cutting lines and reference lines for structural readings.

All drill core is logged by qualified geologists in a core yard and storage facility at Peak Mine. The exploration geologists log the exploration holes, while mine geologists log the grade control/stope delineation drilling. All logging utilizes portable computers connected to a wireless network. Basic tasks related to routine processing of core is completed by contract staff at the PGM core yard under the direct supervision of a PGM geologist including core recovery measurement, metreage mark-ups, tray photography, cutting, sampling, bulk density (SG) measurements, dispatch, and storage of core. Diamond core is sampled in one metre intervals.

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Until December 1998, drill holes were logged using MS-DOS-based computer-logging software called Datcol. Logging is now performed with Windows-based core logging software called CoreView, which includes a database system. All drill hole information, including geological logging data, logistical information regarding drilling, collar data, downhole survey data and assay data, is stored using the DrillView database, which is a Microsoft Access-based logging and database system that was purpose built and is administered by senior staff.

The following information is routinely recorded during core logging:

•	Rock types, brecciation, and fault zones;

•	Alteration and vein types;

•	Mineralization and mineralization assemblages;

•	Identified coarse gold;

•	Rock mass quality data (RQD); and

•	Core loss.

REVERSE CIRCULATION DRILLING PRACTICES

RC drilling practices, noted in detail below, are supervised by a PGM technical employee. Representative chips from each sample interval are stored in plastic chip logging trays for geological logging and future reference.

1. Ledger Preparation

•

RC ledgers and sample bags are prepared in advance of the drilling program. The first sample is always a blank, with two alternating standards (1/20) and field duplicates (1/20) throughout the drill hole. Analytical samples to be collected as 4 m composites.

2. Sample Bag Preparation

•	Mark up from-to depths on the polyweave bags for the entire planned hole.

•	Mark up the 4 m composite from-to depths on the calico bags as per sample ledger.

•	Insert blanks and standards into calico bags as per sample ledger.

•	Assure all bags in sequence and sample numbers are printed clearly.

•	Store bags until drilling commence.

3. Drill Hole

•	RC drill hole depths may range from 120 m to 250 m depending on the target being tested. A 5 1/2 inch hammer is being used and drill hole diameter is 140 mm.

4. Sampling

•	Drill hole samples are collected in 1 m intervals from the cyclone into polyweave bags.

•	Two opposite diagonal samples to the corners of polyweave bag are taken and placed into a sieve using a 40 mm PVC spear. This sample will be sieved, washed, placed in the chip tray, and logged.

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•	A third speared sample goes into the corresponding calico bag (4 m composite sample).

•	Composite samples dispatched to ALS in Orange.

5. Assay Method and Laboratory

•

Various analytical methods and laboratories were used in the past. The standard assay suite introduced in 2012 consists of the full package (33 elements) four acid digestion (ME-ICP61) and 50 g fire assay (Au-AA26) with AAS finish at the ALS-Chemex Laboratories in Orange, New South Wales.

6. Decomposite Sampling and Site Rehabilitation

•	1 m drill hole samples remain on the drill site until 4 m composite assay results have been reviewed for anomalous geochemistry.

•	Anomalous samples are sampled in 1 m intervals, using a riffle splitter.

•	The drill site is rehabilitated and the 1 m samples are disposed of.

COLLAR AND DOWNHOLE SURVEYS

All near-mine drill hole collars are surveyed by mine surveyors using a theodolite in PMG. Underground drill holes are routinely downhole surveyed every 30 m using an Eastman camera or digital Reflexit as drilling progresses. At the completion of drilling, an electronic multi-shot device (e.g., Reflex model) may be used to take additional survey measurements at three to six metre intervals.

Registered survey data (HoleID, Depth, Azimuth, Dip, Total Magnetic Field and Temperature) is captured in an MS Access database for direct loading into Vulcan for 3 dimensional viewing. All Eastman single shot discs and original records of the electronic camera surveys are stored in the site Geology Offices in lever-arch files.

Exploration drill holes are surveyed by external contractors using a Digital Global Positioning System (dGPS).

DRILLING SUMMARIES

NEW COBAR MINE

The New Cobar Mine was discovered in 1889, with historical mining during the periods of 1880 to 1922 and 1934 to 1948. During the later period, underground grade control diamond drilling was performed.

From 1973 to 1997, 16 drilling programs were undertaken to target the near-surface oxide potential.

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During 2000, a total of 13 RC holes were drilled to test for continuation of the open pit resource. Surface drilling by PGM in 2003 delineated an underground resource amenable to mining, and a portal was started from the base of the pit in 2004. Subsequent surface and underground diamond drilling programs since 2005 have further delineated the underground resource. Since 2005, a single surface exploration program was drilled during 2008 into the Jubilee lens north of the New Cobar lens but on the same structural trend. Only delineation drilling using LTK48 sized core has been drilled in the New Cobar deposit since 2005 between the 16 and 46 mining levels (between 10,120 mRL and 9,820 mRL).

The oxide portions of the New Cobar deposit have a nominal drill hole spacing of 20 m by 20 m to approximately 100 m below surface and 25 m by 25 m (northing and elevation) to a vertical depth of approximately 120 m. Drilling of the deeper portions of the deposit since 2003 has subsequently resulted in a nominal drill hole spacing of 15 m by 20 m between a vertical depth of 105 m and 340 m, and a spacing of 50 m by 40 m to a vertical depth of 430 m based on surface diamond and historical underground drilling. Between 430 m and 680 m vertical depth, there is a nominal drill hole spacing of 70 m by 40 m based on surface diamond drilling.

Table 10-3 summarizes the various drilling programs undertaken at New Cobar.

TABLE 10-3 NEW COBAR DRILLING PROGRAM SUMMARY
New Gold Inc. – Peak Gold Mines

Company	Year	Number of Holes	Type of Drilling	Hole Diameter	Sample Type	Downhole Surveys
New Occidental Gold Mines	1938 to 1949	147	Diamond	EX, AX, BX	—	—
CRAE	1987	37	PD	125, 115		—
CRAE	1988	70	RC	150, 140		—
CRAE	1988	18	RC	125, 115		—
CRAE	1989	70	RC	150,140,125,115		—
CRAE	1995	62	RC	150, 140, 125		—
PGM	1996	77	RC	150, 140		—
PGM	2000	13	RC	140		—
PGM	1996	7	Diamond	60 (BX roller bit), BQ	1/2 Core	Single Shot Camera
PGM	1991	7	Diamond	PQ, HQ, NQ	1/2 Core	Single Shot Camera
PGM	1987	8	Diamond	140, PQ, HQ, NQ	1/2 Core	Single Shot Camera

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Company	Year	Number of Holes	Type of Drilling	Hole Diameter	Sample Type	Downhole Surveys
PGM	1988	1	Diamond Metallurgical	PQ	1/2 Core	Single Shot Camera
PGM	1989	27	Diamond Metallurgical	178, 150, 140, PQ, HQ, NQ	1/2 Core	Single Shot Camera
PGM	1996	7	Diamond Geotechnical	HQ	1/2 Core	Single Shot Camera
PGM	1996	89	Diamond	PQ, HQ, NQ	1/2 Core	Single Shot Camera
PGM	1997	17	Diamond	PQ, HQ, NQ	1/2 Core	Single Shot Camera
PGM	1997	12	Diamond	PQ, HQ	1/2 Core	Single Shot Camera
PGM	1997	7	Diamond	HQ	1/2 Core	Single Shot Camera
PGM	2003	32	Diamond	HQ/NQ	1/2 Core	Single Shot Camera
PGM	2005	75	Diamond	LTK48/BQ	Full Core	Single Shot Camera
PGM	2006	71	Diamond	LTK48/BQ	Full Core	Single Shot Camera
PGM	2007	36	Diamond	LTK48	Full Core	Single Shot Camera
PGM	2008	73	Diamond	LTK48	Full Core	Single Shot Camera
PGM	2009	21	Diamond	LTK48	Full Core	Reflex
		4		NQ	1/2 Core	Multishot
PGM	2010	25	Diamond	LTK48	Full Core	Reflex Multishot
PGM	2011	82	Diamond	LTK48	Full Core	Reflex
		16		NQ	1/2 Core	Multishot
PGM	2012	46	Diamond	LTK48	Full Core	Reflex
		21		NQ	1/2 Core	Multishot

Prior to 1991, the drill holes were not downhole surveyed during drilling, but surveys were completed later on a nominal 30 m downhole interval using a downhole camera recording magnetic azimuth and dip. From 1991 to 2003, drill holes were downhole surveyed during drilling at nominal 30 m downhole intervals.

Sample recovery data is not available for the pre-1995 RC data. Later diamond programs have good mean recoveries in the mineralized portions of the deposit with most intervals exhibiting 100% recovery.

CHESNEY

The Chesney deposit was discovered circa 1872, with its last period of operation from 1943 to 1952. From 1971 to 1975, a new shaft was sunk, but was not connected to the old

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workings. During the last period of historical production, diamond drill holes were used for grade control.

The oxide mineralization at Chesney has been drill tested to approximately 100 m vertically at a spacing of 20 m by 40 m or 20 m by 20 m using 100 face-sampling RC drill holes and 47 percussion drill holes (PD) were completed. In addition, several HQ/NQ diameter diamond drill holes tested the deposit at deeper levels. This drilling was completed in five different drill programs between 1987 and 1996. Table 10-4 summarizes the three drilling programs undertaken for the oxide portion of the Chesney deposit.

TABLE 10-4 CHESNEY OXIDE AND UNDERGROUND MINE DRILLING PROGRAM SUMMARY

New Gold Inc. – Peak Gold Mines

Drilling Program		Year	No. Drill Holes	Hole Diameter (mm)/Core Size	Hole Size at Lode Intersection (mm)
1	First exploration PD	1987	47	125	115
2	Exploration RC	1988, 89, 96	100	150,140	140
3	First exploration DD	1992 - 93	15	PQ, HQ, NQ	HQ, NQ

Since 1992, the sulphide portion of the Chesney deposit has been tested by four drilling programs, down to approximately 800 m below surface. Details of the Chesney drill programs are summarized in Table 10-5.

The shallow mineralization, down to approximately 120 m below surface, is drilled to nominal 20 m by 20 m spacing. Drill hole spacing is wider around the old workings and on the extremities of the deposit to the north and south.
Back and face sample data from the historical levels were compiled from original linen plans. These samples are spaced approximately 30 m vertically apart on sublevel intervals. A number of underground diamond holes drilled from 1943 to 1950 intersect the original orebody within the old workings.

Below the base of historic workings, drilling is a nominal 20 m by 20 m spacing over areas where previous Mineral Resource estimates show the potential for Mineral Reserves. Three phases of delineation drilling below the old workings, down to 9,700 mRL have now been

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completed or are in progress. Evaluation drilling is completed at a nominal 50 m by 50 m spacing to 9,350 mRL

In 2008, the Chesney crossover drive from New Cobar was completed. The first of the diamond drill cuddies was cut below Stockpile 5 and drilling commenced in June 2008. The program covered the northern strike length of the orebody with a 20 m by 20 m drill hole pattern which extended from just below the 9900 Level to the base of the old workings. A second cuddy was cut as a stockpile below the 9900 access take-off on the first downward turn of the decline to drill out the southern strike length. Both programs were completed in 2008 for a total of 8,756 m.

TABLE 10-5 CHESNEY SULPHIDE DRILLING PROGRAM SUMMARY

New Gold Inc. – Peak Gold Mines

Company	Year	Number of Holes	Type of Drilling	Hole Diameter	Sample Type	Downhole Surveys
New Occidental Gold Mines	1943	13	Diamond	EX	—	—
New Occidental Gold Mines	1948 to 1949	20	Diamond	AX, BX	—	—
CRAE	1992 to 1993	9	Diamond	NQ, HQ, PQ	1/2 Core	Single Shot Camera
PGM	1997	33	Diamond	NQ, HQ	1/2 Core	Single Shot Camera
PGM	2001	8	Diamond	NQ	1/2 Core	Single Shot Camera
PGM	2004	32	Diamond	NQ, NQ2, HQ	1/2 Core	Single Shot camera
PGM	2005	14	Diamond	NQ, HQ	1/2 Core	Single shot Camera
PGM	2007	3	Diamond	NQ, HQ	1/2 Core	Single Shot Camera
PGM	2008	73	Diamond	LTK48	Full Core	Reflex Multishot
PGM	2009	50	Diamond	LTK48	Full Core	Reflex Multishot
PGM	2010	32	Diamond	LTK48	Full Core	Reflex Multishot
PGM	2011	11	Diamond	LTK48	Full Core	Reflex
		18		NQ	1/2 Core	Multishot
PGM	2012	53	Diamond	LTK48	Full Core	Reflex
		25		NQ	1/2 Core	Multishot

It is not recorded how the holes drilled in 1943 and 1949 were downhole surveyed.

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Up to 1989, the drill holes were not downhole surveyed during drilling, but surveys were completed later on a nominal 30 m interval using a downhole camera. Due to collapse of some drill holes, it was not possible to survey all drill holes. From 1992 onwards, the drill holes were downhole surveyed during drilling at nominal 30 m intervals. Approximately 11 deeper Chesney holes have been surveyed using a digital multi-shot camera at six metre intervals.

The recent delineation holes were surveyed with a multi-shot camera firstly at 15 m to check the setup and then at the end of the hole at 30 m intervals.

Sample recovery data is not available for the pre-1992 RC data. It is reported that diamond drilling programs since 1992 in the mineralized portions of the deposit have good mean recoveries with most samples exhibiting 100% recovery.

NEW OCCIDENTAL MINE

The New Occidental deposit was first worked as the United Mine and is believed to have been discovered in 1871. The last period of historical mining was from 1932 to 1935. It was during this latter period that records of diamond drilling commenced. The programs of exploration and evaluation (delineation) drilling that are known to have been undertaken at the New Occidental deposit are summarized in Table 10-6.

TABLE 10-6 NEW OCCIDENTAL DRILLING PROGRAM SUMMARY

New Gold Inc. – Peak Gold Mines

Company	Year	Number of Holes	Type of Drilling	Hole Diameter	Sample Type	Downhole Surveys
New Occidental Gold Mines	1945- 1952	104	Diamond	AX/BX	Full Core	—

New Occidental Gold Mines	1948- 1952	13	Diamond	AX	Full Core	—

Cobar Mines Pty Ltd	1980	5	Diamond	BQ	1/2 Core	Single Shot Camera

Cobar Mines Pty Ltd	1986	3	Diamond	PQ/HQ with NQ tails	1/2 Core	Single Shot Camera

CRAE	1987	11	Percussion	115 mm	Chip	—

CRAE	1987	1	Diamond	PQ/HQ with NQ tails	1/2 Core	Single Shot camera

CRAE	1988	4	Reverse Circulation	140 mm	Chip	—

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Company	Year	Number of Holes	Type of Drilling	Hole Diameter	Sample Type	Downhole Surveys
PGM	1995 to 1996	55	Diamond	PQ/HQ with NQ tails	1/2 Core	Single Shot Camera

PGM	2001 to 2002	257	Diamond	LTK48	Full Core	Single Shot Camera

PGM	2003 to 2007	284	Diamond	LTK48, HQ, NQ	Full Core & 1/2 Core	Single Shot Camera

PGM	2008	52	Diamond	LTK48	Full Core	Reflex
		6		NQ	1/2 Core	Multishot

PGM	2009	32	Diamond	LTK48	Full Core	Reflex
		4		NQ	1/2 Core	Multishot

PGM	2010	2	Diamond Service Drain Hole	HQ	Not Sampled	Reflex
		7		NQ	1/2 Core	Multishot

PGM	2012	3	Diamond	HQ	Full Core	Reflex
		5		LTK48	1/2 Core	Multishot

Data distribution varies throughout the deposit. From the 112L up to the base of historical workings the data is spaced to a nominal 15 m x 20 m (northing and elevation) spacing. Below the 112L the data is spaced 30 m x 50 m for the first 150 m. Below that, there are five holes describing New Occidental deeps.

For the CRAE and Cobar Mines drilling programs, downhole surveys were taken every six metres to 30 m. Historic RC drill holes were not downhole surveyed.

All PGM drill holes were surveyed using an Eastman single shot camera or by a digital multi-shot camera. Surveys were typically collected at 30 m intervals. The frequency was increased to 15 m intervals in controlled drilling (navi-drilling) or wedging sections. Additional surveys were also taken at six metre intervals in the rods immediately behind the navi-bit and barrel during a navi-cycle to confirm dip measurements.

Sample recovery for the PGM series of holes is reported to be high in the mineralized portions of the deposit with most samples recording recoveries of 100%.

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PEAK MINE

The Peak gold deposit was discovered in 1887 and was mined intermittently through the late 1800s from underground. From 1992 through to 2002, underground mining of the Peak orebody continued from 300 m below surface (300 Level) down to 760 m below surface (740 Level). Exploratory surface diamond drilling during 2005, up-dip from the current workings, identified a gold/base metal resource immediately below the base of oxidation.

Four drilling programs were completed in the area between 1997 and 2000 to define an oxide resource. Prior to this, several sporadic and minor programs were completed in the area from 1948 to 1995, as summarized in Table 10-7.

TABLE 10-7 PEAK OXIDE RESOURCE DRILLING PROGRAM SUMMARY

New Gold Inc. – Peak Gold Mines

Program	Year	Hole Type	Operator	No. Drill Holes	Total Metres Drilled	Hole Size
1	1987	RC	CRA Exploration	21*	2,335
2	1988	PD	CRA Exploration	7*	669
3	1948 - 1995	DD	CRA Exploration	12	3,160
4	1996	RC	PGM	9	712	133
5	2000	RC	PGM	59	3,677	133

*	Not used in resource estimation.

Since 2000, approximately 362 drill holes have been drilled to define the underground resources at Peak. Data distribution varies throughout the deposit. From the 715 Level (9,545 mRL) up to the 300 Level (9,960 mRL) the data is at a nominal 10 m by 12 m (northing and elevation) spacing. Below the 715 Level, the data is crudely spaced at 50 m by 50 m. From the 300 Level (9,950 mRL) up to the base of oxidation (10,150 mRL) the data is spaced from 25 m by 25 m out to 50 m by 50 m. Above the base of oxidation through to surface the data is spaced 20 m by 20 m.

Underground resource definition holes are typically drilled either as NQ2 or LTK48 diameter core. Drilling from surface is typically collared using HQ diameter core followed by an NQ diameter tail. Similarly, some underground drilling was collared using HQ diameter core followed by an NQ2 diameter tail. Navigational drilling for the HQ diameter holes was used in 2001. The underground drilling utilizes the same drill rigs as used at the New Occidental and Perseverance mines.

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The drilling programs used to define the underground resource are summarized in Table 10-8.

TABLE 10-8 PEAK DRILLING PROGRAM POST-2000 SUMMARY

New Gold Inc. – Peak Gold Mines

Company	Year	Number of Holes	Type of Drilling	Hole Diameter	Sample Type	Downhole Surveys
PGM	2000	135	Diamond	BQ, NQ@, LTK48	Full Core, 1/2 Core	Single Shot Camera
PGM	2001	80	Diamond	LTK48, NQ2, HQ	Full Core, 1/2 Core	Single Shot, Multi Shot Camera
PGM	2002	17	Percussion	LTK48, NQ, NQ2, HQ	Full Core, 1/2 Core	Single Shot, Multi Shot Camera
PGM	2003	6	Diamond	HQ, NQ, NQ2	Full Core, 1/2 Core	Single Shot, Multi Shot Camera
PGM	2004	10	Diamond	BQ, HQ, NQ, NQ2	Full Core, 1/2 Core	Single Shot, Multi Shot Camera
PGM	2005	21	Diamond	HQ, NQ, LTK48	Full Core, 1/2 Core	Single Shot, Multi Shot Camera
PGM	2006	29	Diamond	HQ, NQ, NQ2, LTK48	Full Core, 1/2 Core	Single Shot Camera
PGM	2007	21	Diamond	LTK48	Full Core	Single Shot Camera
PGM	2011	17	Diamond	LTK48	Full Core	Reflex Multishot
PGM	2012	26	Diamond	LTK48	Full Core	Reflex Multishot

Accurate collar surveys are available for the 1987 and 1988 series of RC and PD holes, but no downhole surveying was performed (note that these holes are not used in the resource estimations). Since 1996, all RC and diamond holes have been downhole surveyed at nominal 30 m intervals using either Eastman single shot cameras or electronic multi-shot cameras (Reflex). All recent drilling (post 2000) has used standard PGM downhole survey and collar survey procedures.

Sample recovery for the PGM series of diamond drill holes in the mineralized portions of the deposit is high with most samples recording recoveries of 100%. RC drilling during 2000 for the Peak oxide material averaged 72% recovery, with 67% of the samples having a recorded recovery of 70% or greater.

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PERSEVERANCE MINE

The Perseverance deposit was discovered in 1994 by PGM. All drilling within the project has been completed by PGM following standard procedures. Drilling for the underground resource has been completed using HQ, NQ, NQ2, and LTK48 diameter drilling equipment. HQ diameter holes were used to establish a parent hole to facilitate later directional drilling and wedging using either NQ or NQ2 diameter core. LTK48 diameter core was used for infill drilling to delineate mineralization from underground drives and cuddies. In 1998, five PQ diameter holes were used as a parent hole to subsequent HQ and NQ diameter tails. Table 10-9 summarizes the drilling programs at Perseverance since 1997.

Data distribution varies throughout the deposit. Perseverance Zone A and Zone D have been drilled to a nominal 12.5 m by 15 m (northing and elevation) spacing. Below 8840 mRL drill hole spacing widens considerably from 20 m by 40 m and to 50 m by 100 m in the deeper parts of Zone D.

TABLE 10-9 PERSEVERANCE DRILLING PROGRAM POST-1997 SUMMARY

New Gold Inc. – Peak Gold Mines

Company	Year	Number of Holes	Type of Drilling	Hole Diameter	Sample Type	Downhole Surveys
PGM	1997	1	Diamond	NQ2, LTK48	Full Core, 1/2 Core	Single Shot Camera
PGM	1998	27	Diamond	BQ, CHD76, PQ, HQ, NQ, NQ2	1/2 Core	Single Shot Camera
PGM	1999	32	Reverse Circulation & Diamond	HQ, NQ2, 140	1/2 Core	Single Shot Camera
PGM	2000	50	Diamond	HQ, NQ2	1/2 Core	Single Shot Camera
PGM	2001	20	Diamond	HQ, NQ2, LTK48	Full Core, 1/2 Core	Single Shot Camera
PGM	2002	27	Diamond	BQ, LTK48, HQ, NQ, NQ2	Full Core, 1/2 Core	Single Shot, Multi Shot Camera
PGM	2003	173	Diamond	BQ, HQ, LTK48, NQ, NQ2	Full Core, 1/2 Core	Single Shot, Multi shot Camera
PGM	2004	56	Diamond	NQ2, LTK48	Full Core, 1/2 Core	Single Shot Camera
PGM	2005	124	Diamond	LTK48	Full Core	Single Shot, Multi Shot Camera

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Company	Year	Number of Holes	Type of Drilling	Hole Diameter	Sample Type	Downhole Surveys
PGM	2006	144	Diamond	NQ, NQ2, LTK48	Full Core, 1/2 Core	Single Shot, Multi Shot Camera

PGM	2007	91	Diamond	NQ, NQ2, LTK48	Full Core, 1/2 Core	Single Shot, Multi Shot Camera
		62		LTK48	Full Core

PGM	2008	14	Diamond	NQ Delineation	1/2 Core	Reflex Multishot
		9		NQ Evaluation	1/2 Core

		280		LTK48	Full core	Reflex Multishot
PGM	2009		Diamond
		9		NQ	1/2 core

		187		LTK48	Full core	Reflex Multishot
PGM	2010		Diamond
		33		NQ	1/2 core

		159	Diamond	LTK48	Full core	Reflex Multishot
PGM	2011		Service Drain
		14	Hole	NQ	1/2 core

		49		LTK48	Full core	Reflex Multishot
PGM	2012		Diamond
		10		NQ	1/2 Core

All of the diamond and RC holes at Perseverance were collar and downhole surveyed using the standard PGM site procedures as described in previous sections. Downhole surveys were taken at nominal 30 m spaced intervals. In certain cases such as wedging operations, areas of bad ground conditions, or the start of a drill hole, the frequency of downhole survey readings has been decreased to nine metre intervals to enable adequate spatial location of the holes. Electronic multi-shot devices (Reflex and Ranger models) were used for some programs since 2002.

A comparison of gyroscopic surveys to magnetic downhole surveys has indicated that the presence of magnetic pyrrhotite near the mineralized zones has not significantly affected the magnetic survey readings.

As for the other deposits, the recorded sample recovery for the diamond core in the mineralized portions of the deposit core is excellent, with most samples recording recoveries of 100%.

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NEAR MINE EXPLORATION

Table 10-10 summarizes the near-mine exploration drilling, post-2000.

TABLE 10-10 POST-2000 NEAR MINE EXPLORATION DRILLING SUMMARY

New Gold Inc. – Peak Gold Mines

Mine/Deposit	Year	No. Holes	Metres	Comments
New Cobar	2000	13	578	Proximal to the New Cobar open cut to test extensions to the south. No mineralization identified.
	2003	27	10,559	Part of Underground Feasibility Study.
	2007	36	3,497
	2008 to 2012	310	52,354	Delineation of 32-42 levels and exploration of New Cobar Deeps.

Chesney	2004/05	52	17,252	Test Main Lode below old workings to 800 m below surface and Eastern Gold Lens below oxide zone.
	2007	3		Drilled from surface to test southern shoot of Main Lens at depth.
	2008 to 2012	264	42,582	Delineation and Exploration of Chesney between 10,000 mRL and 9,700 mRL.

	2002 to 2004	16		Targeting below 92 Level.
New Occidental	2007	61		Testing 98-108 levels.
	2008 to 2012	108	14,709	Delineation of 102 to 112 levels and exploring of Occ Deeps below 120 Level.

Peak	2003	46	13,249	Test Peak Uppers, Peak Deeps, Peak Oxide, and Peak North areas.
	2003, 04 & 06	18	5,538	Peak Deep Resource definition drilling.
	2002 & 04	12	3,808	North of Peak Mine to test geophysical targets – no significant intercepts.
	2007 to 2012	68	6,568	Mine delineation at Peak Uppers and Peak North.

Perseverance	2003 & 2005 to 2008	120	38,440	Includes both exploration and delineation drilling of Zone A, Zone D, Hulk and Hercules lenses.
	2009 to 2012	814	103,398	Delineation and exploration of Mining Panels 1,2,3 from 8,980 mRL to 8,840 mRL.

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OTHER NEAR MINE EXPLORATION

Table 10-11 summarizes other near-mine exploration drilling, post-2000.

TABLE 10-11 POST-2000 OTHER NEAR MINE EXPLORATION DRILLING SUMMARY

New Gold Inc. – Peak Gold Mines

Mine/Deposit	Year	No. Holes	Metres	Comments
Great Cobar	2004	9	5,622	Test below old mine workings and follow-up EM anomalies. Results included 17.5 m @ 4.45% Cu in GC2B, and 1 m @ 9.98% Cu and 1 m @ 5.77 g/t Au in GC2.
	2010	11	7,674	Test below old workings, expanding drill coverage to >1 km depth over a strike of 400 m.

Dapville	2004	1	447	Follow-up of Cu mineralization, magnetic and DHEM target. Results included 3 m @ 0.83% Cu.

Gladstone	2004	4	1,086	Confirmation of previous high grade copper intercepts at depth in a steep north-plunging lens up to 10 m wide.

Jubilee	2008	11	3,907	Infill drilling of Jubilee resource
	2009	7	3,042	To test the DHEM conductors at Jubilee.
	2010	3	1,980	Test orebody to the north.
	2011	10	2,786	Evaluation drilling.

Burrabungie	2008	2	627	Successfully tested mineralization continuity at depth between Chesney and Young Australia.

Young Australia/ Mount Pleasant	2007/08	9	2,861	Tested down-plunge mineralization – areas of broad low level anomalous copper were intersected and several narrower high-grade copper and gold zones.

Comstock	2003, 04 and 06	5	2,714	Follow-up of EM targets – only minor mineralization intersected.
Coronation/ Beechworth	2010	6	2,951	DHEM surveying
	2000-01	17 RC	1,681	Results included scattered anomalous copper and lead, and no significant gold intersections.
	2005	1 DD	1,110	No significant results.
	2012	4	2,598	No significant results.

Queen Bee	2008	5	1,978	No significant results except feldspar porphyry intersection.

Porphyry North	2001	4 DD		No significant results.

Fort Bourke	2010	1	808	Test under the Fort Bourke North shaft.
	2011	1	405	Test geophysical anomalies.

Fortitude	2010	2	3,279	Test Perseverance shear south of mineralization.
	2011	3	2,021	Test geophysical anomalies.

Peak West	2012	3	1,468	Test geophysical anomalies.

Norma Vale	2012	2	1,870	R7 prospect (EL5982)

Stones Tank	2012		2,350	Au in shear in volcanics.

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11 SAMPLE PREPARATION, ANALYSES AND SECURITY

Records of the sampling methods and approach for the drilling campaigns prior to the 1980s are not readily available. Drill logs are available for most of the historical underground holes from the New Occidental, New Cobar, and Chesney mines. Most of the older holes were sampled on five foot intervals (approximately 1.52 m). It is thought that the historical (1930s and 1940s) underground drill holes were full core sampled as no split core remains and this was standard practice for delineation drilling at local mines during this period. Samples were generally assayed at the onsite laboratory.

Certain older diamond drilling programs are recorded to have used a “groove” sampling technique whereby a small continuous sample was cut from the side of the core using an angle grinder for subsequent assay. The holes on which this technique was used are known but the corresponding assay data has not been used for resource estimation.

RC chip samples collected by CRAE were reduced to two to three kilogram samples using Jones riffle splitters or rotary splitters fed directly from the cyclone on the drill rig. The RC samples were generally collected as two metre composite samples. Some of the exploration percussion drilling samples were collected as six metre composite samples.

REVERSE CIRCULATION SAMPLING

PGM’s current standard practice is to use face-sampling hammers to minimize sample contamination from drill hole walls, and riffle splitters to reduce samples in the field to a size small enough (two to 2.5 kilograms) suitable for pulverization using an LM5 mill.

Sampling strategies are devised for individual projects depending on requirements and project status. The initial sampled intervals utilize one, two or four metre composite samples depending on the resolution required. One metre samples are retained to allow more detailed analyses where required.

A typical example of an exploration RC sampling strategy is as follows:

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•	Percussion drill hole cuttings were bagged on a one metre interval basis with cuttings passing through a cyclone before being collected into polyweave bags.

•	Percussion samples were then collected by laying the bags flat and spearing the bags diagonally from top to bottom.

•	Samples taken every metre were composited into a single four metre sample of approximately 3.0 kg weight which was submitted to the lab for assay.

•

Field duplicate samples were taken at a frequency of one in ten samples and also assayed. All sample dispatches contained a barren blank sample as the first sample in each batch and certified standards at a frequency of one in 10 samples

The sampling regime is deemed to be sufficiently accurate to indicate zones of mineralization, which are subsequently resampled on an individual one metre bag basis with samples extracted using a spear or a riffle splitter. The sampling methods and approach are reasonable for the style of mineralization. The samples are considered representative and there appear to be no sample biases introduced during sampling. Comparisons between originals and field duplicates indicate good precision and negligible bias.

CORE SAMPLING

Drill core was placed on logging trestles and pieced together by geotechnical assistants prior to being marked up into one metre intervals in preparation for logging and sampling. Core markups are accurate to nominally 10 cm accuracy. Any discrepancies of more than 10 cm between markup and drillers block depths resulted in the driller and geologist reviewing the core to find the cause of the discrepancy. Any core loss noted during markup is recorded by the geotechnical assistant and core loss blocks inserted where appropriate.

All drill core was logged by the geologist and intervals for sampling are selected by the supervising geologist who lodges an appropriate sample submission request form (Core Sampling Request Form). This form details which intervals are to be sampled, which samples are to be bulk density tested (usually all samples), the sample method (half core or whole core), and which standards and blanks are to be used and at what frequency. The sampling details are then entered into the DrillView database which outputs a sample ledger form. The sample ledger contains the sequential list of which intervals are to be sampled, the corresponding sample numbers, and the placement of specified blank and standard samples. These details are incorporated as part of the main drill hole database.

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Selective sampling of core is based on the presence of significant quartz veining, alteration mineralogy (usually silicification) and/or sulphide minerals.

Samples of core (either full core for LTK48 core size or half core for NQ/NQ2 and HQ core sizes) are collected on a one metre basis with the exception of end of hole samples where up to 1.3 m of core is sampled. If the end of hole sample exceeds 1.3 m, it is divided into a one metre sample and a part metre sample. Samples were “cracked” at the metre mark, not cut. Unmineralized material from the hanging wall or footwall is not necessarily sampled. Unsampled mine production core from delineation drilling is discarded.

As a matter of QA/QC routine, a barren blank (microdiorite screenings) is inserted as the first sample in every sample batch and certified standards are inserted at a nominal rate of one per twenty samples as a test of laboratory accuracy.

In the sampling process, the bulk density determinations are conducted prior to the sample being placed into sequentially pre-numbered bags.

The samples are placed into numbered calico bags which are then bundled into poly-weave bags and secured using cable ties. The poly-weave bags are labelled using hole number and sample intervals.

The bagged samples are held within a secure shed in the coreyard until date of dispatch. Palleted core samples are collected by Dobles Transport, contracted by ALS laboratories, Orange, New South Wales.

BULK DENSITY DETERMINATION

It is current site practice to determine bulk density values on all core that is sampled. This is done using the water immersion method, with results entered directly into a computerized system which includes calibration values for the weight of the measuring apparatus. The accuracy of the density readings is tested and calibrated against pre-determined standards (now aluminum rods) at a frequency of one in 30 samples to check for any drift in the procedure.

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RC SAMPLE PREPARATION

Sample preparation protocols for RC samples are similar to those for drill core except that drying times may be longer and, typically, only roll crushing (or no crushing) is required before pulverizing.

CORE SAMPLE PREPARATION AND ANALYSIS

No records were available for the assaying protocols for the historical underground drilling at New Cobar, Chesney, and New Occidental. It is believed that the samples were analyzed at the mine’s onsite laboratory by fire assay for gold and wet chemical methods for base metals.

Most of the early exploration sample analyses for New Cobar Mines, CRAE, and PGM used the Analabs Cobar laboratory for assaying (formerly Australian Assay Laboratories Cobar, now SGS Cobar). ALS Chemex (2001-2006) was occasionally used for check assaying. CRAE RC samples were assayed for gold by fire assay and for silver, copper, lead, zinc, lithium, and sodium by atomic absorption spectroscopy (AAS) at Analabs Adelaide. CRA drill core samples were usually analyzed for gold by fire assay and for base metals and silver by AAS methods. Some surface diamond core drilled during the 1970s and 1980s was assayed for gold using acid digestion with an AAS finish, but many of the mineralized intersections were later re-assayed by fire assay.

Other laboratories including Aminya (1989-1996), Amdel (1987-1999), and CMPL (1973- 1975) have been used for early metallurgical test work or for assaying of some exploration samples. All samples from recent regional exploration drilling (both diamond core and RC percussion cuttings) are submitted to ALS Minerals (ALS) in Leewood Drive, Orange.

PGM currently uses external laboratories for all core and RC chip analyses. All drill core is analyzed for gold, copper, lead, zinc, silver, and bismuth. Prior to June 2001, ALS Chemex in Orange was used for analysis of some Perseverance drilling.

Up until November 3, 2009, all mine core samples were sent to SGS in Cobar. Post November 3, 2009 all PGM mine core samples were submitted to ALS in Orange. The Orange facility has ISO 9001:2008 certification.

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SAMPLE PREPARATION

Sample preparation at both the SGS and ALS laboratories followed the following protocols.

•	Core (approximately 2.5 kg) was dried for 12 hours and crushed to –25 mm using a Jaques jaw crusher.

•

The entire crushed sample was pulverized in an LM5 bowl and puck pulverizer to a nominal 90% passing 75 µm (usually 6 to 8 minutes). The average mass per metre allowed the full one metre sample to be pulverised in the LM5 in a single run.

•

Sizing tests were performed on one in every five samples. If a sample failed the test the entire sample was reground, plus all samples since the last sample tested. Sizing data was reported to PGM along with analytical results.

•	Barren wash (blue metal or feldspar) was used between all samples in the LM5 in sample preparation procedures used by SGS. This process was not followed by ALS.

•

The first split was by taking a scoop of material out of the LM5 bowl. A 250 g subsample was taken from the LM5 bowl and put into a kraft (brown paper) packet. A second 350 g sample was collected and placed in a separate kraft bag if duplicate samples were to be analyzed. Bulk residues were placed in the original calico bag and stored for at least three months before being discarded.

•	A 50 g charge was scooped from the 250 g kraft bag for gold determination by fire assay. A second 50 g charge was collected as required for repeat analysis.

•	A 0.5 g charge was taken from the primary sample packet for base metal analysis.

•

All remaining pulp in the kraft packet was returned to PGM for storage. Until November 1998, all pulps were sent to the Rio Tinto Exploration (RTE) pulp storage facility in Bundoora, Victoria. From December 1998 onwards, all pulps are stored at PGM’s core shed.

ANALYTICAL METHODS

GOLD ANALYSIS

Prior to 2004, the Analabs Cobar laboratory was mainly used for gold assaying. Special requirements, such as screen fire assay, were performed at the Analabs laboratory in Orange, New South Wales. All samples included the S091 method, which is a silica wash in the pulverizer between samples. Some historical samples have been analyzed at the ALS Minerals laboratories in Brisbane and Orange. These include some Perseverance drilling samples (2000-2001) and some check assays (2005).

When in 2004 the Analabs Cobar Laboratory became SGS Cobar, the analysis methods were changed. A barren silica wash (method WSH78) was still included between each

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sample. As of November 2009, all gold assays have been performed by ALS Orange. The gold analysis methods used by PGM are shown below in Table 11-1.

TABLE 11-1 GOLD ANALYTICAL METHODS

New Gold Inc. – Peak Gold Mines

Element	Laboratory Code	Digestion	Finish	Units	Detection Limit	Laboratory
Pre 2004
Au	F650	50g FA, Pb collection	AAS	ppm	0.01	Analabs Cobar, Orange
Au	F642 (SFA)	FA, Pb collection	AAS	ppm	0.01	Analabs Cobar, Orange
Post 2004
Au	FAA505	50g FA, Pb collection	AAS	ppm	0.01	SGS Cobar
Post 2009
Au	Au-AA2	50g FA, solvent extraction	AAS	ppm	0.001	ALS Orange
Au	PM209	50g FA, Pb collection	AAS	ppm	0.01	ALS Orange
Au	Au-AA26	50g FA, solvent extraction	AAS	ppm	0.001	ALS Orange
Au	PM212 (SFA)	50g FA, Pb collection	AAS	ppm	0.01	ALS Orange

FA = Fire Assay

AAS = Atomic Absorption Spectroscopy

ppm = Parts per million, equivalent to grams per tonne (g/t)

SFA = Screen Fire Assay

BASE METAL ANALYSIS

Prior to mid-2004, Analabs performed the base metal analyses at their laboratory in Townsville, Queensland, using the Inductively Coupled Plasma – Optical Emission Spectroscopy method (ICP-OES). Over-range (ore grade) base metal assays (typically above 1%) were repeated using a triple acid digestion with an AAS finish.

ALS Laboratories in Orange were also used, as discussed in the previous section. Subsequent to mid-2004, the bulk of all base metal analyses were performed at the SGS Cobar laboratory using a triple acid digestion on a 0.5 g pulp sample with an AAS finish.

As of November 2009, all PGM core samples were submitted to ALS in Orange, and base metals are analyzed using a multi-acid or aqua regia digest utilizing an Inductively Coupled Plasma – Atomic Emission Spectroscopy (ICP-AES) technique.

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Table 11-2 and Table 11-3 summarize the analytical techniques used by the various laboratories.

TABLE 11-2 BASE METAL ANALYTICAL TECHNIQUES

New Gold Inc. – Peak Gold Mines

Element	Laboratory Code	Digestion	Finish	Units	Detection Limit	Laboratory
Prior to Mid-2004
Cu	C112 /I112	Four Acid	ICP-OES	ppm	1	Analabs Townsville
Cu (over range)	I112/(A103)	Triple acid	AAS	%	0.01	Analabs Townsville
Pb	C112 /I112	Four Acid	ICP-OES	ppm	3	Analabs Townsville
Pb (over range)	I112/(A103)	Triple acid	AAS	%	0.01	Analabs Townsville
Zn	C112 /I112	Four Acid	ICP-OES	ppm	1	Analabs Townsville
Zn (over range)	I112/(A103)	Triple acid	AAS	%	0.01	Analabs Townsville
Ag	C112 /I112	Four Acid	ICP-OES	ppm	1	Analabs Townsville
Sb	C112 /I112	Four Acid	ICP-OES	ppm	5	Analabs Townsville
Bi	C112 /I112	Four Acid	ICP-OES	ppm	1	Analabs Townsville
As	C112 /I112	Four Acid	ICP-OES	ppm	5	Analabs Townsville
Co	C112 /I112	Four Acid	ICP-OES	ppm	1	Analabs Townsville
Mo	C112 /I112	Four Acid	ICP-OES	ppm	1	Analabs Townsville
Fe	C112 /I112	Four Acid	ICP-OES	%	0.01	Analabs Townsville
Mn	C112 /I112	Four Acid	ICP-OES	ppm	5	Analabs Townsville

Post Mid-2004
Cu	AAS21R	Triple acid	AAS	%	0.0002	SGS Cobar
Cu (ore grade)	AAS22S	Triple acid	AAS	%	0.01	SGS Cobar
Pb	AAS21R	Triple acid	AAS	%	0.0003	SGS Cobar
Pb (over range)	AAS22S	Triple acid	AAS	%	0.01	Analabs Townsville
Zn	AAS21R	Triple acid	AAS	%	0.0002	SGS Cobar
Zn (over range)	AAS22S	Triple acid	AAS	%	0.01	Analabs Townsville
Ag	AAS21R	Triple acid	AAS	ppm	1	SGS Cobar
Bi	AAS21R	Triple acid	AAS	ppm	10	SGS Cobar

Notes:

AAS = Atomic Absorption Spectroscopy

ppm = Parts per million, equivalent to grams per tonne (g/t)

Four acid digest: includes perchloric, nitric, hydrochloric and hydrofluoric acids, added sequentially

Triple acid digest: includes nitric, hydrochloric and perchloric acids added sequentially

ICP-OES = Inductively Coupled Plasma - Optical Emission Spectroscopy

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TABLE 11-3 ALS MINERALS ANALYTICAL TECHNIQUES

New Gold Inc. – Peak Gold Mines

Element	Laboratory Code	Digestion	Finish	Units	Detection Limit	Laboratory
Prior to 2005
Cu	IC587	Four Acid	ICP-OES	ppm	1	ALS Orange
Pb	IC587	Four Acid	ICP-OES	ppm	3	ALS Orange
Zn	IC587	Four Acid	ICP-OES	ppm	1	ALS Orange
Ag	IC587	Four Acid	ICP-OES	ppm	1	ALS Orange
Sb	IC587	Four Acid	ICP-OES	ppm	5	ALS Orange
Bi	IC587	Four Acid	ICP-OES	ppm	10	ALS Orange
As	IC587	Four Acid	ICP-OES	ppm	5	ALS Orange
Co	IC587	Four Acid	ICP-OES	ppm	1	ALS Orange
Mo	IC587	Four Acid	ICP-OES	ppm	1	ALS Orange
Fe	IC587	Four Acid	ICP-OES	%	0.01	ALS Orange
Mn	IC587	Four Acid	ICP-OES	ppm	5	ALS Orange

Post 2005
Cu	ME-ICP61	Aqua Regia	ICP-AES	ppm	1	ALS Orange
Pb	ME-ICP61	Aqua Regia	ICP-AES	ppm	2	ALS Orange
Zn	ME-ICP61	Aqua Regia	ICP-AES	ppm	2	ALS Orange
Ag	ME-ICP61	Aqua Regia	ICP-AES	ppm	0.5	ALS Orange
Sb	ME-ICP61	Aqua Regia	ICP-AES	ppm	5	ALS Orange
Bi	ME-ICP61	Aqua Regia	ICP-AES	ppm	3	ALS Orange
As	ME-ICP61	Aqua Regia	ICP-AES	ppm	5	ALS Orange
Co	ME-ICP61	Aqua Regia	ICP-AES	ppm	1	ALS Orange
Mo	ME-ICP61	Aqua Regia	ICP-AES	ppm	1	ALS Orange
Fe	ME-ICP61	Aqua Regia	ICP-AES	%	0.01	ALS Orange
Mn	ME-ICP61	Aqua Regia	ICP-AES	ppm	5	ALS Orange
Cu	ME-ICP41	Multi Acid	ICP-AES	ppm	1	ALS Orange
Pb	ME-ICP41	Multi Acid	ICP-AES	ppm	2	ALS Orange
Zn	ME-ICP41	Multi Acid	ICP-AES	ppm	2	ALS Orange
Ag	ME-ICP41	Multi Acid	ICP-AES	ppm	0.2	ALS Orange
Sb	ME-ICP41	Multi Acid	ICP-AES	ppm	5	ALS Orange
Bi	ME-ICP41	Multi Acid	ICP-AES	ppm	2	ALS Orange
As	ME-ICP41	Multi Acid	ICP-AES	ppm	2	ALS Orange
Mo	ME-ICP41	Multi Acid	ICP-AES	ppm	1	ALS Orange
Fe	ME-ICP41	Multi Acid	ICP-AES	ppm	0.01	ALS Orange
Mn	ME-ICP41	Multi Acid	ICP-AES	%	5	ALS Orange

ICP-AES = Inductively Coupled Plasma - Atomic Emission Spectroscopy

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SCREEN FIRE ASSAYING

Screen fire assays (SFA) are not routinely performed by PGM, but were used on core samples in the Perseverance evaluation as a secondary assay method. SFA sample preparation is the same as for regular core until completion of pulverization, as follows:

•	A 500 g assay charge is scooped from the calico bag storing bulk residue.

•	Wet screen 500 g over a 75 µm screen.

•	Fire assay all screen overflow (approximately 10% of sample or 50 g).

•	Dry 450 g (approximately 90%) underflow and subsample 50 g for fire assay. Discard remainder.

•	Weigh average coarse and fine gold grades and report weights and grades of both size fractions and total.

QUALITY ASSURANCE AND QUALITY CONTROL

There is little information available regarding historical QA/QC procedures. During the 1970s and 1980s, QA/QC was reportedly usually limited to duplicate assaying of one in every fifteen samples. This data is available in the site database.

Drilling programs during the 1990s included the use of a barren quartz wash between each sample during the pulverization stage. Duplicate samples were taken at a nominal frequency of one in ten samples, and certified assay standards were routinely used. Umpire check-assaying of 10% of the mineralized samples was also undertaken. This data is available in the site database.

Checks on the pulverization process were not routinely undertaken prior to 1996.

The current site QA/QC practices include the following checks:

•

Routine insertion of certified standards and site-sourced blanks into the sample stream. The sample insertion point is based upon instructions by the supervising geologist and sample numbers are automatically generated by the DrillView database system. Two standards are routinely inserted at a frequency of one in 20 samples, resulting in an overall 1:10 ratio. Blank samples are routinely inserted at the start of a sampling run and after identified mineralized intervals.

•	Routine replicate samples. Sample replicates are defined as a second 50 g sample taken from the original 250 g pulp packet. These are taken at a nominal rate of one in every 10 samples.

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•

Routine duplicate samples. Duplicate samples are defined as gold analysis of a 50 g charge taken from a second 250 g pulp packet. This is performed at the nominal rate of two in every 42 samples at the laboratory. The insertion of laboratory duplicate is controlled by the computerized laboratory information management system (LIMS).

•

Insertion of standards and blanks at pre-defined intervals by the laboratory during the assaying process. Blank standards are shaken in the same “cocktail” mixer that is used to mix the pulp and flux prior to firing.

•	Routine calibration of the density recording equipment on site, using two predetermined density standards.

•	Umpire samples, re-assaying of selected residual pulp by a different laboratory, are completed on an occasional basis.

•	Check assaying using the SFA technique. Selected samples have been analyzed using the SFA technique.

•	Field duplicates consisting of analysis of either quarter core or second nominal 2.5 kg RC split.

STANDARDS

Since 1992, approximately 67 standard types have been used in conjunction with diamond core samples by PGM.

Since 2002, there have essentially been three generations of standards used; the PGPL series, the PGM series and the PGBT standard series. These were all prepared as matrix matched standards from material sourced from PGM. The PGPL and PGBT series were prepared by Gannet and are Gold/Base Metals standards. The PGM series were prepared by Ore Research and Exploration and certified for gold only.

BLANKS

Barren blanks consist of microdiorite screenings.

SAMPLE SECURITY

Core samples that are to be collected are stored within a secure shed in a fenced and locked yard behind the main gate at the Peak Mine offices. All visitors who enter the Peak Mine site must be tagged through an electronic gate, which is manned by security personnel 24 hours a day. It is current practice for the samples to be collected daily by a contracted freight company (Dobles Transport) and transported directly to the ALS laboratory in Orange.

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Sample pulps and field splits of RC samples are also stored in a secure facility either at the mine or at the CRAE or RTE office in Bundoora, near Melbourne, Australia. Prior to November 1998, pulps were sent to the pulp storage facility in Bundoora. Since December 1998, all pulps have been stored at the Peak Mine core shed.

Each sample dispatch is given a unique data processing order (DPO) number, which is used to track the sampling details (laboratory, assaying method, and sample preparation code) in the site DrillView database. Original DPO sheets are on file at CRAE/RTE in Bundoora, or at the Peak Mine offices.

Post-1975 assay reports issued by analytical laboratories detail the sample preparation and analytical codes used to perform the analyses. Original laboratory reports are filed by DPO at CRAE Bundoora and PGM. Sample preparation codes for all DPOs are detailed in the DPO and analytical code tables in DrillView.

DISCUSSION

In RPA’s opinion there are no drilling, sampling or recovery factors that could materially impact the accuracy and reliability of the results. There are no known factors that would result in a sample bias at any of the Cobar Gold Field deposits discussed in this report.

RPA considers the RC sampling methods and approach reasonable for this style of mineralization. The samples are considered representative and there appear to be no sample biases introduced during sampling.

RPA is of the opinion that the diamond drill core sampling methods and approach are reasonable for this style of mineralization. The samples are considered representative and there appear to be no sample biases introduced during sampling. This is confirmed in part by every sample being validated on a volume basis as well as determination of cutting volumes. QA/QC on bulk density) was validated by using aluminum rod as standards.

RPA considers that the PGM logging and sampling processes are well documented, managed and above industry standard. RPA recommends that PGM review and document security procedures of bagged core samples now that they are commercially transported to ALS’s Orange facility.

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RPA notes that since the SGS Cobar facility closed, PGM representatives from the Geology Department have not yet met with the Orange ALS personnel to tour the facility or discuss QA/QC performance and any other issues that have been identified. RPA recommends that at a minimum quarterly review meetings should be implemented.

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12 DATA VERIFICATION

The PGM deposits are statistically difficult to model therefore precision and accuracy in drilling, surveying, sampling, bulk density, and analytical processes are of key importance to minimize errors impacting on block modelling and Mineral Resource estimation.

Since 2009 PGM geological staff have made a concerted effort to improve QA/QC by a pragmatic approach of adopting procedures and daily data validation tests designed for early identification and immediate remediation of any issues.

Key data verification procedures include:

•	Recording all survey camera test shots and enforcement of weekly testing of all site downhole survey tools.

•	Improvement in bulk density determination techniques.

•	Monitoring the volume of sample in each metre of core as a measure of core recovery and markup, cutting and sampling accuracy.

•	Diligent reviews of all geochemical standard and blank performances before lab jobs are accepted.

•	Drill hole database validation.

PGM data collection procedures are well documented and implemented. Geological processes are supervised by experienced personnel.

SURVEYING

The accuracy of collar pickups completed by either Peak internal mine surveyors or external contractors was not verified by the PGM geology department. Both external contractors and Peak Mine surveyors have internal systems of control and verification on data accuracy and precision. In the past they have provided assurances that underground collar pickups are accurate to within 10 cm and surface collars picked up using differential GPS technology are accurate to within one metre.

Downhole survey tools are checked on a test bed (Figure 12-1) on a weekly basis. If errors fall outside acceptable tolerances the tools are returned to the service agents for

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recalibration and once returned from the agents were again tested on the test bed before being put back into service.

FIGURE 12-1 PGM DOWNHOLE SURVEY TOOL TEST BED

Downhole surveys are conducted in all drill holes and compared to the drill hole plans. PGM have noted the tendency of drill holes to plot shorter than their actual length. This is attributed to a combination of plus or minus errors due to magnetic interference, holes deeper than 200 m, and wedging daughter holes from parent holes.

Drill hole survey accuracy and precision are acceptable and the PGM downhole survey tool test program is innovative and above industry standard.

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BULK DENSITY

Recent changes to bulk density determination procedures and data recording have resulted in high precision rates with a high degree of reliability.

RECOVERY AND SAMPLING ACCURACY

REVERSE CIRCULATION

As an operating protocol, a field duplicate sample was taken at a rate of one per ten samples during all RC drilling programs. Scatter plots for copper indicate good sampling repeatability regardless of whether samples were taken from individual one metre bags or composited over four metres. Gold, however, demonstrates less repeatability. Occasional moderate gold original values are not supported by similar values in the field duplicate samples and vice versa. This lack of repeatability is independent of whether the samples were one metre samples or four metre composites. PGM believes that this is a reflection of nuggetty or clustered gold in the original sample lot and segregation in the polyweave bag.

DIAMOND DRILLING

Drill hole logging and sampling are generally conducted within one month of drill hole completion so that any issues regarding core quality or depths can be discussed with the contract drillers within a reasonable time frame.

HQ and NQ/NQ2 core is cut on an “Almonte” core saw, with particular attention being paid to core saw blade alignment in order to improve the accuracy of the cutting process. Core is regularly inspected to ensure that as far as possible cuts are not offset to the centre of the core so that each side of the cutline was equally represented. Core is aligned prior to cutting to ensure that as far as possible core was cut along a single orientation perpendicular to the regional cleavage. Core saw alignment is seen as critical to quality outputs and as such PGM has detailed procedures to increase the quality of the cutting process by minimizing blade distortion due to misalignment.

As a matter of routine all bulk density standard data and sample volumes are graphed and scrutinized prior to sample dispatch to the assay laboratory. Sample volumes are compared to ideal values and any discrepancies are investigated prior to dispatch. The effects on precision of cutting core are evident in that half NQ2 core samples have much less uniform volume that whole TKT48 samples.

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DRILL HOLE DATABASE VALIDATION

Verification procedures and data checking systems employed by PGM are generally robust and likely to identify any significant errors before they materially affect the drill hole database. Key factors include experienced geological supervision and revision of the drilling database at regular (up to six monthly) interval encompassing validation checks of the QA/QC results, geological logging, and other supporting data documentation.

During the assay loading procedure, the DrillView database system automatically generates reports based on the loaded QA/QC data and flags standards results which are outside the accepted limits for subsequent action.

RPA independently ran the following validity checks for Perseverance, Peak, and Chesney drill hole databases:

•	Test for duplicate samples

•	Overlapping intervals

•	Total Depth matches between Collar and Assay

•	All holes were in the model area

There was one minor 0.03 m overlap error noted in Chesney database for hole number FS9820NTH020. All other tests passed on the three databases.

RPA recommends that there should be a QP signoff field added to the DrillView software to mark drill holes as complete and suitable for resource estimation.

QUALITY ASSURANCE AND QUALITY CONTROL

QA/QC checks on analytical accuracy and precision has been implemented by using blanks and standards to check accuracy and replicate and duplicate samples as a check on precision. The following discussion is focused on 2012 QA/QC results by deposit.

NEW COBAR

Routine QA/QC procedures are implemented for the delineation and evaluation drilling. Size fraction tests ensure that samples are adequately pulverized. Repeat and duplicate samples are used to indicate precision while certified standards are used to qualify accuracy. This report presents the QA/QC performance over the one year ending 31st December 2011.

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Size Fraction

The sample pulverization process aims to ensure that a nominal 90% of the sample passes 75 µm. A total of 395 samples were screened for size fraction during the 2012 drilling programs. The average sample sizing fraction was 94.36% passing -75 µm with a standard deviation of 5.36 (Figure 12-2).

FIGURE 12-2 NEW COBAR SIZE FRACTION ANALYSIS – ALS 2012 PERCENT PASSING 75 µm

Standards

Accuracy is measured through the analysis of matrix matched standards that are submitted along with core samples at the rate of at least one in 20. A total of 94 standards were analyzed, some 4.5% of the total sample submissions.

Late in 2011 the PGM standard stocks diminished to the point where they had to use very old ST series standards. These proved to be very unreliable and PGM ceased using them in March 2012. In general, the standards prefixed “PGBT” performed well with good accuracy and precision (Table 12-1 and Figures 12-3 to 12-5) with a majority of samples within two

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standard deviations from the mean. There were several high grade standards that were originally assayed above the two standard deviation mark. Follow-up repeat assays of these samples confirmed the original assay value.

TABLE 12-1 NEW COBAR 2012 STANDARDS PERFORMANCE

New Gold Inc. – Peak Gold Mines

Standard	Au Value (ppm)	Au SD	Au + 2SD	Au - 2SD
ST73	1.49	0.08	1.65	1.33
ST42-1292	1.48	0.06	1.60	1.36
PGBT-25	2.43	2.65	2.65	2.21

FIGURE 12-3 NEW COBAR ST73 STANDARD PERFORMANCE 2012

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FIGURE 12-4 NEW COBAR ST42-1292 STANDARD PERFORMANCE 2012

FIGURE 12-5 NEW COBAR PGBT-25 STANDARD PERFORMANCE 2012

Blanks

Blank samples that return a grade above ten times the detection limit are re-assayed to confirm the contamination. If contamination is confirmed, then the three samples on either

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side of the blank sample are re-assayed, with the new sample taken from the bulk pulp residue.

2012 blank performance was acceptable as presented in Figure 12-6.

FIGURE 12-6 NEW COBAR BLANK PERFORMANCE 2012

Sample Precision

Sample precision is measured at two points in the analysis process by means of sample replicates and sample duplicates.

Sample replicates are defined as the analysis of a second 50 g sample taken from the 250 g primary pulp sample. Repeat analyses are made on samples chosen at random and/or at the discretion of the laboratory or geologist at the rate of at least one in 20 samples. The purpose of the replicate sample is to test the repeatability of the analysis technique.

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Sample duplicates are the gold analysis of a 50 g sample taken from a second 250 g pulp sample. Duplicate analyses are made on samples chosen at random and/or at the discretion of the laboratory or geologist at the rate of at least one in 20 samples. The purpose of a duplicate sample is to test the homogeneity of the preparation technique.

A total of 213 repeat samples were analyzed in 2012, 1.5% of the total sample submissions. A total of 197 duplicate samples were analyzed in 2012, 1.4% of the total sample submissions. Regression of the repeats against original assays indicates a moderate degree of correlation (R2=0.822) while a better degree of correlation was indicated in the duplicate (R2=0.971) analysis (Figure 12-7 and 12-8).

FIGURE 12-7 NEW COBAR REPLICATE PERFORMANCE 2012

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FIGURE 12-8 NEW COBAR DUPLICATE PERFORMANCE 2012

CHESNEY

Size Fraction

During 2012, a total of 427 samples were screened for size fraction with an acceptable average of 92.61% passing -75 µm with a standard deviation of 2.94 (Figure 12-9).

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FIGURE 12-9 CHESNEY SIZE FRACTION ANALYSIS – ALS 2012 PERCENT PASSING 75 µm

Standards

Accuracy is measured through the analysis of matrix matched standards that are submitted along with core samples at the rate of at least one in 20. A total of 94 standards were analyzed, some 4.5% of the total sample submissions (Table 12-2 and Figures 12-10 to 12-12.)

Late in 2011, the PGM standard stocks diminished to the point where PGM had to use very old ST series standards. These proved to be very unreliable and PGM ceased using them in March 2012. The newer batch of standards that were from Gannet (prefixed PGBT) is now in full use with commercial standards ordered. In general, the standards prefixed “PGBT” performed well with good accuracy and precision (Table 12-2 and Figures 12-10 to 12-12) with a majority of samples within two standard deviations from the mean. There were several high grade standards that were originally assayed above the two standard deviation mark. Follow-up repeat assays of these samples confirmed the original assay value.

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TABLE 12-2 CHESNEY 2012 STANDARDS PERFORMANCE
New Gold Inc. – Peak Gold Mines
Standard	Au Value (ppm)	Au SD	Au + 2SD	Au - 2SD
ST42-1292	1.48	0.06	1.60	1.36
PGBT-25	2.43	0.11	2.65	2.21
PGBT-50	4.81	0.24	5.29	4.33

FIGURE 12-10 CHESNEY ST42-1292 STANDARD PERFORMANCE 2012

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FIGURE 12-11 CHESNEY PGBT-25 STANDARD PERFORMANCE 2012

FIGURE 12-12 CHESNEY PGBT-50 STANDARD PERFORMANCE 2012

Blanks

2012 blank performance was acceptable as presented in Figure 12-13.

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FIGURE 12-13 CHESNEY CENTRAL AREA BLANK PERFORMANCE 2012

Sample Precision

Precision of the assaying technique was measured by means of sample replicates and duplicates.

Sample replicates are defined as analysis of a second 50 g sample taken from the 250 g primary pulp sample. Repeat analyses were made at random or at the discretion of the laboratory with replicate rate of at least one in 20 samples

During 2012, 224 samples, or nominally 5.0% of the total samples submitted, were replicated The plot of AuR against Au is shown in Figure 12-14. The plot shows some variability against a regression line with a value of 0.876 indicating a moderate precision of assay repeatability.

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FIGURE 12-14 CHESNEY REPLICATE PERFORMANCE 2012

Duplicates are defined as the gold analysis of a 50 g sample taken from a second 250 g sample scooped from the LM5 bowl. The purpose of the duplicate sampling is to test the homogeneity of the sample after preparation. A total of 212 samples were duplicated in 2012, approximately 5.05% of the total sample submissions.

Regression of the duplicate results against the original gold assays indicates a high degree of correlation (0.9861) as shown in Figure 12-15.

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FIGURE 12-15 CHESNEY DUPLICATE PERFORMANCE 2012

NEW OCCIDENTAL

Size Fraction

A total of five samples were screened for size fraction in 2012 with an acceptable average of 93.7% passing -75 µm with a standard deviation of 1.08 (Figure 12-16).

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FIGURE 12-16 NEW OCCIDENTAL SIZE FRACTION ANALYSIS – ALS 2012

PERCENT PASSING 75 µm

Standards

The number of standards assayed in 2012 was low (Table 12-3 and Figures 12-17 to 12-19) as only a few holes were drilled. In general the standards have performed poorly due to the fact that late in 2011, standard stocks diminished to the point where we had to use some very old standards. These were the ST series standards. They proved to be very unreliable and their use ceased in March 2012. The newer batch of standards from Gannet is now in full use with commercial standards ordered. This batch includes PGBT series.

TABLE 12-3 NEW OCCIDENTAL 2012 STANDARDS

PERFORMANCE

New Gold Inc. – Peak Gold Mines

Standard	Au Value (ppm)	Au SD	Au + 2SD	Au - 2SD
PGBT50	4.81	0.16	5.29	4.33
ST17_2290	0.78	0.03	0.84	0.72
ST05_0250	1.05	0.07	1.19	0.91

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FIGURE 12-17 NEW OCCIDENTAL PGBT50 STANDARD PERFORMANCE 2012

FIGURE 12-18 NEW OCCIDENTAL ST17_2290 STANDARD PERFORMANCE 2012

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FIGURE 12-19 NEW OCCIDENTAL ST05_0250 STANDARD PERFORMANCE 2012

Blanks

No blanks were recorded for the 2012 New Occidental drilling.

Sample Precision

Precision is measured at two points in the analysis process by means of sample replicates and sample duplicates.

A total of 12 repeat samples were analyzed in 2012 representing 2.2% of the total samples submitted. Regression of the repeats against original assays indicates a high degree of correlation with an R2=0.998 (Figure 12-20).

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FIGURE 12-20 NEW OCCIDENTAL REPLICATE PERFORMANCE 2012

A total of 11 duplicate samples were analyzed in 2012 representing 2.1% of the total samples submitted. Regression of the duplicates against original assays indicates a high degree of correlation (Figure 12-21). Regression of the duplicate results against the original gold assays indicates a high degree of correlation (R2=0.999).

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FIGURE 12-21 NEW OCCIDENTAL DUPLICATE PERFORMANCE 2012

PEAK

Size Fraction

A total of 28 samples were screened for size fraction with an acceptable average of 94.8% passing -75 µm with a standard deviation of 1.95 (Figure 12-22).

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FIGURE 12-22 PEAK SIZE FRACTION ANALYSIS – ALS 2012 PERCENT PASSING 75µM

Standards

In general, the standards have performed well with good accuracy and precision (Table 12-4), with majority of samples within two standard deviation from the mean (Figures 12-23 to 12-26).

TABLE 12-4 PEAK 2012 STANDARDS PERFORMANCE

New Gold Inc. – Peak Gold Mines

Standard	Au Value (ppm)	AuSD	Au + 2SD	Au - 2SD
ST04_9210	5.16	0.32	5.80	4.52
ST06_0250	1.05	0.39	1.19	0.91
PGBT-25	2.43	0.11	2.65	2.21
PGBT-50	4.81	0.24	5.29	4.33

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FIGURE 12-23 PEAK ST04_9210 STANDARD PERFORMANCE 2012

FIGURE 12-24 PEAK ST06_0250 STANDARD PERFORMANCE 2012

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FIGURE 12-25 PEAK PGBT-25 STANDARD PERFORMANCE 2012

FIGURE 12-26 PEAK PGBT-50 STANDARD PERFORMANCE 2012

Blanks

No blanks were recorded for the 2012 Peak drilling.

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Sample Precision

Precision is measured at two points in the analysis process by means of sample replicates and sample duplicates.

Sample replicates are the analysis of a second 50 g sample taken from the 250 g primary pulp sample. Repeat analyses are completed on samples chosen at random and/or at the discretion of the laboratory or geologist at the rate of at least one in 20 samples. The purpose of the replicate sample is to test the repeatability of the analysis technique.

Sample duplicates are the gold analysis of a 50 g sample taken from a second 250 g pulp sample. Duplicate analyses are made on samples chosen at random and/or at the discretion of the laboratory or geologist at the rate of at least one in 20 samples. The purpose of a duplicate sample is to test the homogeneity of the preparation technique.

A total of 77 repeat samples were analyzed in 2012 representing 5.12% of the total samples submitted. Regression of the repeats against original assays indicates a moderate degree of correlation with an R2=0.8974 (Figure 12-27).

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FIGURE 12-27 PEAK REPLICATE PERFORMANCE 2012

A total of 76 duplicate samples were analyzed in 2012, 5.06% of the total sample submissions. Regression of the duplicates against original assays also indicates a high degree of correlation with an R2=0.9889 (Figure 12-28).

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FIGURE 12-28 PEAK DUPLICATE PERFORMANCE 2012

PERSEVERANCE

Size Fraction

A total of 1,384 samples were screened for size fraction with an acceptable average of 93.68% passing -75 µm with a standard deviation of 3.86 (Figure 12-29).

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FIGURE 12-29 PERSEVERANCE SIZE FRACTION ANALYSIS – ALS 2012 PERCENT PASSING 75 µm

Standards

Accuracy is measured through the analysis of standards that are submitted along with core samples at the rate of at least one in 20.

Late in 2011, PGM standard stocks diminished to the point where they had to use some very old ST series standards. These proved to be very unreliable and their use ceased in March 2012. A newer batch of standards that were from Gannet is now in full use with commercial standards ordered. An 18-month lead time is required to have PGM matrix matched standards processed, certified and returned. In general, the PGBT standards have performed well with good accuracy and precision (Table 12-5 and Figures 12-30 to 12-33) with majority of samples within two standard deviation from the mean. The bias of the PGBT standards appears slightly high for the 2.43 g standard but closer to the average for the 4.81 g standard. The bias for both the ST standards was very low, again emphasizing their unreliability.

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TABLE 12-5 PERSEVERANCE 2012 STANDARDS PERFORMANCE

New Gold Inc. – Peak Gold Mines

Standard	Au Value (ppm)	Au SD	Au + 2SD	Au - 2SD
ST73	1.49	0.08	1.65	1.33
ST42-1292	1.48	0.06	1.60	1.36
PGBT-25	2.43	0.11	2.65	2.21
PGBT-50	4.81	0.24	5.29	4.33

FIGURE 12-30 PERSEVERANCE ST73 STANDARD PERFORMANCE 2012

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FIGURE 12-31 PERSEVERANCE ST42-1292 STANDARD PERFORMANCE 2012

FIGURE 12-32 PERSEVERANCE PGBT-25 STANDARD PERFORMANCE 2012

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FIGURE 12-33 PERSEVERANCE PGBT-50 STANDARD PERFORMANCE 2012

Blanks

A blank is submitted with every DPO as the first sample. The blank performance is graphed in Figure 12-34.

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FIGURE 12-34 PERSEVERANCE BLANK PERFORMANCE 2012

Sample Precision

Precision is measured at two points in the analysis process by means of sample replicates and sample duplicates.

A total of 216 repeat samples were analyzed in 2012 representing 5.2% of the total samples submitted. Regression of the repeats against original assays indicates a moderate degree of correlation with an R2=0.91 (Figure 12-35).

A total of 208 duplicate samples were analyzed in 2012, 5.1% of the total sample submissions. Regression of the duplicates against original assays also indicates a high degree of correlation with an R2=0.983 (Figure 12-36).

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FIGURE 12-35 PERSEVERANCE REPLICATE PERFORMANCE 2012

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FIGURE 12-36 PERSEVERANCE DUPLICATE PERFORMANCE 2012

DISCUSSION

During the November 2012 site visit, RPA reviewed the PGM data collection and verification procedures including sampling, assaying, and data entry. RPA also reviewed geological interpretations, resource modeling techniques, parameters, and classification methodology with PGM geologists. Following additional reviews it is RPA’s opinion that the data are acceptable for the purposes of overall Mineral Resource and Mineral Reserve estimation and economic assessments. RPA also notes that PGM has implemented very good QA/QC practices that generally exceed industry practices.

RPA does, however, recommend that additional attention be focused on the quality of standards used in the QA/QC program.

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13 MINERAL PROCESSING AND METALLURGICAL TESTING

The PGM Life-of–Mine (LOM) production plan considers treating six different feed materials between 2013 and 2019. The materials identified include New Occidental, Perseverance, Peak, New Cobar, Jubilee, and Chesney deposits.

MINERALOGY

Following is a summary of mineralogical characterization studies performed on selected samples of different ores treated at PGM. The results are based on the specific samples analyzed and may not represent the entire deposits. Certain mineral assemblages may not have been identified or analyzed.

NEW COBAR

Gold occurs as both native gold and electrum (Ag, Au). Gold is predominantly fine grained (10 µm to 100 µm). Bismuth, selenium, and arsenic are impurity elements. Bismuth minerals include native bismuth (Bi), bismuthinite (Bi2S3), and paraguanajuatite (Bi2(Se,S)3). Bismuth sulphide and selenide minerals are likely to have similar flotation properties to chalcopyrite. Chalcopyrite was found to be the only copper mineral present.

NEW OCCIDENTAL

The New Occidental ore is predominantly characterized by fine grained gold mineralization associated with bismuth minerals and stilpnomelane in a strongly quartz veined and silicified quartz breccia host. Gold recoveries:

•	Do not appear to be affected by bismuth content.

•	Appear to be adversely affected by the presence of stilpnomelane (Fe,Mg)8 (Si,Al)12(O,OH)12.

•	Appear to be retarded when mineralization is strongly quartz veined, suggesting that some gold is entrapped in inert silica.

•	Do not appear to be influenced by iron sulphide content.

A small part of the deposit appears to contain appreciable chalcopyrite mineralization (0.2% to 0.8% Cu) and the gold associated with this mineralization appears to demonstrate higher

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gold recoveries along with higher sodium cyanide consumptions. A small portion of the orebody is interpreted to contain erratically distributed coarse grained gold that is slow leaching.

PERSEVERANCE

Samples of mineralized material from Perseverance indicate that the nature of the gold mineralization varies and a variety of discrete precious metal phases can be present. Metallic gold and/or silver rich varieties of electrum usually represent the dominant Au bearing phase which may be accompanied by trace amounts of one or more maldonite, aurostibite, and rare precious metal tellurides. Pyrrhotite represents the dominant sulphide mineral. It is often associated with subordinate amounts of chalcopyrite and can host electrum particles containing 10% to 30% by weight of Ag in solution.

Gold mineralization can be classified into four major types, defined by the composition of the metallic gold and electrum as well as the nature of the associated ore minerals. The gold and electrum particles in the ores are commonly fine grained and contain a significant proportion of small particles (< 25 µm) that are often intimately intergrown with sulphides, notably pyrrhotite and chalcopyrite. Subordinate, but variable amounts of smaller electrum particles (typically < 10 µm) are also present as refractory inclusions in these sulphides.

METALLURGICAL TEST WORK

PERSEVERANCE

Metallurgical test work on two composites (Type 1 a low copper sample and Type 2 a high copper sample) from the Perseverance deposit indicated the following:

•	Total gold recovery for the Type 1 sample was 94% and for the Type 2 sample was 97%.

•	Type 1 material has a Bond Work Index of around 17.7 kWh/t.

•	Type 2 material has a Bond Work Index of around 17.3 kWh/t.

•	Gravity circuit gold recoveries were 48.3% and 49.2% for Type 1 and 2 respectively.

•

Copper and gold recoveries from flotation were 63% and 32.3% respectively for Type 1. For Type 2, the copper and gold recoveries were 70.4% and 68.2% respectively. Higher copper recoveries were achievable with longer residence times.

•

Cyanide leaching for 48 hours produced gold recoveries of 79.9% for Type 1 and 80.9% for Type 2. Extending the leach time to 60 hours increased gold recovery to 82.7% and 81.8% for Type 1 and Type 2 respectively.

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•	Leaching for 48 hours resulted in cyanide consumptions of 2.05 kg/t material for Type 1 and 3.2 kg/t material for Type 2.

CHESNEY

The mill at PGM began processing material from the Chesney mine, an ore high in copper with low gold values, in December 2008. A sample of the Chesney deposit was received for metallurgical testing in April 2009, after some issues with the leaching performance had been noted in the plant. It consumes considerably more cyanide than any other ore treated by the mill, and oxygen consumption is also high. Losses of gold to tails have not noticeably increased. Leaching tests were conducted by the bottle roll method, after an initial six minute flotation using a Denver bench flotation cell.

Copper recovery from the flotation tests was generally high, with better than 75% of the copper recovered. Metallurgical test work on samples of these ore types indicates the following:

•	Transitional samples show very poor flotation copper recovery. Separate metallurgical treatment is required to recover oxidized copper. Gravity gold recovery is acceptable.

•	The treatment route for the sulphide rock type varies. Some of it is suitable as plant feed. Other portions will need to be blended for effective treatment.

PERFORMANCE AND RECOVERY PREDICTIONS

Historical metallurgical operating data is presented in Table 13-1 with annual data from 2008 through to 2012.

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TABLE 13-1 HISTORICAL METALLURGICAL OPERATING DATA

New Gold Inc. – Peak Gold Mines

Description	Units	2008 Actual	2009 Actual	2010 Actual	2011 Actual	2012 Actual
Milled Ore	Tonnes	768,728	794,006	775,194	758,417	778,170
Au Grade	g/t	4.67	4.05	4.22	3.94	4.18
Ag Grade	g/t	5.80	10.10	9.96	9.36	8.27
Cu Grade	%	0.62	1.00	1.01	0.93	0.97
Au Recovery	%	87.1	90.2	90.5	88.8	91.3
Ag Recovery	%	58.5	64.1	57.4	53.6	60.1
Cu Recovery	%	78.5	89.2	89.0	81.9	86.0
Total Au in Doré	oz	66,553	51,861	53,386	54,502	59,975
Total Ag in Doré	oz	20,096	17,741	15,685	15,685	15,685
Cu Concentrate	Tonnes	17,263	28,599	28,684	24,094	26,438
Cu Conc. Grade	%	21.7	24.8	24.3	23.9	24.6
Au Conc. Grade	g/t	61.2	45.0	45.3	39.9	41.8
Ag Conc. Grade	g/t	114.8	160.5	137.6	137.6	127.9
Cu from Conc.	klb	8,259	15,636	15,367	12,711	14,361
Cu Conc. Gold	oz	33,939	41,387	41,790	30,905	35,546
Cu Conc. Silver	oz	63,716	147,576	126,896	106,588	108,673
Total Au Production	oz	100,492	93,248	95,176	85,407	95,522
Total Ag Production	oz	83,812	165,317	142,581	122,273	124,358

Plant throughput has been a nominal 2,100 tpd. Overall gold recovery has been between 87% and 91% and copper recovery has been between 78% and 89%.

Copper concentrate grades have ranged from approximately 22% Cu to 25% Cu. Copper feed grades have increased with additional ore from Chesney. Approximately 37% to 44% of the total gold recovered came from copper flotation concentrates. Efforts are to maximize recovery of gold in the leach circuit rather than the flotation as the payable values are higher.

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14 MINERAL RESOURCE ESTIMATE

SUMMARY

The Mineral Resource estimate for PGM was prepared under the JORC 2004 Code by PGM geological staff under the direction of Rex Berthelsen, Principal Geologist for New Gold. Mr. Berthelsen is a Fellow and Chartered Professional of the Australasian Institute of Mining and Metallurgy.

The Mineral Resource estimate, with an effective date of December 31, 2012, has been independently reviewed by Mr. Ian Blakley, P. Geo., of RPA, who is the qualified person for this Mineral Resource estimate under NI 43-101. The Mineral Resource estimate and classification in this report are compliant with NI 43-101 and consistent with CIM definitions.

PGM currently has five deposits that have published Mineral Resources within the Cobar Gold Field. The reported deposits include:

•	New Cobar

•	Chesney

•	New Occidental

•	Peak

•	Perseverance

Tables 14-1 and 14-2, respectively, summarize the Mineral Resource estimates inclusive and exclusive of Mineral Reserves. Tables 14-3 and 14-4, respectively, list the Mineral Resource estimates by deposit inclusive and exclusive of Mineral Reserves.

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TABLE 14-1 SUMMARY OF MINERAL RESOURCES INCLUSIVE OF

MINERAL RESERVES – DECEMBER 31, 2012

New Gold Inc. – Peak Gold Mine

					Contained Metal
Category	Tonnage (000 t)	Au (g/t)	Grade Cu (%)	Ag (g/t)	Au (k oz)	Cu (M lb)	Ag (k oz)
Measured	2,700	5.74	1.05	7.5	494	62	647
Indicated	3,200	3.75	1.19	6.8	386	84	703
Total Measured + Indicated	5,900	4.66	1.13	7.1	880	146	1,350

Inferred	1,700	2.64	1.13	4.8	144	42	261

Notes:

1.	CIM definitions were followed for Mineral Resources.
2.	Mineral Resources are estimated at differential cut-off grades ranging from US$97 to US$137 per tonne and varying depending on ore type, mining method, and location within PGM’s mining infrastructure
3.	Mineral Resources are estimated using long-term metal prices of US$1,400 per ounce gold, US$3.25 per pound copper, US$28.00 per ounce silver and exchange rates of US$1.00/C$1.00 and US$1.00/A$1.00.
4.	Bulk density measurements are based on core samples submitted for gold and base metal analysis.
5.	Mineral Resources are inclusive of Mineral Reserves.
6.	Numbers may not add due to rounding.

TABLE 14-2 SUMMARY OF MINERAL RESOURCES EXCLUSIVE OF

MINERAL RESERVES – DECEMBER 31, 2012

New Gold Inc. – Peak Gold Mine

					Contained Metal
Category	Tonnage (000 t)	Au (g/t)	Grade Cu (%)	Ag (g/t)	Au (k oz)	Cu (M lb)	Ag (k oz)
Measured	1,100	3.57	0.84	6.5	125	20	229
Indicated	1,600	2.88	1.05	6.0	149	39	312
Total Measured + Indicated	2,700	3.16	0.96	6.2	273	57	541

Inferred	1,500	2.45	1.13	4.6	121	39	226

Notes:

1.	CIM definitions were followed for Mineral Resources.
2.	Mineral Resources are estimated at differential cut-off grades ranging from US$97 to US$137 per tonne and varying depending on ore type, mining method, and location within PGM’s mining infrastructure
3.	Mineral Resources are estimated using long-term metal prices of US$1,400 per ounce gold, US$3.25 per pound copper, US$28.00 per ounce silver and exchange rates of US$1.00/C$1.00 and US$1.00/A$1.00.
4.	Bulk density measurements are based on core samples submitted for gold and base metal analysis.
5.	Mineral Resources are exclusive of Mineral Reserves.
6.	Numbers may not add due to rounding.

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TABLE 14-3 DETAILED SUMMARY OF MINERAL RESOURCES INCLUSIVE OF

MINERAL RESERVES – DECEMBER 31, 2012

New Gold Inc. – Peak Gold Mine

			Grade			Contained Metal
Deposit	Category	Tonnage (t)	Au (g/t)	Cu (%)	Ag (g/t)	Au (oz)	Cu (M lb)	Ag (oz)
	Measured	672,000	3.61	0.98	5.5	78,000	15	119,000
New Cobar	Indicated	862,000	3.01	1.03	5	83,000	20	139,000
	Total M+I	1,533,000	3.27	1.01	5.2	161,000	34	257,000
	Inferred	928,000	2.34	1.18	4.1	70,000	24	121,000
						0

	Measured	527,000	1.2	2.07	6.8	20,000	24	115,000
Chesney	Indicated	1,021,000	1.17	1.87	5.7	38,000	42	188,000
	Total M+I	1,548,000	1.18	1.94	6.1	59,000	66	303,000
	Inferred	407,000	1.13	1.57	4.8	15,000	14	62,000

	Measured	67,000	5.89	0.2	4.4	13,000	0	9,000
New Accidental	Indicated	145,000	5.3	0.21	3.5	25,000	1	16,000
	Total M+I	211,000	5.49	0.21	3.8	37,000	1	26,000
	Inferred	134,000	4.69	0.22	3	20,000	1	13,000

	Measured	387,000	5.27	0.54	13.2	65,000	5	165,000
Peak	Indicated	337,000	4.72	0.63	11.3	51,000	5	123,000
	Total M+I	724,000	5.01	0.58	12.3	117,000	9	287,000
	Inferred	118,000	5.83	0.35	6.6	22,000	1	25,000

	Measured	914,000	10.45	0.83	8.2	307,000	17	240,000
	Indicated	837,000	7.01	0.91	8.8	189,000	17	237,000
Perseverance	Total M+I	1,751,000	8.81	0.87	8.5	496,000	34	477,000
	Inferred	105,000	4.93	0.98	11.8	17,000	2	40,000

	Measured	112,000	2.99	0.78	0	11,000	2	0
Stockpiles	Indicated	—	—	—	—	—	—	—
	Total M+I	112,000	2.99	0.78	0	11,000	2	0

	Measured	2,678,000	5.74	1.05	7.5	494,000	62	647,000
Total	Indicated	3,201,000	3.75	1.19	6.8	386,000	84	703,000
	Total M+I	5,879,000	4.66	1.13	7.1	880,000	146	1,350,000
	Inferred	1,692,000	2.64	1.13	4.8	144,000	42	261,000

Notes:

1.	CIM definitions were followed for Mineral Resources.
2.	Mineral Resources are estimated at a Net Smelter Return (NSR) cut-off grades by mining areas.
3.	Mineral Resources are estimated using long-term metal prices of US$1,400 per ounce gold, US$3.25 per pound copper, US$28.00 per ounce silver, and exchange rates of US$1.00/C$1.00 and US$1.00/A$1.00.
4.	Bulk density measurements are based on core samples submitted for gold and base metal analysis.
5.	Mineral Resources are inclusive of Mineral Reserves.
6.	Numbers may not add due to rounding.

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TABLE 14-4 DETAILED SUMMARY OF MINERAL RESOURCES EXCLUSIVE OF

MINERAL RESERVES – DECEMBER 31, 2012

New Gold Inc. – Peak Gold Mine

			Grade			Contained Metal
Deposit	Category	Tonnage (t)	Au (g/t)	Cu (%)	Ag (g/t)	Au (oz)	Cu (M lb)	Ag (oz)
	Measured	366,000	3.36	0.62	4.4	40,000	5	52000
New Cobar	Indicated	500,000	2.67	0.87	4.6	43,000	10	73,000
	Total M+I	866,000	2.96	0.76	4.5	82,000	15	125,000
	Inferred	871,000	2.34	1.17	4.0	65,000	22	112,000
						0

	Measured	174,000	0.93	1.69	5.5	5,000	6	31,000
Chesney	Indicated	495,000	1.02	1.62	5.1	16,000	18	81,000
	Total M+I	669,000	1.00	1.64	5.2	21,000	24	111,000
	Inferred	374,000	1.11	1.54	4.7	13,000	13	56,000

	Measured	50,000	5.85	0.23	4.2	9,000	0	7,000
New Accidental	Indicated	124,000	5.04	0.22	3.4	20,000	1	14,000
	Total M+I	173,000	5.27	0.22	3.7	29,000	1	20,000
	Inferred	134,000	4.69	0.22	3.0	20,000	1	13,000

	Measured	146,000	4.10	0.52	15.7	19,000	2	74,000
Peak	Indicated	127,000	3.31	0.57	12.2	14,000	2	50,000
	Total M+I	274,000	3.73	0.54	14.1	33,000	3	124,000
	Inferred	70,000	4.24	0.38	6.8	10,000	1	15,000

	Measured	240,000	5.28	0.90	8.5	41,000	5	66,000
Perseverance	Indicated	360,000	4.83	0.95	8.2	56,000	8	95,000
	Total M+I	600,000	5.01	0.93	8.3	97,000	12	161,000
	Inferred	82,000	4.56	1.00	11.2	12,000	2	30,000

	Measured	112,000	2.99	0.78	0.0	11,000	2	0
Stockpiles	Indicated	—	—	—	—	—	—	—
	Total M+I	112,000	2.99	0.78	0.0	11,000	2	0

	Measured	1,088,000	3.57	0.84	6.5	125,000	20	229,000
	Indicated	1,607,000	2.88	1.05	6.0	149,000	39	312,000
Total	Total M+I	2,695,000	3.16	0.96	6.2	274,000	57	541,000
	Inferred	1,531,000	2.45	1.13	4.6	121,000	39	226,000

Notes:

1.	CIM definitions were followed for Mineral Resources.
2.	Mineral Resources are estimated at a Net Smelter Return (NSR) cut-off grades by mining areas.
3.	Mineral Resources are estimated using long-term metal prices of US$1,400 per ounce gold, US$3.25 per pound copper, US$28.00 per ounce silver, and exchange rates of US$1.00/C$1.00 and US$1.00/A$1.00.
4.	Bulk density measurements are based on core samples submitted for gold and base metal analysis.
5.	Mineral Resources are exclusive of Mineral Reserves.
6.	Numbers may not add due to rounding.

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The following sections describing the Mineral Resource estimation processes are summarized from the individual PGM 2012 Resource Reports prepared by PGM geological staff.

WIREFRAME DOMAIN MODELS

For each deposit, PGM geological staff created three-dimensional shapes of mineralized domains based on section and plan interpretation as well as geological knowledge. An important factor in the construction of the shapes is to snap the section strings to the exact intersection of the drill hole. Valid 3D void triangulations were generated by the mine engineering department’s senior planning engineer for each deposit to account for mined out areas.

NEW COBAR

Mineralization at New Cobar occurs in four mineralized lenses, the Main Upper Zone (mainnth80), Main Lower Zone (mainlower87), West75 Zone (west75), and Jubilee Lode (jub). The domains are divided by the different plunges of the zones and are primarily defined by a nominal 0.1 g/t Au or 0.1% Cu cut-off grade to determine the mineralization envelope. Being predominantly a copper domain, Jubilee is defined geologically by the strong presence of chalcopyrite and pyrrhotite mineralization. The sulphides define an approximate cut-off grade of 0.1% Cu.

CHESNEY

Three distinct domains are defined for the purpose of resource estimation at Chesney: the Chesney Main Zone Copper (CHM), Chesney Main Lode Gold (CHA), and Eastern Gold Lode (CHE). The CHM domain was defined using a nominal 0.1% Cu boundary and modified only when continuity between holes and sections was improved.

The CHA domain was modelled based on a combination of a 0.1 g/t Au boundary and/or 25 ppm Bi to 50 ppm Bi. This provided reasonable continuity between holes and sections and prevented the smearing of higher grades into non-gold mineralized areas. The CHA domain models within the main copper model.

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The CHE domain was modelled on a similar basis to the CHA domain. It is believed that both gold mineralizing events were synchronous in each of the structures and display similar geochemical signatures.

The oxidation boundaries defined were the base of complete oxidation and top of fresh rock. Only the non-oxidized (NOX) domain was modelled by restricting the elevation to 10180RL.

A valid 3D void triangulation was created to completely exclude any oxidized Mineral Resource.

NEW OCCIDENTAL

Four domains are defined for the purpose of resource estimation: the New Occidental Main Zone (OXM), Barren Zone (BAR), Gossan Lens (GOS), and the Albion Lens (ALB). The OXM is clearly defined in drill core by the presence of crypto-crystalline silica and Fe-rich chlorite alteration. The BAR is defined by weakly altered, unmineralized country rock within the OXM domain.

The GOS is defined geologically by its position on the late Type 4 breccia and its proximity with base metal sulphide. It is also defined by a gold grade contour of approximately 0.1 g/t Au.

The ALB occurs as quartz vein hosted gold mineralization and is located just east of OXM within the Chesney sandstone. Due to the lack of drilling, it is predominantly defined by a grade contour of approximately 0.1 g/t Au. This lens occurs adjacent to the historical workings from 150 m to approximately 300 m vertical depth.

For resource reporting, OXM is defined by four subdomains. These are New Occidental Deeps, Below 92 Level, Above 92 Level, and New Occidental Upper North (NOUN). The Deeps has not been reported since 2010. The 92 Level is at 9,346 mRL. Since then the remaining crowns left to mine in Below 92 Level and Above 92 Level have been extracted, which leaves only NOUN and ALB with Mineral Resources left to report.

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PEAK

Six domains were modelled for the purpose of a new estimate (Table 14-5) based on a combination of geology and grade. The Cop/WLZ and East lenses were split into sublenses (Table 14-6) to allow for smoother grade interpolation due to their arcuate geometry.

TABLE 14-5 PEAK GEOLOGICAL DOMAINS

New Gold Inc. – Peak Gold Mine

Geological Lens	Details
Copper/Western Lead Zinc	Main shear hosted mineralization
East	Rhyolite hosted mineralization
Deeps	Continuation of Copper/WLZ lens at depth
Regolith	Mineralization hosted within weathered rock
Contact	Rhyolite/Sediment contact hosted mineralization
Waste	All other areas

TABLE 14-6 PEAK SUBDOMAINS FOR EAST AND COP/WLZ LENSES

New Gold Inc. – Peak Gold Mine

Sublens	Details
East up	Upper East lens
East down	Lower East lens
Cop/WLZ nth	Northern Copper/Western Lead Zinc lens
Cop/WLZ sth	Southern Copper/Western Lead Zinc lens

PERSEVERANCE

The Perseverance Mineral Resource estimate is constructed using six domains modelled by PGM geologists. These include Zone A (PER), Zone D (PZD), Zone B, Footwall Copper, Hulk, and Hercules. Each domain was modelled using a combination of geological boundaries and grade boundaries at a nominal 0.1 g/t Au or 0.1% Cu cut-off grade. The geological boundaries are defined during the logging process and relate to quantities of mineralization and veining. Zone A, Zone D, and Hulk are further broken up into subdomains based on geology and orientation (Figure 14-1).

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RPA
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9400 L
9200 L
9000 L
8800 L
8600 L
9200 N
9400 N
9600 N
9800 N
10000 N
Zone A Upper Sub Zone
Zone A Mild Sub Zone
Zone A Lower Sub Zone
Zone D South East Sub Zone
Zone S Upper Sub Zone
Zone A / Zone D Lower Sub Zone
Zone D South Lower Sub Zone
Zone D North Sub Zone
0 50 100 150 200
Metres

Figure 14-1

New Gold Inc.

Peak Gold Mines

New South Wales, Australia

Perseverance Domains and Sub-Domains

March 2013

14-8

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RESOURCE DATABASE – GENERAL DESCRIPTION

It is PGM’s normal practice that, as the delineation drilling advances either up or down dip, drill holes considered to have potential for error in their locations, such as deep surface or historical holes (e.g., circa 1960), are excluded from the data set used for resource estimation. This measure is taken because deep surface holes that have been intersected in underground development have been demonstrated to show up to 30 m of displacement from their surveyed locations.

NEW COBAR

Data distribution varies throughout the deposit. From the 10,175 mRL down to the 9,750 mRL, the data is spaced to a nominal 15 m x 20 m (northing and elevation) spacing. Below the 9,750 mRL to the 9,600 mRL, the data is spaced to an approximate 50 m x 40 m based on surface diamond and historical underground drilling. Below the 9,600 mRL to the limit of data (9,300 mRL), the drilling is spaced to a crude 70 m x 40 m pattern based on surface diamond drilling.

A drill hole selection file was used to select the 898 drill holes for data analysis and subsequent grade interpolation. The database consisted of 125 surface diamond drill holes, 19 NQ2 percussion holes, 418 underground diamond drill holes, 418 LTK48 delineation and 299 RC holes. A total of 66 holes consisting of 16 deeper evaluation holes and 50 delineation holes were added since the 2011 Mineral Resource estimation. Some 34 of the delineation holes were added higher up in the model for the south minor infill between the 16 and 24 Level panels (between 10,120 mRL and 10,040 mRL). The other sixteen delineation holes were from the 40 to 52 Level panels (between 9,880 mRL and 9,760 mRL).

Eight surface diamond holes were omitted due to repeat intercepts and face data were taken out of the model. In the case of New Cobar, the face data were not historic as with Chesney, but had been added to previous models to give some clarity to lenses with a shorter strike length.

CHESNEY

The shallow mineralization down to approximately 10,150 mRL is drilled to a nominal 20 m x 20 m spacing. Hole spacing is wider around the old workings and on the extremities of the deposit to the north and south. The material above 10,120 mRL, which was previously

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estimated and reported as Chesney Oxide, is not included in the 2012 PGM Mineral Resources.

Within the historic levels, back and/or face samples were compiled from original linen plans. These samples are spaced approximately 30 m apart on sublevel intervals. A number of underground diamond holes drilled from 1943 to 1950 intersect the original orebody within the old workings.

Drilling below the base of historic workings has been drilled to a nominal 20 m x 20 m delineation spacing by holes over areas where previous resource estimates show potential Mineral Reserves. Three phases of delineation drilling below the old workings, down to 9,700 mRL, have now been completed or are in progress. Evaluation drilling has been completed at a nominal 50 m x 50 m spacing to 9,350 mRL.

A drill hole selection file was used to select the 350 drill holes for data analysis and subsequent grade interpolation. For the 2012 estimate, 31 underground delineation holes were added as well as 21 evaluation holes. RPA agrees with PGM’s decision to omit all the historic holes from the Mineral Resource estimation process. Data omitted for 2012 included:

•	Three surface diamond holes, as they were replaced by underground intercepts;

•	297 face samples through the old workings, which in PGM’s opinion were inflating the grade in and around remaining pillars; and

•	24 underground diamond holes from the 1940s.

NEW OCCIDENTAL

Data distribution varies throughout the deposit. From the 112 mRL up to the base of historical workings, the drill holes are spaced to a nominal 15 m x 20 m (northing and elevation). Below the 112 mRL, the drill holes are spaced at 30 m x 50 m for the first 150 m. Below that there are five holes which describe the New Occidental Deeps zone.

A drill hole selection file was used to select the 569 drill holes for data analysis and subsequent grade interpolation. For the current reporting period, only four new holes were added. All historical data were, however, removed for the 2012 Mineral Resource estimate. It is normal practice that, as the delineation drilling advances either up or down dip, holes considered to have potential for error in their locations, such as deep surface or historical holes, are excluded from the selection file.

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PEAK

Data distribution varies throughout the deposit. From the 715 L (9,545 mRL) up to the 300 L, the drill holes are spaced to a nominal 10 m x 12 m (northing and elevation). Below the 715 L, the drill holes are crudely spaced 50 m x 50 m. From the 300 L (9,950 mRL) up to the base of oxidation (10,150 mRL) the drill holes are spaced from 25 m x 25 m to 50 m x 50 m. Above the base of oxidation through to surface, drill hole spacing is 20 m x 20 m.

A drill hole selection file was used to select the 1,582 drill holes for data analysis and subsequent grade interpolation. A total of 96 underground exploration holes were excluded due to being replaced by more accurate delineation holes.

PERSEVERANCE

Data distribution varies throughout the deposit. Perseverance Zone A and Zone D have been drilled to a nominal 12.5 m x 15 m (northing and elevation) spacing. Below 8,840 mRL drill hole spacing widens considerably from 20 m x 40 m to 50 m x 100 m in the deeper parts of Zone D.

A drill hole selection file was used to select the 1,112 drill holes for data analysis and subsequent grade interpolation. A total of 92 exploration holes were excluded due to the replacement by more accurate delineation holes.

COMPOSITES

NEW COBAR

One metre composites were selected for data analysis and subsequent grade interpolation. Minimum length composite used is 0.5 m. The raw samples were flagged by domain using the domain wireframe models and composited within each domain. No top cut is applied during the compositing process.

H&S Consulting (H&S) conducted an independent review of the PGM modelling practices for New Cobar and noted that there were a larger than normal population of intervals shorter than 0.5 m omitted. PGM investigated the higher grade samples of this population and found them to occur where voids have been intersected. The other smaller intervals are related to overlapping domain triangulations which had not been clipped prior to compositing. These

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small intervals are excluded from the estimate and do not have a material impact on the estimate.

The univariate statistics of the composite data file are tabulated by domain in Table 14-7.

TABLE 14-7 SUMMARY STATISTICS FOR NEW COBAR ONE METRE COMPOSITE DATA

New Gold Inc. – Peak Gold Mine

	North Upper Domain
Element	Au ppm	Cu %	Pb %	Zn %	Ag ppm	Bi ppm	Fe %	SG
No. Data:	2,090	2,090	2,090	2,090	2,090	2,090	2,090	2,090
Mean:	2.569	0.48	0.027	0.067	3.143	51.428	8.675	2.796
Variance:	27.356	0.29	0.021	0.03	14.643	9,170.273	9.366	0.007
CV:	2.036	1.121	5.422	2.567	1.217	1.862	0.353	0.029
Minimum:	0.005	0	0	0.001	0.139	0.005	0.005	2.253
Q1:	0.187	0.119	0.002	0.01	1	6.369	6.65	2.759
Median:	0.712	0.307	0.004	0.018	2	21.939	8.603	2.801
Q3:	2.57	0.665	0.011	0.044	3.971	51.309	10.392	2.836
Maximum:	65.7	5.717	4.872	3.208	44.129	1,750	31.151	3.212
IQR:	2.383	0.546	0.009	0.034	2.971	44.94	3.742	0.077

	North Lower Domain
Element	Au ppm	Cu %	Pb %	Zn %	Ag ppm	Bi ppm	Fe %	SG
No. Data:	2,118	2,118	2,118	2,118	2,118	2,118	2,118	2,118
Mean:	1.763	0.616	0.008	0.016	3.236	79.896	8.731	2.801
Variance:	22.172	0.554	0.007	0.002	15.939	30,018.67	8.301	0.004
CV:	2.671	1.207	10.099	2.829	1.234	2.169	0.33	0.022
Minimum:	0.005	0	0	0.002	0.03	0.213	0.653	2.647
Q1:	0.06	0.148	0.001	0.007	0.887	9.508	6.808	2.762
Median:	0.281	0.385	0.002	0.009	2	30	8.56	2.796
Q3:	1.365	0.805	0.003	0.012	4	80	10.4	2.83
Maximum:	90.7	7.59	2.785	1.13	50.105	3,250	24.3	3.258
IQR:	1.305	0.657	0.002	0.005	3.113	70.492	3.592	0.068

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	West Domain
Element	Au ppm	Cu %	Pb %	Zn %	Ag ppm	Bi ppm	Fe %	SG
No. Data:	13,234	13,234	13,234	13,234	13,234	13,234	13,234	13,234
Mean:	1.051	0.298	0.023	0.037	2.471	32.313	10.46	2.843
Variance:	34.15	0.271	0.119	0.03	50.199	15,499.32	17.25	0.014
CV:	5.562	1.748	14.815	4.718	2.868	3.853	0.397	0.041
Minimum:	0.005	0	0	0	0.005	0.005	0.015	1.006
Q1:	0.027	0.022	0.001	0.009	0.5	5	8.1	2.792
Median:	0.09	0.112	0.002	0.011	1	10	9.715	2.823
Q3:	0.33	0.354	0.005	0.016	2.262	24.047	11.796	2.865
Maximum:	194	13.2	35	13.5	316.724	4,600	58.3	4.398
IQR:	0.303	0.332	0.004	0.007	1.762	19.047	3.696	0.073

	Jubilee Domain
Element	Au ppm	Cu %	Pb %	Zn %	Ag ppm	Bi ppm	Fe %	SG
No. Data:	1,350	1,350	1,350	1,350	1,350	1,350	1,350	1,350
Mean:	0.427	1.155	0.012	0.02	4.981	150.014	9.22	2.817
Variance:	5.91	2.459	0.003	0.003	75.897	133,176.9	10.981	0.009
CV:	5.693	1.358	4.833	2.926	1.749	2.433	0.359	0.034
Minimum:	0.002	0	0	0.002	0.25	1	2.31	2.079
Q1:	0.01	0.208	0	0.008	0.8	8	7.18	2.769
Median:	0.03	0.6	0.001	0.009	2.1	32	8.48	2.795
Q3:	0.13	1.395	0.004	0.014	4.8	125	10.4	2.83
Maximum:	48.2	12.2	1.115	1.595	82.9	4,900	36.3	3.566
IQR:	0.12	1.187	0.004	0.006	4	117	3.22	0.061

Note: CV – Coefficient of Variation; IQR – Inter-quartile Range

Three associations are evident from the correlation matrix shown in Tables 14-8 and 14-9: a strong gold-bismuth, moderate lead-silver-zinc, and a weak gold-copper-silver-bismuth relationship. The strong gold-bismuth association is well known for the deposits hosted or controlled by the GCF, namely New Cobar, Chesney, and New Occidental.

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TABLE 14-8 CORRELATION MATRIX FOR NEW COBAR ONE METRE COMPOSITES

New Gold Inc. – Peak Gold Mine

	Au	Cu%	Pb%	Zn%	Ag	Bi
Au	1.00
Cu%	0.31	1.00
Pb%	0.05	0.05	1.00
Zn%	0.09	0.13	0.15	1.00
Ag	0.33	0.46	0.53	0.23	1.00
Bi	0.61	0.34	0.07	0.05	0.32	1.00

TABLE 14-9 CORRELATION MATRIX FOR JUBILEE ONE METRE COMPOSITES

New Gold Inc. – Peak Gold Mine

	Au ppm	Cu%	Pb%	Zn%	Ag ppm	Bi ppm
Au ppm	1.00
Cu%	0.27	1.00
Pb%	0.08	0.26	1.00
Zn%	0.12	0.44	0.44	1.00
Ag ppm	0.26	0.88	0.59	0.60	1.00
Bi ppm	0.32	0.58	0.23	0.26	0.59	1.00

CHESNEY

One metre composites were selected for data analysis and subsequent grade interpolation. Minimum length composite used is 0.5 m. The raw samples were flagged by domain using the domain wireframes models and composited within each domain. No top cut is applied during the compositing process. The univariate statistics of the composite data file are tabulated by domain in Table 14-10.

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TABLE 14-10 SUMMARY STATISTICS FOR CHESNEY ONE METRE COMPOSITE DATA

New Gold Inc. – Peak Gold Mine

Element	Au ppm	Cu %	Pb %	Zn %	Ag ppm	Bi ppm	Fe %	SG
CHA - Main Lode gold domain
No. Data:	3,232	3,232	3,232	3,232	3,232	3,232	3,232	3,232
Mean:	0.82	1.599	0.026	0.026	5.891	123.62	10.911	2.862
Variance:	8.433	2.116	0.012	0.004	28.399	91802.87	13.731	0.01
CV:	3.543	0.91	4.341	2.52	0.905	2.451	0.34	0.035
Minimum:	0.005	0	0	0	0.135	0.5	0.08	2.288
Q1:	0.055	0.524	0.002	0.012	2.1	12	8.64	2.805
Median:	0.171	1.28	0.006	0.015	5	40	10.592	2.845
Q3:	0.53	2.23	0.015	0.021	8	120	12.818	2.903
Maximum:	67.7	12.4	3.8	1.6	79.311	7,100	42.9	3.733
IQR:	0.475	1.706	0.013	0.009	5.9	108	4.178	0.098

CHM - Main Lode copper domain
No. Data:	4,087	4,087	4,087	4,087	4,087	4,087	4,087	4,087
Mean:	0.033	0.691	0.004	0.013	2.528	19.993	9.605	2.833
Variance:	0.005	0.495	0	0	59.983	2548.779	11.675	0.008
CV:	2.084	1.018	5.169	0.793	3.063	2.525	0.356	0.031
Minimum:	0.005	0.001	0	0.001	0.1	0.5	1.17	2.232
Q1:	0.005	0.209	0	0.009	0.7	3	7.51	2.796
Median:	0.01	0.487	0.001	0.011	1.9	7	9.07	2.819
Q3:	0.03	0.911	0.003	0.014	3	20	11	2.851
Maximum:	1.55	6.31	0.499	0.435	426	1,320	34.3	3.777
IQR:	0.025	0.702	0.003	0.005	2.3	17	3.49	0.055

CHE - Eastern Gold Lens
No. Data:	1,523	1,523	1,523	1,523	1,523	1,523	1,523	1,523
Mean:	0.416	0.571	0.005	0.015	2.453	123.883	10.769	2.853
Variance:	5.332	0.57	0.002	0.004	7.572	54884.98	16.596	0.007
CV:	5.557	1.321	8.613	4.373	1.122	1.891	0.378	0.03
Minimum:	0.005	0	0	0.004	0.005	0.006	0.005	2.509
Q1:	0.01	0.141	0.001	0.009	0.5	5	7.58	2.802
Median:	0.02	0.317	0.002	0.011	1.7	31	10.25	2.833
Q3:	0.1	0.665	0.004	0.013	3	152	13	2.881
Maximum:	59	8.634	1.4	2.339	22.599	2,980	51.6	3.869
IQR:	0.09	0.524	0.003	0.004	2.5	147	5.42	0.079

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Element	Au ppm	Cu %	Pb %	Zn %	Ag ppm	Bi ppm	Fe %	SG
WST - Hanging wall and footwall to each domain
No. Data:	4,699	4,699	4,699	4,699	4,699	4,699	4,699	4,699
Mean:	0.018	0.116	0.003	0.011	0.838	16.317	7.908	2.809
Variance:	0.003	0.05	0.001	0	0.853	8,862.585	8.79	0.006
CV:	2.9	1.932	7.796	1.071	1.103	5.769	0.375	0.028
Minimum:	0.005	0	0	0.001	0.012	0.033	0.005	0
Q1:	0.005	0.005	0	0.008	0.25	2.5	5.907	2.79
Median:	0.005	0.035	0.001	0.01	0.5	5	7.23	2.805
Q3:	0.014	0.121	0.002	0.013	1	6	9.24	2.828
Maximum:	1.99	2.949	1.038	0.612	12.868	4,640	30	3.316
IQR:	0.009	0.116	0.002	0.005	0.75	3.5	3.333	0.038
Note: CV – Coefficient of Variation; IQR – Inter-quartile Range

Gold does not exhibit a significant correlation with any element, although a general spatial relationship exists between gold and bismuth. Although lead and zinc are present in minor quantities, there is a relationship between the two. The elemental pair which has the highest correlation is copper and silver. This relationship is also notably present at Gladstone to the west of Chesney. The relationship between gold and bismuth is moderate in both the CHE and CHA. The most significant relationships are between silver and copper and bismuth and copper.

TABLE 14-11 CORRELATION MATRIX FOR CHESNEY ONE METRE COMPOSITES

New Gold Inc. – Peak Gold Mine

Chesney – Main Lens (CHM)
	Au ppm	Cu%	Pb%	Zn%	Ag ppm	Bi ppm
Au	1.00
Cu%	0.29	1.00
Pb%	0.10	0.04	1.00
Zn%	0.12	0.24	0.40	1.00
Ag	0.12	0.29	0.07	0.10	1.00
Bi ppm	0.20	0.27	0.11	0.09	0.13	1.00

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Chesney – Main Gold Lens (CHA)
	Au ppm	Cu%	Pb%	Zn%	Ag ppm	Bi ppm
Au ppm	1.00
Cu%	0.19	1.00
Pb%	0.09	0.03	1.00
Zn%	0.06	0.08	0.62	1.00
Ag ppm	0.22	0.83	0.35	0.24	1.00
Bi ppm	0.39	0.42	0.05	0.04	0.41	1.00

Chesney - Eastern Gold Lens (CHE)
	Au ppm	Cu%	Pb%	Zn%	Ag ppm	Bi ppm
Au ppm	1.00
Cu%	0.04	1.00
Pb%	0.02	-0.01	1.00
Zn%	0.00	0.02	0.88	1.00
Ag ppm	0.14	0.81	0.06	0.06	1.00
Bi ppm	0.37	0.23	0.05	0.00	0.39	1.00

NEW OCCIDENTAL

One metre composites were selected for data analysis and subsequent grade interpolation. Minimum length composite used is 0.5 m. The raw samples were flagged by domain using the domain wireframe models and composited within each domain. No top cut is applied during the compositing process.

The univariate statistics of the composite data file are tabulated by domain in Table 14-12.

TABLE 14-12 SUMMARY STATISTICS FOR NEW OCCIDENTAL ONE METRE COMPOSITE DATA

New Gold Inc. – Peak Gold Mine

New Occidental Main Domain

Element	Au ppm	Cu %	Pb %	Zn %	Ag ppm	Bi ppm	Fe %	SG
No. Data:	6,012	6,012	6,012	6,012	6,012	6,012	6,012	6,012
Mean:	4.83	0.20	0.02	0.02	2.64	469.29	8.25	2.78
Variance:	121.26	0.14	0.01	0.01	62.53	630,779.50	7.69	0.00
CV:	2.28	1.90	4.83	4.43	2.99	1.69	0.34	0.02
Minimum:	0.00	0.00	0.00	0.00	0.00	0.00	1.94	2.18
Q1:	0.33	0.02	0.00	0.01	0.50	110.00	6.25	2.74
Median:	1.49	0.07	0.01	0.01	2.00	280.00	7.85	2.77
Q3:	4.82	0.20	0.01	0.01	3.00	565.00	9.85	2.81
Maximum:	189.00	5.30	2.53	2.90	377.00	27,000.00	23.07	3.65
IQR:	4.49	0.18	0.01	0.01	2.50	455.00	3.60	0.07

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Gossan Domain

Element	Au ppm	Cu %	Pb %	Zn %	Ag ppm	Bi ppm	Fe %	SG
No. Data:	1,640	1,640	1,640	1,640	1,640	1,640	1,640	1,640
Mean:	1.90	0.62	0.07	0.02	4.55	433.89	8.57	2.80
Variance:	412.01	0.60	0.12	0.01	90.42	513,582.31	8.82	0.01
CV:	10.70	1.25	5.29	4.91	2.09	1.65	0.35	0.03
Minimum:	0.00	0.00	0.00	0.00	0.00	0.00	1.72	2.56
Q1:	0.06	0.13	0.00	0.01	1.00	60.00	6.27	2.76
Median:	0.16	0.33	0.01	0.01	2.00	195.00	8.20	2.79
Q3:	0.53	0.82	0.02	0.01	4.00	495.00	10.40	2.83
Maximum:	524.00	5.71	7.38	2.40	123.00	7,780.00	19.00	3.21
IQR:	0.47	0.70	0.01	0.01	3.00	435.00	4.13	0.07

Albion Domain

Element	Au ppm	Cu %	Pb %	Zn %	Ag ppm	Bi ppm	Fe %	SG
No. Data:	1,398	1,398	1,398	1,398	1,398	1,398	1,398	1,398
Mean:	0.44	0.05	0.01	0.01	0.93	31.41	8.54	2.80
Variance:	5.38	0.01	0.00	0.00	2.88	5,423.47	3.64	0.00
CV:	5.27	1.70	4.47	1.24	1.83	2.34	0.22	0.02
Minimum:	0.00	0.00	0.00	0.00	0.03	0.00	0.00	2.50
Q1:	0.02	0.01	0.00	0.01	0.50	5.00	7.21	2.78
Median:	0.08	0.02	0.00	0.01	0.50	5.00	8.49	2.80
Q3:	0.18	0.05	0.00	0.01	1.00	20.00	9.76	2.82
Maximum:	34.90	0.92	0.57	0.23	38.00	630.00	15.70	3.57
IQR:	0.16	0.05	0.00	0.00	0.50	15.00	2.55	0.04

Barren Domain

Element	Au ppm	Cu %	Pb %	Zn %	Ag ppm	Bi ppm	Fe %	SG
No. Data:	118	118	118	118	118	118	118	118
Mean:	0.49	0.09	0.05	0.10	2.35	94.37	7.47	2.78
Variance:	0.50	0.01	0.01	0.06	7.43	12,248.51	1.64	0.00
CV:	1.45	1.21	2.02	2.39	1.16	1.17	0.17	0.01
Minimum:	0.01	0.00	0.00	0.01	0.50	5.00	5.10	2.72
Q1:	0.07	0.01	0.00	0.01	0.50	10.00	6.46	2.77
Median:	0.26	0.05	0.01	0.01	1.00	46.00	7.39	2.79
Q3:	0.55	0.12	0.04	0.03	2.00	155.00	7.97	2.81
Maximum:	4.64	0.58	0.47	1.37	13.00	455.00	10.50	2.86
IQR:	0.48	0.11	0.04	0.02	1.50	145.00	1.51	0.04

Note: CV – Coefficient of Variation; IQR – Inter-quartile Range

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Gold-bismuth and lead-silver exhibit moderate to strong relationships. The gold-bismuth relationship becomes more apparent in the main lens as does a weak lead-zinc relationship (Table 14-13). The gold-bismuth association is well known at New Occidental.

TABLE 14-13 CORRELATION MATRIX FOR NEW OCCIDENTAL MAIN LENS ONE METRE COMPOSITES

New Gold Inc. – Peak Gold Mine

	auppm	cuper	pbper	znper	agppm	bippm
auppm	1.00
cuper	-0.04	1.00
pbper	0.07	0.12	1.00
znper	0.05	0.05	0.53	1.00
agppm	0.16	0.22	0.43	0.24	1.00
bippm	0.60	-0.03	0.08	0.03	0.19	1.00

PEAK

One metre composites were selected for data analysis and subsequent grade interpolation. Minimum length composite used is 0.5 m. The raw samples were flagged by domain using the domain wireframe models and composited within each domain. No top cut is applied during the compositing process. Gold was composited into waste, regolith, contact, east, copp, and deeps domains. Copper, lead, zinc, and silver were composited into waste, regolith, east, and a combined copp/deeps domain. Specific gravity was composited into waste, east, and a combined copp/deeps domain. There were no samples with specific gravity in the regolith domain.

The univariate statistics of the composite data file are tabulated by domain in Tables 14-14 and 14-15.

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TABLE 14-14 SUMMARY STATISTICS FOR PEAK ONE METRE GOLD COMPOSITE DATA

New Gold Inc. – Peak Gold Mine

Statistic	All	Waste	Regolith	Contact	East	Copp	Deeps
Samples	130,655	37,404	6,780	358	38,380	46,081	1,652
Minimum	0.005	0.005	0.005	0.005	0.005	0.005	0.005
Maximum	2,270	193.50	40	1,680	1,052	2,270	275
Mean	1.44	0.09	0.26	9.54	1.37	2.74	0.68
Variance	261.74	1.63	1.70	8,456	132	559	62
CV	11.22	13.79	4.98	9.64	8.39	8.64	11.65

TABLE 14-15 SUMMARY STATISTICS FOR PEAK ONE METRE COPPER, LEAD,

ZINC AND SILVER COMPOSITE DATA

New Gold Inc. – Peak Gold Mine

Copper

Statistic	Waste	Regolith	East	Copp/Deeps
Samples	37,630	6,700	38,372	47,902
Minimum	0.001	0.001	0.001	0.001
Maximum	9.35	0.34	14.50	15.30
Mean	0.047	0.009	0.263	0.328
Variance	0.036	0.000	0.367	0.585
CV	4.02	1.36	2.30	2.37

Lead

Statistic	Waste	Regolith	East	Copp/Deeps
Samples	37,378	6,743	38,367	47,819
Minimum	0.001	0.001	0.001	0.001
Maximum	40.00	1.49	19.80	45.00
Mean	0.09	0.03	0.35	0.42
Variance	0.24	0.01	0.92	1.41
CV	5.14	2.71	2.75	2.84

Zinc

Statistic	Waste	Regolith	East	Copp/Deeps
Samples	38,251	6,798	38,368	47,770
Minimum	0.001	0.001	0.001	0.001
Maximum	34.65	0.55	44.97	43.90
Mean	0.10	0.02	0.45	0.49
Variance	0.33	0.01	4.07	1.56
CV	5.70	1.48	4.50	2.56

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Silver

Statistic	Waste	Regolith	East	Copp/ Deeps
Samples	35,819	6,712	36,500	43,228
Minimum	0.01	0.25	0.01	0.01
Maximum	456.91	2,700	1,065	580
Mean	2.34	6.32	6.36	4.23
Variance	28.71	3318	766	138
CV	2.29	9.11	4.35	2.78

SG
Statistic	All	Waste	East	Copp/ Deeps
Samples	21,665	3,805	4,528	13,335
Minimum	2.34	2.34	2.50	2.50
Maximum	4.49	3.82	4.49	4.34
Mean	2.78	2.76	2.80	2.78
Variance	0.015	0.007	0.043	0.007
CV	0.04	0.03	0.07	0.03

Note: CV – Coefficient of Variation; SG – Specific Gravity

PERSEVERANCE

One metre length composites were selected for data analysis and subsequent grade interpolation. The minimum length composite used was 0.5 m. The raw samples were flagged by domain using the domain wireframe models and composited within each domain. Samples are not top cut during the compositing process.

The univariate statistics of the composite data file are tabulated by domain in Tables 14-16 and 14-17.

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TABLE 14-16 SUMMARY STATISTICS FOR PERSEVERANCE ZONE A ONE

METRE COMPOSITE DATA

New Gold Inc. – Peak Gold Mine

Element	Au ppm	Cu %	Pb %	Zn %	Ag ppm	Bi ppm	Fe %	SG
No. Data:	14,914	14,914	14,914	14,914	14,914	14,914	14,914	14,914
Mean:	1.223	0.49	0.176	0.169	5.116	42.801	7.293	2.806
Variance:	1,010.67	0.931	0.742	0.42	167.341	32,475.19	17.918	0.014
CV:	25.984	1.971	4.88	3.831	2.529	4.21	0.58	0.042
Minimum:	0	0	0	0	0.019	0.005	0	2.005
Q1:	0.01	0.042	0.002	0.008	0.616	5	4.93	2.756
Median:	0.03	0.166	0.011	0.015	2	8	6.44	2.784
Q3:	0.13	0.496	0.097	0.088	4.8	33	8.5	2.83
Maximum:	2,711	17.5	29.5	19.6	690	11,000	58.7	4.854
IQR:	0.12	0.454	0.095	0.08	4.184	28	3.57	0.074

Note: CV – Coefficient of Variation; IQR – Inter-quartile Range

TABLE 14-17 SUMMARY STATISTICS FOR PERSEVERANCE ZONE D ONE

METRE COMPOSITE DATA

New Gold Inc. – Peak Gold Mine

Element	Au ppm	Cu %	Pb %	Zn %	Ag ppm	Bi ppm	Fe %	SG
No. Data:	17,048	17,048	16,309	16,309	16,309	16,309	16,309	16,309
Mean:	2.843	0.546	0.08	0.108	4.902	28.437	6.571	2.778
Variance:	1035	0.712	0.176	0.183	1,123.102	6,467.543	8.432	0.007
CV:	11.315	1.546	5.249	3.962	6.836	2.828	0.442	0.03
Minimum:	0.005	0	0	0	0.1	0	0.59	0.983
Q1:	0.03	0.085	0.002	0.008	0.5	5	4.671	2.735
Median:	0.11	0.263	0.007	0.014	1.9	7	6.086	2.774
Q3:	0.46	0.653	0.041	0.055	4.3	21.701	7.832	2.81
Maximum:	2,960	15.8	36.663	20.676	3940	2610	38.5	3.808
IQR:	0.43	0.568	0.039	0.047	3.8	16.701	3.161	0.075

Note: CV – Coefficient of Variation; IQR – Inter-quartile Range

As shown in Table 14-18, gold has a relatively poor correlation with all elements but bismuth in both Zone A and Zone D. Lead, zinc, and silver exhibit moderate relationships, although zinc and silver are relatively low in Zone A and D. Bismuth exhibits a moderate relationship with copper and silver in Zone D.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-22

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TABLE 14-18 CORRELATION MATRIX FOR PERSEVERANCE ONE METRE

COMPOSITES BY DOMAIN

New Gold Inc. – Peak Gold Mine

North
	Au ppm	Cu%	Pb%	Zn%	Ag ppm	Bi ppm
Au ppm	1.00
Cu%	0.16	1.00
Pb%	0.11	0.16	1.00
Zn%	0.01	0.18	0.46	1.00
Ag ppm	0.18	0.44	0.22	0.13	1.00
Bi ppm	0.56	0.30	0.19	0.06	0.22	1.00

South Upper
	Au ppm	Cu%	Pb%	Zn%	Ag ppm	Bi ppm
Au ppm	1.00
Cu%	0.21	1.00
Pb%	0.10	0.18	1.00
Zn%	0.00	0.05	0.59	1.00
Ag ppm	0.29	0.53	0.71	0.31	1.00
Bi ppm	0.47	0.50	0.35	0.10	0.64	1.00

South Lower
	Au ppm	Cu%	Pb%	Zn%	Ag ppm	Bi ppm
Au ppm	1.00
Cu%	0.09	1.00
Pb%	0.02	0.04	1.00
Zn%	0.00	-0.01	0.72	1.00
Ag ppm	0.25	0.31	0.36	0.21	1.00
Bi ppm	0.22	0.36	0.22	0.05	0.34	1.00

Southeast
	Au ppm	Cu%	Pb%	Zn%	Ag ppm	Bi ppm
Au ppm	1.00
Cu%	0.12	1.00
Pb%	0.15	0.22	1.00
Zn%	0.19	0.18	0.71	1.00
Ag ppm	0.19	0.55	0.50	0.40	1.00
Bi ppm	0.32	0.42	0.31	0.25	0.65	1.00

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-23

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East
	Au ppm	Cu%	Pb%	Zn%	Ag ppm	Bi ppm
Au ppm	1.00
Cu%	0.02	1.00
Pb%	0.12	0.27	1.00
Zn%	0.00	0.12	0.39	1.00
Ag ppm	0.01	0.05	0.02	0.00	1.00
Bi ppm	0.30	0.41	0.64	0.08	0.01	1.00

Zone A
	Au ppm	Cu%	Pb%	Zn%	Ag ppm	Bi ppm
Au ppm	1.00
Cu%	0.10	1.00
Pb%	0.04	0.21	1.00
Zn%	0.00	0.05	0.35	1.00
Ag ppm	0.15	0.32	0.29	0.06	1.00
Bi ppm	0.39	0.26	0.11	0.00	0.21	1.00

Zone B Hulk Hercules
	Au ppm	Cu%	Pb%	Zn%	Ag ppm	Bi ppm
Au ppm	1.00
Cu%	0.02	1.00
Pb%	0.01	0.18	1.00
Zn%	0.01	0.12	0.49	1.00
Ag ppm	0.23	0.58	0.51	0.27	1.00
Bi ppm	0.04	0.23	0.07	0.02	0.33	1.00

BULK DENSITY

As described in Section 11 regular dry bulk density measurements are made on core samples submitted for gold and base metal analysis. Measurements are made via wet balance.

In all deposits, ordinary kriging (OK) using Vulcan software was used to interpolate bulk density. The bulk density (SG) search orientation is similar to the gold and copper searches for any domain. Soft boundaries are used between domains in the estimation. Where required, default values were used to interpolate bulk density into regolith domains.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-24

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ASSAY CAPPING (CUTTING)

To avoid any disproportionate influence of random, anomalously high grade assays on the resource average grade, PGM prepared histograms and grade cutting graphs to examine the assay grade distribution within the mineralized lenses and assess the need for grade capping.

NEW COBAR

No grade cutting was applied for either the MIK estimate or OK estimate whereas the bismuth estimate was cut to 1,000 g/t Bi.

CHESNEY

No grade cutting was used and no high yield limit was applied.

NEW OCCIDENTAL

No grade cutting or limiting was used. In calculating the multiple indicator kriging (MIK) estimate, the mean grade was used for OXM and the median grade for GOS for the top indicator threshold.

PEAK

A grade cut was used for the East, CWLZ, Deeps, and Contact lenses (Table 14-19), as it was considered that the OK estimate would not be able to adequately control the influence of significantly high grade values.

TABLE 14-19 GRADE CAPPING BY DOMAIN FOR PEAK

New Gold Inc. – Peak Gold Mine

Lens	East Up	East down	CWLZ nth	CWLZ sth	Waste	Regolith	Contact	Deeps
Grade cut	500	500	500	500	—	—	200	200

PERSEVERANCE

No grade cutting was used in the OK estimates for Zone A and D, however, a high yield restriction of 100 g/t Au was used for Zone A, Zone B, and Zone D south upper domain.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-25

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TABLE 14-20 GOLD GRADE CAPPING BY DOMAIN FOR PERSEVERANCE

New Gold Inc. – Peak Gold Mine

	Zone D North	Zone D South Upper	Zone D South Lower	Zone D South East	Zone D East	Zone A
Au Top Cut for high yield restriction (ppm)	100	90	140	115	50	100

MINERALIZATION CONTINUITY AND VARIOGRAPHY

NEW COBAR

Gold spatial distribution analysis consisted of indicator variography for Main and Jubilee lenses and ordinary variography for Main, Jubilee, and waste domains. All other estimated variables (Cu, Pb, Zn, Ag, Bi, Fe, and SG) spatial distribution analysis consisted of ordinary variography for all data. Copper is modelled per domain whereas the other five elements and bulk density are grouped together.

In summary, the mineralization is most continuous in the vertical direction and least continuous in the across strike direction (east-west). This is consistent with geological observations. The MIK models show that narrow high grade (>10 g/t Au) gold pods are continuous for up to 60 m vertical, 30 m along strike, and 9 m across strike.

Tables 14-25 through 14-29 illustrate the nugget, structure, rotations, and ranges used in the modelling process. The geostatistical software used in data analysis is GS3 from Hellman and Schofield (H&S).

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-26

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TABLE 14-21 GOLD INDICATOR CLASSES FOR NEW COBAR MAIN UPPER LENS

New Gold Inc. – Peak Gold Mine

Threshold	Grade_Thresh	Cum_Propn	Class_Mean	Class_Med	No.Data
1	0.005	0.100	0.005	0.005	727
2	0.050	0.200	0.022	0.020	728
3	0.110	0.300	0.076	0.078	727
4	0.190	0.400	0.144	0.140	728
5	0.335	0.500	0.253	0.250	728
6	0.610	0.600	0.462	0.457	727
7	1.037	0.700	0.807	0.806	728
8	1.449	0.750	1.230	1.234	364
9	2.030	0.800	1.713	1.690	363
10	3.069	0.850	2.503	2.490	364
11	4.750	0.900	3.841	3.780	364
12	8.724	0.950	6.462	6.300	364
13	12.351	0.970	10.349	10.317	145
14	22.340	0.990	15.987	15.200	146
15	65.700	1.000	32.931	30.806	73

TABLE 14-22 GOLD INDICATOR CLASSES FOR NEW COBAR MAIN LOWER

New Gold Inc. – Peak Gold Mine

Threshold	Grade_Thresh	Cum_Propn	Class_Mean	Class_Med	No.Data
1	0.009	0.100	0.005	0.005	253
2	0.030	0.200	0.017	0.018	253
3	0.060	0.300	0.043	0.040	253
4	0.111	0.400	0.085	0.082	254
5	0.230	0.500	0.163	0.160	253
6	0.452	0.600	0.324	0.313	253
7	0.850	0.700	0.628	0.624	254
8	1.220	0.750	1.016	1.011	126
9	1.780	0.800	1.458	1.428	127
10	2.780	0.850	2.230	2.223	127
11	4.520	0.900	3.502	3.406	126
12	8.299	0.950	6.132	6.090	127
13	11.960	0.970	9.807	9.590	51
14	21.500	0.990	15.404	14.956	50
15	90.700	1.000	36.238	29.862	26

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-27

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TABLE 14-23 GOLD INDICATOR CLASSES FOR NEW COBAR WEST 75 LENS

New Gold Inc. – Peak Gold Mine

Threshold	Grade_Thresh	Cum_Propn	Class_Mean	Class_Med	No.Data
1	0.005	0.100	0.005	0.005	2128
2	0.010	0.200	0.007	0.005	2129
3	0.030	0.300	0.019	0.020	2128
4	0.050	0.400	0.038	0.040	2129
5	0.090	0.500	0.067	0.070	2128
6	0.150	0.600	0.115	0.112	2129
7	0.270	0.700	0.201	0.200	2128
8	0.378	0.750	0.319	0.319	1064
9	0.551	0.800	0.455	0.450	1065
10	0.860	0.850	0.689	0.680	1064
11	1.490	0.900	1.136	1.115	1064
12	3.265	0.950	2.175	2.080	1064
13	5.600	0.970	4.307	4.231	426
14	14.500	0.990	8.641	7.980	426
15	194.000	1.000	35.165	24.400	213

TABLE 14-24 GOLD INDICATOR CLASSES FOR NEW COBAR JUBILEE LENS

New Gold Inc. – Peak Gold Mine

Threshold	Grade_Thresh	Cum_Propn	Class_Mean	Class_Med	No.Data
1	0.010	0.200	0.006	0.005	360
2	0.020	0.400	0.014	0.010	360
3	0.070	0.600	0.041	0.040	361
4	0.200	0.800	0.112	0.110	360
5	0.340	0.850	0.259	0.260	90
6	0.650	0.900	0.484	0.470	90
7	2.520	0.969	1.284	1.190	126
8	4.020	0.979	3.389	3.450	18
9	7.370	0.989	5.760	6.100	18
10	48.200	1.000	17.924	14.200	19

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-28

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TABLE 14-25 GOLD INDICATOR VARIOGRAM MODELS FOR NEW COBAR MAIN

UPPER LENS

New Gold Inc. – Peak Gold Mine

Threshold	Nugget	Structure	Variance	Z Rotation	Y Rotation	X Rotation	Z Range Major	Y Range Semi- Major	X Range Minor
1	0.17	Exponential	0.58	90	-83	0	30	20	12
		Exponential	0.25	90	-83	0	78	128	13
2	0.04	Exponential	0.87	90	-83	0	20	33	24
		Exponential	0.09	90	-83	0	100	100	100
3	0.04	Exponential	0.87	90	-83	0	20	29	8
		Exponential	0.09	90	-83	0	100	100	24
4	0.05	Exponential	0.76	90	-83	0	10	18	8.5
		Exponential	0.19	90	-83	0	133	114	9
5	0.05	Exponential	0.76	90	-83	0	10	18	8.5
		Exponential	0.19	90	-83	0	130	100	9
6	0.05	Exponential	0.76	90	-83	0	12	26	6.5
		Exponential	0.19	90	-83	0	140	100	9
7	0.05	Exponential	0.76	90	-83	0	13	25	5
		Exponential	0.19	90	-83	0	140	100	7
8	0.05	Exponential	0.72	90	-83	0	11.5	15.5	4.5
		Exponential	0.23	90	-83	0	121	111	8
9	0.05	Exponential	0.67	90	-83	0	10	10	4.5
		Exponential	0.28	90	-83	0	76	76	5
10	0.05	Exponential	0.7	90	-83	0	10	9.5	4.5
		Exponential	0.25	90	-83	0	76	80	5
11	0.05	Exponential	0.95	90	7	23.5	23.5	21	3.5
12	0.05	Exponential	0.95	90	-85	0	19.5	16	3
13	0.05	Exponential	0.95	90	7	0	17.5	15	3
14	0.2	Exponential	0.8	90	-85	0	13	13	2.5

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-29

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TABLE 14-26 GOLD INDICATOR VARIOGRAM MODELS FOR NEW COBAR MAIN

LOWER LENS

New Gold Inc. – Peak Gold Mine

Threshold	Nugget	Structure	Variance	Z Rotation	Y Rotation	X Rotation	Z Range Major	Y Range Semi- Major	X Range Minor
1	0.07	Spherical	0.2	90	-88	0	12	30.5	2.5
		Spherical	0.61	90	-88	0	74	53	59
		Spherical	0.12	90	-88	0	90	144	70
2	0.2	Spherical	0.14	90	-88	0	10	30.5	2
		Spherical	0.47	90	-88	0	68	44	11
		Spherical	0.19	90	-88	0	181	120	12
3	0.3	Spherical	0.14	90	-88	0	40	30.5	3
		Spherical	0.47	90	-88	0	72	44	13
		Spherical	0.09	90	-88	0	141	120	12
4	0.3	Spherical	0.12	90	-88	0	10	10	1.5
		Spherical	0.39	90	-88	0	60	43	11
		Spherical	0.19	90	-88	0	145	60	14
5	0.3	Spherical	0.16	90	-88	0	30	10	2
		Spherical	0.34	90	-88	0	51	29	12
		Spherical	0.2	90	-88	0	185	68	13
6	0.2	Spherical	0.29	90	-88	0	15	10	2
		Spherical	0.37	90	-88	0	60	24	13
		Spherical	0.14	90	-88	0	150	60	14
7	0.2	Spherical	0.29	90	-88	0	30	10	2
		Spherical	0.37	90	-88	0	52	24	13
		Spherical	0.14	90	-88	0	150	60	14
8	0.2	Spherical	0.29	90	-88	0	30.5	10	1.5
		Spherical	0.36	90	-88	0	47	21	7
		Spherical	0.15	90	-88	0	171	61	11
9	0.2	Spherical	0.32	90	-88	0	26.5	18	2
		Spherical	0.33	90	-88	0	44	19	4
		Spherical	0.15	90	-88	0	141	62	16
10	0.2	Spherical	0.32	90	-88	0	26.5	10	2
		Spherical	0.33	90	-88	0	44	18	3.5
		Spherical	0.15	90	-88	0	141	54	16
11	0.2	Spherical	0.32	90	-88	0	23.5	10	2
		Spherical	0.33	90	-88	0	36	18	4.5
		Spherical	0.15	90	-88	0	116	54	17
12	0.2	Spherical	0.45	90	-88	0	23.5	10	1.5
		Spherical	0.35	90	-88	0	46	26	3
13	0.2	Spherical	0.61	90	-88	0	28	10	1.5
		Spherical	0.19	90	-88	0	52	15	3
14	0.5	Spherical	0.5	90	-88	0	28	25	1.5

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-30

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TABLE 14-27 GOLD INDICATOR VARIOGRAM MODELS FOR NEW COBAR

WEST LENS

New Gold Inc. – Peak Gold Mine

Threshold	Nugget	Structure	Variance	Z Rotation	Y Rotation	X Rotation	Z Range Major	Y Range Semi- Major	X Range Minor
1	0.5	Spherical	0.12	90	-80	0	10	9	2.5
		Spherical	0.25	90	-80	0	28	24	20
		Spherical	0.13	90	-80	0	205	57	44
2	0.2	Spherical	0.2	90	-80	0	10	13	2.5
		Spherical	0.42	90	-80	0	30	22	20
		Spherical	0.18	90	-80	0	262	281	57
3	0.2	Spherical	0.28	90	-80	0	10	13.5	2.5
		Spherical	0.28	90	-80	0	31	21	22
		Spherical	0.24	90	-80	0	212	205	47
4	0.25	Spherical	0.28	90	-80	0	10	10	3
		Spherical	0.21	90	-80	0	26	22	28
		Spherical	0.26	90	-80	0	208	121	41
5	0.27	Spherical	0.28	90	-80	0	24	10	3
		Spherical	0.19	90	-80	0	30	22	28
		Spherical	0.26	90	-80	0	208	121	41
6	0.2	Spherical	0.28	90	-80	0	18	11	2
		Spherical	0.2	90	-80	0	26	19	9
		Spherical	0.32	90	-80	0	185	86	42
7	0.2	Spherical	0.28	90	-80	0	18	11	2
		Spherical	0.2	90	-80	0	28	17	8.5
		Spherical	0.32	90	-80	0	130	80	25
8	0.2	Spherical	0.27	90	-80	0	10	7	2.5
		Spherical	0.22	90	-80	0	28	17	11
		Spherical	0.31	90	-80	0	124	80	34
9	0.2	Spherical	0.32	90	-80	0	10	10	1
		Spherical	0.24	90	-80	0	30	15	5
		Spherical	0.24	90	-80	0	155	88	22
10	0.2	Spherical	0.32	90	-80	0	19	17	2
		Spherical	0.24	90	-80	0	23	20	5
		Spherical	0.24	90	-80	0	115	60	22
11	0.2	Spherical	0.32	90	-80	0	15	16	2
		Spherical	0.24	90	-80	0	20	19	5
		Spherical	0.24	90	-80	0	89	45	22
12	0.2	Spherical	0.67	90	-80	0	3.5	3	3
		Spherical	0.13	90	-80	0	76	33	19
13	0.3	Spherical	0.59	90	-80	0	3.5	6.5	3
		Spherical	0.11	90	-80	0	70	32	16
14	0.5	Spherical	0.42	90	-80	0	10	14.5	3
		Spherical	0.085	90	-80	0	53	31	8.5

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-31

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TABLE 14-28 GOLD INDICATOR VARIOGRAM MODELS FOR JUBILEE LENS

New Gold Inc. – Peak Gold Mine

Threshold	Nugget	Structure	Variance	Z Rotation	Y Rotation	X Rotation	Z Range Major	Y Range Semi- Major	X Range Minor
1	0.23	Spherical	0.65	97	-87	0	20	23	4.5
		Spherical	0.025	97	-87	0	64	25	5
		Spherical	0.095	97	-87	0	184	120	12
2	0.46	Spherical	0.41	97	-87	0	26	18	7.5
		Spherical	0.029	97	-87	0	114	53	8
		Spherical	0.1	97	-87	0	150	92	11
3	0.47	Spherical	0.36	97	-87	0	23	24.5	7
		Spherical	0.062	97	-87	0	121	75	8
		Spherical	0.11	97	-87	0	150	79	23
4	0.47	Spherical	0.36	97	-87	0	20	17.5	5
		Spherical	0.06	97	-87	0	66	26	6.5
		Spherical	0.11	97	-87	0	73	45	10
5	0.3	Spherical	0.34	97	-87	0	10	7.5	4
		Spherical	0.31	97	-87	0	35	11	4.5
		Spherical	0.05	97	-87	0	63	52	5
6	0.35	Spherical	0.34	97	-87	0	22	13	3
		Spherical	0.26	97	-87	0	37	19	4.5
		Spherical	0.05	97	-87	0	46	52	5
7	0.4	Spherical	0.34	97	-87	0	20	13	1.5
		Spherical	0.26	97	-87	0	34	19	3
8	0.4	Spherical	0.4	97	-87	0	20	13	1.5
		Spherical	0.2	97	-87	0	34	19	3.5
9	0.4	Spherical	0.4	97	-87	0	17	13	1.5
		Spherical	0.2	97	-87	0	29	19	2

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TABLE 14-29 GOLD INDICATOR VARIOGRAM MODELS FOR NEW COBAR AND JUBILEE

New Gold Inc. – Peak Gold Mine

Lens		Nugget	Structure	Variance	Z Rotation	Y Rotation	X Rotation	Z Range Major	Y Range Semi- Major	X Range Minor
Mnupp	Au	0.27	Spherical	0.64	90	-83	0	25	21.5	4
			Spherical	0.09	90	-83	0	150	110	15
	Cu	0.1	Spherical	0.67	90	5	0	2.5	27	23
			Spherical	0.23	90	5	0	12	65	159
Mnlow	Au	0.5	Spherical	0.4	90	-88	0	30	25	4
			Spherical	0.1	90	-88	0	126	60	13
	Cu	0.1	Spherical	0.68	90	5	0	2	30	21
			Spherical	0.22	90	5	0	4	43	61
West	Au	0.5	Spherical	0.24	90	15	0	2.5	10.5	8
			Spherical	0.26	90	15	0	4	37	49
	Cu	0.2	Spherical	0.37	90	5	0	2.5	10	10
			Spherical	0.22	90	5	0	7	32	36
			Spherical	0.21	90	5	0	22	64	123
Minall	Pb	0.38	Spherical	0.23	90	3	0	2	14.5	15
			Spherical	0.21	90	3	0	3.5	22	14
			Spherical	0.18	90	3	0	5	26	40
	Zn	0.1	Spherical	0.38	90	3	0	2	20.5	15
			Spherical	0.32	90	3	0	4	28	26
			Spherical	0.2	90	3	0	10	33	54
	Ag	0.4	Spherical	0.1	75	7	0	2	25.5	10
			Spherical	0.5	75	7	0	8	36	35
	Bi	0.4	Spherical	0.3	85	5	0	2.5	10	10
			Spherical	0.3	85	5	0	7	38	64
	Fe	0.1	Spherical	0.36	90	3	0	2.5	25	25
			Spherical	0.25	90	3	0	13	30	28
			Spherical	0.29	90	3	0	15	52	127
	Sg	0.054	Spherical	0.36	80	71	-3	5	19	6.5
			Spherical	0.45	80	71	-3	55	98	7
			Spherical	0.14	80	71	-3	1531	226	239
Jubilee	Au	0.56	Spherical	0.39	97	-87	0	27	16	3
			Spherical	0.042	97	-87	0	50	17	4
			Spherical	0.008	97	-87	0	51	77	5
	Cu	0.1	Spherical	0.9	97	3	0	4	32	45
Waste	Au	0.5	Spherical	0.39	75	-35	-12	2.5	15	2.5
			Spherical	0.007	75	-35	-12	6	45	3
			Spherical	0.1	75	-35	-12	17	53	4
	Cu	0.67	Spherical	0.15	26	0	-28	2.5	27	2.5
			Spherical	0.025	26	0	-28	3	39	46
			Spherical	0.15	26	0	-28	6	92	92
	Pb	0.74	Spherical	0.24	125	-16	8	2.5	33.5	38

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-33

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Lens	Nugget	Structure	Variance	Z Rotation	Y Rotation	X Rotation	Z Range Major	Y Range Semi- Major	X Range Minor
		Spherical	0.018	125	-16	8	15	95	167
		Spherical	0.002	125	-16	8	64	125	188
Zn	0.57	Spherical	0.12	100	-28	-2	2.5	33	38
		Spherical	0.28	100	-28	-2	3	34	47
		Spherical	0.03	100	-28	-2	530	35	530
Ag	0.53	Spherical	0.37	107	-10	25	2.5	19	34.5
		Spherical	0.028	107	-10	25	8	24	121
		Spherical	0.072	107	-10	25	186	31	140
Bi	0.35	Spherical	0.57	22	-11	-80	3	11	14.5
		Spherical	0.017	22	-11	-80	35	281	21
		Spherical	0.063	22	-11	-80	584	657	45
Fe	0.06	Spherical	0.3	22	38	1	2.5	16	2.5
		Spherical	0.33	22	38	1	5	18	36
		Spherical	0.31	22	38	1	497	41	431
Sg	0.14	Spherical	0.25	77	-4	-24	2.5	22	3.5
		Spherical	0.31	77	-4	-24	6	73	54
		Spherical	0.3	77	-4	-24	57	560	566

CHESNEY

Spatial distribution analysis of estimated variables for Chesney consisted of both indicator (Tables 14-30 and 14-31) and ordinary variography (Table 14-32) for gold and ordinary variography for all the other variables (Cu, Pb, Zn, Ag, Bi, SG).

Indicator variography for gold in the main lens was performed using 14 cumulative grade probability thresholds. In summary, the mineralization is most continuous in the vertical direction and least continuous in the across strike direction (east-west). This is consistent with geological observations.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-34

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TABLE 14-30 GOLD INDICATOR CLASSES FOR CHESNEY MAIN LENS

New Gold Inc. – Peak Gold Mine

Threshold	Grade_Thresh	Cum_Propn	Class_Mean	Class_Med	No.Data
1	0.005	0.1	0.005	0.005	655
2	0.02	0.2	0.012	0.01	655
3	0.05	0.3	0.034	0.03	655
4	0.09	0.4	0.069	0.07	656
5	0.14	0.5	0.115	0.11	655
6	0.21	0.6	0.171	0.17	655
7	0.33	0.7	0.265	0.26	656
8	0.42	0.75	0.37	0.37	327
9	0.57	0.8	0.491	0.49	328
10	0.8	0.85	0.679	0.67	328
11	1.24	0.9	0.996	0.99	327
12	2.59	0.95	1.79	1.74	328
13	4.17	0.97	3.293	3.31	131
14	10.1	0.99	6.321	6.053	131
15	67.7	1	19.12	15.7	66

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-35

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TABLE 14-31 GOLD INDICATOR VARIOGRAM MODELS FOR CHESNEY GOLD

MAIN LENS

New Gold Inc. – Peak Gold Mine

Threshold	Nugget	Structure	Variance	Z Rotation	Y Rotation	X Rotation	Z Range Major	Y Range Semi - Major	X Range Minor
1	0.2	Spherical	0.5	85	5	0	4	17	19
		Spherical	0.23	85	5	0	15	50	105
		Spherical	0.07	85	5	0	20	65	140
2	0.3	Spherical	0.3	85	5	0	6	17	32
		Spherical	0.23	85	5	0	17	50	140
		Spherical	0.17	85	5	0	25	65	185
3	0.3	Spherical	0.3	85	5	0	6	30	30
		Spherical	0.23	85	5	0	17	50	190
		Spherical	0.17	85	5	0	25	65	220
4	0.3	Spherical	0.3	85	5	0	6	30	30
		Spherical	0.23	85	5	0	21	45	225
		Spherical	0.17	85	5	0	30	60	260
5	0.3	Spherical	0.3	85	5	0	6	28	25
		Spherical	0.23	85	5	0	21	45	235
		Spherical	0.17	85	5	0	30	60	250
6	0.35	Spherical	0.29	85	5	0	4.5	24	7.5
		Spherical	0.33	85	5	0	26	51	254
		Spherical	0.03	85	5	0	27	52	279
7	0.35	Spherical	0.3	85	5	0	6	30	10
		Spherical	0.23	85	5	0	16	45	135
		Spherical	0.12	85	5	0	20	60	250
8	0.35	Spherical	0.3	85	5	0	6	30	10
		Spherical	0.23	85	5	0	16	45	145
		Spherical	0.12	85	5	0	20	60	220
9	0.35	Spherical	0.35	85	5	0	5	28	10
		Spherical	0.24	85	5	0	28	41	210
		Spherical	0.06	85	5	0	29	42	215
10	0.35	Spherical	0.37	85	5	0	6	28	10
		Spherical	0.27	85	5	0	15	41	160
		Spherical	0.01	85	5	0	29	42	200
11	0.35	Spherical	0.4	85	5	0	3.5	22	15
		Spherical	0.25	85	5	0	15	40	150
12	0.4	Spherical	0.4	85	5	0	4.5	29	14
		Spherical	0.2	85	5	0	6.5	35	145
13	0.6	Spherical	0.4	85	5	0	4.5	25	35
14	0.6	Spherical	0.4	85	5	0	3	17.5	26

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-36

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TABLE 14-32 CHESNEY OK VARIOGRAPHY

New Gold Inc. – Peak Gold Mine

Lens	Element	Nugget	Structure	Variance	Z Rotation	Y Rotation	X Rotation	Z Range Major	Y Range Semi Major	X Range Minor
CHM	Au	0.05	Spherical	0.75	85	5	0	4	18	2
			Spherical	0.2	85	5	0	10	30	93
	Cu	0.15	Spherical	0.29	85	5	0	2	12	3.5
			Spherical	0.096	85	5	0	4	15	62
			Spherical	0.46	85	5	0	8	96	122
	Pb	0.76	Spherical	0.24	78	32	64	8	3.5	2
	Zn	0.58	Spherical	0.28	9	2	40	2	2	24.5
			Spherical	0.08	9	2	40	5	59	74
			Spherical	0.06	9	2	40	951	1444	1392
	Ag	0.2	Spherical	0.47	85	-85	0	2	3	3
			Spherical	0.33	85	-85	0	18	134	20
	Bi	0.6	Spherical	0.26	56	-44	-34	4.5	27.5	2
			Spherical	0.1	56	-44	-34	5	61	72
			Spherical	0.04	56	-44	-34	63	117	172
	Fe	0.12	Spherical	0.63	132	-11	81	3	6.5	4.5
			Spherical	0.14	132	-11	81	194	245	139
			Spherical	0.11	132	-11	81	422	467	153
	Sg	0.26	Spherical	0.44	109	32	-61	5	9.5	2
			Spherical	0.19	109	32	-61	6	20	80
			Spherical	0.11	109	32	-61	82	549	511
CHA	Au	0.05	Spherical	0.75	85	5	0	4	18	2
			Spherical	0.2	85	5	0	10	30	93
CHE	Au	0.35	Exponential	0.5	90	2	0	2.5	10	14
			Exponential	0.1	90	2	0	4	20	30
			Exponential	0.05	90	2	0	5	50	50
	Cu	0.4	Spherical	0.48	90	2	0	3.5	18	7
			Spherical	0.12	90	2	0	23	48	36
	Bi	0.39	Spherical	0.4	132	-26	14	2.5	10	3
			Spherical	0.22	132	-26	14	3	35	15
Waste	Au	0.15	Spherical	0.53	23	-23	-13	30.5	32	2.5
			Spherical	0.17	23	-23	-13	58	304	20
			Spherical	0.15	23	-23	-13	499	641	353
	Cu	0.77	Spherical	0.18	85	-85	0	2	6	10.5
			Spherical	0.05	85	-85	0	45	75	300
	Pb	0.6	Spherical	0.27	52	37	-22	2	30	24.5
			Spherical	0.12	52	37	-22	5	70	67
			Spherical	0.01	52	37	-22	157	197	218
	Zn	0.34	Spherical	0.63	94	-17	-7	2	30.5	30.5
			Spherical	0.009	94	-17	-7	66	242	32
			Spherical	0.021	94	-17	-7	261	365	35
	Ag	0.38	Spherical	0.37	136	7	38	3	2	30

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-37

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Lens	Element	Nugget	Structure	Variance	Z Rotation	Y Rotation	X Rotation	Z Range Major	Y Range Semi Major	X Range Minor
			Spherical	0.22	136	7	38	5	77	76
			Spherical	0.03	136	7	38	714	683	344
	bi	0.22	Spherical	0.63	96	-15	-76	2.5	38	20
			Spherical	0.042	96	-15	-76	10	148	151
			Spherical	0.11	96	-15	-76	206	1488	534
	Fe	0.099	Spherical	0.23	130	-7	-52	3.5	29	2
			Spherical	0.65	130	-7	-52	4	61	55
			Spherical	0.021	130	-7	-52	5	64	74
	SG	0.1	Spherical	0.16	99	69	-46	30.5	2	2
			Spherical	0.015	99	69	-46	47	3	32
			Spherical	0.72	99	69	-46	62	4	58

NEW OCCIDENTAL

Spatial distribution analysis of estimated variables for New Occidental was performed on gold for domains OXM, GOS, NOUN (New Occidental Upper North lens), ALB, and BAR. The indicator variographic analysis was reviewed in 2012 for the OXM, GOS, and ALB lenses. This resulted in a new set of parameters being used for the Main lens. The Main lens parameters were used for GOS as was the case for the 2011 estimate. The ordinary variography for Cu, Pb, Zn, Ag, Bi, and SG remains unchanged from 2008. The variography for ALB is based on a very small data set and without further drilling should be considered using OK, as was done for the Eastern gold lens in Chesney.

Indicator variography for gold by lens was performed using 14 cumulative grade probability thresholds based on deciles to 70%, 5% intervals to 95%, then at 97% and 99% (Tables 14-33, 14-34, and 14-35). Additional thresholds at the upper spectrum of the gold range were used to better define the high grade tail of the gold distribution.

In summary, the mineralization is most continuous in the vertical direction and least continuous in the across strike direction (east-west). This is consistent with geological observations. The MIK models show that narrow high grade (>10 g/t Au) gold pods are continuous for up to 90 m vertical, 37 m along strike, and four metres across strike.

Tables 14-36 and 14-37 illustrate the nugget, structure, rotations, and ranges used in the block modelling process.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-38

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TABLE 14-33 GOLD INDICATOR CLASSES FOR NEW OCCIDENTAL MAIN

UPPER LENS

New Gold Inc. – Peak Gold Mine

Threshold	Grade_Thresh	Cum_Propn	Class_Mean	Class_Med	No.Data
1	0.11	0.10	0.04	0.04	666
2	0.30	0.20	0.19	0.19	667
3	0.68	0.30	0.49	0.49	667
4	1.22	0.40	0.93	0.92	667
5	1.93	0.50	1.56	1.55	667
6	3.00	0.60	2.45	2.48	667
7	4.70	0.70	3.74	3.70	667
8	5.90	0.75	5.27	5.25	333
9	7.61	0.80	6.69	6.65	334
10	10.30	0.85	8.89	8.80	333
11	14.30	0.90	12.12	12.00	334
12	22.50	0.95	17.89	17.50	333
13	31.30	0.97	26.32	26.00	133
14	52.50	0.99	39.21	38.40	134
15	189.00	1.00	82.81	71.80	67

TABLE 14-34 GOLD INDICATOR CLASSES FOR NEW OCCIDENTAL GOSSAN

LENS

New Gold Inc. – Peak Gold Mine

Threshold	Grade_Thresh	Cum_Propn	Class_Mean	Class_Med	No.Data
1	0.04	0.10	0.02	0.02	163
2	0.08	0.20	0.06	0.06	163
3	0.13	0.30	0.11	0.10	163
4	0.19	0.40	0.16	0.16	164
5	0.30	0.50	0.24	0.24	163
6	0.46	0.60	0.37	0.37	163
7	0.75	0.70	0.59	0.58	164
8	1.02	0.75	0.88	0.86	81
9	1.40	0.80	1.21	1.22	82
10	2.15	0.85	1.75	1.76	82
11	3.55	0.90	2.80	2.60	81
12	8.70	0.95	5.28	5.10	82
13	13.90	0.97	11.35	11.50	33
14	33.90	0.99	20.22	19.30	32
15	524.00	1.00	107.37	49.60	17

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-39

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TABLE 14-35 GOLD INDICATOR CLASSES FOR NEW OCCIDENTAL ALBION

LENS

New Gold Inc. – Peak Gold Mine

Threshold	Grade_Thresh	Cum_Propn	Class_Mean	Class_Med	No.Data
1	0.01	0.10	0.01	0.01	124
2	0.01	0.20	0.01	0.01	124
3	0.02	0.30	0.01	0.01	124
4	0.03	0.40	0.02	0.02	124
5	0.05	0.50	0.04	0.04	125
6	0.09	0.60	0.07	0.07	124
7	0.14	0.70	0.12	0.12	124
8	0.18	0.75	0.16	0.16	62
9	0.24	0.80	0.20	0.20	62
10	0.35	0.85	0.30	0.29	62
11	0.57	0.90	0.47	0.49	62
12	1.10	0.95	0.77	0.75	62
13	2.19	0.97	1.51	1.45	25
14	5.42	0.99	3.44	3.26	25
15	45.10	1.00	17.66	11.40	13

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-40

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TABLE 14-36 GOLD INDICATOR VARIOGRAM MODELS FOR NEW OCCIDENTAL

MAIN LENS AND GOSSAN LENS

New Gold Inc. – Peak Gold Mine

Nugget	Structure	Variance	Z Rotation	Y Rotation	X Rotation	Z Range Major	Y Range Semi-Major	X Range Minor
0.3	Exponential	0.38	90	5	0	3.5	4	23
	Spherical	0.13	90	5	0	7	29	102
	Spherical	0.19	90	5	0	15	53	228
0.31	Exponential	0.36	90	5	0	3.5	4	30
	Spherical	0.14	90	5	0	8	45	64
	Spherical	0.19	90	5	0	20	48	301
0.24	Exponential	0.44	90	5	0	2.5	10.5	27
	Spherical	0.13	90	5	0	9	42	50
	Spherical	0.19	90	5	0	26	46	328
0.26	Exponential	0.44	90	5	0	2.5	5.5	34
	Spherical	0.12	90	5	0	5	43	44
	Spherical	0.18	90	5	0	31	46	303
0.25	Exponential	0.45	90	5	0	2.5	9	28.5
	Spherical	0.12	90	5	0	4	39	48
	Spherical	0.18	90	5	0	20	40	298
0.34	Exponential	0.43	90	5	0	2.5	23.5	38
	Spherical	0.055	90	5	0	3	35	47
	Spherical	0.18	90	5	0	8	36	123
0.34	Exponential	0.23	90	5	0	2.5	20.5	36
	Spherical	0.26	90	5	0	3	23	45
	Spherical	0.17	90	5	0	6	45	89
0.46	Exponential	0.041	90	5	0	2.5	20	38
	Spherical	0.3	90	5	0	3	26	47
	Spherical	0.2	90	5	0	5	31	76
0.42	Exponential	0.081	90	5	0	2.5	18	35.5
	Spherical	0.31	90	5	0	3	26	46
	Spherical	0.19	90	5	0	5	30	78
0.44	Exponential	0.21	90	5	0	2.5	24	36.5
	Spherical	0.17	90	5	0	3	26	42
	Spherical	0.18	90	5	0	5	28	76
0.42	Exponential	0.23	90	5	0	2.5	21.5	35.5
	Spherical	0.086	90	5	0	3	24	39
	Spherical	0.26	90	5	0	4	26	59
0.6	Exponential	0.2	90	5	0	2.5	9.5	16
	Spherical	0.059	90	5	0	3	24	47
	Spherical	0.14	90	5	0	5	39	80
0.7	Exponential	0.078	90	5	0	2.5	8	2.5
	Spherical	0.1	90	5	0	3	17	44
	Spherical	0.12	90	5	0	4	46	61
0.87	Exponential	0.009	90	5	0	2.5	15	2.5
	Exponential	0.1	90	5	0	3	16	47
	Exponential	0.021	90	5	0	4	61	63

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-41

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TABLE 14-37 ORDINARY VARIOGRAM MODELS FOR ALL NEW OCCIDENTAL LENSES

New Gold Inc. – Peak Gold Mine

Lens	Element	Nugget	Structure	Variance	Major	Semi- major	Minor	Bearing Z	Plunge Y	Dip X
OXM	Au	0.2	Exponential	0.1	95	-87	0	15	6	2
			Exponential	0.63	95	-87	0	12	23	3.5
			Exponential	0.07	95	-87	0	110	8	15
Bi		0.15	Exponential	0.44	90	-90	0	10	8	2
			Spherical	0.24	90	-90	0	20	15	3.5
			Spherical	0.17	90	-90	0	300	32	11
Cu		0.15	Exponential	0.61	90	-90	0	8	2	2
			Exponential	0.14	90	-90	0	8	16	2
			Spherical	0.1	90	-90	0	205	34	20
Pb		0.2	Spherical	0.66	90	-90	0	12	7.5	2
			Spherical	0.02	90	-90	0	94	14	16
			Spherical	0.12	90	-90	0	99	53	9.5
Zn		0.4	Exponential	0.42	90	-90	0	12	11	4
			Spherical	0.14	90	-90	0	149	69	14
			Spherical	0.04	90	-90	0	187	71	8
Ag		0.2	Spherical	0.52	90	-90	0	12	8.5	2.5
			Spherical	0.18	90	-90	0	26	15.5	13.5
			Spherical	0.1	90	-90	0	178	57	22
Sg		0.2	Exponential	0.38	90	-90	0	7	9	5
			Exponential	0.25	90	-90	0	14	9	5.5
			Spherical	0.17	90	-90	0	350	66	9.5
GOS	Au	0.15	Exponential	0.6	95	-87	0	16	11	2.5
			Spherical	0.1	95	-87	0	16	11	6
			Spherical	0.15	95	-87	0	110	28	6
Bi		0.15	Exponential	0.44	90	-90	0	20	12	2
			Spherical	0.24	90	-90	0	20	15	3.5
			Spherical	0.17	90	-90	0	300	32	11
BAR	Au	0.15	Exponential	0.6	95	-87	0	16	11	2.5
			Spherical	0.1	95	-87	0	16	11	6
			Spherical	0.15	95	-87	0	110	28	6
Bi		0.15	Exponential	0.44	90	-90	0	20	12	2
			Spherical	0.24	90	-90	0	20	15	3.5
			Spherical	0.17	90	-90	0	300	32	11
Albion	Au	0.37	Spherical	0.37	95	-87	0	11	13	2
			Spherical	0.26	95	-87	0	30	29	8
Bi		0.15	Exponential	0.44	90	-90	0	20	12	2
			Spherical	0.24	90	-90	0	20	15	3.5
			Spherical	0.17	90	-90	0	300	32	11
WST	Au	0.15	Exponential	0.6	95	-87	0	16	11	2.5
			Spherical	0.1	95	-87	0	16	11	6
			Spherical	0.15	95	-87	0	110	28	6
Bi		0.15	Exponential	0.44	90	-90	0	20	12	2
			Spherical	0.24	90	-90	0	20	15	3.5
			Spherical	0.17	90	-90	0	300	32	11

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-42

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PEAK

Spatial distribution analysis was performed on each of the identified Peak domains. The analysis consisted of both indicator and ordinary variography for gold and ordinary variography for all the other variables (Cu, Pb, Zn, Ag, and SG). Indicator variography on gold for the Cop/WLZ and East lenses was performed using 14 cumulative grade probability thresholds based on deciles to 70%, 5% intervals to 95%, then at 97% and 99% (Tables 14-38 and 14-39). Additional thresholds at the upper spectrum of the gold range were used to better define the high grade tail of the gold distribution.

In summary, the mineralization is most continuous in the vertical direction and least continuous in the across strike direction (east-west). This is consistent with geological observations. The MIK models show that narrow high grade (>10 g/t Au) gold pods are continuous in the Cop/WLZ lens for up to 90 m vertical, 60 m along strike, and 14 m across strike. Equivalent high grade (>8 g/t Au) pods in the Eastern Gold lens are continuous for up to 40 m vertical, 40 m along strike, and 8.5 m across strike.

Tables 14-40 through 14-42 illustrate the nugget, structure, rotations, and ranges used in the block modelling process.

TABLE 14-38 GOLD INDICATOR CLASSES FOR PEAK COP/WLZ LENS

New Gold Inc. – Peak Gold Mine

Threshold	Grade_Thresh	Cum_Propn	Class_Mean	Class_Med	No.Data
1	0.01	0.1	0.006	0.005	4608
2	0.02	0.2	0.014	0.010	4608
3	0.04	0.3	0.031	0.030	4608
4	0.07	0.4	0.056	0.060	4608
5	0.12	0.5	0.096	0.100	4608
6	0.22	0.6	0.166	0.160	4608
7	0.42	0.7	0.307	0.300	4608
8	0.62	0.75	0.518	0.520	2304
9	0.95	0.8	0.770	0.760	2304
10	1.64	0.85	1.245	1.220	2304
11	3.26	0.9	2.297	2.230	2304
12	9.41	0.95	5.492	5.160	2304
13	17.86	0.97	12.980	12.700	922
14	50.00	0.99	29.226	27.200	922
15	2,270	1	130.912	77.430	461

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-43

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TABLE 14-39 GOLD INDICATOR CLASSES FOR PEAK EASTERN GOLD LENS

New Gold Inc. – Peak Gold Mine

Threshold	Grade_Thresh	Cum_Propn	Class_Mean	Class_Med	No.Data
1	0.005	0.10	0.005	0.005	3838
2	0.010	0.20	0.007	0.006	3838
3	0.020	0.30	0.015	0.010	3838
4	0.040	0.40	0.030	0.030	3838
5	0.070	0.50	0.053	0.050	3838
6	0.120	0.60	0.090	0.090	3838
7	0.210	0.70	0.157	0.150	3837
8	0.290	0.75	0.249	0.250	1920
9	0.450	0.80	0.363	0.360	1919
10	0.760	0.85	0.587	0.580	1919
11	1.450	0.90	1.049	1.020	1918
12	3.960	0.95	2.393	2.240	1919
13	7.590	0.97	5.410	5.220	768
14	24.10	0.99	13.284	12.420	768
15	1,052.34	1.00	72.588	48.000	384

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-44

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TABLE 14-40 GOLD INDICATOR VARIOGRAM MODELS FOR PEAK COP/WLZ LENS

New Gold Inc. – Peak Gold Mine

Threshold	Nugget	Structure	Variance	Z Rotation	Y Rotation	X Rotation	Z Range Major	Y Range Semi-Major	X Range- Minor
1	0.55	Spherical	0.16	90	-85	0	16	16	6
		Spherical	0.10	90	-85	0	22	30	21
		Spherical	0.19	90	-85	0	100	82	40
2	0.5	Spherical	0.18	90	-85	0	16	19	6.5
		Spherical	0.11	90	-85	0	22	48	26
		Spherical	0.21	90	-85	0	100	88	38
3	0.38	Exponential	0.24	90	-85	0	23	19	6.5
		Exponential	0.13	90	-85	0	16	48	28
		Exponential	0.25	90	-85	0	146	88	40
4	0.4	Exponential	0.18	90	-85	0	13	13	5.5
		Exponential	0.13	90	-85	0	24	70	21
		Exponential	0.29	90	-85	0	175	68	41
5	0.4	Exponential	0.19	90	-85	0	13	13	5
		Exponential	0.16	90	-85	0	37	65	21
		Exponential	0.25	90	-85	0	90	70	50
6	0.4	Exponential	0.30	90	-85	0	14	22	14
		Exponential	0.16	90	-85	0	66	71	200
		Exponential	0.14	90	-85	0	34	70	200
7	0.45	Exponential	0.13	90	-85	0	11	12	8.5
		Exponential	0.16	90	-85	0	13	17	3.5
		Exponential	0.26	90	-85	0	144	76	40
8	0.45	Exponential	0.13	90	-85	0	11	11	5.5
		Exponential	0.16	90	-85	0	15	15	3.5
		Exponential	0.26	90	-85	0	140	70	37
9	0.49	Exponential	0.17	90	-85	0	44	40	8.5
		Exponential	0.19	90	-85	0	9.5	20	10
		Exponential	0.15	90	-85	0	295	80	66
10	0.5	Exponential	0.24	90	-85	0	14	14	6.5
		Exponential	0.21	90	-85	0	100	71	27
		Exponential	0.05	90	-85	0	270	55	40
11	0.5	Exponential	0.22	90	-85	0	18	13	9
		Exponential	0.18	90	-85	0	63	54	12
		Exponential	0.10	90	-85	0	200	60	40
12	0.5	Exponential	0.32	90	-85	0	16	8.5	7
		Exponential	0.07	90	-85	0	100	50	14
		Exponential	0.11	90	-85	0	100	65	18
13	0.54	Exponential	0.33	90	-85	0	17	10	5
		Exponential	0.13	90	-85	0	94	66	21
14	0.53	Exponential	0.37	90	-85	0	17	10	4
		Exponential	0.10	90	-85	0	63	36	10

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-45

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TABLE 14-41 GOLD INDICATOR VARIOGRAM MODELS FOR PEAK EASTERN GOLD LENS

New Gold Inc. – Peak Gold Mine

Threshold	Nugget	Structure	Variance	Z Rotation	Y Rotation	X Rotation	Z Range - Major	Y Range - Semi-Major	X Range - Minor
1	0.5	Spherical	0.3	270	-74	0	12	11	2
		Spherical	0.1	270	-74	0	12	11	16
		Spherical	0.1	270	-74	0	58	54	32
2	0.4	Spherical	0.31	0	0	0	13	12	3.5
		Spherical	0.12	0	0	0	13	12	18
		Spherical	0.17	0	0	0	92	80	50
3	0.38	Spherical	0.31	0	0	0	13	12	3.5
		Spherical	0.12	0	0	0	13	12	18
		Spherical	0.19	0	0	0	92	88	50
4	0.38	Spherical	0.29	270	-74	0	14	13	3.5
		Spherical	0.13	270	-74	0	14	13	17
		Spherical	0.2	0	0	0	90	88	50
5	0.38	Spherical	0.29	270	-74	0	14	13	3.5
		Spherical	0.13	270	-74	0	14	13	12
		Spherical	0.2	0	0	0	90	88	50
6	0.4	Spherical	0.25	270	-74	0	16	13	3
		Spherical	0.13	270	-74	0	16	13	7.5
		Spherical	0.22	0	0	0	90	88	50
7	0.47	Spherical	0.21	270	-74	0	14	13	3
		Spherical	0.13	270	-74	0	14	13	7
		Spherical	0.19	0	0	0	90	88	38
8	0.49	Spherical	0.21	270	-74	0	10	10	3
		Spherical	0.13	270	-74	0	24	12	7
		Spherical	0.17	0	0	0	90	80	28
9	0.47	Spherical	0.21	270	-74	0	10	10	2.5
		Spherical	0.13	270	-74	0	24	12	6
		Spherical	0.19	0	0	0	80	60	28
10	0.47	Spherical	0.21	270	-74	0	10	10	2.5
		Spherical	0.13	270	-74	0	16	10	6
		Spherical	0.19	0	0	0	70	50	19
11	0.47	Spherical	0.23	270	-74	0	10	9.5	2.5
		Spherical	0.13	270	-74	0	16	9.5	5
		Spherical	0.17	270	-74	0	50	52	15
12	0.5	Spherical	0.24	270	-74	0	10	9	2.5
		Spherical	0.13	270	-74	0	12	9	5
		Spherical	0.13	270	-74	0	42	38	12
13	0.54	Spherical	0.24	270	-74	0	10	9	2
		Spherical	0.12	270	-74	0	12	9	4.5
		Spherical	0.1	270	-74	0	42	38	8.5
14	0.54	Spherical	0.26	270	-74	0	10	9	1.5
		Spherical	0.12	270	-74	0	10	9	3.5
		Spherical	0.08	270	-74	0	40	30	4

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-46

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TABLE 14-42 ORDINARY VARIOGRAM MODELS FOR PEAK DEPOSIT LENSES

New Gold Inc. – Peak Gold Mine

Threshold	Element	Nugget	Structure	Variance	Z Rotation	Y Rotation	X Rotation	Z Range Major	Y Range Semi- Major	X Range Minor
Contact	Au	0.6	Spherical	0.4	90	-90	0	12	10	3.5
	Cu	0.1	Spherical	0.37	90	-90	0	12	10	2.5
			Spherical	0.17	0	0	0	20	15	12
			Spherical	0.36	90	-90	0	180	86	38
	Ag	0.2	Exponential	0.42	90	-90	0	26	5.5	3
			Spherical	0.26	90	-90	0	44	14	14
			Spherical	0.12	90	-90	0	92	12	14
	Pb	0.35	Exponential	0.51	90	-90	0	10	10	3.5
			Spherical	0.14	90	-90	0	125	70	20
	Zn	0.35	Exponential	0.48	90	-90	0	10	10	5.5
			Exponential	0.17	90	-90	0	145	90	28
Copwlzsth	Au	0.5	Spherical	0.42	260	-85	0	12	10	2.5
			Spherical	0.08	260	-85	0	46	30	8
	Cu	0.1	Spherical	0.4	260	-85	0	12	10	3.5
			Spherical	0.14	260	-85	0	20	15	12
			Spherical	0.36	260	-85	0	180	100	44
	Ag	0.2	Exponential	0.42	260	-85	0	26	5.5	3
			Spherical	0.26	260	-85	0	44	14	14
			Spherical	0.12	260	-85	0	92	12	14
Copwlznth	Au	0.5	Spherical	0.42	280	-85	0	12	10	2.5
			Spherical	0.08	280	-85	0	46	30	8
	Cu	0.1	Spherical	0.4	280	-85	0	12	10	3.5
			Spherical	0.14	280	-85	0	20	15	12
			Spherical	0.36	280	-85	0	180	100	44
	Ag	0.2	Exponential	0.42	280	-85	0	26	5.5	3
			Spherical	0.26	280	-85	0	44	14	14
			Spherical	0.12	280	-85	0	92	12	14
Copwlz	Au	0.5	Spherical	0.42	270	-85	0	12	10	2.5
			Spherical	0.08	270	-85	0	46	30	8
	Cu	0.1	Spherical	0.4	90	-90	0	12	10	3.5
			Spherical	0.14	90	-90	0	20	15	12
			Spherical	0.36	90	-90	0	180	100	44
	Ag	0.2	Exponential	0.42	270	-85	0	26	5.5	3
			Spherical	0.26	270	-85	0	44	14	14
			Spherical	0.12	270	-85	0	92	12	14
	Pb	0.35	Exponential	0.51	260	-85	0	10	10	3.5
			Spherical	0.14	260	-85	0	125	70	20
	Zn	0.35	Exponential	0.48	260	-85	0	10	10	5.5
			Exponential	0.17	260	-85	0	145	90	28

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-47

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Threshold	Element	Nugget	Structure	Variance	Z Rotation	Y Rotation	X Rotation	Z Range Major	Y Range Semi- Major	X Range Minor
Deeps	Au	0.6	Spherical	0.35	90	-90	0	13	12	2
			Spherical	0.05	90	-90	0	40	12	5
	Cu	0.32	Spherical	0.24	90	-90	0	22	14	13
			Spherical	0.44	90	-90	0	47	30	10
	Ag	0.2	Exponential	0.42	90	-90	0	26	5.5	3
			Spherical	0.26	90	-90	0	44	14	14
			Spherical	0.12	90	-90	0	92	12	14
	Pb	0.35	Exponential	0.51	260	-85	0	10	10	3.5
			Spherical	0.14	260	-85	0	125	70	20
	Zn	0.35	Exponential	0.48	90	-90	0	10	10	5.5
			Exponential	0.17	90	-90	0	145	90	28
Eastlow	Au	0.56	Spherical	0.33	270	-74	0	11	11	1
			Spherical	0.11	270	-74	0	22	16	6
	Cu	0.1	Exponential	0.7	270	-74	0	10	8	4
			Spherical	0.2	270	-74	0	72	54	22
	Ag	0.1	Exponential	0.72	255	-80	0	19	11	7
			Spherical	0.18	255	-80	0	165	105	27
	Pb	0.28	Exponential	0.53	270	-80	0	10	10	4
			Spherical	0.19	270	-80	0	90	89	23
	Zn	0.2	Spherical	0.56	270	-80	0	24	16	6.5
			Spherical	0.24	270	-80	0	175	135	28
Eastupp	Au	0.56	Spherical	0.33	80	-74	0	11	11	1
			Spherical	0.11	80	-74	0	22	16	6
	Cu	0.1	Exponential	0.7	80	-74	0	10	8	4
			Spherical	0.2	80	-74	0	72	54	22
	Ag	0.1	Exponential	0.72	75	-80	0	19	11	7
			Spherical	0.18	75	-80	0	165	105	27
	Pb	0.28	Exponential	0.53	90	-80	0	10	10	4
			Spherical	0.19	90	-80	0	90	89	23
	Zn	0.2	Spherical	0.56	90	-80	0	24	16	6.5
			Spherical	0.24	90	-80	0	175	135	28
Regolith	Au	0.1	Spherical	0.6	90	-90	0	11	3	3.5
			Spherical	0.2	90	-90	0	11	10	4
			Spherical	0.1	90	-90	0	30	20	4
	Cu	0.1	Exponential	0.67	0	0	0	7.5	7	3.5
			Spherical	0.23	90	-90	0	56	52	21
	Ag	0.1	Spherical	0.66	90	-90	0	10	6	4
			Spherical	0.24	90	-90	0	15	28	4
	Pb	0.01	Spherical	0.48	90	-90	0	13	10	2
			Spherical	0.51	90	-90	0	37	29	7
	Zn	0.01	Spherical	0.48	90	-90	0	13	10	2
			Spherical	0.51	90	-90	0	37	29	7

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-48

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Threshold	Element	Nugget	Structure	Variance	Z Rotation	Y Rotation	X Rotation	Z Range Major	Y Range Semi- Major	X Range Minor
Blue	Au	0.5	Spherical	0.42	90	-90	0	12	11	2
			Spherical	0.08	90	-90	0	46	37	8
Waste	Au	0.6	Spherical	0.32	90	-90	0	10	10	1.5
			Spherical	0.08	90	-90	0	15	15	5
	Cu	0.1	Spherical	0.37	90	-90	0	12	10	2.5
			Spherical	0.17	0	0	0	20	15	12
			Spherical	0.36	90	-90	0	180	86	38
	Ag	0.2	Exponential	0.42	90	-90	0	26	5.5	3
			Spherical	0.26	90	-90	0	44	14	14
			Spherical	0.12	90	-90	0	92	12	14
	Pb	0.35	Exponential	0.51	90	-90	0	10	10	3.5
			Spherical	0.14	90	-90	0	125	70	20
	Zn	0.35	Exponential	0.48	90	-90	0	10	10	5.5
			Exponential	0.17	90	-90	0	145	90	28
All	Sg	0.15	Spherical	0.37	90	-90	0	11	10	4
			Spherical	0.24	90	-90	0	56	44	12
			Spherical	0.24	0	0	0	135	86	43

PERSEVERANCE

Spatial distribution analysis of estimated variables for Perseverance was performed on each of the domains, Zone A, Hulk, Hercules, and Zone B. The results of the variographic analysis were updated for the December 2012 models, which consisted of variography of both indicator and natural scale variables of gold and variography of all other natural scale variables (Cu, Pb, Zn, Ag, Bi, and SG).

Gold indicator variography was performed using 14 thresholds based on deciles to 70%, 5% intervals to 95%, then at 97% and 99% (Tables 14-43 to 14-48).

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-49

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TABLE 14-43 GOLD INDICATOR CLASSES FOR PERSEVERANCE ZONE A

New Gold Inc. – Peak Gold Mine

Threshold	Grade_Thresh	Cum_Propn	Class_Mean	Class_Med	No.Data
1	0.005	0.1	0.005	0.005	993
2	0.01	0.2	0.007	0.006	993
3	0.03	0.3	0.021	0.02	993
4	0.054	0.4	0.041	0.04	994
5	0.1	0.5	0.075	0.071	993
6	0.187	0.6	0.14	0.14	993
7	0.37	0.7	0.265	0.26	994
8	0.555	0.75	0.451	0.44	496
9	0.882	0.8	0.707	0.7	497
10	1.578	0.85	1.183	1.16	497
11	3.183	0.9	2.246	2.22	496
12	8.235	0.95	5.173	4.919	497
13	14.8	0.97	10.976	10.8	199
14	43.4	0.99	24.709	23.3	198
15	2,590.64	1	149.794	85.8	100

TABLE 14-44 GOLD INDICATOR CLASSES FOR PERSEVERANCE ZONE D NORTH

New Gold Inc. – Peak Gold Mine

Threshold	Grade_Thresh	Cum_Propn	Class_Mean	Class_Med	No.Data
1	0.01	0.1	0.007	0.005	572
2	0.02	0.2	0.015	0.015	573
3	0.037	0.3	0.028	0.03	573
4	0.06	0.4	0.048	0.05	573
5	0.103	0.5	0.082	0.08	573
6	0.176	0.6	0.136	0.134	573
7	0.33	0.7	0.24	0.239	573
8	0.505	0.75	0.407	0.401	286
9	0.797	0.8	0.634	0.626	287
10	1.389	0.85	1.045	1.023	286
11	2.99	0.9	2.023	1.96	287
12	9.293	0.95	5.216	4.97	286
13	18.259	0.97	13.348	12.889	115
14	47.824	0.99	29.326	28.367	114
15	732	1	157.086	92.91	58

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-50

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TABLE 14-45 GOLD INDICATOR CLASSES FOR PERSEVERANCE ZONE D

SOUTH UPPER

New Gold Inc. – Peak Gold Mine

Threshold	Grade_Thresh	Cum_Propn	Class_Mean	Class_Med	No.Data
1	0.016	0.1	0.007	0.005	324
2	0.033	0.2	0.024	0.021	324
3	0.06	0.3	0.048	0.05	325
4	0.1	0.4	0.081	0.08	324
5	0.16	0.5	0.126	0.126	325
6	0.269	0.6	0.207	0.207	324
7	0.5	0.7	0.36	0.355	324
8	0.72	0.75	0.606	0.601	163
9	1.06	0.8	0.881	0.88	162
10	1.915	0.85	1.408	1.384	162
11	3.88	0.9	2.747	2.682	162
12	10.387	0.95	6.418	5.976	162
13	18.225	0.97	13.368	13.201	65
14	49.371	0.99	28.474	25.7	65
15	836.607	1	149.719	90.63	33

TABLE 14-46 GOLD INDICATOR CLASSES FOR PERSEVERANCE ZONE D

SOUTH LOWER

New Gold Inc. – Peak Gold Mine

Theshold	Grade_Thresh	Cum_Propn	Class_Mean	Class_Med	No.Data
1	0.02	0.1	0.011	0.01	231
2	0.04	0.2	0.032	0.03	231
3	0.073	0.3	0.056	0.057	231
4	0.12	0.4	0.095	0.092	231
5	0.21	0.5	0.161	0.16	232
6	0.356	0.6	0.276	0.27	231
7	0.654	0.7	0.483	0.473	231
8	0.94	0.75	0.774	0.768	116
9	1.47	0.8	1.201	1.194	115
10	2.597	0.85	2.001	1.958	116
11	4.84	0.9	3.476	3.347	115
12	15.25	0.95	8.729	8.347	116
13	31.119	0.97	21.708	20.281	46
14	81.197	0.99	53.47	53.278	46
15	2,960	1	295.035	127.442	24

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-51

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TABLE 14-47 GOLD INDICATOR CLASSES FOR PERSEVERANCE ZONE D

SOUTH EAST

New Gold Inc. – Peak Gold Mine

Threshold	Grade_Thresh	Cum_Propn	Class_Mean	Class_Med	No.Data
1	0.01	0.1	0.007	0.005	477
2	0.02	0.2	0.016	0.018	478
3	0.032	0.3	0.027	0.03	477
4	0.05	0.4	0.041	0.04	478
5	0.07	0.5	0.058	0.06	478
6	0.109	0.6	0.088	0.088	477
7	0.169	0.7	0.134	0.13	478
8	0.214	0.75	0.188	0.189	239
9	0.292	0.8	0.251	0.25	238
10	0.461	0.85	0.364	0.36	239
11	0.93	0.9	0.644	0.62	239
12	2.96	0.95	1.636	1.543	239
13	7.28	0.97	4.709	4.53	95
14	24.6	0.99	12.705	11.4	96
15	1,273.813	1	96.379	41.071	48

TABLE 14-48 GOLD INDICATOR CLASSES FOR PERSEVERANCE ZONE D EAST

New Gold Inc. – Peak Gold Mine

Threshold	Grade_Thresh	Cum_Propn	Class_Mean	Class_Med	No.Data
1	0.01	0.099	0.005	0.005	98
2	0.03	0.2	0.017	0.02	99
3	0.05	0.3	0.041	0.04	99
4	0.08	0.399	0.068	0.07	98
5	0.113	0.499	0.098	0.1	99
6	0.17	0.6	0.139	0.14	99
7	0.28	0.699	0.214	0.201	98
8	0.37	0.75	0.321	0.32	50
9	0.595	0.799	0.48	0.47	49
10	0.89	0.849	0.732	0.71	49
11	1.887	0.9	1.265	1.204	50
12	5.17	0.949	3.206	2.97	49
13	8.986	0.97	7.203	7.39	20
14	31.3	0.99	17.573	16.2	20
15	313	1	87.79	47.1	10

Tables 14-49 through 14-53 summarize the thresholds, nugget, structures, ranges, and rotations used in the models. The class means are used as the post indicator values.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-52

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TABLE 14-49 GOLD INDICATOR VARIOGRAM MODELS FOR PERSEVERANCE ZONE A

New Gold Inc. – Peak Gold Mine

Threshold	Nugget	Structure	Variance	Z Rotation - Upper	Z Rotation - Mid	Z Rotation - Lower	Y Rotation - Upper	Y Rotation - Mid	Y Rotation - Lower	X Rotation	Z Range Major	Y Range Semi- Major	X Range Minor
1	0.15	Exponential	0.5	265	265	100	-55	-81	-85	0	18	16	2.5
		Exponential	0.15	265	265	100	-55	-81	-85	0	18	16	30
		Exponential	0.2	265	265	100	-55	-81	-85	0	120	16	30
2	0.15	Exponential	0.37	265	265	100	-55	-81	-85	0	21	18	2
		Exponential	0.28	265	265	100	-55	-81	-85	0	21	18	18
		Exponential	0.2	265	265	100	-55	-81	-85	0	170	18	18
3	0.15	Exponential	0.45	265	265	100	-55	-81	-85	0	23	22	3
		Exponential	0.2	265	265	100	-55	-81	-85	0	23	22	18
		Exponential	0.2	265	265	100	-55	-81	-85	0	180	22	18
4	0.15	Exponential	0.4	265	265	100	-55	-81	-85	0	15	28	2
		Exponential	0.23	265	265	100	-55	-81	-85	0	15	28	18
		Exponential	0.22	265	265	100	-55	-81	-85	0	180	28	18
5	0.1	Exponential	0.5	265	265	100	-55	-81	-85	0	14	27	2.5
		Exponential	0.18	265	265	100	-55	-81	-85	0	14	27	18
		Exponential	0.22	265	265	100	-55	-81	-85	0	180	27	18
6	0.15	Exponential	0.58	265	265	100	-55	-81	-85	0	15	29	2.5
		Exponential	0.08	265	265	100	-55	-81	-85	0	15	29	35
		Exponential	0.19	265	265	100	-55	-81	-85	0	250	29	35
7	0.15	Exponential	0.6	265	265	100	-55	-81	-85	0	16	20	2.5
		Exponential	0.08	265	265	100	-55	-81	-85	0	16	56	35
		Exponential	0.17	265	265	100	-55	-81	-85	0	280	56	35
8	0.15	Exponential	0.64	265	265	100	-55	-81	-85	0	15	20	2.5
		Exponential	0.06	265	265	100	-55	-81	-85	0	15	60	3
		Exponential	0.15	265	265	100	-55	-81	-85	0	350	60	50
9	0.2	Exponential	0.5	265	265	100	-55	-81	-85	0	15	16	3
		Exponential	0.15	265	265	100	-55	-81	-85	0	15	60	3

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-53

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Threshold	Nugget	Structure	Variance	Z Rotation - Upper	Z Rotation - Mid	Z Rotation - Lower	Y Rotation - Upper	Y Rotation - Mid	Y Rotation - Lower	X Rotation	Z Range Major	Y Range Semi- Major	X Range Minor
		Exponential	0.15	265	265	100	-55	-81	-85	0	350	60	50
10	0.2	Exponential	0.5	265	265	100	-55	-81	-85	0	15	16	3
		Exponential	0.15	265	265	100	-55	-81	-85	0	15	60	3
		Exponential	0.15	265	265	100	-55	-81	-85	0	170	60	50
11	0.25	Exponential	0.4	265	265	100	-55	-81	-85	0	14	15	3
		Exponential	0.2	265	265	100	-55	-81	-85	0	14	50	3
		Exponential	0.15	265	265	100	-55	-81	-85	0	150	50	40
12	0.3	Exponential	0.3	265	265	100	-55	-81	-85	0	12	15	2
		Exponential	0.2	265	265	100	-55	-81	-85	0	12	45	2
		Exponential	0.2	265	265	100	-55	-81	-85	0	75	45	18
13	0.4	Exponential	0.3	265	265	100	-55	-81	-85	0	13	32	2.4
		Exponential	0.3	265	265	100	-55	-81	-85	0	38	40	2.4
14	0.5	Exponential	0.3	265	265	100	-55	-81	-85	0	25	24	2
		Exponential	0.2	265	265	100	-55	-81	-85	0	24	35	2

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-54

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TABLE 14-50 GOLD INDICATOR VARIOGRAM MODELS FOR PERSEVERANCE

ZONE D NORTH

New Gold Inc. – Peak Gold Mine

Threshold	Nugget	Structure	Variance	Z Rotation	Y Rotation	X Rotation	Z Range - Major	Y Range Semi- Major	X Range- Minor
1	0.7	Spherical	0.21	95	-85	0	15.5	15.5	6
		Spherical	0.08	95	-85	0	50	38	15
		Spherical	0.01	95	-85	0	74	40	31
2	0.6	Spherical	0.27	95	-85	0	13.5	18	3.5
		Spherical	0.12	95	-85	0	50	38	9
		Spherical	0.01	95	-85	0	60	40	10
3	0.45	Spherical	0.28	95	-85	0	14	15	6
		Spherical	0.26	95	-85	0	28	28	10
		Spherical	0.01	95	-85	0	60	40	10
4	0.45	Spherical	0.28	95	-85	0	14	15	6
		Spherical	0.26	95	-85	0	28	28	10
		Spherical	0.01	95	-85	0	60	40	10
5	0.41	Spherical	0.32	95	-85	0	14	15	6
		Spherical	0.26	95	-85	0	28	28	10
		Spherical	0.01	95	-85	0	60	40	10
6	0.41	Spherical	0.32	95	-85	0	14	15	6
		Spherical	0.26	95	-85	0	28	28	10
		Spherical	0.01	95	-85	0	60	40	10
7	0.41	Spherical	0.32	95	-85	0	15	14	6
		Spherical	0.26	95	-85	0	37	27	10
		Spherical	0.01	95	-85	0	60	40	10
8	0.41	Spherical	0.32	95	-85	0	15	14	5
		Spherical	0.26	95	-85	0	40	27	10
		Spherical	0.01	95	-85	0	60	40	10
9	0.41	Spherical	0.32	95	-85	0	13	12	5
		Spherical	0.26	95	-85	0	40	21	10
		Spherical	0.01	95	-85	0	60	40	10
10	0.41	Spherical	0.32	95	-85	0	13	12	4.5
		Spherical	0.26	95	-85	0	40	17	10
		Spherical	0.01	95	-85	0	60	40	10
11	0.46	Spherical	0.3	95	-85	0	13	12	3.5
		Spherical	0.23	95	-85	0	40	14	10
		Spherical	0.01	95	-85	0	60	40	10
12	0.46	Spherical	0.3	95	-85	0	12	12	3.5
		Spherical	0.23	95	-85	0	34	14	10
		Spherical	0.01	95	-85	0	60	40	10
13	0.46	Spherical	0.3	95	-85	0	12	14	3.5
		Spherical	0.23	95	-85	0	34	14	6
		Spherical	0.01	95	-85	0	60	40	10
14	0.5	Spherical	0.3	95	-85	0	12	13	3.5
		Spherical	0.19	95	-85	0	23	15	6
		Spherical	0.01	95	-85	0	60	40	10

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-55

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TABLE 14-51 GOLD INDICATOR VARIOGRAM MODELS FOR PERSEVERANCE

ZONE D SOUTH UPPER

New Gold Inc. – Peak Gold Mine

Threshold	Nugget	Structure	Variance	Z Rotation	Y Rotation	X Rotation	Z Range Major	Y Range Semi- Major	X Range Minor
1	0.3	Exponential	0.49	275	-80	0	15.5	4.5	6
		Exponential	0.19	275	-80	0	45	10	19
		Exponential	0.02	275	-80	0	50	59	21
2	0.4	Exponential	0.38	275	-80	0	14.5	9	16.5
		Exponential	0.17	275	-80	0	68	13	20
		Exponential	0.05	275	-80	0	90	80	23
3	0.4	Exponential	0.38	275	-80	0	13	14	12.5
		Exponential	0.17	275	-80	0	68	15	19
		Exponential	0.05	275	-80	0	90	80	23
4	0.4	Exponential	0.38	275	-85	0	21	15	12.5
		Exponential	0.17	275	-85	0	68	17	19
		Exponential	0.05	275	-85	0	90	48	23
5	0.4	Exponential	0.38	270	-80	0	23	15	12.5
		Exponential	0.17	270	-80	0	68	17	13
		Exponential	0.05	270	-80	0	90	48	14
6	0.39	Exponential	0.43	275	-80	0	26	8	10
		Exponential	0.17	275	-80	0	83	39	12
		Exponential	0.01	275	-80	0	92	45	20
7	0.39	Exponential	0.43	275	-80	0	17	8	9
		Exponential	0.17	275	-80	0	75	39	10
		Exponential	0.01	275	-80	0	92	221	11
8	0.39	Exponential	0.43	275	-80	0	13	8	9
		Exponential	0.17	275	-80	0	60	35	10
		Exponential	0.01	275	-80	0	90	50	11
9	0.39	Exponential	0.43	275	-80	0	13	8	9
		Exponential	0.17	275	-80	0	60	35	10
		Exponential	0.01	275	-80	0	90	50	11
10	0.47	Exponential	0.4	275	-80	0	14	4.5	4.5
		Exponential	0.1	95	-10	0	74	5	26
		Exponential	0.03	95	-10	0	80	68	27
11	0.45	Exponential	0.43	275	-80	0	15	10.5	4
		Exponential	0.086	275	-80	0	76	14	5
		Exponential	0.034	275	-80	0	90	70	17
12	0.45	Exponential	0.43	275	-80	0	14	10.5	4
		Exponential	0.09	275	-80	0	31	14	5
		Exponential	0.03	275	-80	0	80	70	8
13	0.5	Exponential	0.38	275	-80	0	12	10.5	3
		Exponential	0.12	275	-80	0	20	15	4
14	0.5	Exponential	0.38	275	-80	0	8	8	2
		Exponential	0.12	275	-80	0	10	10	3

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-56

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TABLE 14-52 GOLD INDICATOR VARIOGRAM MODELS FOR PERSEVERANCE

ZONE D SOUTH EAST

New Gold Inc. – Peak Gold Mine

Threshold	Nugget	Structure	Variance	Z Rotation	Y Rotation	X Rotation	Z Range Major	Y Range Semi- Major	X Range Minor
1	0.76	Exponential	0.13	240	-70	0	22.5	6	9.5
		Exponential	0.09	240	-70	0	71	19	26
		Exponential	0.02	240	-70	0	100	100	29
2	0.42	Exponential	0.45	240	-70	0	33	20	17.5
		Exponential	0.055	240	-70	0	130	110	19
		Exponential	0.075	240	-70	0	200	160	22
3	0.42	Exponential	0.45	240	-70	0	33	20	11
		Exponential	0.055	240	-70	0	130	110	19
		Exponential	0.075	240	-70	0	200	160	22
4	0.55	Exponential	0.32	240	-70	0	44.5	31.5	15
		Exponential	0.017	240	-70	0	183	59	20
		Exponential	0.11	240	-70	0	304	67	25
5	0.55	Exponential	0.32	240	-70	0	39	31.5	14
		Exponential	0.02	240	-70	0	183	59	20
		Exponential	0.11	240	-70	0	304	67	25
6	0.55	Exponential	0.32	240	-70	0	39	36	13
		Exponential	0.02	240	-70	0	183	59	20
		Exponential	0.11	240	-70	0	200	67	25
7	0.55	Exponential	0.23	240	-70	0	29	26	9.5
		Exponential	0.18	240	-70	0	90	75	12
		Exponential	0.04	240	-70	0	150	90	82
8	0.53	Exponential	0.25	240	-70	0	26	21	9.5
		Exponential	0.18	240	-70	0	88	57	10
		Exponential	0.04	240	-70	0	150	74	82
9	0.53	Exponential	0.25	240	-70	0	21	17	9.5
		Exponential	0.18	240	-70	0	80	60	10
		Exponential	0.04	240	-70	0	90	72	82
10	0.55	Exponential	0.25	240	-70	0	18	17	8
		Exponential	0.18	240	-70	0	80	70	10
		Exponential	0.02	240	-70	0	90	72	82
11	0.6	Exponential	0.23	240	-70	0	9	12	8
		Exponential	0.17	240	-70	0	68	64	15
12	0.6	Exponential	0.23	240	-70	0	9	10	4
		Exponential	0.17	240	-70	0	42	37	10
13	0.6	Exponential	0.23	240	-70	0	9	10	3.5
		Exponential	0.17	240	-70	0	34	30	10
14	0.65	Exponential	0.23	240	-70	0	9	9	3.5
		Exponential	0.12	240	-70	0	25	20	5

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-57

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TABLE 14-53 GOLD INDICATOR VARIOGRAM MODELS FOR PERSEVERANCE

ZONE D EAST

New Gold Inc. – Peak Gold Mine

Threshold	Nugget	Structure	Variance	Z Rotation	Y Rotation	X Rotation	Z Range Major	Y Range Semi- Major	X Range Minor
1	0.5	Exponential	0.49	110	-80	0	12.5	8.5	17
		Exponential	0.01	110	-80	0	13	92	20
2	0.3	Exponential	0.49	110	-80	0	9.5	12	13
		Exponential	0.21	110	-80	0	11	8	20
3	0.25	Exponential	0.49	110	-80	0	7.5	8	8
		Exponential	0.26	110	-80	0	14	19	22
4	0.25	Exponential	0.49	110	-80	0	13	10	5
		Exponential	0.26	110	-80	0	14	14	10
5	0.25	Exponential	0.49	110	-80	0	13	9	4.5
		Exponential	0.26	110	-80	0	14	10	10
6	0.25	Exponential	0.49	110	-80	0	3.5	9	3.5
		Exponential	0.26	110	-80	0	10	22	10
7	0.4	Exponential	0.48	110	-80	0	24.5	11.5	5
		Exponential	0.12	110	-80	0	44	41	20
8	0.4	Exponential	0.51	110	-80	0	27	12	6.5
		Exponential	0.094	110	-80	0	32	38	13
9	0.4	Exponential	0.51	110	-80	0	27	12	7
		Exponential	0.094	110	-80	0	32	38	10
10	0.4	Exponential	0.51	110	-80	0	23.5	10.5	5
		Exponential	0.094	110	-80	0	39	39	15
11	0.4	Exponential	0.51	110	-80	0	21	10	5
		Exponential	0.094	110	-80	0	39	30	15
12	0.5	Exponential	0.47	110	-80	0	20	10	3.5
		Exponential	0.03	110	-80	0	25	20	7
13	0.6	Exponential	0.4	110	-80	0	18	9	3.5
14	0.8	Exponential	0.2	110	-80	0	15	9	4

BLOCK MODELLING

NEW COBAR

A vertical block model was used for the New Cobar Mineral Resource estimate. This represents a change from the previous inclined model with blocks aligned parallel to the plane of mineralization. This change was found to have minimal effect on the final outcome and is more compatible with the mine engineering software used for mine scheduling. Model parameters are presented in Table 14-54. All extents and directions are in Peak Mine Grid.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-58

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TABLE 14-54 NEW COBAR BLOCK MODEL PARAMETERS

New Gold Inc. – Peak Gold Mine

	Easting	Northing	RL
Origin	24960	15870	9370
Extent	25260	16770	10345
Offset	300	900	975
Parent Block size	2	12	15

The parent block size in the Y and Z direction is a reflection of the nominal delineation drill pattern. Sub-blocking down to 1 m x 6 m x 7.5 m was completed to preserve the geometry of the mineralized domains at the boundaries. No individual sub-blocks were estimated but rather assigned the grade of the parent block.

CHESNEY

An orthogonal block model was used for the estimate, with blocks aligned subparallel to the plane of mineralization. Model parameters are presented in Table 14-55. All extents and directions are in Peak Mine Grid.

TABLE 14-55 CHESNEY BLOCK MODEL PARAMETERS

New Gold Inc. – Peak Gold Mine

	Easting	Northing	RL
Origin	25050	15230	9040
Extent	25210	15810	10180
Offset	160	580	1140
Parent Block size	2	20	20

The parent block size in the Y and Z directions is a reflection of the nominal delineation drill pattern combined with a compromise for proposed sublevel intervals. Sub-blocking down to 1 m x 10 m x 10 m was completed to preserve the geometry of the mineralized domains at the boundaries. No individual sub-blocks were estimated; sub-blocks were assigned the grade of the parent block, which is considered good practice.

For December 2012, the model’s maximum vertical limit was set to 10180 from 10250. This change omitted any oxide material from being included in the resource.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-59

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NEW OCCIDENTAL

An inclined block model was used for the estimate, with blocks aligned parallel to the plane of mineralization (-87° east). Model parameters are presented in Table 14-56. All extents and directions are in Peak Mine Grid.

TABLE 14-56 NEW OCCIDENTAL BLOCK MODEL PARAMETERS

New Gold Inc. – Peak Gold Mine

	Easting	Northing	RL
Origin	25000	13000	8500
Extent	25300	13888	10315
Offset	300	888	1815
Parent Block Size	2	12	15

The parent block size in the Y and Z direction is a reflection of the nominal delineation drill pattern. Sub-blocking down to 1 m x 6 m x 7.5 m was completed to preserve the geometry of the mineralized domains at the boundaries. No individual sub-blocks are estimated; sub-blocks are assigned the grade of the parent block.

PEAK

An orthogonal block model was used for the estimate. Model parameters are presented in Table 14-57. All extents and directions are in Peak Mine Grid.

TABLE 14-57 PEAK BLOCK MODEL PARAMETERS

New Gold Inc. – Peak Gold Mine

	Easting	Northing	RL
Origin	25520	10280	9250
Extent	26000	10800	10300
Offset	480	520	1050
Parent Block Size	2	10	10

The parent block size in the Y and Z direction is a reflection of the nominal delineation drill pattern. Sub-blocking down to 1 m x 5 m x 5 m was completed to preserve the geometry of the mineralized domains at the boundaries. No individual sub-blocks are estimated; sub-blocks were assigned the grade of the parent block.

PERSEVERANCE

An unrotated block model was used for the estimate. Model parameters are presented in Table 14-58. All extents and directions are in Peak Mine Grid.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 14-60

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TABLE 14-58 PERSEVERANCE BLOCK MODEL PARAMETERS

New Gold Inc. – Peak Gold Mine

	Easting	Northing	RL
Origin	25550	9240	8550
Extent	25910	10040	9500
Offset	360	800	950
Parent Block size	2	10	10
Sub blocking	1	5	5

The parent block size in the Y and Z direction is a reflection of the nominal delineation drill pattern. Sub-blocking down to 1 m x 5 m x 5 m was completed to preserve the geometry of the mineralized domains at the boundaries. Sub-blocks were assigned the grade of the parent block.

GRADE INTERPOLATION AND CLASSIFICATION

NEW COBAR

Gold grade interpolation of the Main Upper, Main Lower, West, and Jubilee lenses was by MIK, while Cu, Pb, Zn, Ag, Bi, Fe, and SG interpolation was by OK. Gold was also interpolated by OK as a check on the MIK estimate. A three pass, octant based search was used for gold while a fourth pass was used for all other variables (Table 14-59). Hard boundaries are used between domains. Each domain has unique search parameters. No grade cutting was applied for either the MIK estimate or OK estimate whereas the bismuth estimate was cut to 1,000 g/t Bi.

TABLE 14-59 NEW COBAR ESTIMATION PARAMETERS FOR AU

New Gold Inc. – Peak Gold Mine

	Search Size			Search Type	No. of Samples		Min no. octants	Max no. Samples/octant	Class
Parameter	X	Y	Z		min	max
Pass 1	2	15	20	Ellipse	8	32	4	4	Measured
Pass 2	4	30	40	Ellipse	8	32	4	4	Indicated
Pass 3	8	45	60	Ellipse	8	32	4	4	Inferred
Pass 4	16	60	80	Ellipse	4	32	2	4	Potential

The Mineral Resource classification for New Cobar is based upon the search pass criteria used for interpolation. A script was used to classify the model according to search size listed in Table 14-59. No areas of the New Cobar Mineral Resource were reclassified from either

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Measured or Indicated to Inferred due to a lower expectation in the continuity of mineralization.

CHESNEY

Gold grade interpolation was by MIK, and Cu, Pb, Zn, Ag, Bi, Fe, and SG interpolation was by OK. Gold was also interpolated by OK as a check on the MIK estimate. The OK method was used to estimate the hanging and footwall zones to the mineralized domains. For this modelling period, the CHE lens was modelled using the OK method as the previous MIK estimate on the Eastern Gold lens was based on a dataset that was too small and could not be performed using the normal 14 probability thresholds. A four pass octant based estimate was used for all elements (Table 14-60). Hard domain boundaries were used to estimate gold within the Main Gold Lode (CHA) and the Eastern Gold (CHE) lenses.

TABLE 14-60 CHESNEY ESTIMATION PARAMETERS FOR AU

New Gold Inc. – Peak Gold Mine

Parameter	Search Size			Search Type	No. of Samples		Min no. Octants	Class
Pass 1	4	20	20	Spherical	8	32	4	Measured
Pass 2	8	40	40	Spherical	8	32	4	Indicated
Pass 3	12	60	60	Spherical	8	32	4	Inferred
Pass 4	16	80	80	Spherical	8	32	4	Potential

All elements, including gold, and SG were estimated by OK within the wider Main Lode Copper (CHM) envelope and CHE using hard boundaries. A final gold field in the block model was populated with Au (MIK) values from the CHA domain and with Au (OK) values from the CHE, CHM, and WST (hanging wall and footwall domains).

The search ellipse orientation for all estimations runs is as follows: the main axis orientation of the CHA search ellipse was bearing = 085°, plunge = -85° and for the CHE bearing = 090°, plunge = -90°.

The Mineral Resource classification for Chesney is based upon the search pass criteria used for interpolation. A script was used to classify the model according to search size listed in Table 14-60 above. This script runs as part of a post estimate batch file which populates the Au field with AuMIK and AuOK, populates unestimated blocks with default values, and populates the Net Smelter Return (NSR) values. For 2012, PGM followed advice from H&S and introduced a change to optimally proportion the material between Measured and

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Indicated classes to avoid any restrictions imposed by a gold estimate run with hard boundaries.

NEW OCCIDENTAL

Gold grade interpolation was by MIK, and Cu, Pb, Zn, Ag, Bi and SG interpolation was by OK. Gold was also interpolated by OK as a check on the MIK estimate. A four pass, octant based search was used (Table 14-61). Hard domain boundaries were used for all elements. For gold interpolation, the main axis orientation of the search ellipse was bearing = 095°, plunge = -87°E while for all other elements the orientation was bearing = 090°, plunge = -90°. No grade cutting or limiting was used. In calculating the MIK estimate, the mean grade was used for OXM and the median grade for GOS for the top indicator threshold.

TABLE 14-61 NEW OCCIDENTAL ESTIMATION PARAMETERS FOR AU

New Gold Inc. – Peak Gold Mine

Parameter	Class	Search Size			Search Type	No. of Samples		Min no. octants	Max no.
		X	Y	Z		min	max		Samples/octant
Pass 1	Measured	3	15	20	Ellipse	8	32	4	4
Pass 2	Indicated	6	30	40	Ellipse	8	32	4	4
Pass 3	Inferred	12	60	80	Ellipse	8	32	2	4
Pass 4	Possible	18	90	90	Ellipse	8	32	2	4

The Mineral Resource classification for New Cobar is based upon the search pass criteria used for interpolation. A script was used to classify the model according to search size listed in Table 14-60 above.

PEAK

Gold grade interpolation was by MIK and OK, while Cu, Pb, Zn, Ag, and SG interpolation was by OK. A four pass, octant based search was used as shown in Table 14-62.

TABLE 14-62 PEAK GRADE ESTIMATION PARAMETERS FOR AU

New Gold Inc. – Peak Gold Mine

Parameter	Search Size			Search	No of Samples		Min no octants
	X	Y	Z	Type	min	max
Pass 1	3	15	15	Ellipse	8	40	4
Pass 2	6	30	30	Ellipse	8	40	4
Pass 3	12	60	60	Ellipse	8	40	2
Pass 4	12	60	60	Ellipse	8	40	2

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MIK using Vulcan software was used to estimate gold into the Cop/WLZ lens and the East lens subdomains. A limit of influence was placed on high grades to prevent smearing of metal into low grade areas (Table 14-63). The dimensions of the limit were based on the variography of the top indicator class for both the Cop/WLZ and East lens. For the calculation of gold within the top indicator class, the mean value was used for both the Cop/WLZ and East lenses.

TABLE 14-63 PEAK GRADE MIK GOLD ESTIMATE SEARCH PARAMETERS FOR

COP/WLZ LENS AND THE EAST LENS SUBDOMAINS

New Gold Inc. – Peak Gold Mine

Lens	East Up	East down	Cop/WLZ nth	Cop/WLZ sth	Cop/WLZ
Search orientation
Major	-74/080	-74/270	-85/285	-85/260	-85/270
Semi	00/170	00/000	00/015	00/350	00/000
Minor	-16/260	-16/090	-05/105	-05/080	-05/090
Sample selection	East/Cop/WLZ	East	Cop/WLZ/Deep	Cop/WLZ/Deep	Cop/WLZ/Deep
High Grade Limit
Threshold	50	50	50	50	50
Major radius	40	40	60	60	60
Semi radius	30	30	50	50	50
Minor radius	4	4	6	6	6

OK using Vulcan software was utilized to estimate gold into each of the modelled domains. As with the MIK estimate, a limit of influence was used to restrict high grade samples. In addition to the restriction, a grade cut was used for the East, Cop/WLZ, Deeps, and Contact lenses (Table 14-64). The grade cut was used as it was considered that the OK estimate would not be able to adequately control the influence of significantly high grade values.

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TABLE 14-64 PEAK GRADE OK GOLD ESTIMATE SEARCH PARAMETERS

New Gold Inc. – Peak Gold Mine

Lens	East Up	East down	Cop/WLZ nth	Cop/WLZ sth	Waste	Regolith	Contact	Deeps
Grade cut	500	500	500	500			200	200
Search orientation
Major	-74/080	-74/270	-85/285	-85/260	-90/090	-90/090	-90/090	-90/090
Semi	00/170	00/000	00/015	00/350	00/000	00/000	00/000	00/000
Minor	-16/260	-16/090	-05/105	-05/080	00/090	00/090	00/090	00/090
Sample selection	East/ Cop/WLZ	East	CopWLZ/ Deep	CopWLZ/ Deep	Waste/ Regolith	Waste/Regolith/ CopWLZ	Contact	Deep/ CopWLZ
High Grade Limit
Threshold	50	50	50	50	50		100	50
Major radius	40	40	60	60	60		15	60
Semi radius	30	30	50	50	20		15	50
Minor radius	4	4	6	6	6		3	6

OK using Vulcan software was utilized to estimate copper, lead, zinc, and silver (Table 14-65). Copper and lead estimates for Waste and Contact used the variography from the Cop/WLZ lens. Zinc and silver estimates for the Waste, Regolith, and Contact lenses used the variography from the CopWLZ lens. A limit of influence was used to restrict high grade samples greater than 500 g/t Ag for the silver estimate in the regolith to 30 m in the major direction, 30 m in the semi-major direction, and 10 m in the minor direction.

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TABLE 14-65 PEAK GRADE OK COPPER, LEAD, ZINC AND SILVER ESTIMATE

SEARCH PARAMETERS

New Gold Inc. – Peak Gold Mine

Lens	East Up	East down	Cop/WLZ nth	Cop/WLZ sth	Waste/ Contact	Regolith	Deeps
Copper
Search orientation
Major	-74/080	-74/270	-85/285	-85/260	-90/090	-90/090	-90/090
Semi	00/170	00/000	00/015	00/350	00/000	00/000	00/000
Minor	-16/260	-16/090	-05/105	-05/080	00/090	00/090	00/090
Sample selection	East/CWLZ	East	East/CWLZ	East/CWLZ	Waste/regolith	Waste/regolith	Deep/CWLZ

Lead
Search orientation
Major	-74/080	-74/270	-85/260	-85/260	-90/090	-90/090	-90/090
Semi	00/170	00/000	00/350	00/350	00/000	00/000	00/000
Minor	-16/260	-16/090	-05/080	-05/080	00/090	00/090	00/090
Sample selection	East/CWLZ	East	East/CWLZ	East/CWLZ	Waste/regolith	Waste/regolith	Deep/CWLZ

Zinc
Search orientation
Major	-74/090	-74/270	-85/260	-85/260	-85/270	-90/090	-90/090
Semi	00/000	00/000	00/350	00/350	00/000	00/000	00/000
Minor	-16/270	-16/090	-05/080	-05/080	-05/090	00/090	00/090
Sample selection	East/CWLZ	East	East/CWLZ	East/CWLZ	Waste/regolith	Waste/regolith	Deep/CWLZ

Silver
Search orientation
Major	-74/075	-75/255	-85/260	-85/280	-85/270	-90/090	-90/090
Semi	00/165	00/165	00/350	00/010	00/000	00/000	00/000
Minor	-16/255	-15/075	-05/080	-05/090	-05/090	00/090	00/090
Sample selection	East/CWLZ	East	East/CWLZ	East/CWLZ	Waste/regolith	Waste/regolith	Deep/CWLZ

The Mineral Resource classification for Peak is based upon the search pass criteria used for interpolation. A script was used to classify the model according to search size listed in Table 14-65.

PERSEVERANCE

Gold grade interpolation was completed by MIK. Cu, Pb, Zn, Ag, Bi, Fe, and SG interpolation was completed by OK. Gold was also interpolated by OK as a check on the MIK estimate. A four pass, octant based search was used (Table 14-66). Hard domain boundaries were used for gold, copper, and bismuth while all other variables were estimated with soft domain boundaries. The interpolation of gold in Zone A was completed within three subzones and in Zone D, within four subzones.

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TABLE 14-66 PERSEVERANCE ESTIMATION PARAMETERS

New Gold Inc. – Peak Gold Mine

		Search Size			Search	No of Samples		Min no.	Maximum no.
Parameter	Classification	X	Y	Z	Type	min	max	octants	Samples/Octant
Pass 1	Measured	3	15	15	Ellipse	8	32	4	4
Pass 2	Indicated	6	30	30	Ellipse	8	32	4	4
Pass 3	Inferred	12	60	60	Ellipse	8	32	4	4
Pass 4	Possible	20	80	80	Ellipse	8	32	2	4

The Mineral Resource classification for Perseverance is based upon the search pass criteria used for interpolation. A script was used to classify the model according to search size listed in Table 14-66. The parameters are based on the nominal drill hole spacing of delineation, evaluation, and exploration considered adequate to define the structure needed for a reasonable estimate. In all domains where MIK is used, pass 4 is modified, so basically its effect is zero. The two domains which are most oblique to the block direction (east and southeast) are based on search widths that have been modified from the general parameters.

MINERAL RESOURCE CUT-OFF GRADE

PGM uses a Net Smelter Return, or NSR, as a means of identifying the value of a particular block. As such, PGM will use a cut-off dollar value instead of a cut-off grade to directly determine whether a block is ore or waste.

In simple terms, the NSR is equivalent to the revenue generating capacity of the material less the downstream costs and penalties associated with recovering the contained metal. The NSR calculation used at PGM incorporates parameters for multi-element (Au, Ag, Cu) metal prices, metallurgical recoveries, smelting/refining costs and penalties, government royalties, and transport costs. Metal prices used for reserves are based on consensus, long term forecasts from banks, financial institutions, and other sources. For resources, metal prices used are slightly higher than those for reserves.

Mineral Resources have been reported using an NSR per tonne cut-off value. The cut-off cost values used vary by location as per the PGM cut-off policy. The cut-off cost values used are detailed in Table 14-67.

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The Mineral Resource NSR cut-off values by mining area are listed in Table 14-68.

NSR calculation scripts were created and run for each deposit. PGM has further detailed metallurgical recoveries in the 2012 Mineral Resource estimate with consideration given to variability within a deposit. For example, three different scripts now describe the Perseverance orebody. The metallurgical recoveries are different for Zone A, Zone D and B, Hulk and Hercules. Differing metallurgical domains have specific scripts run on defined triangulations within the block model file.

TABLE 14-67 MINERAL RESOURCE CUT-OFF GRADE PRICE ASSUMPTIONS

New Gold Inc. – Peak Gold Mine

NSR/t inputs:	Unit	Value
Gold Price	US$/oz	1,400
Silver Price	US$/oz	28
Copper Price	US$/lb	3.25
Lead Price	US$/lb	1.00
Zinc Price	US$/lb	1.00
Exchange Rate	A$/US$	1.0
Transport Charge	$ /t conc	49
Refining Charge	$ /t conc	0.049
Freight	$ /t conc	$110+($30*US$/A$)

TABLE 14-68 2012 MINERAL RESOURCE NSR CUT-OFF GRADES BY MINING

AREA

New Gold Inc. – Peak Gold Mine

Mining Area	NSR Cut-Off Value ($/t)
New Cobar	100
Chesney	105
New Occidental (excluding Cave and Deeps)	125
Peak Deeps	120
Peak	120
Perseverance Lower (Zone D)	130
Perseverance Upper (Zone A, Hulk, Hercules and Zone B)	130

MODEL VALIDATION

A major component of PGM’s Mineral Resource model validation is a comparison of hoisted mill reconciliation versus the mined material against the hoisted block model and mine grade control calls. Domains are checked for variation in tonnes and grade from the last model

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with various parameters taken into consideration. The changes are usually due to the addition of drilling, changes in cut-off grades and commodity prices, as well as mining depletion. H&S (Van Der Heyden, 2013) audited and validated the New Cobar, Chesney, and Perseverance 2012 Mineral Resource Models.

The following discussion on model validation provided by PGM refers to Table 14-69.

TABLE 14-69 2012 RECONCILIATION FROM MONTHLY PRODUCTION DATA

New Gold Inc. – Peak Gold Mine

	Hoisted Tonnes	Hoisted Mill (Recon) Au g/t	Hoisted Mill (Recon) Cu %	Hoisted BM Au g/t	Hoisted BM Cu %	Hoisted GC Au g/t	Hoisted GC Cu %
New Cobar	172,811	4.21	1.16	4.60	0.78	5.12	1.25
Chesney	145,084	1.78	1.98	1.14	2.08	1.43	2.12
Peak	91,540	2.74	0.31	2.87	0.29	2.84	0.34
Perseverance	268,958	5.52	0.80	6.48	0.78	5.64	0.94
New Occidental	97,367	5.49	0.21	5.34	0.17	5.68	0.23
2012 Total	775,759	4.20	0.97	4.49	0.89	4.41	1.07

NEW COBAR

A domain boundary change between the West75 and Main domains as well as mining depletion has resulted in a decrease in tonnes in the Main Lower domain and an increase in tonnes in the West75 domain. Further to this change, additional tonnes were reported to the West75 domain due to infill delineation drilling to the south of previously mined areas between the 24 Level (10,040 mRL) and 16 Level (10,120 mRL). Additional drilling in the Jubilee lens increased the reported resource in this domain.

Further validation occurs through monthly comparison back to the block model. The monthly reconciliation compares the reconciled mill head grade against block model reports from the planned stope and development areas. For 2012, the New Cobar block models have overcalled gold grade by 0.39 g/t Au and undercalled copper grade by 0.38% Cu. Further validation is completed on a stope by stope basis using the actual stope shape mined from survey pick up. This, along with face mapping and sampling, will often highlight further areas of improvement such as appropriate drill spacing and search parameters.

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CHESNEY

Changes to cut-off grades and commodity prices had the effect of increasing the Chesney resource. The main lens was also extended to depth due to a concentrated drilling phase in late 2011 and into 2012. The increases to tonnes and grade reporting to Mineral Resources are consistent with these changes. Sensitivity analysis has shown that minor fluctuations in prices and cut-off grades effect Chesney more than other deposits.

A review of the Chesney monthly reconciliation data comparing the mill reconciled grade against the estimated grade and raw sampled grade shows that the Chesney block model undercalled gold grade by 0.64 g/t Au and overcalled copper grade by 0.1% Cu for 2012. Reconciliation for Chesney is best analyzed over a longer term as there is the combination of stockpile variation and different sampling regimes between the mine and the mill. Validation on a stope by stope basis and comparison back to face mapping and sampling shows a similar variation in gold grade to the monthly reconciliations. The face mapping and sampling shows the gold distribution can only be adequately covered by the current drill spacing.

NEW OCCIDENTAL

The new modelling parameters changed the estimate enough to bring more material into resource status for this period.’

New Occidental Deeps has not been reported as Mineral Resources since 2011. Further to this, for the 2012 reporting period all domains below the 61 Level have been omitted. This includes Gossan lens, below 92 Level and from 92 to 61 levels. Tramming drives and accesses require extensive ground support to regain access to any potential resource in these domains. This leaves only the New Occidental Upper North (NOUN) and Albion Resources to be reported in the 2012 Mineral Resource estimate. The NOUN Mineral Resource increased this period as a new cut-off grade and pricing strategies were implemented.

2012 production at New Occidental was restricted to block cave on 61 to 65 Levels. No reconciliation data is applicable.

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PEAK

The validation by domain shows the variation expected by the changes to cut-off grade and mining depletion. The model has been depleted with no addition of resources due to production from remnant areas for the last two to three years. A model update will be complete when regular Peak deeps delineation drilling is started.

The December 2012 cut-off for Mineral Resource reporting is $120/t. This represents a change from 2011 where $109/t and$125/t were used for Peak upper and lower respectively. The monthly reconciliation data shows the model slightly overcalling for gold by 0.13 g/t and undercalling copper by 0.02%. Stope by stope analysis (not including development) shows the model overcalling gold by 0.42 g/t Au and overcalling copper by 0.02% Cu. This is not unexpected as the ore blocks mined are always around the edges of previously mined stopes and on the periphery of the model where confidence and drilling data is lower.

PERSEVERANCE

The domain variations in tonnage and grade are consistent with changes in cut-off grades, commodity pricing, additional drilling, and mining depletion. The monthly reconciliations showed the block model grade overcalled the mill reconciled grade by 0.96 g/t Au and undercalled copper by 0.02% Cu. The difference in gold grade is mainly due to the unplanned mining dilution.

Statistically, the Perseverance deposit has a very high variance. In the rhyolite to the south and to a lesser extent in the sediments to the north, the mineralization is influenced by multiple structures. Individual stope reconciliations have been difficult because some stopes are mined in two, three, or four parts, due to the backfill cycles, and have shown variation of extreme undercall and overcall. It is not until the stope is completed in its entirety that the true reconciliation can be evaluated. Changes to the model parameters, such as high yield cuts and searches cannot be analyzed without looking back over a larger population of data.

Table 14-70 shows a comparison of high yield searches over the total production in 2011. The result of the analysis led to changing the high yield search from 10 m to 20 m as the high yield limit range of 10 m resulted in undercalling the grade. Choosing a 20 m search influence is believed to be slightly conservative. H&S was, however, satisfied with the resulting estimation model.

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TABLE 14-70 RECONCILIATION OF SURVEYED MINED STOPES SHOWING

HIGH YIELD SCENARIOS AGAINST RECONCILED GRADE FOR PERSEVERANCE

ZONE D 2011 PRODUCTION

New Gold Inc. – Peak Gold Mine

Row Labels	Mined Tonnes	Optec (t)	% Diff (t)	Recon Au	201212Au HY30	201212 Au HY20	201206Au HY10	%Diff HY30	%Diff HY20	%Diff HY10
8960N770	8,380	6,936	-17%	10.06	12.75	11.84	9.75	27%	18%	-3%
8960N850	5,922	4,647	-22%	3.14	6.29	5.45	3.81	100%	74%	21%
8960S530	51,013	44,824	-12%	3.68	2.19	2.18	2.11	-41%	-41%	-43%
8980N770	23,353	19,171	-18%	9.03	14.00	13.62	9.62	55%	51%	7%
8980S500	10,617	10,477	-1%	2.99	1.17	1.18	1.27	-61%	-61%	-57%
8980S530	13,225	12,641	-4%	8.65	5.37	5.33	6.05	-38%	-38%	-30%

Total	112,510	98696	-12%	5.76	5.72	5.53	4.60	-1%	-4%	-20%

H&S AUDIT

H&S was contracted by New Gold to review resource estimates for PGM. Models for New Cobar, Perseverance, and Chesney deposits were examined along with available documentation, and check estimates were prepared for certain domains and attributes in each of these deposits. An initial review was completed in November 2012, and as a result of this work PGM revised the models for New Cobar and Chesney, which were re-examined by H&S in late December 2012.

The documentation provided by PGM consisted of Vulcan .bef files as the Mineral Resource reports were not complete at the time of these reviews. No detailed data validation was performed as part of this exercise, although a few spot checks were performed to ensure data consistency. No fatal flaw issues were identified in the H&S review with a number of improvements made to the final 2012 Mineral Resource models. H&S did, however, identify a range of lesser issues and inconsistencies.

H&S provided a series of recommendations for database issues and also a series of recommendations to improve the Mineral Resource models.

DISCUSSION

COMPARISON BETWEEN THE DECEMBER 31, 2011 AND THE DECEMBER 31, 2012 MINERAL RESOURCE ESTIMATES

The December 31, 2012 Mineral Resources (inclusive of Mineral Reserves) varies from the December 31, 2011 Mineral Resources (inclusive of Mineral Reserves) as shown in Tables 14-71 and 14-72:

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TABLE 14-71 COMPARISON BETWEEN 2011 AND 2012 MEASURED AND

INDICATED MINERAL RESOURCES INCLUSIVE OF MINERAL RESERVES

New Gold Inc. – Peak Gold Mine

	Dec-12	Dec-11	Difference	% Difference
Tonnes (k)	5,900	5,100	800	15.7%
Au g/t	4.66	5.16	-0.50	-9.7%
Au koz	880	848	32	3.8%
Cu %	1.13	1.05	0.08	7.6%
Cu Mlb	146	118	28	23.7%
Ag g/t	7.1	7.9	-0.80	-10.1%
Ag koz	1,350	1,298	52	4.0%

For Measured and Indicated Mineral Resources this represents:

•	a increase of 800 Mt in total tonnes;

•	a decrease of 0.5 g/t Au in the total gold grade;

•	an increase of 32 koz in contained gold metal;

•	an increase of 0.08% Cu in the copper grade;

•	an increase of 28 Mlb in contained copper metal;

•	a decrease of 0.8 g/t in the total silver grade; and

•	an increase of 52 koz of in contained silver metal.

TABLE 14-72 COMPARISON BETWEEN 2011 AND 2012 INFERRED MINERAL

RESOURCES INCLUSIVE OF MINERAL RESERVES

New Gold Inc. – Peak Gold Mine

	Dec-12	Dec-11	Difference	% Difference
Tonnes (k)	1,700	3,000	-1,300	-43.3%
Au g/t	2.64	2.71	-0.07	-2.6%
Au koz	144	258	-114	-44.2%
Cu %	1.13	1.56	-0.43	-27.6%
Cu Mlb	42	102	-60	-58.8%
Ag g/t	4.8	5.2	-0.40	-7.7%
Ag koz	261	494	-233	-47.2%

For Inferred Mineral Resources this represents:

•	a decrease of 1,300 Mt in total tonnes;

•	a decrease of 0.07 g/t Au in the total gold grade;

•	a decrease of 114 koz in contained gold metal;

•	a decrease of 0.43% Cu in the copper grade;

•	a decrease of 60 Mlb in contained copper metal;

•	a decrease of 0.4 g/t in the total silver grade; and

•	a decrease of 233 koz of in contained silver metal.

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The reasons for these changes are as follows:

•	The removal of the following areas as a result of technical and economic feasibility assessments:

•	the entire Great Cobar deposit

•	the entire Peak Oxide area

•	portions of New Occidental below 92 Level

•	the New Occidental Main Lens between 92 and 61 Levels (between 9,346 mRL and 9,705 mRL)

•	the New Occidental’s Gossan lens

The Peak Oxide and Great Cobar areas require further investigation and drilling prior to re-instatement in the Mineral Resource inventory.

•

Depletion by mining at New Cobar, Chesney, New Occidental, Peak, and Perseverance Zone A, Hulk and Zone D; and minor milling of Process Water Dam stockpile material. Actual mill production for 2012 was 95,522 oz of gold resulting in depletion of about 104,635 oz, using the reconciled mill gold recovery of 91.3%.

•	Drilling and re-estimation of the New Cobar, Chesney, and Perseverance Zone D. No drilling was undertaken at Great Cobar, Jubilee, New Occidental, Perseverance Zone A, Hulk and Hercules during 2012.

•

Chesney had an increase of 32 koz and 50 Mlb of copper through an intensive evaluation drilling program. The West domain of the New Cobar deposit showed an increase of 30 koz though infill drilling which added to areas where drill cover was widely spaced.

•	Outstanding Jubilee evaluation drilling results from late 2011 were included in the New Cobar estimate and added 10 koz of gold and 14 Mlb of copper.

•	A decrease in New Occidental by 73 koz after the removal of the Main and Gossan lodes below the 61 Level. Ground support costs have made these areas uneconomic to mine.

•

Perseverance Zone A and D were depleted by some 47 koz during the year through mining, however, additional ounces discovered through drilling and modelling improvements resulted in an additional 9 koz to the deposit, post depletion.

Figures 14-2 and 14-3 present waterfall graph representations of the movement of gold ounces in Mineral Resources inclusive of Mineral Reserves between the December 2011 and December 2012 reporting periods.

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FIGURE 14-2 WATERFALL GRAPH ILLUSTRATING MOVEMENT OF PGM

MEASURED + INDICATED MINERAL RESOURCES INCLUSIVE OF MINERAL

RESERVES – 2011 VS. 2012

FIGURE 14-3 WATERFALL GRAPH ILLUSTRATING MOVEMENT OF PGM

INFERRED MINERAL RESOURCES INCLUSIVE OF MINERAL RESERVES – 2011 VS. 2012

The December 2011 contained gold ounces of refers to an adjustment made to the Mineral Resources in May 2012, post a Mineral Resource estimation audit by H&S, which identified areas requiring correction and adjustment.

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RPA COMMENTS ON PGM MINERAL RESOURCE ESTIMATION PROCESSES

PGM’s understanding of the deposits and subsequent domain modelling form a key component of the grade estimation process. The accuracy and precision of the domain models determine the overall quality of the resource estimate.

RPA conducted on-screen reviews of raw drill hole assay values versus the block model results and noted generally good agreement. Areas of high grade appear visually to have multiple holes for support. The Mineral Resource classification is based upon the search pass criteria used for interpolation. RPA recommends that PGM consider carrying out a second pass domaining exercise using classification solids to classify areas where the drilling thins out but continuity is well established.

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15 MINERAL RESERVE ESTIMATE

SUMMARY

Mineral Reserves as of December 31, 2012 for PGM are shown in Table 15-1.

TABLE 15-1 MINERAL RESERVES – DECEMBER 31, 2012

New Gold Inc. – Peak Gold Mines

Category	Area	Tonnes	Au (g/t)	Grade Cu (%)	Ag (g/t)	Au (oz)	Contained Metal Cu (lb)	Ag (oz)
Proven	New Occidental	24,679	4.46	0.11	4.30	3,537	59,389	3,411
	Perseverance	871,168	9.88	0.77	7.88	276,623	14,725,954	220,741
	Peak	351,492	4.61	0.51	9.85	52,139	3,914,209	111,308
	New Cobar	258,020	4.23	0.72	4.29	35,099	4,076,446	35,559
	Jubilee	125,810	1.50	2.42	10.35	6,069	6,720,558	41,845
	Chesney	424,152	1.39	2.08	7.14	18,960	19,469,905	97,434
	Stockpiles	53,755	4.05	0.93	0.00	7,001	1,102,137	0
Proven	Subtotal	2,109,076	5.89	1.08	7.53	399,428	50,068,598	510,297
Probable	New Occidental	31,611	4.72	0.13	3.22	4,794	91,109	3,274
	Perseverance	625,637	6.96	0.77	8.38	140,095	10,615,163	168,502
	Peak	261,016	4.67	0.60	9.69	39,157	3,472,680	81,328
	New Cobar	356,598	3.90	0.68	4.20	44,660	5,324,165	48,097
	Jubilee	185,130	0.81	2.08	7.62	4,842	8,477,678	45,338
	Chesney	600,177	1.17	1.98	6.17	22,629	26,154,224	119,145
	Stockpiles	58,046	2.00	0.65	0.00	3,732	831,801	0
Probable	Subtotal	2,118,215	3.82	1.18	6.84	259,909	54,966,820	465,684

Proven & Probable	Total	4,227,291	4.85	1.13	7.18	659,337	105,035,418	975,983

Notes:

1.	CIM definitions were followed for Mineral Reserves.
2.	Mineral Reserves are estimated at differential cut-off grades ranging from $107 to $253 per tonne and varying depending on ore type, mining method, and location within PGM’s mining infrastructure.
3.	Mineral Reserves are estimated using average long-term metal prices of US$1,300 per ounce gold, US$3.00 per pound copper, US$24.00 per ounce silver, and exchange rates of US$1.00/C$1.00 and US$1.00/A$1.00.
4.	A minimum mining width of 2.0 m was used.
5.	Bulk density measurements are based on core samples submitted for gold and base metal analysis.
6.	Numbers may not add due to rounding.

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CLASSIFICATION

Mineral Reserves at PGM are based on detailed economical calculations of individual candidate reserve blocks. Stopes are mined which vary with respect to minimum mining dimensions (planned dilution), unit mining costs, and backfill requirements. Classification is determined by taking a weighted average of the resource material classification within the stope shape.

DILUTION AND EXTRACTION

Planned dilution comes from the resource model based on the stope mining shapes. Vulcan Mine Planning software system is utilized at PGM for the design and planning of stoping operations. The block model is cross sectioned at five metre to ten metre intervals and stope boundaries are digitized on screen.

Minimum planned stope width is four metres. Where Mineral Resources are less than four metres in width, additional adjacent material is included in the stope tonnage and grade such that minimum stope width, prior to the effects of unplanned dilution is four metres.

A stope may be re-designed several times in order to establish an optimum shape, suitable for mining. The digitized outlines on sections are then used to create a 3D solid model of each stope. A second stope shape is created that includes planned dilution, and these diluted shapes are evaluated against the block model. An estimate of ore recovery is applied to each diluted stope followed by an estimate of rockfill dilution, at zero grade, that will be delivered to the process plant.

Historically, PGM has developed unplanned dilution factors estimates based on the cavity monitoring system (CMS) results when compared to the mine model. Historic unplanned dilution factors are shown in Table 15-2.

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TABLE 15-2 DILUTION FACTORS

New Gold Inc. – Peak Gold Mines

Area	Average Unplanned Dilution Factor
New Occidental	15%
Perseverance	21%
Peak	7%
New Cobar	8.5%
Chesney	7%

Currently, PGM does not apply unplanned dilution to the stope shapes that include planned dilution. This practice is based on good reconciliation with the mill production. PGM reconciles the mill results to the block model and grade control on a twelve month rolling average. From November 2011 to October 2012, the block model overpredicted gold grade by 4.3% and copper grade by 7.0%. For the same period, the grade control model overpredicted the gold grade by 0.1% and the copper grade by 9.6%. With the higher copper grades in both the block model and grade control model, RPA recommends reviewing the unplanned dilution, specifically for the Jubilee, Chesney, Peak, and Perseverance areas.

An in-stope mining recovery (extraction) of 95% is applied to all stope designs. The unplanned dilution and in-stope mining recovery factors are continually monitored through the stope reconciliation process.

RECONCILIATION

PGM uses a CMS to reconcile the mining shapes. Stope reconciliations were last done in 2010. RPA considers the accounting for dilution and extraction to be appropriate for the estimation of Mineral Reserves, but would like to see annual updates of stope reconciliation as part of the reserve estimation procedure to maintain the integrity of the data.

CUT-OFF GRADES

The stope models are analyzed for tonnes and grade using an NSR as defined by the Peak Mine cut-off policy for Mineral Reserves. All ore sources are allocated costs of mining, processing, administration, and sustaining capital on the basis of marginal costing. From the allocated costs, three cut-offs are determined, a Total Cut-Off Grade (TCOG), Marginal Cut-

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Off Grade (MCOG), and Development Cut-Off Grade (DCOG). These cut-off grades are based on key commodity prices and exchange rates; current operating costs for mining by area, processing, and general and administration (G&A) costs; and processing recoveries.

The TCOG is utilized at PGM to identify economic production areas available for inclusion in the reserves and ultimately production. The ore must cover all fixed and variable costs for mining, processing, G&A, capitalized development, and capitalized ground support. The MCOG excludes capitalized development and capitalized ground support and is used to determine additional material that could be extracted at a profit from the stope shapes.

The application of DCOG is utilized where the material must be moved and either sent to waste or to the mill. The only costs applicable to a block of ore are variable costs associated with transport (haulage and hoisting), processing, and G&A.

Cut-off grades for year-end 2012 are shown in Table 15-3.

TABLE 15-3 CUT-OFF GRADE SUMMARY (NSR $/T)

New Gold Inc. – Peak Gold Mines

Area		TCOG	MCOG	DCOG
New Occidental	New Occidental Cave	107	92	59
Peak	Peak Deeps	253	116	59
	Peak 655-780	158	128	58
	Peak Above 630	138	113	57
	Peak Uppers	158	122	55
Perseverance	Hulk And Hercules	177	127	59
	PVA	164	131	59
	PVD Panel 0	213	137	60
	PVD Panel 1	158	121	60
	PVD Panel 2	144	117	61
	PVD Panel 3	202	137	61
Chesney	Chesney Decline	124	104	57
	Chesney Incline	134	107	57
New Cobar	Jubilee	123	97	52
	New Cobar	120	102	57

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16 MINING METHODS

Current mining operations are located in two mining zones. The Peak mining zone includes Peak, Perseverance, and New Occidental orebodies. The New Cobar mining zone to the north includes Chesney and New Cobar orebodies.

The New Occidental and Perseverance mining zones are accessed via infrastructure originally developed to mine the Peak deposit beginning in 1992. The Peak main shaft provides underground access for both personnel and material and has a hoisting capacity of 800,000 tpa. A ramp connection from surface was completed in 2007 to reduce the reliance on the shaft. A 2.6 km decline from the Peak deposit connects to the New Occidental mining zone to the north. The Perseverance zone is connected via an 800 m decline from the Peak deposit to the south.

New Cobar was mined by open-pit methods until early 2004. The currently active New Cobar mining zone is below the open pit and is accessed via a ramp from within the open pit. The Chesney orebody is accessed from a 700 m decline from the New Cobar ramp system. The underground workings for access to the New Cobar and Chesney zones are separate from those workings that access the Peak, New Occidental, and Perseverance zones.

Production operations have been underway at Peak since 1992, New Occidental since 2001, Perseverance since 2003, New Cobar underground since 2005, and Chesney since 2009.

An updated Mining Operation Plan for Peak, New Occidental, Perseverance, New Cobar, and Chesney for the period 2010-2013 was approved by the Department of Primary Industries in 2010.

UNDERGROUND MINING OPERATIONS

Underground development is carried out using standard electric-hydraulic twin-boom jumbo drills with emulsion for blasting. Development headings are supported with a combination of split-sets, resin bolts, mesh, and fibre-reinforced shotcrete.

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Blasted headings are loaded with Load-Haul-Dump (LHD) units. Development ore is loaded into 55 t trucks and hauled to the underground crusher at Peak or to the surface stockpile at New Cobar.

Sublevel open stoping is used where conditions allow. Panels approximately 100 m high (four sublevels) are mined from the bottom up. In areas where walls are less stable, modified retreat benching is employed. In these areas, 20 m to 35 m sublevel intervals are mined and loose waste is backfilled into the stope void as mining retreats along strike.

NEW OCCIDENTAL

The New Occidental and Perseverance orebodies are accessed from the Peak Mine infrastructure. Historically, the New Occidental zone was mined from 56 Level (560 m below surface) to surface, prior to 1952. In 2001, PGM commenced mining from the 92 Level (920 m below surface) towards the old workings above. Current production operations are primarily located at the 65 Level.

The 90 Level is the main level for the zone, and includes dewatering sump, service bay, refuge station, and lunch room.

Stoping operations at New Occidental commenced in 2001 on the 90 Level and have progressed upwards towards the old workings. The orebody is a tabular lens that dips at 85o east and plunges north at 80o to 85o. The lens has a strike length of approximately 200 m and is up to 22 m wide, with an average thickness of approximately nine metres. The New Occidental lens remains open at depth. The hanging wall is formed by Chesney Sandstones and the footwall by Great Cobar Slate. The orebody geometry and the geotechnical attributes of the ore and host rocks resulted in the selection of conventional long-hole stoping with waste rock backfill as the most suitable mining method for ore extraction. Longitudinal stopes are utilized along the orebody strike length of some 200 m. Stope width is determined by the width of the ore zone with a minimum of four metres. Drilling drives are a nominal five metres by five metres. Stopes are on 20 m vertical centres.

The operations consist of large size development headings (up to five metres by five and a half metres), with access development in the hanging wall sandstones. Development utilizes twin-boom Tamrock electro-hydraulic jumbos, with stope drilling carried out by a Tamrock DL420 with additional ground support drilled with a Tamrock Cabolter rig. Standard

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development support is provided by 2.4 m split sets, supplemented by mesh where necessary and six metre cable bolts at the intersections.

Emulsion is the primary explosive used. Emulsion is loaded by a Normet charge-up rig. Non-electric millisecond delay detonators are used for initiation. Ore loading utilizes Caterpillar R2900 (eight cubic metres) LHDs with truck haulage, via the internal ramp and the decline to the crusher at the Peak shaft. The LHDs are equipped with remote control capability to permit access into stope areas for recovery of broken ore under unsupported openings. The ore is loaded by LHD into Caterpillar AD55 trucks for delivery to the 630 Level crusher at Peak. A separate waste pass is available on the 630 Level for the hoisting of uncrushed waste that is not directly backfilled into open stopes.

Prior to backfilling, stopes are surveyed using a laser cavity monitor survey (CMS) instrument. The surveys are used for individual stope reconciliation. Initially, high dilution and ore losses of up to 42% and 11% respectively were experienced when mining commenced in 2001. This was principally due to blasting damage on the weak stope walls, caused by the large diameter blast holes initially used. The blast-hole size was reduced from 102 mm to 89 mm. Additional, lightly charged, pre-splitting blast holes were drilled parallel to the hanging wall to minimize damage to the hanging wall waste rock. Cable bolts were installed from the stope drilling drives in both the hanging wall and footwall of the stopes using a cable bolting jumbo. These improvements in mining practices resulted in decreased dilution and improved recovery.

PERSEVERANCE

Three zones of mineralization have been identified within the upper portion of the Perseverance system. Zones A, Hulk, and Hercules are adjacent to each other and lie in the upper half of the system above the 9100 m Level with an elevation of 1,110 m below surface. Another zone, Perseverance Deep (Zone D), lies beneath the 9100 m Level and trends to the south. Production from the upper portion of the Perseverance zone commenced in 2003. Perseverance Zone D is the deepest mining area at PGM and has the highest in situ stress of all the deposits. Cemented Rock Fill (CRF) has been introduced at PGM specifically for use in Zone D to increase stope stability and maximize ore recovery.

The Perseverance zone plunges steeply to the south, dipping between 75o and 80o to the west. The lens has a strike length up to 150 m and varies in width from 1.4 m to nine metres,

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with an average width of 3.7 m. The Perseverance Lens is open at depth and to the south. The western hanging wall consists of Chesney Formation sandstone below the 9300 m Level, with the hanging wall sediments progressively becoming finer grained as the Chesney Formation grades upwards into the Great Cobar Slate. The footwall consists of Chesney Formation sandstone and the Peak Rhyolite. The wall rocks are generally fair to good with some poor areas from a geotechnical perspective.

In Perseverance Zone A, the lens dips from 75o to the west to vertical, with a strike length of up to 150 m and a width between one metre and 4.5 m (average 2.5 m).

The Hulk orebody is located approximately 100 m south of the Perseverance Zone A and is accessed from the Perseverance Zone A decline. The Hulk deposit plunges steeply, dipping between 75o and 80o to the west. The lens has a strike length up to 80 m and varies in width from four metres to 21 m with an average of nine metres. The western hanging wall consists of Chesney Formation sandstone below the 9300 m Level, with the hanging wall sediments progressively becoming finer grained as the Chesney Formation grades upwards into the Great Cobar Slate. The footwall consists of Chesney Formation sandstone and the Peak Rhyolite.

Mining methods similar to those used at New Occidental were adopted for Perseverance. Due to the wider dimensions of the Hulk orebody (up to 20 m), stoping is by longhole open stoping with footwall drawpoints. The stoping sequence was planned from bottom to top. Dilution is approximately 17% with ore recovery of approximately 90%.

Perseverance Zone D is located between the 8860 m Level and the 9050 m Level and the orebody width varies from seven metres up to 16 m. The lens is nearly vertical and the strike length of the ore is approximately 300 m spread over a total strike length of 450 m. A combination of bench retreat and sublevel longhole stoping are the mining methods employed in Perseverance Zone D. Development for Zone D has progressed down to the 8860 m Level. A schematic for the Peak mining field is shown in Figure 16-1.

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NEW COBAR

The New Cobar open pit ceased operations in 2004. A feasibility study for the New Cobar underground mine was completed in May 2004. A 15.4% ramp was developed to access mineralization adjacent to historical workings from underground. Mining of the decline commenced from the east wall within the open pit at an elevation of 10,180 mRL (Reduced Level - this refers to a level once it has been reduced to a datum), some 20 m above the bottom of the open pit.

Mining methods used are similar to those used at New Occidental and Perseverance. Mine plans call for production to continue adjacent to and below the historical underground workings (approximately 200 m below the surface) to a depth of approximately 600 m. These workings were dewatered from the surface via the original mine’s shaft. Thereafter, controlled dewatering of the historic workings has continued as the decline progressed.

Stoping at New Cobar commenced in October 2005.

CHESNEY

Chesney is connected to New Cobar via a 700 m incline.

Typical orebody widths at Chesney range from six metres up to 25 m in the north so a combination of bench retreat and longhole open stoping are used. Stopes are a nominal 35 m in height. Due to the competent nature of the host rocks, the northern stopes will be mined as double lifts (70 m vertical height) and extracted on the 9,900 mRL. The Chesney incline was completed in 2008 and mining commenced in 2009.

CRF is used at Chesney to allow for mining of adjacent stopes. A schematic for the New Cobar mining field is shown in Figure 16-2.

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MINING EQUIPMENT

Peak Mine has both surface and underground equipment maintenance facilities. The facilities are well equipped. The mobile equipment in use varies in age. PGM replaces equipment at the end of economic life. Several pieces of equipment have been recently purchased and are currently in operation. Fleet availabilities and hourly costs are within normal ranges.

A list of underground mobile equipment in use is provided in Table 16-1.

TABLE 16-1 MAJOR UNDERGROUND MOBILE EQUIPMENT FLEET

New Gold Inc. – Peak Gold Mines

Description	Equipment Type	Quantity
Development Jumbo	Tamrock H205D	2
	Tamrock Axera D07	2
Longhole Jumbo	Tamrock Solo 420	1
	Tamrock Solo 1020	1
Cablebolt Jumbo	Tamrock Cabolter H530	1
LHDs	Caterpillar R2900G	7
Trucks	Caterpillar AD55	2
	Caterpillar AE55	5
Utility	Jacon Shotcrete	2
	Normet Shotcrete	1
	Caterpillar 924G IT	7
	Normet Charger Rig	2
	Caterpillar 12G Grader	1

GRADE CONTROL

Development drives in ore are located just inside the hanging wall contact. This permits pre-split drilling parallel to the hanging wall to minimize blasting damage to the waste hanging wall and therefore minimize dilution. The ore hanging wall and footwall contacts are not visible therefore assay grade control from chip sampling and diamond drilling is required to maintain the optimum position relative to the hanging wall. Return of assay results from the PGM internal laboratory is typically within 24 hours.

RPA notes that the PGM mine laboratory does not possess any independent certifications although they do participate in round robin exercises with ALS Orange for Au analysis only,

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and are presented with their performance relative to other laboratories. RPA notes that there have been poor historical results from the facility although there has been good progress made within the last quarter of 2012.

PGM operates a drawpoint cut-off grade based on a Net Smelter Revenue (NSR) calculated to cover all site operating costs after charging. All underground loader operators are trained to take grab samples which are then assayed and the NSR is calculated. Grab sample results are used as a method of reconciliation to determine the performance of the grade models versus mill production on a monthly basis. Grab samples, in conjunction with the CMS laser surveys, are used for final reconciliation of completed stopes.

VENTILATION

Ventilation for the Peak mining field is based on a series of intake and exhaust shafts for each mine. New Occidental has a three metre intake and a 4.1 m exhaust shaft. The surface exhaust fan is a Howden 1600/2800 axial flow fan. The fan is currently operating at 203 m3/s and is rated for 220 m3/s. New Occidental shafts were raise-bored from surface over lengths of some 850 m.

Perseverance has a 3.5 m intake and 4.1 m exhaust shaft. The surface exhaust fans are twin Howden MVC 150-2550 centrifugal fans capable of operating at 280 m3/s, but currently operating at 199 m3/s. PGM has installed a 1.5 MW refrigeration plant to alleviate heat issues in the Perseverance Deeps experienced during the summer months.

At Peak, the 5.3 m main shaft and ramp to surface provide the intake. On the exhaust raise there are three 90 kW single stage 1,400 mm secondary fans mounted vertically. The current airflow is 119 m3/s. Capacity is 130 m3/s. Exhaust fans and airflows for Peak mining field are shown on Figure 16-1.

Ventilation for the New Cobar mining field is based on intake air from the New Cobar portal with exhaust raises at New Cobar and Chesney. At New Cobar, a 2.4 m exhaust raise was raise bored from surface. Fans located at the exhaust raise on 16 Level provide a primary ventilation with a volume of approximately 100 m3/s. At Chesney, two ANI Ruwolt (Howden) WBF290, 450 kW centrifugal fans have been installed on the existing six metre concrete

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lined shaft and provides a primary ventilation flow of approximately 170 m3/s. Exhaust fans and airflows for New Cobar mining field are shown on Figure 16-2.

DEWATERING

All historical workings in the Cobar field flooded after the conclusion of mining operations. Dewatering of the New Occidental, New Cobar, and Chesney orebodies has been successful by utilizing submersible borehole pumps until underground pump stations could be established. Where new development extends downwards, adjacent to old workings, drainage holes are drilled to permit the controlled drainage of the historical workings. Pressure measurements are taken to measure drainage progress and PGM ensures that adjacent workings are drained prior to the commencement of production operations. There are no major aquifers in the Peak Mine area and little rainfall to re-charge the historical workings. Notwithstanding, there is minor re-charge of the historical workings and occasional intersection of minor water flows by active development.

All water is handled by the mine pumping systems at a rate of 550,000 litres per day. The main pump station is equipped with two Wilson Snyder B358 150kW pumps and is located on the 680 Level (9,570 mRL) of the Peak shaft. The remaining operations rely on pump boxes, which pump water up the declines in stages. Each pump box is fitted with a pair of Cemo or Mono pumps, with one service pump and one standby.

OPEN PIT DESIGN AND CONSIDERATIONS NEW COBAR

The New Cobar open pit was operated between June 2001 and February 2004. Recovered ore totalled 1,017,000 t grading 3.55 g/t Au (including 230,000 t of tailings fill), with 440,000 t grading 0.72% copper inclusive. This equates to 116,100 oz gold and 315 t copper. The ultimate pit floor reached 10,155 mRL, or 150 m below surface. Final pit walls had an overall slope angle of between 55o and 60o.

On completion of the pit, a decline was mined from the western pit wall, 20 m above the pit bottom. The western pit wall therefore requires maintenance to protect access to the portal. The pit wall adjacent to the portal has been shotcreted and bolted. Monitoring of pit wall stability is ongoing. Pit walls are visually inspected on a twice-yearly basis and are scaled as required.

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MINE PLANNING

Vulcan Mine Planning software system is utilized at PGM for the planning of underground development and stoping operations. The drilling and blasting layouts are also computerized. The block model is cross sectioned at five metre intervals and these sections are used in conjunction with geological cross-sections showing the ore domain boundaries. Stope boundaries are digitized on screen. Grade contours, chip samples, and diamond drill holes are also used as a check. A stope may be re-designed several times in order to establish an optimum shape suitable for mining. The digitized stopes on sections are then used to create a 3D solid model of each stope. Modifying factors to account for dilution and recovery are applied. The stope models are analyzed for tonnes and grade using an orebody NSR cut-off value for reserves. Gijima’s Mine 2-4D is used for mine planning with Gijima’s Enhanced Production Scheduler (EPS).

MINING PERFORMANCE

Actual activity and cost data for the year 2012 is compared to budget in Table 16-2.

TABLE 16-2 2012 MINE ACTIVITY AND COST DATA

New Gold Inc. – Peak Gold Mine

	Unit	Actual	Budget
Ore Hoisted	t	785,649	792,267
Milled Au grade	g/t	4.18	4.18
Milled Cu grade	%	0.97	0.88
Total Development	m	3,173	5,048
Operating Cost	$/t	56.46	42.05

LABOUR, ORGANIZATION, OCCUPATIONAL HEALTH AND SAFETY AND TRAINING

Table 16-3 shows the number of employees and contractors working at the PGM operations in December 2012. Annualized turnover is 22.4%.

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TABLE 16-3 MANPOWER

New Gold Inc. – Peak Gold Mines

Department	Employees
Mining	156
Processing	38
Maintenance	92
G&A	57
Total PGM Employees	342
Contractors	65
TOTAL	407

PGM’s operational management structure is shown in Figure 16-3.

PGM operates a safety and training department to coordinate all training programs throughout its operations. Formal job training is provided in conjunction with continuing on-the-job training in the workplace. A variety of other training programs are made available to employees ranging from driving awareness to business leadership programs, computer courses, and training in hazard recognition and control.

A broad range of specialist training programs are conducted on a regular basis including hazard identification, basic firefighting, industrial first aid, occupational first aid, computer skills, confined spaces, safe use of explosives, and workplace training and assessment.

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Mine General Manager
Group Accountant
Personal Assistant
Manager Commercial
Financial Controller
IT Coordinator
HR Adviser
Supply Officer
Manager Mill & Fixed Plant
Metallurgical Superintendent
Mill Superintendent
Fixed Plant Superintendent
Manager Mining Peak & New Cobar
New Cobar Superintendent
Shifts Supervisors
Peak Mine Superintendent
Production Coordinator
Development Coordinator
Shifts Supervisors
Technical Services Superintendent
Mining Engineers
Surveyors
Geotechnical Engineer
Mobile Fleet Superintendent
Geology Superintendent
Senior Mine Geologist
Senior Exploration Geologist
Diamond Drilling Contractor
Manager HS&T
Senior Safety Advisor
Mine Training Supervisor
Senior ESO Coordinator
Senior Environmental Advisor
Project Superintendent

Figure 16-3

New Gold Inc.

Peak Gold Mines

New South Wales, Australia

PGM Operational Management Structure

March 2013

Source: New Gold Inc., 2012.

RPA
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17 RECOVERY METHODS

Processing ore through the PGM processing plant involves grinding, cyclone classification, gravity separation, flotation, concentrate filtration, Carbon in Pulp (CIL) leaching, elution, carbon regeneration, electrowinning, and smelting. Feed to the plant is crushed underground; suitable for semi-autogenous grinding (SAG) mill feed. The PGM flow sheet is shown in Figure 17-1.

Ore from the Perseverance and New Occidental deposits is crushed underground and hoisted to the surface via the Peak mine shaft. It is discharged onto a surface stockpile from where it is reclaimed via feeders under the stockpile and fed to the SAG mill. Ore from the New Cobar and Chesney mines is trucked to a Run-of-Mine (ROM) pad stockpile. It is reclaimed by a front end loader and fed via a hopper onto the SAG mill feed conveyor.

Feed rate to the SAG mill is around 104 tph. SAG mill discharge feeds onto a double deck vibrating screen with a 16 mm top deck screen aperture size and 2 mm bottom deck aperture size. Plus 16 mm material reports to a scats (critical size material) pile where it is returned to the grinding circuit feed using a loader. Minus 2 mm material is pumped to three Knelson concentrators where a gold concentrate containing free coarse gold is recovered and sent to a Gekko intensive leach reactor (ILR). The gold rich eluate is then pumped to a dedicated electrowinning cell in the gold room.

The Knelson tail is combined with the -16 mm +2 mm material from the vibrating screen and pumped to a bank of hydrocyclones. Cyclone underflow reports to a ball mill for further grinding. Ball mill discharge combines with SAG mill discharge. Cyclone overflow with an approximate P80 75 µm reports to the flotation circuit. The flotation circuit consists of one column rougher and an Outotec Convention Flotation Cell system. The Outotec system was commissioned in March 2011 and contains three rougher OK28 cells, three scavenger OK28 cells, and five cleaner OK3 cells. Flotation concentrate is thickened, filtered and discharged onto a concentrate storage pad. From there it is blended and loaded into shipping containers and trucked off site.

Flotation tails report to a thickener and are then fed to the CIP circuit. In the leach circuit, gold is dissolved and adsorbed onto activated carbon. The gold loaded carbon is sent to the

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elution circuit where it is recovered into a gold rich eluate and pumped to the gold room for electrowinning in a dedicated electrowinning cell. The stripped carbon is regenerated and returned to the leach circuit. The leach circuit tails are thickened to 60% density and pumped to the central discharge tailings storage facility.

SMELTING

Copper concentrate is not treated at the PGM site. It is sold and smelting/refining is the responsibility of the purchaser.

Pregnant solutions from the CIL elution and gravity circuits are electrowon in separate electrowinning cells. The gold is recovered onto steel wool cathodes. The cathodes are cleaned weekly to remove the gold bearing sludge. The sludge is then filtered and dried. For accounting purposes, the dry sludges from the gravity and CIL circuits are smelted individually. Doré bars from the gravity circuit are labelled “PG” while bars from the CIL circuit are labelled “PE”.

CONCENTRATE SPECIFICATIONS

Concentrate is blended by PGM to meet contract specifications. Bismuth is particularly monitored for blending purposes. Concentrate specifications along with a sample of indicative concentrate assays are shown in Table 17-1.

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TABLE 17-1 CONCENTRATE SPECIFICATIONS

New Gold Inc. – Peak Gold Mines

Element	Unit	Contract
Ag	ppm	135.5
Al2O3%		1.52
As	ppm	34.5
Au	ppm	71.02
Ba	ppm	18.5
Bi	ppm	3,650
CaO	%	0.095
Cd	ppm	26
Cl	%	0.02
Co	ppm	106
Cr	ppm	<5
Cu	%	16
F	ppm	280
Fe2O3%		53.9
MgO	%	0.36
MnO	%	0.04
Mo	ppm	47.5
Na2O	%	0.06
Ni	ppm	31.5
P2O5%		0.04
Pb	%	2.715
S	%	30.9
Sb	ppm	28.5
SiO2%		7.93
Sr	ppm	<10
TiO2%		0.04
V	ppm	<10
Zn	%	0.88
Zr	ppm	13.5

The combination of lead and zinc contents will incur penalties if their combined assays are in excess of 2.5%. Bismuth levels in the concentrates are high and incur penalties for levels in excess of 500 ppm.

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CONVEYOR 1
CONVEYOR 2
FEEDERS
SAG MILL
KNELSON CONCENTRATORS
CYCLONE CLUSTER
BALL MILL
ROUGHER COLUMN
FLOTATION CIRCUIT
SCAVENGERS
ROUGHERS
CLEANERS
GEKKO
FURNACE
ELUTION COLUMN
CHESNEY/NEW COBAR
ROM PAD
ELECTROWIN CELL
BULLION
CONCENTRATE THICKENER
DISC FILTER
PRESSURE FILTER
LEACH THICKENER
TAILS THICKENER
ADSORPTION TANKS
LEACH TANKS
Copper CONCENTRATE
SMELTER
TAILS DAM

Figure 17-1

New Gold Inc.

Peak Gold Mines

New South Wales, Australia

Process Flow Sheet

March 2013

Source: New Gold Inc., 2012.

RPA
www.rpacan.com

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18 PROJECT INFRASTRUCTURE

The infrastructure and services required by PGM are typical for a medium sized mine and processing operation.

TAILINGS AND WASTE FACILITIES AND MANAGEMENT

At New Cobar, waste is placed on the surface waste dump or in completed stopes as backfill.

At Peak Mine, the majority of waste mined in development is usually placed into completed stopes as rockfill.

TAILINGS STORAGE DESIGN AND OPERATIONS

PGM operates a central thickened discharge (CTD) tailings storage facility (TSF) to dispose of its tailings material. The current facility has been in operation since mining commenced in 1992, and holds in excess of 10 Mt of tailings material.

Prior to discharge, tailings material passes through a high-rate thickener where flocculant is added to settle solids out of solution. The underflow from the thickener is then pumped to the TSF and sub-aerially discharged from a central spine. The thickened slurry has a solids content of approximately 60% to 62% that is non-segregating resulting in the formation of a conical-shaped stack. This dramatically reduces the amount of water discharged to the TSF, with the limited water being either absorbed into the tailing surface or evaporated. This results in an essentially dry stack, which is significant in Cobar’s semi-arid environment where minimizing water usage remains paramount.

The absence of standing water provides the added benefit of reducing the risks to wildlife and the potential for groundwater contamination through seepage. Other advantages of CTD over a traditional TSF include:

•	minimizing the need for perimeter embankments

•	management and operation of the dam is easier and less costly

•	because the dam is essentially dry, final rehabilitation can commence soon after operations cease

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•	the final landform is more consistent with the surrounding landscape

•	the dam is geotechnically stable.

The TSF used at PGM consists of two main components: the tailings dam and a decant dam situated to the south of the tailings dam. The tailings dam is where the final deposition of tailings material occurs, while the decant dam is designed to collect supernatant and rainfall run-off from the tailings dam.

The design of the TSF enables drainage through the spillway to the decant dam catering for a one in 10,000 year critical duration rainfall event. As the tailings dam is not designed to hold water, the one in 100 year, 72-hour duration event freeboard limits apply to the decant dam only.

Two separate tails lines (from two separate discharge pumps) are used to deliver the tailings material to the TSF. The pipelines are bermed for their entirety and one sump (roughly 2,000 m3 capacity) is located along the berm as emergency containment in the event of a tailings spill. Automated flow meters are equipped at both ends of the pipes to monitor flow rates. In the event of a significant reduction in the flow rate at the end of the line, an alarm sounds, alerting mill operators to perform a visual inspection on the tails line.

The tails decant dam is the storage point for all rainfall and supernatant that collects on the tailings dam. In the event that ponding occurs on the dam, a sample of the water is taken and can be analyzed for weak acid dissociable (WAD) cyanide concentrations by the on-site laboratory. Dye added to the cyanide stock tank will cause water containing cyanide within the dam to appear red or green in colour (depending on soluble copper levels) and the pond will be neutralized or the water dissipated over the tailing surface to increase evaporation and absorption into the tailing surface.

Three groundwater-monitoring bores are located around the TSF. The water depths in these bores are monitored every six months and a sample is taken from each for analyses by a NATA-accredited laboratory. Piezometers within the TSF wall and on the tailings beach are used to determine whether any seepage is occurring at the base of the tailing dam or through the walls.

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PGM concentrator operations personnel carry out a complete inspection of the tailings impoundment system twice per shift. Additional inspections by management and environmental personnel are also conducted.

WATER SUPPLY AND MANAGEMENT

It is essential to maximize water use efficiently in Cobar’s semi-arid environment. Water is supplied to the mine via a pipeline from Cobar, which is initially sourced via a pipeline from Nyngan (130 km to the east) and the Albert Priest channel connecting to the Macquarie River. Approximately 650 ML of raw water was sourced form the Cobar Water Board by PGM in 2012, for use on-site in mining and milling operations.

PGM is represented on the Cobar Water Board and is entitled to a raw water allocation of 1,000 million litres per year. The raw water allocation is net of evaporation, which at over 2.5 m per year can account for losses of up to 50%. PGM adopts a strategy for recycling and reclaiming water to minimize raw water requirement. PGM collects all water pumped from the mines and process water for treatment and re-use.

The contaminated water management scheme is operated on a closed circuit basis with two storage structures; the recycled (process) water dam and the tailings dam. Freeboard requirements are maintained on each dam: 500 mm at the recycled water dam and 700 mm at the tailings facility.

Surface run-off within the plant site is classified as dirty water and enters the recycle water dam. This includes surface run-off around the surface portal and servicing roads.

Mine water from underground is treated in sediment cells, where flocculant is added to depress sediments. Water from the Chesney shaft and associated workings is directed to the recycled water dam. This water is routinely monitored for pH, electrical conductivity (EC), major anions, cations, and metals in addition to oils and greases. Sediment is transferred for storage on the tailings dam. After treatment, the water is considered to be of adequate quality and is transferred to the recycle water dam. De-silting of the recycle water dam has been undertaken previously, but better management of the silts from underground has reduced the necessity for this operation.

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In an attempt to reduce evaporation and therefore conserve water on-site, an evaporation inhibitor is added automatically to the recycled water dam.

Raw water from off site is delivered to the site raw water tanks. Water from the recycle water dam and excess water from the New Cobar dewatering circuit is also fed to the site raw water tanks with the aim of minimizing off-site water requirements. Water for the process plant is drawn partially from the site raw water tanks and partially directly from the recycle water dam. Mine services water for underground dust suppression and surface water requirements for the ROM pad and dust suppression for haulage roads is drawn from the site raw water tanks.

A potable water allocation is provided through Cobar Shire Council. Potable water usage is approximately 9.5 million litres per year.

Peak site water usage is monitored using the CITEC plant control system, which allows real time readings to be collected. Water usage and monitoring of quality at key locations around the site are included in the Annual Environmental Management Report.

SURFACE RUN-OFF AND CONTROL

The locations of the process plant, tailings dam, and water dams were selected to permit the collection and containment of all run-off from the site followed by reclamation and re-use.

Clean run-off from the slopes above the mine site is diverted into drainage culverts around the perimeter of the site. The culverts discharge in the South Stock pond for re-use.

Drainage around the Peak and New Occidental sites is checked by the Environmental Department semi-annually and after each significant rain event to ensure that culverts are free of obstruction and that the drainage system is working effectively. This inspection regime is also in place at New Cobar.

WATER BALANCE

The water balance at PGM operations is shown in Figure 18-2. It does not include water from the New Cobar/Chesney operations.

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POWER SUPPLY

Electricity is drawn from the New South Wales state grid, which supplies 132 kV to the Essential Energy substation adjacent to the mine site. Power is supplied to the PGM operations under an agreement dated December 2004 with Country Energy. Maximum electricity consumption demand is 9 MW and annual consumption is approximately 79 GWh.

Power is provided to a substation adjacent to the Peak Mine, where it is converted to 11 kV for use on site, or transformed on site to lower voltages.

PGM operates two 0.8 MW and one 0.65 MW diesel generating units to provide emergency power, sufficient for emergency mine egress and to clear some of the processing lines.

BUILDINGS

At New Cobar there is office space, washing blocks, change rooms, and workshops. The active area is fenced with security access and a closed-circuit television (CCTV) camera.

The main buildings are located around the Peak Mine. Administration and technical offices are located together with change house facilities, workshops, stores, and plant buildings.

The plant site is ring fenced. A permanently manned security office is located at the main gate. Access to the site is secure and well controlled via an access card operated turnstile system for pedestrians and operator controlled vehicular gates.

COMMUNICATIONS

All normal forms of communications including telephones, satellite, and internet are available at the site. Underground communications are by radio and fixed telephone lines. Fibre optic cables and networks have been commissioned in the mine.

ROADS

Road transportation is via the Barrier Highway, running east to west, and the Kidman Way, running north to south through Cobar. Access to the site is by sealed roads to the national road system. Some internal site roads are unsealed but these are graded and watered for dust suppression as necessary.

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FREIGHT

Some freight arrives to Cobar on the national rail system, however, all equipment and supplies are delivered to site by road. The New South Wales State Rail has a rail system connecting Cobar to Port Waratah in Newcastle. Cobar is a major service centre for mining equipment suppliers due to the three major underground mines in the area.

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19 MARKET STUDIES AND CONTRACTS

MARKETS

Gold, copper, and silver markets are mature global markets with reputable smelters and refiners located throughout the world.

Gold is a principal metal traded at spot price for immediate delivery. The market for gold is trading almost 24 hours per day with a location somewhere in the world that is usually open. Gold trading activity takes place in many markets including New York, London, Zurich, Sydney, Tokyo, Hong Kong, and Dubai. Daily prices are quoted on the New York spot market and can be found on www.kitco.com. The average gold price for 2012 was US$1,669 per troy ounce. Current prices as of January 31, 2013, are US$1,671 per troy ounce. The three-year and five-year rolling average prices through the end of January 2013 are US$1,503 and US$1,274 per troy ounce, respectively. This Technical Report uses a price below the three-year average price for gold of US$1,300 per troy ounce for the economic analysis.

Copper is a principal metal traded on the London Metal Exchange (LME) and has total price transparency. Prices are quoted on the LME for Copper Grade A and can be found at www.lme.com. The average copper price for 2012 was US$3.61 per pound. Current prices as of January 31, 2013, are US$3.65 per pound. The three-year and five-year rolling average prices through the end of January 2013 are US$3.68 and US$3.31 per pound, respectively. This Technical Report uses a price below the three-year average price for copper of US$3.00 per pound for the economic analysis.

Silver is a principal metal traded at spot price for immediate delivery. The market for silver is similar to the market for gold with trading almost 24 hours per day with a location somewhere in the world that is usually open. Daily prices are quoted on the New York spot market and can be found on www.kitco.com. The average silver price for 2012 was US$31.15 per troy ounce. Current prices as of January 31, 2013, are US$31.11 per troy ounce. The three-year and five-year rolling average prices through the end of January 2013 are US$29.18 and US$23.47 per troy ounce, respectively. This Technical Report uses a price below the three-year average price for silver of US$24.00 per troy ounce for the economic analysis.

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In 2012, operations at the Peak Mine produced 89,000 ounces of gold, 12.9 million pounds of copper and 99,000 ounces of silver.

CONTRACTS

CONCENTRATE HANDLING AND TRANSPORT

Concentrate from the concentrate stockpile adjacent to the process plant is loaded by front end loaders into sea containers and then onto road haulage trucks. The trucks are weighed on a weighbridge to determine the mass of concentrate trucked. The trucks travel on public roads to a rail head in Dubbo. The containers are forwarded by rail in approximately 1,000 t lots to Port Botany for export. Most copper concentrate is currently shipped to China.

CONCENTRATE MARKETING

Copper concentrates with enriched grades of gold and silver are currently sold under contract to MRI Trading AG of Switzerland.

The point of sale is Sydney. The contract terms are typical of those used at other operations elsewhere producing copper concentrates. Payable metals are gold, silver, and copper with penalties for lead, zinc, and bismuth.

BULLION HANDLING AND TRANSPORT

Gold doré is transported and refined at the Perth Mint.

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20 ENVIRONMENTAL STUDIES, PERMITTING, AND SOCIAL OR COMMUNITY IMPACT

ENVIRONMENTAL MANAGEMENT AND HERITAGE IMPACT

Descriptions regarding Environmental Management and Heritage Impact are taken from the Annual Environmental Management Report (AEMR) 2010-2011 prepared by PGM and dated August 2011 and the Mining Operations Plan (MOP) prepared by PGM and dated August 16, 2010.

The reports were prepared according to the New South Wales Department of Mineral Resources Guidelines to the Mining, Rehabilitation and Environmental Management Process, 2002 (MREMP). These guidelines were issued by the Department of Mineral Resources, now the Department of Primary Industries.

The reporting mechanism consists of two documents:

•	The Mine Operations Plan (MOP) that provides a projected summary of planned and proposed operations of the mine for the next five to seven years.

•	The AEMR that reports yearly environmental and rehabilitation performance against actions forecast in the MOP.

The AEMR documents details of compliance with Environment Protection Authority (EPA) EPA licence conditions, development consent conditions as well as other statutory environmental requirements that PGM operates under. The AEMR is provided to the following bodies:

•	Department of Primary Industries

•	Department of Lands (Formerly DIPNR)

•	Department of Environment and Climate Change (formerly the EPA)

•	Dams Safety Committee

•	Cobar Shire Council

LICENCES

The environmental and operating licences held by PGM are documented in Section 4, in Table 4-2.

ENVIRONMENTAL CONTROLS

The AEMR documents procedures and monitoring for the following activities and materials:

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•	Water Management

•	Waste Management

•	Recyclable Materials

•	General Waste

•	Sewage Treatment

•	Hydrocarbons

•	Tailings and Tailings Dam

•	Waste Rock

•	Hazardous Material Movement

•	Fuel Containment

•	Noise, Vibration, and Dust

•	Groundwater, Surface Water, Process Water, and Potable Water

•	Flora and Fauna

During the year July 2010 to June 2011, 20 environmental incidents occurred and were reported to the EPA as required by PGM’s licence conditions. Of the 20 incidents, 14 were classified as “Low Consequence”. No high ranking environmental consequence incidents were identified.

An External Environmental Audit of PGM operations was undertaken by Enesar Consulting Pty Ltd in July and August 2006 with a subsequent report issued in February 2007. The report noted a number of significant improvements since the previous audit in 2004, most notably in water recycling, implementation of dust suppression measures and upgrading of the tailings pipelines. Three issues classified as high importance were identified relating to tailings management. Of these issues one has been corrected and measures have been taken to improve practices related to the two other issues (Archaeology and Heritage).

SOCIAL OR COMMUNITY IMPACT

As described in Section 4, PGM is a party to the Native Title Determination Application filed in the Federal Court in Sydney, Australia by the Ngemba, Ngiyampaa, Wangaaypuwan, and Wayliwan Peoples. New Gold reports that “the claim is made over an area that includes PGM’s tenements (including mining leases and exploration licences) and pending renewals of tenements. Typically, such claims are determined without a trial; they are either dismissed for a variety of reasons, or a consent determination is negotiated by the parties to the claim. PGM is a party in the proceedings to protect its interests and to participate in negotiations with respect to any final determination.”

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The principal cultural and natural heritage issues associated with PGM’s operations relate to historical mining activities that have taken place in the area dating back to the 1870s. Preservation, where possible, of this mining heritage is a key concern of the local community. Key items of cultural and natural heritage conservation value that were identified within the general area of PGM’s operations include:

•

Towser’s huts immediately north of the New Cobar Project area – these are remnants of free-standing stone houses interpreted to have been built around the turn of the century by woodcutters collecting timber for the nearby Great Cobar smelter;

•	Chesney No. 1 steel headframe that dates back to the late 1930s (relocated to the Cobar Heritage Park); and

•	Browns and Conquerors shafts and old timber headframes adjacent to the Peak Mine, including the old 10-head stamper battery, remnants of a steam engine and puddling wheel.

Peak Gold Mines has encouraged the preservation of the Towser’s Huts by including these structures within the stock fence surrounding the New Cobar Open cut mining operations. This has prevented feral animals or wildlife from inadvertently damaging the remains of the huts.

PGM has also included the Browns and Conquerors shafts and old timber headframes including the old 10-head stamper battery, remnants of a steam engine and puddling wheel adjacent to the Peak Mine in a historical walk called ‘The Golden Walk’. This walk has been established over a six year period to allow visitors to Cobar to appreciate Cobar’s mining heritage in the context of the nearby modern mining operation. The Golden Walk is promoted through the Cobar Regional Outback Heritage Centre.

CLOSURE PLAN

A report entitled Conceptual Closure Plan was prepared by PGM and dated November 2006. This report was essentially an update of the 2001 Closure Plan developed for PGM by Enesar Pty Ltd (previously NSR Environmental Consultants Pty Ltd). Subsequently, this plan has been reviewed yearly to ensure currency.

As the holder of CMLs 6 to 9, PGM has a responsibility under law for addressing the impacts of historical as well as current mining activities on its leases. Determining the practical extent

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to which past mining impacts need to be remediated before lease relinquishment is ultimately the responsibility of the Department of Primary Industries (DPI).

The potential for government, corporate and community expectations to change before final decommissioning, means that final closure criterion cannot be predicted with certainty. Regular review of the closure strategy, in conjunction with relevant government departments and the local community is therefore an integral part of the closure planning process.

As part of the ongoing process of closure planning review, PGM has sought legal clarification of the company’s obligations for closure and lease relinquishment, for both historical and active mine areas. In particular, advice has been sought on the transfer of liability from PGM to the government upon lease relinquishment, and the implications such a transfer of liability might have on government closure requirements.

Regulatory controls pertaining to the closure of PGM’s operations is the New South Wales Mining Act of 1992, with particular reference to:

•	The protection of flora and fauna, features of Aboriginal and archaeological importance.

•	The rehabilitation of lands damaged by mining by levelling and re-grassing or reforestation.

•	The filling, seal or fencing of excavations, shafts, and tunnels.

•	Schedules of Conditions for the CMLs related to rehabilitation and closure with particular reference to:

•	Topsoil to be set aside for re-topsoiling at a later date.

•	Re-vegetation using indigenous species to a density in keeping with the surrounding area.

•	Leaseholder to fill in or secure any abandoned cuts, workings, or shafts.

•	Temporary access roads to be ripped, topsoiled, and re-vegetated.

•	Machinery and buildings to be removed from site.

Table 20-1 summarizes the anticipated closure costs estimated in July 2012, excluding costs for progressive rehabilitation, retrenchment, and asset sales. PGM has a performance bond in favour of the Minister of Mineral Resources (New South Wales).

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TABLE 20-1 TOTAL CLOSURE COST ESTIMATE - JULY 2012

New Gold Inc. – Peak Gold Mines

Location/Component	Cost $
Peak Gold Mine	4,719,049
Perseverance	131,333
New Cobar	1,329,312
New Occidental Mine Site	961,825
New Occidental Mill	139,123
New Occidental Active	213,792
Great Cobar Mine	262,771
Chesney Mine	429,406
Dewatering Facility	116,580
Gladstone Mine	64,061
Mount Pleasant and Young Australia	54,899
Coronation and Beechworth	78,564
Tailings Storage Facility	10,213,024
Contingency (10% of total)	1,871,374
TOTAL	20,585,113

COMMENTS

As with all closure cost estimates, there are uncertainties involved. Specifically, the greatest uncertainties for closure requirements, and hence cost of closure, of the PGM tenements are:

•	Community and government expectations of closure.

•	The end land use required and the level of closure commitment necessary to ensure public safety, particularly from historic liabilities.

•	Control of acid mine drainage from waste rock and tailings areas.

•	Soil and water contamination.

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21 CAPITAL AND OPERATING COSTS

SUSTAINING CAPITAL COSTS

Capital costs for PGM are based on continued operation and include equipment replacement, mine development costs, and other minor expenditures to maintain operations. The capital cost estimate is presented in Table 21-1.

TABLE 21-1 LOM CAPITAL COSTS

New Gold Inc.– Peak Gold Mines

Description	2013 ($ 000)	2014 ($ 000)	2015 ($ 000)	2016 ($ 000)	2017 ($ 000)	2018-2020 ($ 000)
Sustaining Capital
Peak Capital Development	16,721	14,446	10,588	1,907	—	—
New Cobar Capital Development	5,555	4,799	3,517	633	—	—
Processing Facility	29,923	23.052	22,045	11,022	—	—
Other	—	—	—	—	—	—
Closure Cost	1,140	453	192	150	150	21,314

Total Capital Expenditure	53,339	42,750	36,342	13,712	150	21,314

OPERATING COSTS

The total operating cost for the PGM is $113.38 per tonne milled. Operating costs are broken into three main areas: mining, processing, and G&A.

MINE OPERATING COSTS

Mining costs vary based on the mining method. Mine operating costs are based on the actual costs from 2010 and 2011, and the 2012 LOM budget. The summary of these costs is expressed as cost per tonne of ore mined and is shown in Table 21-2.

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TABLE 21-2 MINE OPERATING COSTS

New Gold Inc. – Peak Gold Mines

	Total Cost ($A 000)				Unit Costs ($/tonne ore mined)
Mining Cost	2010	2011	2012	2013 Budget	2010	2011	2012	2013 Budget
Salaries & Wages	26,631	23,308	33,011	37,114	36.01	29.90	42.02	46.50
Diesel	2,346	1,764	2,830	2,917	3.17	2.26	3.60	3.65
Tires	1,292	1,042	0	0	1.75	1.34	0.00	0.00
Rents & Lease	214	107	0	0	0.29	0.14	0.00	0.00
Explosives	3,069	2,254	3,400	4,081	4.15	2.89	4.33	5.11
Power	3,612	3,024	4,200	4,837	4.88	3.88	5.35	6.06
Materials & parts	14,753	14,315	7,021	11,357	19.95	18.36	8.94	14.23
Contract Services	7,226	4,521	11,973	12,536	9.77	5.80	15.24	15.71
Non Capital Equipment	5,255	4,462	0	0	7.11	5.72	0.00	0.00
Allocations	4,882	4,872	0	0	6.60	6.25	0.00	0.00
Supplies	0	0	13,869	8,806	0.00	0.00	17.65	11.03
Grade Control	0	0	0	3,520	0.00	0.00	0.00	4.41
Other Chemicals	0	0	2,420	0	0.00	0.00	3.08	0.00
Other	1,456	1,260	1,928	1,509	1.97	1.62	2.45	1.89
Allocation to UG Capital	-15,337	-10,561	-18,141	-24,901	-20.74	-13.55	-23.09	-31.20
Total Operating Cost	55,399	50,368	62,511	61,776	74.91	64.61	79.57	77.40

PROCESS OPERATING COSTS

Process operating costs are based on the actual costs from 2010, 2011, 2012, and the 2013 budget. Costs are based on historical operating costs with adjustment for consumables (primarily labour, reagents, and power). The summary of these costs is expressed as cost per tonne of ore milled and is shown in Table 21-3.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 21-2

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TABLE 21-3 PROCESS OPERATING COSTS

New Gold Inc. – Peak Gold Mines

	Total Cost ($A 000)				Unit Costs ($/tonne ore milled)
Processing Cost	2010	2011	2012	2013 Budget	2010	2011	2012 YTD	2013 Budget
Salaries & Wages	5,492	6,448	8,101	4,964	7.08	8.50	10.41	6.02
Diesel	273	161	256	309	0.35	0.21	0.33	0.37
Tires	1	60	0	0	0.00	0.08	0.00	0.00
Cyanide	3,434	3,680	4,709	5,129	4.43	4.85	6.05	6.22
Other Chemicals	0	0	1,569	1,761	0.00	0.00	2.02	2.13
Rents & Lease	107	116	0	0	0.14	0.15	0.00	0.00
Power	3,757	4,175	4,878	6,078	4.85	5.50	6.27	7.37
Materials & Parts	6,225	6,416	2,967	3,132	8.03	8.46	3.81	3.80
Contract Services	1,012	1,582	2,465	778	1.31	2.09	3.17	0.94
Non Capital Equipment	836	979	0	0	1.08	1.29	0.00	0.00
Supplies	0	0	2,489	21	0.00	0.00	3.20	0.03
Other	704	941	632	388	0.91	1.24	0.81	0.47
Total Operating Cost	21,841	24,558	28,066	22,559	28.17	32.38	36.07	27.34

G&A OPERATING COSTS

G&A operating costs are based on the actual costs from 2010, 2011, 2012, and the 2013 budget. These costs only include the site overhead, not the corporate overhead from Perth. The summary of these costs is expressed as cost per tonne of ore milled and is shown in Table 21-4.

TABLE 21-4 SITE G&A OPERATING COSTS

New Gold Inc. – Peak Gold Mines

	Total Cost ($A 000)				Unit Costs ($/tonne ore milled)
G&A Cost	2010	2011	2012	2013 Budget	2010	2011	2012 YTD	2013 Budget
Salaries & Wages	7,138	5,011	6,784	6,046	9.21	6.61	8.72	7.33
Other Chemicals	0	0	90	104	0.00	0.00	0.12	0.13
Tires	0	2	0	0	0.00	0.00	0.00	0.00
Community Corp
Responsibility	0	0	205	201	0.00	0.00	0.26	0.24
Insurance	1,601	1,527	1,421	1,970	2.07	2.01	1.83	2.39
Rents & Lease	327	317	0	0	0.42	0.42	0.00	0.00
Power	22	29	27	44	0.03	0.04	0.03	0.05
Materials & Parts	131	181	353	299	0.17	0.24	0.45	0.36
Contract Services	676	1,563	2,161	2,173	0.87	2.06	2.78	2.63
Non Capital Equipment	52	23	0	0	0.07	0.03	0.00	0.00
Supplies	0	2,865	74	45	0.00	3.78	0.10	0.05
Other	1,331	1,809	4,406	4,950	1.72	2.39	5.66	6.00
Total Operating Cost	11,278	13,327	15,521	15,830	14.55	17.57	19.95	19.19

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 21-3

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22 ECONOMIC ANALYSIS

Under NI 43-101 rules, producing issuers may exclude the information required for Item 22 – Economic Analysis, on properties currently in production, unless the Technical Report includes a material expansion of current production. RPA notes that New Gold is a producing issuer, the PGM is currently in production, and a material expansion is not included in the current Life-of-Mine plans. RPA has performed an economic analysis of PGM using the estimates presented in this report and confirms that the outcome is a positive cash flow that supports the statement of Mineral Reserves.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 22-1

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23 ADJACENT PROPERTIES

PGM controls a large block of ground in and surrounding the Cobar Gold Field comprised of exploration licenses and mining leases. The land position extends over an approximately 70 km strike length of prospective structures and lithologies. Figure 23-1 shows the numerous active and abandoned mines, prospects, and exploration licenses. No adjacent properties have a material effect on the value of the properties held directly by PGM.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 23-1

Current Mineral Titles
PEAK GOLD MINES PTY LIMITED
ACTWAY PTY LIMITED
ALLEGIANCE MINING OPERATIONS P/L
ARK MINES LIMITED
AURICULA MINES PTY LIMITED
AUSMINDEX PTY LIMITED
BIG ISLAND MINING PTY LTD
COBAR CONSOLIDATED RESOURCES LTD
COBAR OPERATIONS PTY LTD
CRYSTAL MINERALS PTY LTD
DRYSDALE RESOURCES PTY LTD
EASTERN IRON LIMITED
GOLDEN CROSS OPERATIONS PTY LTD
GOLDEN REEF ENTERPRISES PTY LTD
GREYSTOKE MINES PTY LTD
HORIZON PACIFIC MINES PTY LTD
IMPERIAL CORPORATION LIMITED
INDEPENDENCE GROUP NL
ISIKIND PTY LIMITED
PLATSEARCH NL
POLYMETALS (MT BOPPY) PTY LTD
RAPTOR MINERALS LIMITED
REVEAL RESOURCES PTY LIMITED
ROBUST OPERATIONS PTY LIMITED
SCORPIO RESOURCES PTY LTD
STANDARD MINES PTY LTD
TRIAKO RESOURCES LIMITED
TRITTON RESOURCES PTY LTD
Current ELAs
ARGENT MINERALS LIMITED
COBAR CONSOLIDATED RESOURCES LTD
EASTERN IRON LIMITED
GOLDEN CROSS OPERATIONS P/L
STANDARD IRON LTD
TECK COMINCO AUSTRALIA P/L
N
Byrock
Cobar
Hermidale
Nyngan
Canbelego
Nymagee
100km radius circle
from Cobar, NSW
0 5 10 15 20 25
Kilometres
March 2013
Source: New Gold Inc., 2012.
Figure 23-1
New Gold Inc.
Peak Gold Mines
New South Wales, Australia
Adjacent Properties
RPA
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23-2

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24 OTHER RELEVANT DATA AND INFORMATION

No additional information or explanation is necessary to make this Technical Report understandable and not misleading.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 24-1

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25 INTERPRETATION AND CONCLUSIONS

Based on the site visit and review of the documentation available, RPA offers the following interpretation and conclusions:

GEOLOGY AND MINERAL RESOURCES

•	RPA has reviewed the methods and procedures utilized by New Gold at PGM and found them reasonable and meeting or exceeding generally accepted industry standards for an operating property.

•

In RPA’s opinion the PGM staff have conducted exploration and development sampling and analysis programs using standard practices that are appropriate for the deposits, providing generally reasonable results. RPA is of the opinion that the resulting data can be used in the subsequent estimation of Mineral Resources and Mineral Reserves.

•	The area and mine geology is well understood and quality exploration targets have been generated.

•

The Measured and Indicated Mineral Resources, inclusive of Mineral Reserves, are estimated at to be 5.9 million tonnes at a grade of 4.66 g/t Au containing 880,000 oz Au. In addition, there are 146 million lb of contained copper and 1.35 million oz of contained silver classified as Measured and Indicated Mineral Resources.

•

Inferred Mineral Resources are estimated to be 1.7 million tonnes at a grade of 2.64 g/t Au containing 144,000 oz Au. In addition, there are 42 million lb of contained copper and 261,000 oz of contained silver classified as Inferred Mineral Resources.

MINING AND MINERAL RESERVES

•	RPA is of the opinion that the technical information and the supporting documents were prepared using standard industry practices and provide reasonable results and conclusions.

•

Recovery and cost estimates are based upon operating data and engineering to support a Mineral Reserve statement. Economic analysis using these estimates generates a positive cash flow, which supports a statement of Mineral Reserves.

•	Proven and Probable Mineral Reserves for the Project have been estimated at 4.23 million tonnes at a grade of 4.85 g/t Au containing 659,000 oz Au.

•	Mining is currently from underground workings from the Peak, Perseverance, Chesney, New Cobar, Jubilee, and New Occidental deposits.

•	The remaining mine life is six years with an average production of 2,800 tpd to the mill.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 25-1

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PROCESSING

•	The processing plant consists of a three stage crushing circuit, two stage milling circuit, gravity circuit, and carbon in leach circuit.

•	Metallurgical processing and the operating parameters at the PGM have been well established and developed over an operating period in excess of twenty years.

ENVIRONMENTAL AND COMMUNITY CONSIDERATIONS

•	PGM is in compliance with the Mining Act, Environmental Protection Act, Rights in Water and Irrigation Act, and Conservation and Land Management Act.

ECONOMICS

•	The material classified as Mineral Reserves is supported by a positive economic analysis.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 25-2

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26 RECOMMENDATIONS

RPA makes the following recommendations:

GEOLOGY AND MINERAL RESOURCES

•	There should be a QP signoff field added to the DrillView software to mark drill holes as complete and suitable for resource estimation.

•	PGM should review and document security procedures of bagged core samples now that they are commercially transported to ALS’s Orange facility.

•	Additional attention must be focused on the quality of standards used in the QA/QC program.

•	PGM should consider carrying out a second pass domaining exercise using classification solids to classify areas where the drilling thins out but continuity is well established.

•	PGM review H&S’ recommendations with respect to improvements to the database and Mineral Resource estimation models.

RPA recommends that exploration continues in the PGM tenements with a phased approach, with subsequent phases being contingent on the results of previous work. The 2013 exploration program can be broken into two areas, Mine Corridor and Regional, and has a budget of $3.8 million (Table 26-1).

The Mine Corridor exploration program includes:

•	Drill Great Cobar to expand mineral resource and support development decision (upgrade Mineral Resource and obtain metallurgical samples).

•	Drill test CSAMT targets on the Great Chesney Fault and Peak-Perseverance shear.

•	Conduct additional CSAMT surveying to develop 2014 drill targets.

The Regional Exploration program includes:

•	Drill test targets along the Rookery Fault corridor – IP zones and/or Stones Tank.

•	Conduct CSAMT surveying along mapped structures to develop 2014 drill targets.

•	Conduct auger soil sampling and gravity surveying on Norma Vale drill targets.

•	Drill Rookery East and Nymagee East.

•	Compile data and field check new exploration licences.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 26-1

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TABLE 26-1 2013 EXPLORATION BUDGET

New Gold Inc. – Peak Gold Mines

Program	Prospect	Budget Cost ($)
Mine Corridor	Great Cobar	1,740,461
	Other	780,098
Regional	Rookery Fault Environs	448,082
	Norma Vale	444,264
	Basement Au	201,939
	Kopyje Au	167,964
Total		3,782,808

MINING AND MINERAL RESERVES

•	The LOM plan is profitable and New Gold should proceed to implement the plan as presented.

•	RPA recommends annual updates of stope reconciliation as part of the reserve estimation procedure to maintain the integrity of the data.

ENVIRONMENTAL AND COMMUNITY CONSIDERATIONS

•	New Gold should continue to monitor key licence components to ensure licence and permit requirements continue to be met.

•	New Gold should obtain an independent legal opinion on the expected effect of the Native Land Claim.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 26-2

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27 REFERENCES

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Australian, Government. Bureau of Meteorology Internet Site. http://www.bom.gov.au/nsw/cobar/climate.shtml

Andrews, E. C., 1913. Report on the Cobar Copper and Gold Field, Part 1. Mineral Resources No. 17, Sydney, New South Wales Dept. of Mines, 207 p.

Bell I., Christison P., Bourke S., Blunt A., Stegman C., Hildebrand M., 2005: New Occidental Feasibility Study, May 2000 – Section 5.

Bell, I., Christison, P., Bourke, S., Blunt, A., Stegman, C., Hildebrand, M., 2000: New Occidental Feasibility Study, May 2000 – Appendix 6.

Berthelsen, R., and Strom, E., January 2008: December 31st 2008 Peak Mineral Resources and Ore Reserves Report. Internal report dated 2nd Feb 2009 (sic).

Berthelsen, R., Taylor, B., and Chadwick, R., 2007: Peak Gold Mines Pty Ltd, New South Wales, 2008 Exploration Programme, Prospects and Plans. Internal report dated December 30, 2007.

Berthelsen, R.R. 2006: The Cobar Goldfield – A Variation Of A Theme. In: Extended Abstracts, Mines and Wines Symposium 2006, SMEDG / NSW DPI-MR

Caldwell, P., 2012: Ore Reserve Estimates for Peak Gold Mines (Dec 2012).

Christison, P., 2000: New Cobar Cyanide Soluble Copper Test Work Phase 1, Peak Gold Mines Pty Ltd, November 2000.

Christison P., 2000: New Cobar Metallurgical Update - Draft, Peak Gold Mines Pty Ltd, November 2000.

Cullinan, V., 2004: New Occidental Metallurgical Characterization for Drill Core Samples, Peak Gold Mines Pty Ltd, March 2004.

Cullinan, V., undated: New Occidental Old Workings Level 14, Peak Gold Mines Pty Ltd, February (Year unspecified).

Cullinan V., 2005: Chesney Metallurgical Characterization Update #2, Peak Gold Mines Pty Ltd, January 2005.

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Cullinan, V., 2005: Update on CPS Testing of Optimet on New Cobar POX Ore, Peak Gold Mines Pty Ltd, February 2005.

Cullinan, V., 2005: Desliming Tests on POX Float Tails, Peak Gold Mines Pty Ltd, May 2005.

Cullinan, V., 2005: POX Processing Options, Peak Gold Mines Pty Ltd, December 2005.

Cullinan, V., 2007: Technical Issues with Leaching POX Gravity Concentrate July to Nov 2006, Peak Gold Mines Pty Ltd, February 2007.

ERA, 1987: Structural Controls of Base Metal and Gold Mineralisation in the Cobar Area, New South Wales, Australia. CRA Exploration internal report by Environmental Resources Analysis Ltd.

Eslake, A., 2003: New Cobar Metallurgical Study Plant Performance Indicator Tests in Thirteen Drill Intercept Samples - Report M06048, Metcon Laboratories, October 2003.

Eslake, A., 2005: Chesney Metallurgical Study Plant Performance Indicator Tests on Seven Drill Intercept Samples - Report M0976, Metcon Laboratories, April 2005.

Eslake, A., 2006: Diagnostic Analysis of POX Float Tails for July 2006 - Report M1284c, Metcon Laboratories, September 2006.

Eslake, A., 2006: Gravity Leach Tests of Three Ore Types (FILL, OXIDE, SULPHIDE) - Report M1245, Metcon Laboratories, September 2006.

Eslake, A., 2007: Diagnostic Analysis of POX Samples for November/December - Report M1379, Metcon Laboratories, January 2007.

Felton, A. E., 1981: Geology of the Canbelego 1:100,000 sheet 8134. Department of Mineral Resources, Geological Survey of New South Wales, 171 p.

Fergusson, C. L., Fanning, C. M., Phillips D., and Ackerman, B. R., 2005: Structure, detrital zircon U-Pb ages and 40Ar/39Ar geochronology of the Early Palaeozoic Girilambone Group, central New South Wales: subduction, contraction and extension associated with the Benambran Orogeny. Australian Journal of Earth Sciences 52, 137–159.

Gilligan, L. B., and Byrnes, J. G., 1994: Cobar 1:250,000 Metallogenic Map SH/55-14; Metallogenic Study and Mineral Deposit Data Sheets. Geological Survey of New South Wales, Sydney.

Glen, R.A., 1987a: Geology of the Wrightville 1:100,000 Sheet 8034, Geological Survey of New South Wales, Department of Mineral Resources.

Glen, R.A., 1987b: Copper and Gold Deposits in Deformed Turbidites at Cobar, Australia: Their Structural Control and Hydrothermal Origin, Economic Geology, 82:124-140.

Glen, RA., 1991: Inverted Transtensional Basin Setting for Gold and Base Metal, Deposits at Cobar, New South Wales, BMR Journal of Geology and Geophysics, 120:13-24

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Glen, R.A., 1992: Thrust, extensional and strike-slip tectonics in an evolving Palaeozoic orogen – a structural synthesis of the Lachlan Orogen of southeastern Australia. Tectonophysics, 214: 341-380.

Glen, R.A., 1995: Thrusts and Thrust-Associated Mineralisation in the Lachlan Orogen, Economic Geology, 90: 1402-1429.

Glen, R.A., 2005: The Tasmanides of eastern Australia. In Vaughan, A.P.M., Leat, P.T. & Pankhurst, R.J. (editors): Terrane Processes at the Margins of Gondwana. Geological Society, London, Special Publication 246: 23-96.

Glen, R.A., Clare, A., and Spencer, R., 1996: Extrapolating the Cobar Basin model to the regional scale: Devonian basin-formation and inversion in western New South Wales. In: Cook, W.G., Ford, A.J.H., McDermott, J.J., Standish, P.M., Stegman, C.L., and Stegman, T.M. (editors): The Cobar mineral field: A 1996 perspective: Australian Institute of Mining and Metallurgy, 43-83 p.

Glen, R.A., Drummond, B.J., Goleby, B.R., Palmer, D., and Wake-Dyster, K.D., 1994: Structure of the Cobar Basin, New South Wales, based on seismic reflection profiling. Australian Journal of Earth Sciences, 41: 341-352.

Glen, R. A., and Walshe, J. L., 1999: Cross-structures in the Lachlan Orogen: the Lachlan Transverse Zone example. Australian Journal of Earth Sciences, 46: 641-658

Hinman, M.C., 1992: The structural and geochemical genesis of the Peak base and precious metal deposit, Cobar, New South Wales, Australia, Unpublished PhD thesis, James Cook University of North Queensland, Townsville.

Hinman, M.C., and Scott, A.K., 1990: The Peak Gold Deposit, Cobar, In Geology Of The Mineral Deposits Of Australia And Papua New Guinea (Ed. F.E. Hughes), pp1343-1351 (The Australasian Institute of Mining and Metallurgy: Melbourne).

Van Der Heyden, A., 2013: Resource Review – Peak Gold Mines – November/December, H&S Consultants, January 2013

Jiang, Z., Secombe, P. K., Andrew, A. S., Todd, A. S., and Luo, Z., 1995: Oxygen and hydrogen isotope study at the Peak mine, Cobar, NSW. Centre for Isotope Studies Report 1993 – 1994, CSIRO, Sydney, Australia, pp. 71– 5.

Micon, 2003: Technical Report on Mining and Processing Assets of Peak Gold Mines, in New South Wales, Australia and Minera Alumbrera Ltd., in Argentina. NI 43-101 Technical Report.

Mitchell, D., 2005: CPS Flotation Testing of Peak POX Ore – Report P0084, Optimet Laboratories, March 2005.

Munro, S. and Berthelsen, R.R. 2004: The Perseverance Gold Deposit – The Next Step At Peak, In: Spry, A. and Burt, K., eds. PACRIM 2004, Adelaide, 2004. Melbourne: The Australasian Institute of Mining and Metallurgy, pp. 339-344

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Mulholland C. St. J., and Rayner, E. O., 1961: The gold-copper deposits of Cobar, New South Wales: Central section (Great Cobar to New Occidental). New South Wales Department of Mines Technical Report 6 for 1958, pp. 28–48.

Peak Gold Mines Pty Ltd, 2007. Core Handling and Mark-up, Training and Accreditation Manual. Peak Gold Mines Pty Ltd Internal Training Manual.

Peak Gold Mines Pty Ltd, 2009: Technical Report on Peak Gold Mines, New South Wales, Australia.

Peak Gold Mines Pty Ltd, 2011: Core Yard Manual, Internal technical report.

Peak Gold Mines Pty Ltd, 2011: Report on QA/QC Procedures and Results 2009 to 2011, Internal Technical Report.

Peak Gold Mines Pty Ltd, 2012: 2012 Chesney Resource Report. Internal Technical Report.

Peak Gold Mines Pty Ltd, 2012: 2012 New Cobar Resource Report. Internal Technical Report.

Peak Gold Mines Pty Ltd, 2012: 2012 New Occidental Resource Report. Internal Technical Report.

Peak Gold Mines Pty Ltd, 2012: 2012 Peak Resource Report. Internal Technical Report.

Peak Gold Mines Pty Ltd, 2012: 2012 Perseverance Resource Report. Internal Technical Report.

Perkins, C., Hinman, M.C., and Walshe, J.L., 1994: Timing of Mineralisation and Deformation, Peak Au mine, Cobar, New South Wales, Australian Journal of Earth Sciences. 41:509-522.

Phillips, K. G., 1987: Current concepts and ideas concerning the genesis of “Cobar” style deposits – a literature review. MSc Thesis, James Cook University (unpublished).

Pogson, D. J., and Hilyard, D., 1981: Results of isotopic age dating related to Geological Survey of New South Wales investigations. New South Wales Department of Mineral Resources Record, 20:251-273.

Purvis, A.C., and Pontifex, I.R., 1998: Mineralogical Report No. 7569. Chesney drill core petrology (unpublished).

Pontifex, I. R., 1993: Pontifex and Associates Mineralogical Report No. 6461, Internal report to Peak Gold Mines Pty Ltd (unpub).

Powell, C., 2012: Resource Estimate for the Chesney Deposit Cobar NSW. Resource Estimate for the New Cobar Deposit Cobar NSW. Resource Estimate for the New Occidental Deposit, Cobar NSW. Resource Estimate for the Perseverance Deposit -Zone A, Zone D, Hulk and Hercules, Cobar NSW (Dec 2012).

Radke, F., 2005: Location of Gold in the June 2005 POX Leach Tail Composite – Report N1455PO05, Amdel Ltd., June 2005.

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Radke, F., 2006: Mineralogy of Peak Gold Mill Products – Report N1778PO06, Amdel Ltd., February 2006.

Ratcliff, S., 2003: Perseverance Metallurgical Characterization, August 2003.

Ravenscroft, P., 1999: Peak Gold Mines Pty Ltd, Review of Resource Estimation Practices. Rio Tinto Technical Services Report No. 1235. PGM Report No. PGM1012.

Rayner, S., 2004: Evaluation of Chesney Ore Samples SUL 1 to SUL 3 and TRAN 1 to TRAN 2 - Report M0839, Metcon Laboratories, August 2004.

Reynolds, I. M., Dr, 1999: New Occidental Deposit Mineralogical Characterization of Four Testwork Head Samples and Cyanide Leach Residues, Rio Tinto Research Technology Development, November 1999.

Reynolds, I. M., Dr, 1999: Mineralogy and Ore Petrography of a Second Suite of Samples from the Perseverance Gold Deposit, Rio Tinto Research Technology Development, September 2000.

Sherman M., 2005: Proposed POX Flow Sheet and Lab Test Work Programme, Peak Gold Mines Pty Ltd, August 2005.

SRK Consulting (Canada) Inc, 2012: Structural Geology Analysis of the Peak Gold Mines District, New South Wales, Australia. Internal Report to New Gold Inc.

Stegman, C.L., 1998: It’s All a Matter of Competency - Exploring the Cobar Field, NSW. Australian Institute of Geoscientists, Bulletin 23, 75-82.

Stegman, C.L., and Pocock, J.A., 1996: The Cobar Gold Field - A Geological Perspective, in The Cobar Mineral Field – a 1996 Perspective (Ed Cook et al.) pp. 229-264 (Australasian Institute of Mining and Metallurgy: Melbourne)

Stegman, C.L., 1999: Review of the Peak Mine Reserve Cut-Off Grade - April 1999, PGM Report No. 1023, Peak Gold Mines Pty Ltd Internal Report.

Stegman, C., 2000: Peak Gold Mines Pty Ltd Resource/Reserve Statement 31/12/2000, Peak Gold Mines Pty Ltd Internal Report.

Stegman, C., et al., 2001: Peak Gold Mines Pty Ltd Resource/Reserve Statement Commentary and Deposit Descriptions 31/12/2001, Peak Gold Mines Pty Ltd Internal Report.

Sullivan, C. J., 1947: The geology of the Cobar Mineral Field and its bearing on prospecting. Dept. of Supply and Shipping, BMR. Geology and Geophysics Report No. 1947/74 (unpublished).

Taylor, B., 2011: The Perseverance Gold Copper Deposit – A New Peak Mines Challenge. Eight International Mining Geology Conference / Queenstown, New Zealand, 22-24 August, 2011.

Triffett, B., 2000: New Occidental Upgrade Testwork, Rio Tinto Research & Technology Development, February 2000.

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Thomson, B. P., 1950: Cobar Exploration 1947 – 49. Unpublished Report PGM0952.

Van de Heyden, A., 2003: Resource Estimate for the Chesney Deposit, Cobar, NSW. Hellman & Schofield Pty. Ltd Unpublished technical report.

Van der Wielen, S and Korsch, R. editors (2007): 3D Architecture and Predictive Mineral System Analysis of the Central Lachlan Subprovince and Cobar Basin, New South Wales: Final Report for the Pmd*CRC T11 Project. Volume 11 of Final report (Predictive Mineral Discovery Cooperative Research Centre).

Walker R., 1997: New Cobar Mineralogical Characterization, CRA ATD, February 1997.

Walshe, J.L., Heithersay, P.S., and Morrison, G.W., 1995: Toward an Understanding of the Metallogeny of the Tasman Fold Belt System. Economic Geology. 90: 1382-1401.

Wilson, D., 2007: Peak Gold Mines Annual Environmental Management Report Unpublished technical report.

Zarantonello, A., 1999: New Occidental Development PPI and Associated Testwork, Rio Tinto Research & Technology Development, August 1999.

Zarantonello, A., 1999: Metallurgical Mapping of the New Occidental Ore Body, Rio Tinto Research & Technology Development, August 1999.

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28 DATE AND SIGNATURE PAGE

This report titled “Technical Report on the Peak Gold Mines, New South Wales, Australia” and dated March 25, 2013, was prepared and signed by the following authors:

(Signed & Sealed) “Ian T. Blakley”
Dated at Toronto, ON
March 25, 2013	Ian T. Blakley, P.Geo.
Principal Geologist

(Signed & Sealed) “Richard J. Lambert”
Dated at Toronto, ON
March 25, 2013	Richard J. Lambert, P.Eng.
Principal Mining Engineer

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 28-1

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29 CERTIFICATE OF QUALIFIED PERSON

IAN T. BLAKLEY

I, Ian T. Blakley, P.Geo., as an author of this report entitled “Technical Report on the Peak Gold Mines, New South Wales, Australia” prepared for New Gold Inc. and dated March 25, 2013, do hereby certify that:

1.	I am a Principal Geologist with RPA (UK) of One Fetter Lane, Suite 413, London, United Kingdom EC4A 1BR.

2.	I am a graduate of the University of Waterloo, Waterloo, Ontario, Canada, in 1984 with a Bachelor of Science degree in Honours Co-operative Applied Earth Sciences/Geology Option.

3.	I am registered as a Professional Geoscientist in the Province of Ontario (Reg. #1446).I have worked as a Geologist for a total of 28 years since my graduation. My relevant experience for the purpose of the Technical Report is:

•	Review and report as a consultant on numerous exploration and mining projects around the world for due diligence and regulatory requirements.

•	Vice-President – Exploration with a Canadian private company exploring and developing world-class gold assets in northeastern Kazakhstan.

•	Chief Geologist with a major Canadian mining company responsible for the management of geological exploration, resource definition, and production.

•

Senior Mines Exploration Geologist for new capital underground mining projects including exploration and definition drilling, resource definition, infrastructure positioning, production and reconciliation.

•	Exploration Geologist responsible for mapping, geophysics, sampling and drilling programs at gold and base metal properties in Canada.

4.	I have read the definition of “qualified person” set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

5.	I visited the Peak Gold Mines site on November 26 to 28, 2012, and previously on April 15 to 18, 2008.

6.	I am responsible for Sections 2 to 12, 14, and 23 and parts of Sections 1, 25, 26, and 27 of the Technical Report.

7.	I am independent of the Issuer applying the test set out in Section 1.5 of NI 43-101.

8.	I visited the Peak Gold Mines site and prepared a Technical Report in 2008.

9.	I have read NI 43-101, and the Technical Report has been prepared in compliance with NI 43-101 and Form 43-101F1.

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10.	At the effective date of the Technical Report, to the best of my knowledge, information, and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this 25th of March, 2013

(Signed & Sealed) “Ian T. Blakley”

Ian T. Blakley, P. Geo.

New Gold Inc. – Peak Gold Mines, Project 1973 Technical Report NI 43-101 – March 25, 2013	Page 29-2

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RICHARD J. LAMBERT

I, Richard J. Lambert, P.E., as an author of this report entitled “Technical Report on the Peak Gold Mines, New South Wales, Australia” prepared for New Gold Inc. and dated March 25, 2013, do hereby certify that:

1.	I am Principal Mining Engineer with RPA (USA) Ltd. of Suite 505, 143 Union Boulevard, Lakewood, Colorado, USA 80228.

2.	I am a graduate of Mackay School of Mines, University of Nevada, Reno, U.S.A., with a Bachelors of Science degree in Mining Engineering in 1980, and Boise State University, with a Masters of Business Administration degree in 1995.

3.	I am a Registered Professional Engineer in the state of Wyoming (#4857), the state of Idaho (#6069), and the state of Montana (#11475). I have been a member of the Society for Mining, Metallurgy, and Exploration (SME) since 1975, and a Registered Member (#1825610) since May 2006. I am registered as a Professional Engineer in the province of Ontario (Reg. #100139998). I have worked as a mining engineer for a total of 32 years since my graduation. My relevant experience for the purpose of the Technical Report is:

•	Review and report as a consultant on numerous mining projects for due diligence and regulatory requirements

•

Mine engineering, mine management, mine operations and mine financial analyses, involving copper, gold, silver, nickel, cobalt, uranium, oil shale, phosphates, coal and base metals located in the United States, Canada, Zambia, Madagascar, Turkey, Bolivia, Chile, Brazil, Serbia, Australia, Russia and Venezuela.

4.	I have read the definition of “qualified person” set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

5.	I visited the Peak Gold Mines site on November 26 to 28, 2012.

6.	I am responsible for Sections 13, 15 to 22, and parts of Sections 1, 25, 26, and 27 of the Technical Report.

7.	I am independent of the Issuer applying the test set out in Section 1.5 of NI 43-101.

8.	I have had no prior involvement with the property that is the subject of the Technical Report.

9.	I have read NI 43-101, and the Technical Report has been prepared in compliance with NI 43-101 and Form 43-101F1.

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10.	At the effective date of the Technical Report, to the best of my knowledge, information, and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this 25th of March, 2013

(Signed & Sealed) “Richard J. Lambert”

Richard J. Lambert, P.E.

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